                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                                 POLYCOM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials:
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount previously paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement no.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                                               November 17, 1997

Dear Stockholder:

    I am pleased to forward the enclosed Proxy Statement for the special meeting (the "POLYCOM MEETING") of Stockholders of Polycom, Inc. ("POLYCOM") to be held December 10, 1997 at 10:00 a.m. local time, at Polycom's offices located at 2584 Junction Avenue, San Jose, California. The purpose of the Polycom Meeting is to consider and vote upon the combination of ViaVideo Communications, Inc. ("VIAVIDEO") with Polycom through the merger (the "MERGER") of Venice Acquisition Corporation ("MERGER SUB"), a wholly-owned subsidiary of Polycom, with and into ViaVideo.

    The Merger is subject to the terms and conditions of an Agreement and Plan of Reorganization, dated as of June 11, 1997, as amended September 29, 1997 (the "REORGANIZATION AGREEMENT"), by and among Polycom, Merger Sub and ViaVideo. In the Merger, Merger Sub will be merged with and into ViaVideo; ViaVideo will be the surviving corporation and will thus become a wholly-owned subsidiary of Polycom. Immediately prior to the Merger, each outstanding share of ViaVideo Preferred Stock shall be converted into one share of ViaVideo Common Stock (together, the "VIAVIDEO COMMON STOCK") and pursuant to the Merger, each outstanding share of ViaVideo Common Stock will be converted, without any action on the part of the holder thereof, into the right to receive 1.183684 (the "EXCHANGE RATIO") shares of newly-issued Common Stock of Polycom ("POLYCOM COMMON STOCK"). Notwithstanding the foregoing, if the total value of Polycom's Common Stock to be issued (assuming the total amount of shares outstanding and reserved under the ViaVideo 1996 Stock Option/Stock Issuance Plan are exercised for ViaVideo Common Stock) in the Merger, based on the average of the closing prices of Polycom's Common Stock as quoted on the National Market System of the Nasdaq Stock Market for the ten (10) trading days immediately preceding (and including) the second trading day prior to the effective time of the Merger (the "TOTAL VALUE") exceeds $90,000,000, the Exchange Ratio shall be reduced such that the Total Value shall be $90,000,000. In addition, Polycom will assume ViaVideo's obligations with respect to outstanding options to purchase ViaVideo's Common Stock and such options will be converted into options to purchase Polycom Common Stock. The shares of Polycom Common Stock held by Polycom stockholders prior to the Merger will remain unchanged by the Merger. Based on the capitalization of ViaVideo and Polycom as of the date of the Reorganization Agreement and based on the closing price of Polycom Common Stock on October 28, 1997 ($5.75), it is expected that, as a result of the Merger, Polycom will increase its fully-diluted shares outstanding by approximately 9.76 million shares, which will represent approximately 34% of Polycom's outstanding Common Stock following the Merger. These numbers do not reflect the possible exercise of a right of first offer held by one of Polycom's securityholders, which, if exercised within 45 days of the effective time of the Merger, would give that securityholder the right to acquire approximately 950,000 shares of Polycom Common Stock at $7.50 per share.

    The accompanying Proxy Statement provides a detailed description of the Reorganization Agreement, certain business and financial information of Polycom and ViaVideo and other important information, which you are urged to read carefully. Copies of the Reorganization Agreement and the form of Certificate of Merger are attached to the Proxy Statement as APPENDIX A.

    THE POLYCOM BOARD OF DIRECTORS (THE "POLYCOM BOARD") HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE REORGANIZATION AGREEMENT AND THE PROPOSED MERGER. THE DISINTERESTED MEMBERS OF THE POLYCOM BOARD UNANIMOUSLY BELIEVE THE TERMS AND CONDITIONS OF THE REORGANIZATION AGREEMENT AND THE PROPOSED MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE POLYCOM STOCKHOLDERS. THE DISINTERESTED MEMBERS OF THE POLYCOM BOARD HAVE UNANIMOUSLY APPROVED THE TERMS AND CONDITIONS OF THE REORGANIZATION AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMEND THAT THE POLYCOM STOCKHOLDERS VOTE "FOR" APPROVAL OF THE REORGANIZATION AGREEMENT AND CONSUMMATION OF THE MERGER.

    The Polycom Board has received a written opinion dated as of June 11, 1997 (the "MONTGOMERY OPINION") from Montgomery Securities, that as of such date, and based upon and subject to the factors and assumptions set forth in such written opinion, the consideration to be paid by Polycom to the holders of ViaVideo Common Stock pursuant to the Reorganization Agreement is fair to Polycom, from a financial point of view. A copy of the opinion is attached to the Proxy Statement as APPENDIX B. Polycom stockholders are urged to read the Montgomery Opinion in its entirety.

    The Reorganization Agreement and the consummation of the Merger must be approved by the holders of Polycom Common Stock representing a majority of the outstanding shares of Polycom Common Stock entitled to vote. Your vote on this matter is very important. We urge you to review carefully the enclosed material and to return your proxy promptly.

    WHETHER OR NOT YOU PLAN TO ATTEND THE POLYCOM MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

    On behalf of the Polycom Board, I thank you for your support and urge you to vote FOR approval of the Reorganization Agreement and the consummation of the Merger.

                                          Sincerely,

                                                         [SIG]

                                          Brian L. Hinman
                                          CHAIRMAN OF THE BOARD AND CHIEF
                                          EXECUTIVE OFFICER

                                 POLYCOM, INC.
                              2584 JUNCTION AVENUE
                               SAN JOSE, CA 95134

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 10, 1997
                             ---------------------

TO THE STOCKHOLDERS OF POLYCOM, INC.

    NOTICE IS HEREBY GIVEN that a special meeting (the "POLYCOM MEETING") of Stockholders of Polycom, Inc., a Delaware corporation ("POLYCOM"), will be held at 10:00 a.m., local time, on December 10, 1997 at Polycom's offices located at 2584 Junction Avenue, San Jose, California for the following purposes:

    1. To consider and vote upon a proposal to approve (a) the Agreement and Plan of Reorganization, dated as of June 11, 1997, as amended September 29, 1997 (the "REORGANIZATION AGREEMENT"), by and among Polycom, Venice Acquisition Corporation, a Delaware corporation and a newly formed, wholly-owned subsidiary of Polycom ("MERGER SUB"), and ViaVideo Communications, Inc. ("VIAVIDEO"), and
(b) the merger of Merger Sub with and into ViaVideo (the "MERGER") whereby, among other things, ViaVideo will survive the Merger and become a wholly-owned subsidiary of Polycom. Immediately prior to the Merger, each outstanding share of ViaVideo Preferred Stock shall be converted into one share of ViaVideo Common Stock (together, the "VIAVIDEO COMMON STOCK") and pursuant to the Merger, each outstanding share of ViaVideo Common Stock will be converted, without any action on the part of the holder thereof, into the right to receive 1.183684 (the "EXCHANGE RATIO") shares of newly-issued Common Stock of Polycom ("POLYCOM COMMON STOCK"), and each outstanding option to purchase a share of ViaVideo Common Stock will be assumed by Polycom and converted into an option to purchase that number of whole shares of Polycom Common Stock equal to the product of the number of shares of ViaVideo Common Stock that were issuable upon exercise of such option immediately prior to the effective time of the Merger multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Polycom Common Stock, with the exercise price adjusted accordingly. Notwithstanding the foregoing, if the total value of Polycom's Common Stock to be issued (assuming the total amount of shares outstanding and reserved under the ViaVideo 1996 Stock Option/Stock Issuance Plan are to be exercised for ViaVideo Common Stock) in the Merger based on the average of the closing prices of Polycom's Common Stock as quoted on the National Market System of the Nasdaq Stock Market for the ten (10) trading days immediately preceding (and including) the second trading day prior to the effective time of the Merger (the "TOTAL VALUE") exceeds $90,000,000, the Exchange Ratio shall be reduced such that the Total Value shall be $90,000,000.

    2. To transact such other business as may properly come before the Polycom Meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement, a copy of which is attached hereto and made a part hereof and which you are urged to read carefully.

    The Board of Directors has fixed the close of business on October 28, 1997 as the record date for determining stockholders entitled to notice of and to vote at the Polycom Meeting and any adjournment or postponement thereof. Approval of the Reorganization Agreement and the Merger will require the affirmative vote of the holders of Polycom Common Stock representing a majority of the outstanding shares of Polycom Common Stock entitled to vote.

    TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE POLYCOM MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE POLYCOM MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME

BEFORE IT HAS BEEN VOTED AT THE POLYCOM MEETING. ANY STOCKHOLDER ATTENDING THE POLYCOM MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                     [SIG]
                                     Brian L. Hinman
                                     CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
                                     OFFICER

San Jose, California
November 17, 1997

                                 POLYCOM, INC.
                                PROXY STATEMENT
                             ---------------------

    This Proxy Statement is being furnished to the stockholders of Polycom, Inc., a Delaware corporation ("POLYCOM"), in connection with the solicitation of proxies by the Polycom Board of Directors (the "POLYCOM BOARD") for use at the special meeting of Polycom stockholders (the "POLYCOM MEETING") to be held at 10:00 a.m., local time, on December 10, 1997, at Polycom's offices located at 2584 Junction Avenue, San Jose, California, and at any adjournments or postponements of the Polycom Meeting.

    This Proxy Statement relates to the issuance of shares of Common Stock of Polycom, $.0005 par value per share ("POLYCOM COMMON STOCK"), pursuant to the merger (the "MERGER") of Venice Acquisition Corporation, a Delaware corporation and a newly formed, wholly-owned subsidiary of Polycom ("MERGER SUB"), with and into ViaVideo Communications, Inc., a Delaware corporation ("VIAVIDEO"), under the terms of the Agreement and Plan of Reorganization, dated as of June 11, 1997, as amended September 29, 1997 (the "REORGANIZATION AGREEMENT"), by and among Polycom, Merger Sub and ViaVideo. A copy of the Reorganization Agreement is attached hereto as APPENDIX A. As a result of the Merger, ViaVideo will become a wholly-owned subsidiary of Polycom.

    Immediately prior to the Merger, each outstanding share of Preferred Stock of ViaVideo, $.001 par value per share (the "VIAVIDEO PREFERRED STOCK"), shall be converted into one share of Common Stock of ViaVideo, $.001 par value per share (the "VIAVIDEO COMMON STOCK"). Upon the effectiveness of the Merger, (a) each outstanding share of Common Stock of ViaVideo, will be converted into the right to receive 1.183684 (the "EXCHANGE RATIO") shares of newly-issued Polycom Common Stock, and (b) each outstanding option to purchase a share of ViaVideo Common Stock ("VIAVIDEO OPTION") will be assumed by Polycom and converted into an option to purchase that number of whole shares of Polycom Common Stock equal to the product of the number of shares of ViaVideo Common Stock that were issuable upon exercise of such option immediately prior to the effective time of the Merger multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Polycom Common Stock, with the exercise price adjusted accordingly. Notwithstanding the foregoing, if the total value of Polycom's Common Stock to be issued (assuming the total amount of shares outstanding and reserved under the ViaVideo 1996 Stock Option/Stock Issuance Plan (the "VIAVIDEO OPTION PLAN") are to be exercised for ViaVideo Common Stock) in the Merger (the "TOTAL VALUE"), based on the average of the closing prices of Polycom's Common Stock as quoted on the National Market System of the Nasdaq Stock Market (the "NASDAQ NATIONAL MARKET") for the ten (10) trading days immediately preceding (and including) the second trading day prior to the Effective Time (the "CLOSING PRICE") exceeds $90,000,000, the Exchange Ratio shall be reduced such that the Total Value shall be $90,000,000. The Total Value would equal $90,000,000 if the Closing Price were $9.00 per share. If the Closing Price is less than $3.00 per share, as adjusted for any stock splits, stock dividends or recapitalizations, ViaVideo shall not be obligated to consummate the Merger. An aggregate of approximately 8,413,979 million shares of Polycom Common Stock (based on 7,108,298 shares of ViaVideo Common Stock outstanding as of October 28, 1997 and on the closing price of Polycom Common Stock as of October 28, 1997 ($5.75) will be issued by Polycom in the Merger and options to purchase an aggregate of approximately 1,342,356 additional shares of Polycom Common Stock (based on 1,134,050 shares of ViaVideo Common Stock subject to outstanding ViaVideo Options as of October 28, 1997 and on the Exchange Ratio) will be assumed by Polycom in the Merger. The number of shares of Polycom Common Stock to be issued in the Merger, assuming a Closing Price of between $3.00 per share and $9.00 per share (based on 8,448,198 shares of ViaVideo Common Stock outstanding assuming the exercise of the shares available for grant and shares outstanding under the ViaVideo Option Plan as of October 28, 1997) will be 9,999,997. Since the market price of Polycom Common Stock is subject to fluctuation, the Polycom stockholders will not know the actual value of the Merger consideration at the time of the Polycom Meeting. These numbers do not reflect the possible exercise of a right of first offer held by one of Polycom's securityholders, which, if exercised within 45 days of the effective time of the Merger, would give that securityholder the right to acquire approximately 950,000 shares of Polycom Common Stock at $7.50 per share.

    On October 28, 1997, the closing sales prices on the Nasdaq National Market of Polycom Common Stock was $5.75.

    This Proxy Statement and the accompanying forms of proxy are first being mailed to stockholders of Polycom on or about November 17, 1997.

THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT. THE PROPOSED
     MERGER IS A COMPLEX TRANSACTION. POLYCOM STOCKHOLDERS ARE STRONGLY
        URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT IN
              ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO
                   UNDER "RISK FACTORS" STARTING ON PAGE 15.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

             THE DATE OF THIS PROXY STATEMENT IS NOVEMBER 17, 1997.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................          1
TRADEMARKS.................................................................................................          2
FORWARD-LOOKING STATEMENTS.................................................................................          2
SUMMARY....................................................................................................          3
  The Companies............................................................................................          3
  The Merger; Conversion of Securities.....................................................................          4
  The Polycom Meeting......................................................................................          5
  Fairness Opinion of Financial Advisor....................................................................          7
  Recommendation of Polycom's Board of Directors...........................................................          7
  The Reorganization Agreement.............................................................................          7
  Related Agreements.......................................................................................         10
  Interests of Certain Persons in the Merger...............................................................         11
  Risk Factors.............................................................................................         11
  Certain Federal Income Tax Considerations................................................................         11
  Accounting Treatment.....................................................................................         11
  Stockholder Rights.......................................................................................         12
  Market Price and Dividend Information....................................................................         12
  Comparative Per Share Data...............................................................................         13
RISK FACTORS...............................................................................................         15
  Risks Relating to the Merger.............................................................................         15
  Risks Relating to Polycom................................................................................         18
  Risks Relating to ViaVideo...............................................................................         24
THE POLYCOM MEETING........................................................................................         28
  Date, Time and Place of the Polycom Meeting..............................................................         28
  Matters to Be Considered at the Polycom Meeting..........................................................         28
  Record Date and Shares Entitled to Vote..................................................................         28
  Voting of Proxies........................................................................................         28
  Vote Required............................................................................................         28
  Quorum; Abstentions and Broker Non-Votes.................................................................         29
  Solicitation of Proxies and Expenses.....................................................................         29
  Board Recommendation.....................................................................................         29
THE MERGER AND RELATED TRANSACTIONS........................................................................         30
  General..................................................................................................         30
  Conversion of Shares.....................................................................................         30
  Conversion of Options....................................................................................         30
  Background of the Merger.................................................................................         31
  Reasons for the Merger...................................................................................         33
  Operations Following the Merger..........................................................................         34
  Fairness Opinion of Financial Advisor....................................................................         34
  The Reorganization Agreement.............................................................................         38
  Related Agreements.......................................................................................         46
  Federal Securities Law Consequences......................................................................         48
  Regulatory Matters.......................................................................................         48
  Certain Federal Income Tax Considerations................................................................         48
  Accounting Treatment.....................................................................................         50
  Appraisal Rights.........................................................................................         50
  Interests of Certain Persons in the Merger...............................................................         51
BUSINESS OF POLYCOM........................................................................................         52
  Business.................................................................................................         52

                                                                                                               PAGE
                                                                                                             ---------
  Products.................................................................................................         53
  Technology...............................................................................................         56
  Sales and Distribution...................................................................................         58
  Customer Service and Support.............................................................................         59
  Research and Development.................................................................................         60
  Competition..............................................................................................         61
  Manufacturing............................................................................................         62
  Intellectual Property and Other Proprietary Rights.......................................................         63
  Employees................................................................................................         64
  Properties...............................................................................................         64
  Legal Proceedings........................................................................................         64
PRINCIPAL STOCKHOLDERS OF POLYCOM..........................................................................         65
BUSINESS OF VIAVIDEO.......................................................................................         68
  Business.................................................................................................         68
  Industry Background......................................................................................         68
  ViaVideo's Strategy......................................................................................         69
  Technology...............................................................................................         70
  Patents and Trademarks...................................................................................         71
  Products.................................................................................................         71
  Research and Development.................................................................................         72
  Sales and Marketing......................................................................................         72
  Manufacturing............................................................................................         73
  Competition..............................................................................................         73
  Employees................................................................................................         74
  Properties...............................................................................................         74
  Legal Proceedings........................................................................................         74
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS...................................         75
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF POLYCOM.................................................         80
POLYCOM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............         81
  Overview.................................................................................................         81
  Quarterly Results of Operations..........................................................................         83
  Quarterly Liquidity and Capital Resources................................................................         90
  Results of Operations for the Three Years Ended December 31, 1996........................................         91
  Liquidity and Capital Resources for the Three Years Ended December 31, 1996..............................         94
  Recent Accounting Pronouncements.........................................................................         95
SELECTED HISTORICAL FINANCIAL DATA OF VIAVIDEO.............................................................         96
VIAVIDEO'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........         97
  Overview.................................................................................................         97
  Results of Operations....................................................................................         97
  Liquidity and Capital Resources..........................................................................         98
  Inflation................................................................................................         98
  New Accounting Standards.................................................................................         98
STOCKHOLDER PROPOSALS......................................................................................         99
EXPERTS....................................................................................................         99
LEGAL MATTERS..............................................................................................         99
INDEX TO FINANCIAL STATEMENTS..............................................................................        F-1
APPENDICES
  A--Agreement and Plan of Reorganization, as amended, and Certificate of Merger...........................        A-1
  B--Opinion of Montgomery Securities......................................................................        B-1

    NO PERSON HAS BEEN AUTHORIZED BY POLYCOM TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY POLYCOM.

    THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

    Polycom is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "COMMISSION"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov. The Polycom Common Stock is quoted on the Nasdaq National Market. Reports and other information filed by Polycom may be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

                                   TRADEMARKS

    Polycom, SoundStation, SoundStation Premier, ShowStation, SoundPoint and Polycom logos are registered trademarks of Polycom in the U.S. and various countries. ViaVideo Communications, ViewStation and ViaVideo logos are trademarks of ViaVideo. This Proxy Statement also contains trademarks of companies other than ViaVideo, Polycom and its subsidiary.

                           FORWARD-LOOKING STATEMENTS

    THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISK FACTORS BEGINNING ON PAGE 15 HEREOF. POLYCOM DOES NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED OR ESTIMATED FINANCIAL INFORMATION REFERENCED OR SET FORTH HEREIN UNDER "THE MERGER AND RELATED TRANSACTIONS--FAIRNESS OPINION OF FINANCIAL ADVISOR" OR ELSEWHERE HEREIN OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THAT PROJECTED OR ESTIMATED INFORMATION IS DERIVED. PROJECTIONS OR ESTIMATIONS OF THE COMBINED COMPANY'S FUTURE PERFORMANCE ARE NECESSARILY SUBJECT TO A HIGH DEGREE OF UNCERTAINTY AND MAY VARY MATERIALLY FROM ACTUAL RESULTS. REFERENCE IS MADE TO THE PARTICULAR DISCUSSIONS SET FORTH UNDER "RISK FACTORS," "POLYCOM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "VIAVIDEO'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." IN CONNECTION WITH FORWARD-LOOKING STATEMENTS WHICH APPEAR IN THESE AND OTHER DISCLOSURES, STOCKHOLDERS OF POLYCOM SHOULD CAREFULLY REVIEW THE FACTORS SET FORTH IN THIS PROXY STATEMENT UNDER "RISK FACTORS" BEGINNING ON PAGE 15 HEREOF.

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT, AND THE APPENDICES HERETO. THE SUMMARY DOES NOT CONTAIN A COMPLETE STATEMENT OF MATERIAL INFORMATION RELATING TO THE REORGANIZATION AGREEMENT, THE MERGER OR THE OTHER MATTERS DISCUSSED HEREIN AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED IN THIS PROXY STATEMENT AND THE APPENDICES HERETO. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE APPENDICES IN THEIR ENTIRETY.

THE COMPANIES

    POLYCOM.

    Polycom develops, manufactures and markets audioconferencing and dataconferencing products that facilitate meetings at a distance. With its SoundStation product line, Polycom believes it has established itself as a leading provider of audioconferencing equipment designed for group use. SoundStation is a high quality, full-duplex, easy-to-use audioconferencing solution. The SoundStation products are designed to operate with local telephone systems throughout the world, and Polycom has obtained regulatory approval for SoundStation's use in 25 countries. Polycom's technologies permit its SoundStation products to achieve audioconferencing communications quality that approaches handset communications quality. More than 150,000 SoundStation systems had been shipped as of September 30, 1997, and Polycom believes SoundStation is the best selling product in the group audioconferencing market. In addition, Polycom also began shipping its SoundStation Premier and Sound Point products in the second half of 1996.

    Polycom's innovative ShowStation dataconferencing product, introduced in November 1995, enables real-time exchange of data and other images over ordinary telephone lines via the rapidly emerging T.120 dataconferencing protocol standard. ShowStation is a cost-effective, easy-to-use, high resolution dataconferencing solution that enables groups in multiple locations to simultaneously view, edit and annotate paper or electronic documents and data in a lights-on environment. Polycom expects to introduce its next generation ShowStation product in the fourth quarter of 1997.

    Polycom's products integrate advanced telecommunications, acoustic, image capture and processing technologies. Polycom sells its products globally through its direct sales force and maintains marketing and sales relationships with Lucent Technologies, Inc. ("LUCENT"), MCI Telecommunications Corporation ("MCI"), Minnesota Mining and Manufacturing Corporation ("3M"), ConferTech International, Inc. ("CONFERTECH"), British Telecommunications, plc ("BRITISH TELECOM"), Siemens AG ("SIEMENS"), Sprint North Supply ("SPRINT"), SKC Communications Products ("SKC"), GBH Distributing, Inc. ("GBH"), Unitel Pty. Limited ("UNITEL"), PictureTel Corporation ("PICTURETEL"), Hibino Corporation ("HIBINO"), and Hello Direct, Inc. ("HELLO DIRECT"), which collectively represented approximately 64% of Polycom's net revenues in the first half of 1997, as well as with other resellers and OEMs.

    Unless otherwise indicated, "POLYCOM" refers to Polycom, Inc., a Delaware corporation, and its wholly-owned subsidiary Polyspan Teleconferencing, B.V. Polycom was incorporated in Delaware on December 13, 1990. Polycom's principal executive offices are located at 2584 Junction Avenue, San Jose, California 95134. Its telephone number is (408) 526-9000.

    VIAVIDEO.

    ViaVideo was founded in September 1996 to design and develop high quality, low-cost, easy-to-use, group videoconferencing systems that utilize advanced video and audio compression technologies along with Internet/Web-based features. ViaVideo believes that these technologies and features will permit users to replicate the dynamics and effectiveness of face-to-face meetings and presentations from remote locations through the transmission of color motion video integrated with full duplex audio at data rates as low as 56 kilobits per second (Kbps). The videoconferencing system being developed by ViaVideo incorporates the latest advances in video processor technology and uses a new generation, non-PC based platform. ViaVideo anticipates commencing a beta testing program of its first product in the fourth quarter of 1997.

    Unless otherwise indicated, "VIAVIDEO" refers to ViaVideo Communications, Inc., a Delaware corporation. ViaVideo was incorporated in Delaware on September 10, 1996. ViaVideo's principal executive offices are located at 8900 Shoal Creek, Building 300, Austin, Texas 78757. Its telephone number is (512) 483-0200.

    MERGER SUB.

    "MERGER SUB" refers to Venice Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Polycom formed solely for the purpose of the Merger. Merger Sub was incorporated in Delaware on May 22, 1997. Merger Sub's principal executive offices are located at 2584 Junction Avenue, San Jose, California 95134. Its telephone number is (408) 526-9000.

THE MERGER; CONVERSION OF SECURITIES

    Polycom, Merger Sub and ViaVideo have entered into the Reorganization Agreement, a copy of which is attached hereto as APPENDIX A, whereby Merger Sub will be merged with and into ViaVideo, resulting in ViaVideo becoming a wholly-owned subsidiary of Polycom. See "The Merger and Related Transactions."

    Upon consummation of the Merger, each share of ViaVideo Common Stock then outstanding (assuming the conversion of all outstanding ViaVideo Preferred Stock into ViaVideo Common Stock) will be converted automatically into the right to receive 1.183684 shares of newly-issued Polycom Common Stock. Notwithstanding the foregoing, if the Total Value of Polycom's Common Stock to be issued (assuming the total amount of shares outstanding and reserved under the ViaVideo Option Plan are to be exercised for ViaVideo Common Stock) in the Merger, based on the average of the closing prices of Polycom's Common Stock as quoted on the Nasdaq National Market System for the ten (10) trading days immediately preceding (and including) the second trading day prior to the effective time of the Merger exceeds $90,000,000, the Exchange Ratio shall be reduced such that the Total Value shall be $90,000,000. In addition, Polycom will assume ViaVideo's obligations with respect to outstanding options to purchase ViaVideo's Common Stock and such options will be converted into options to purchase Polycom Common Stock.

    As of October 28, 1997 (the "RECORD DATE"), ViaVideo had 7,108,298 shares of Common Stock outstanding (assuming the conversion of all shares of ViaVideo Preferred Stock into ViaVideo Common Stock) and 1,134,050 shares of Common Stock reserved for issuance pursuant to outstanding stock options. Based on the closing price of Polycom Common Stock of $5.75 and outstanding shares of ViaVideo Common Stock on the Record Date, and assuming the exercise of all outstanding options to purchase ViaVideo Common Stock, the aggregate value of the Merger consideration to be issued in the transaction would be $56,098,929, and ViaVideo stockholders would receive 1.183684 shares of Polycom Common Stock for each share of ViaVideo Common Stock owned by such stockholder. Based on the 7,108,298 shares of ViaVideo Common Stock outstanding as of the Record Date, the minimum value of the Merger consideration that is assured to be issued to ViaVideo stockholders, assuming a Closing Price of $3.00 per share and excluding the Escrow Shares (as defined below), is $22,717,743. Depending upon the actual Closing Price and the release of the Escrow Shares to the ViaVideo stockholders, such minimum amount could be substantially higher than $22,717,743 but in no event could it be greater than $90,000,000. See "The Merger and Related Transactions--Conversion of Shares."

    The following table indicates the relative Exchange Ratio, Total Value and total shares of Polycom Common Stock to be issued in the Merger based on various different Closing Prices of Polycom Common Stock, ranging from $3.00 per share to $10.00 per share and based upon the 8,448,198 shares of ViaVideo Common Stock outstanding assuming the exercise of shares available for grant and shares outstanding under the ViaVideo Option Plan as of October 31, 1997. ViaVideo has no obligation to consummate the Merger if the Closing Price is less than $3.00 per share. If the Total Value were to be greater than $90,000,000, the Exchange Ratio would be adjusted so that the Total Value would equal $90,000,000.

                                                            CLOSING PRICE OF POLYCOM COMMON STOCK
                                ----------------------------------------------------------------------------------------------
                                  $3.00       $4.00       $5.00       $6.00       $7.00       $8.00       $9.00       $10.00
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Exchange Ratio................    1.183684    1.183684    1.183684    1.183684    1.183684    1.183684    1.183684    1.065316
Total Value...................  $29,999,990 $39,999,987 $49,999,984 $59,999,981 $69,999,978 $79,999,974 $89,999,971 $90,000,000
Shares Issued.................   9,999,997   9,999,997   9,999,997   9,999,997   9,999,997   9,999,997   9,999,997   9,000,000

    Because the market price of Polycom Common Stock is subject to fluctuation, the Polycom stockholders will not know the exact value of the Merger consideration at the time of the Polycom Meeting since the Closing Price is likely to change from the time of the Polycom Meeting to the Effective Time. For current information on the Exchange Ratio and the number of shares of Polycom Common Stock to be issued on a per share basis, Polycom stockholders are encouraged to call Polycom at 888-261-6343.

    The shares of Polycom Common Stock outstanding prior to the Merger will remain unchanged by the Merger, except for dilution of approximately 30% resulting from the Merger.

    REASONS FOR THE MERGER

    Polycom and ViaVideo have identified several potential benefits of the Merger that they believe will contribute to the success of Polycom and ViaVideo after the Merger (together, the "COMBINED COMPANY"). The Combined Company intends to, among other things, introduce new videoconferencing products incorporating new technologies into the market prior to its competitors and to enhance its competitiveness by leveraging Polycom's infrastructure and distribution channels with ViaVideo's proprietary technology to allow the Combined Company to deliver a full line of audio, video and dataconferencing products. See "The Merger and Related Transactions--Background of the Merger" and "--Reasons for the Merger."

    OPERATIONS FOLLOWING THE MERGER

    Following the Merger, ViaVideo will continue its operations as a wholly-owned subsidiary of Polycom.

THE POLYCOM MEETING

    DATE, TIME AND PLACE OF THE POLYCOM MEETING

    The Polycom Meeting will be held on December 10, 1997, at 10:00 a.m., local time, at Polycom's offices located at 2584 Junction Avenue, San Jose, California.

    PURPOSE OF THE POLYCOM MEETING

    At the Polycom Meeting, stockholders of record of Polycom will be asked to consider and vote upon a proposal to approve the Reorganization Agreement and the consummation of the Merger. Stockholders of Polycom will also consider and vote upon any other matter that may properly come before the Polycom Meeting and any adjournment or postponement thereof. Representatives of Polycom's principal independent accountants are expected to be present at the Polycom Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    RECORD DATE; SHARES ENTITLED TO VOTE

    Only holders of record of Polycom Common Stock on the Record Date are entitled to notice of and to vote at the Polycom Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 19,189,370 shares of Polycom Common Stock, each of which will be entitled to one vote on each matter to be acted upon.

    VOTE REQUIRED; CERTAIN VOTING INFORMATION; IRREVOCABLE PROXIES

    Approval of the Reorganization Agreement and the consummation of the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of Polycom Common Stock entitled to vote. See "The Merger and Related Transactions--Related Agreements--Voting Agreements" below for information with respect to voting agreements entered into by certain stockholders of Polycom. Approval of the Merger by the stockholders and any abstentions from voting thereon may be deemed a "ratification" of the Merger under Delaware law, which may provide either Polycom or ViaVideo with a complete or partial defense to any subsequent stockholder challenges to the Merger. Polycom does not have a current intention to assert such vote as a defense to any subsequent challenge to the transaction, but neither company intends to waive any rights under Delaware law related thereto, and Polycom may in fact assert such vote as a defense to any legal claim which may be raised. Stockholders should therefore recognize that their vote may be used as a defense to any such claim, and that such a vote may eliminate or impair their legal right to challenge the transaction following the closing of the Merger.

    As of the Record Date, Polycom's directors and executive officers (and their affiliates), as a group, beneficially owned 7,846,225 shares (exclusive of any shares issuable upon the exercise of options unexercised as of such date), or approximately 41% of the 19,189,370 shares of Polycom Common Stock that were issued and outstanding as of such date. Each of Brian L. Hinman, Robert C. Hagerty, Dale A. Bastian, Michael R. Kourey, Ardesher Falaki, Gilbert J. Pearson, Alan D. Hagedorn, Bandel Carano, James R. Swartz, John Morgridge and Stanley J. Meresman, who, as of the Record Date, in the aggregate beneficially owned 7,846,225 shares (exclusive of any shares issuable upon the exercise of options), or approximately 41% of the shares of Polycom Common Stock, have agreed with ViaVideo to vote in favor of the Reorganization Agreement and consummation of the Merger and have executed irrevocable proxies in connection therewith. See "The Merger and Related Transactions--Related Agreements--Voting Agreements." As of the Record Date, there were 127 stockholders of record who held shares of Polycom Common Stock, as shown on the records of Polycom's transfer agent for such shares. Based on the 19,189,370 shares of Polycom Common Stock outstanding and entitled to vote on the Record Date, a total of 9,594,686 shares are required to be voted in favor of the Merger in order for the Merger to be approved and consummated. Accordingly, Polycom's directors, executive officers and their affiliates hold shares representing approximately 82% of the total number of shares required for approval of the transaction.

    QUORUM; ABSTENTIONS AND BROKER NON-VOTES

    The required quorum for the transaction of business at the Polycom Meeting is a majority of the shares of Common Stock issued and outstanding as of the Record Date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the Reorganization Agreement and the consummation of the Merger requires the affirmative vote of a majority of the outstanding shares of Polycom Common Stock entitled to vote thereon, abstentions and broker non-votes will have the same effect as votes against the Reorganization Agreement and the consummation of the Merger. However, under applicable Delaware law, an abstention may have the same effect as a vote for the Merger in determining whether the stockholders have "ratified" the Merger, and, accordingly abstentions may impair the ability of stockholders to maintain a subsequent challenge to the Merger. THE ACTIONS PROPOSED IN THIS PROXY STATEMENT ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, ALL BENEFICIAL OWNERS OF POLYCOM COMMON STOCK ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES.

    APPRAISAL RIGHTS

    Stockholders of Polycom who dissent from the Merger will not be entitled to rights of appraisal under Section 262 of the Delaware General Corporation Law (the "DGCL"). See "The Merger and Related Transactions--Appraisal Rights."

FAIRNESS OPINION OF FINANCIAL ADVISOR

    Montgomery Securities ("MONTGOMERY") has delivered to the Polycom Board its written opinion, dated June 11, 1997 (the "MONTGOMERY OPINION"), that, as of such date, and based upon and subject to the factors and assumptions set forth in such written opinion, the consideration to be paid for the ViaVideo Common Stock pursuant to the Merger is fair, from a financial point of view, to Polycom as of the date of such opinion. The full text of the Montgomery Opinion is attached as APPENDIX B to this Proxy Statement. Polycom stockholders are urged to read the Montgomery Opinion in its entirety. See "The Merger and Related Transactions--Fairness Opinion of Financial Advisor."

RECOMMENDATION OF POLYCOM'S BOARD OF DIRECTORS

    THE DISINTERESTED MEMBERS OF THE POLYCOM BOARD (I) UNANIMOUSLY BELIEVE THE TERMS AND CONDITIONS OF THE REORGANIZATION AGREEMENT AND THE PROPOSED MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, POLYCOM STOCKHOLDERS, (II) HAVE UNANIMOUSLY APPROVED THE TERMS OF THE REORGANIZATION AGREEMENT AND THE MERGER, AND (III) UNANIMOUSLY RECOMMEND THAT POLYCOM STOCKHOLDERS VOTE FOR THE APPROVAL OF THE REORGANIZATION AGREEMENT AND CONSUMMATION OF THE MERGER. THE PRIMARY FACTORS CONSIDERED AND RELIED UPON BY THE POLYCOM BOARD IN REACHING ITS RECOMMENDATION ARE REFERRED TO IN "THE MERGER AND RELATED TRANSACTIONS--REASONS FOR THE MERGER" AND "--BACKGROUND OF THE MERGER."

THE REORGANIZATION AGREEMENT

    REPRESENTATIONS, WARRANTIES AND COVENANTS

    Under the Reorganization Agreement, Polycom and ViaVideo made a number of representations and warranties regarding their respective capital structures, intellectual property, operations, financial conditions and other matters, including their authority to enter into the Reorganization Agreement and to consummate the Merger. Each of Polycom and ViaVideo covenanted that, until the consummation of the Merger or the termination of the Reorganization Agreement, it will carry on its business in the ordinary course and attempt to preserve its present business and relationships with customers, suppliers and others, it will not take certain actions without the other's consent, and it will use its best efforts to consummate the Merger. See "The Merger and Related Transactions--The Reorganization Agreement--Representations, Warranties and Covenants."

    NO SOLICITATION OF TRANSACTIONS

    ViaVideo has agreed not to take any action to, directly or indirectly, solicit, initiate, or encourage any offer or proposal for, or any indication of interest in 15% or more of the outstanding shares of capital stock of ViaVideo, a merger or other business combination involving ViaVideo or the acquisition of any significant equity interest in, or significant portion of the assets of, ViaVideo ("TAKEOVER PROPOSAL") or engage in negotiations with, or disclose any nonpublic information relating to ViaVideo or any of its subsidiaries to, or afford access to the properties, books or records of ViaVideo to, any person that has advised ViaVideo it has considered making or has made a Takeover Proposal, or to any person relating to a possible acquisition of ViaVideo, except that if ViaVideo notifies Polycom that ViaVideo will run out of cash and cash equivalents on or before June 1, 1998, ViaVideo may initiate discussions with venture capitalists and other non-corporate investors for the purpose of raising equity funding for operations, such a transaction not to close prior to March 31, 1998. The foregoing restrictions on ViaVideo's activities are waivable by Polycom. See "The Merger and Related Transactions--The Reorganization Agreement--No Solicitation of Transactions."

    CONDITIONS TO THE MERGER

    In addition to the requirement that the requisite approval of Polycom and ViaVideo stockholders be received, the consummation of the Merger is subject to a number of other conditions that, if not satisfied or waived, may cause the Merger not to be consummated and the Reorganization Agreement to be terminated. Each party's obligation to consummate the Merger is conditioned on, among other things, approval of this Proxy Statement by the Commission, the accuracy of the other party's representations, the other party's performance of its covenants, the absence of a material adverse change with respect to the other party, favorable legal opinions (including opinions to the effect that the Merger will be treated as a tax-free reorganization for federal income tax purposes), the receipt of a letter from Polycom's and ViaVideo's independent accountants that the Merger will be treated as a pooling of interests for accounting purposes and the absence of legal action preventing the consummation of the Merger. Additionally, Polycom's obligation to consummate the Merger is conditioned on, among other things, ViaVideo's first commercial shipment of its first videoconferencing product, which meets previously agreed upon specifications, to occur on or prior to March 31, 1998 (which condition is waivable by Polycom), and ViaVideo's obligation to consummate the Merger is conditioned on, among other things, the closing price of Polycom's Common Stock (as determined by the average of the closing prices of Polycom's Common Stock as quoted on the Nasdaq National Market System for the ten (10) trading days immediately preceding, and including, the second trading day prior to the Effective Time, the "CLOSING PRICE") being at least $3.00 per share. At any time prior to the Merger, either party may waive compliance with any of the agreements or satisfaction of any of the conditions in the Reorganization Agreement.

    CLOSING

    As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Reorganization Agreement, Merger Sub and ViaVideo will file a Certificate of Merger with the Secretary of State of Delaware and the Recorder of the County in which the registered office of ViaVideo is located. The Merger will become effective upon such filings (the "EFFECTIVE TIME"). It is anticipated that, assuming all conditions are met, the Merger will occur and a closing will be held on or before March 31, 1998. See "The Merger and Related Transactions--The Reorganization Agreement--Closing."

    REGISTRATION RIGHTS

    The shares of Polycom Common Stock to be issued in the Merger will be issued in a transaction exempt from the registration requirements of the Securities Act. Polycom has granted registration rights (the "REGISTRATION RIGHTS") to the holders of ViaVideo Common Stock and has covenanted to file a registration statement on Form S-3 (the "REGISTRATION STATEMENT") within thirty (30) days of the Effective Time in order to register the Polycom Common Stock to be issued in the Merger for resale. The Registration Rights include, among other things, an obligation by Polycom to keep the Registration Statement effective for a period of two (2) years as well as cross indemnification provisions whereby Polycom and the ViaVideo stockholders agree to indemnify each other for any liability that might arise from any untrue statement contained in the Registration Statement made by that party. See "The Merger and Related Transactions--Registration Rights."

    TERMINATION, AMENDMENT AND WAIVER

    At any time prior to the Effective Time, the Reorganization Agreement may be terminated by mutual consent authorized by the Polycom and ViaVideo Boards of Directors, or by either Polycom or ViaVideo

(i) if, without fault of the terminating party, the closing of the Merger has not occurred on or before March 31, 1998, (ii) if there is a breach by the other party of a representation, warranty or obligation set forth in the Reorganization Agreement in any material respect and such breach is not cured within ten (10) business days after written notice from the other, provided that the terminating party is not at that time in willful breach of the Reorganization Agreement, (iii) if the required approval of the stockholders of Polycom and/or ViaVideo is not obtained, or (iv) if there is a final, non-appealable order of a court of competent jurisdiction in effect preventing consummation of the Merger. (See "The Merger and Related Transactions--The Reorganization Agreement--Termination, Amendment and Waiver").

    The Reorganization Agreement may be terminated by Polycom at Polycom's sole discretion prior to the Effective Time if (i) ViaVideo's Board of Directors withdraws or modifies its recommendation of the Reorganization Agreement or the Merger in a manner adverse to Polycom, provided that Polycom is not at that time in willful breach of the Reorganization Agreement; (ii) for any reason ViaVideo fails to call and hold a ViaVideo stockholders meeting to vote on and approve the Reorganization Agreement and the consummation of the Merger by March 31, 1998; or (iii) holders of more than nine percent (9%) of ViaVideo Common Stock have not voted in favor of the Merger by March 31, 1998.

    The Reorganization Agreement may be terminated by ViaVideo prior to the Effective Time if (i) the Polycom Board shall have withdrawn or modified its recommendation of the Reorganization Agreement or Merger in a manner adverse to ViaVideo, provided that ViaVideo is not at that time in willful breach of this Reorganization Agreement; (ii) for any reason Polycom fails to call and hold a Polycom stockholders meeting to vote on and approve the Reorganization Agreement and the consummation of the Merger by March 31, 1998 or (iii) Polycom's Stockholders do not approve the Merger and the Agreement by the requisite vote at the Polycom Meeting.

    The Reorganization Agreement may be amended by Polycom and ViaVideo at any time before or after approval by the Polycom, ViaVideo or Merger Sub stockholders, except that, after such approval, no amendment may be made which
(i) alters or changes the amount or kind of consideration to be received on conversion of the ViaVideo Common Stock, (ii) alters or changes any term of the Certificate of Incorporation of the surviving corporation to be effected by the Merger, or (iii) alters or changes any of the terms and conditions of the Reorganization Agreement if such alteration or change would adversely affect the holders of ViaVideo or Merger Sub Common Stock. See "The Merger and Related Transactions--The Reorganization Agreement--Termination, Amendment and Waiver."

    FEES AND EXPENSES; TERMINATION FEE

    Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Reorganization Agreement and the Merger will be paid by the party incurring the expense, provided, however, that any out-of-pocket expenses incurred by ViaVideo in excess of $175,000, except in limited circumstances, shall remain an obligation of ViaVideo's stockholders.

    Notwithstanding the foregoing, in certain events, if Polycom or ViaVideo terminates the Reorganization Agreement, the terminating party must promptly pay to the other party all of the fees and out-of-pocket costs incurred by the non-terminating party. In certain cases, the cash sum of $4,000,000 shall also be paid to the terminating party. See "The Merger and Related Transactions--The Reorganization Agreement--Fees and Expenses; Termination Fee."

    ESCROW AND INDEMNIFICATION

    Pursuant to Article VIII of the Reorganization Agreement ("ARTICLE VIII"), at the Effective Time, Polycom will deposit into escrow certificates representing 10% of the shares of Polycom Common Stock otherwise issuable to the holders of ViaVideo Common Stock in the Merger, on a pro rata basis. Such shares (the "ESCROW SHARES") will be registered in the name of and deposited with State Street Bank and Trust Company of California, N.A. (the "ESCROW AGENT") to be entered into among Polycom, the Escrow

Agent and Craig B. Malloy as agent of the ViaVideo stockholders (the "STOCKHOLDERS AGENT"), to constitute the "ESCROW FUND." The Escrow Fund will be available to provide a fund against which Polycom, its affiliates, officers, directors, employees and agents may assert indemnification claims for losses, damages, costs and expenses (including reasonable legal fees and expenses) that an they may have incurred by reason of (i) any inaccuracy in or breach of any representation, warranty or covenant of ViaVideo contained in the Reorganization Agreement or (ii) a breach of the confidentiality agreement between ViaVideo and Polycom (collectively, "POLYCOM LOSSES"). Subject to certain exceptions, claims against the Escrow Fund shall be Polycom's sole remedy following the Merger for any Polycom Losses. In the case of any Polycom Losses, Polycom must deliver notice of such losses to the Escrow Agent and the Stockholders' Agent. If the Stockholder's Agent disputes the claim, the matter must be resolved by binding arbitration. Polycom's right to receive shares from the Escrow Fund is subject to certain limitations. The indemnification period will end on the earlier of
(i) twelve (12) months following the Effective Time or (ii) the date on which Polycom issues its audited consolidated financial statements which include the results of ViaVideo for the fiscal year ending December 31, 1997 or December 31, 1998, depending on the Effective Date. Any Escrow Shares available for distribution at the end of the indemnification period will be issued to the former stockholders of ViaVideo on a pro rata basis. See "The Merger and Related Transactions--The Reorganization Agreement--Escrow and Indemnification."

    INDEMNIFICATION BY POLYCOM

    Polycom has agreed that, from and after the Effective Time, Polycom will cause ViaVideo to indemnify and hold harmless the present and former officers, directors, employees and agents of ViaVideo in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under ViaVideo's then effective Certificate of Incorporation and Bylaws or any indemnification agreement with ViaVideo officers and directors to which ViaVideo is a party, in each case in effect on March 1, 1997; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

RELATED AGREEMENTS

    VOTING AGREEMENTS

    In connection with the Merger, directors and executive officers of Polycom and ViaVideo have entered into voting agreements with ViaVideo and Polycom, respectively. The terms of such voting agreements provide that each of such stockholders will vote all shares of Polycom Common Stock, ViaVideo Common Stock and ViaVideo Preferred Stock beneficially owned by such stockholders, as the case may be, in favor of the approval of the Reorganization Agreement and consummation of the Merger and against any competing proposals (the "VOTING AGREEMENTS"). The Voting Agreements are accompanied by irrevocable proxies whereby the stockholders of Polycom and ViaVideo provide to ViaVideo and Polycom, respectively, the right to vote their shares on the proposals relating to the Reorganization Agreement and the Merger at the Polycom Meeting or the ViaVideo Meeting, as the case may be, and on any competing proposal at a Polycom or ViaVideo stockholder meeting, as the case may be. Holders of approximately 41% and 100% (exclusive of any shares issuable upon the exercise of options) of the shares of Polycom Common Stock and ViaVideo Common Stock, respectively, entitled to vote at the stockholder meeting have entered into such Voting Agreements and irrevocable proxies. See "The Merger and Related Transactions--Related Agreements--Voting Agreements."

    AFFILIATES AGREEMENTS

    To help ensure that the Merger will be accounted for as a pooling of interests and to help ensure that the Merger shall qualify as a Reorganization (as defined below), the affiliates of Polycom and ViaVideo have executed agreements which, among other things and with certain limited exceptions, prohibit such persons from disposing of their Polycom Common Stock or ViaVideo Common Stock, as the case may be, until Polycom publicly releases financial results covering at least 30 days of combined operations of Polycom and ViaVideo after the Merger and confirm that each such person does not currently, and will not at the Effective Time, have a plan to dispose of more than fifty percent (50%) of the shares of Polycom Common Stock to be acquired by such person in the Merger, (the "AFFILIATES AGREEMENTS"). See "The Merger and Related Transactions--Related Agreements--Affiliates Agreements."

    STOCKHOLDER'S REPRESENTATION AGREEMENTS

    To help ensure that the Merger will qualify as a Reorganization (as defined below), Polycom has entered into stockholder representation agreements (the "STOCKHOLDER'S REPRESENTATION AGREEMENTS") with the non-affiliate stockholders of ViaVideo which, among other things, confirm that each such stockholder does not currently, and will not at the Effective Time, have a plan to dispose of more than fifty percent (50%) of the shares of Polycom Common Stock to be received by such stockholder pursuant to the Merger, and which also appoint Craig B. Malloy as the Stockholder's Agent and consent to be bound by the Escrow Agreement and Article VIII. See "The Merger and Related Transactions--Related Agreements--Stockholder's Representation Agreements."

    EMPLOYMENT AND NON-COMPETITION AGREEMENTS

    Polycom has entered into an employment and non-competition agreement with each of Craig B. Malloy, Michael J. Hogan, Michael L. Kenoyer, Patrick D. Vanderwilt, Errol R. Williams and David N. Hein. The employment and non-competition agreements are contingent upon the occurrence of the Merger and will become effective at the effective time of the Merger. See "The Merger and Related Transactions--Related Agreements--Employment and Non-Competition Agreements."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendations of the Polycom Board of Directors with respect to the Reorganization Agreement and the Merger, the Polycom stockholders should be aware that certain directors, officers of Polycom and ViaVideo have interests in the Merger that present them with potential conflicts of interest. See "The Merger and Related Transactions--Interests of Certain Persons in the Merger."

RISK FACTORS

    IN CONSIDERING WHETHER TO APPROVE THE REORGANIZATION AGREEMENT AND THE CONSUMMATION OF THE MERGER, POLYCOM STOCKHOLDERS SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION CONTAINED BELOW UNDER THE CAPTION "RISK FACTORS."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The Merger is intended to qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE") (a "REORGANIZATION"). It is a condition to the obligation of each of the parties to consummate the Merger that such party receives an opinion of its counsel to the effect that the Merger will qualify as a Reorganization, although such condition could be waived by the parties. See "The Merger and Related Transactions--Certain Federal Income Tax Considerations."

ACCOUNTING TREATMENT

    The Merger is intended to be treated as a pooling of interests for accounting purposes. As a condition to Polycom's and ViaVideo's obligations to consummate the Merger, each of Polycom and ViaVideo will receive a letter from Coopers & Lybrand L.L.P., independent accountants, confirming that the Merger qualifies for pooling-of-interests accounting treatment. See "The Merger and Related Transactions - Accounting Treatment."

STOCKHOLDER RIGHTS

    The rights of Polycom and ViaVideo stockholders are governed by the DGCL and by each of Polycom's and ViaVideo's Certificates of Incorporation and Bylaws. Upon consummation of the Merger, ViaVideo stockholders will become stockholders of Polycom, and their rights as stockholders of Polycom will be governed by the DGCL and by Polycom's Certificate of Incorporation and Bylaws.

MARKET PRICE AND DIVIDEND INFORMATION

    POLYCOM MARKET PRICE DATA

    Polycom's Common Stock is traded on the Nasdaq National Market under the symbol "PLCM." The following table sets forth the range of high and low closing sales prices reported on the Nasdaq National Market for Polycom Common Stock for the periods indicated.

                                                                                  HIGH        LOW
                                                                                ---------  ---------
Fiscal 1996
  First Quarter...............................................................        N/A     N/A
  Second Quarter..............................................................      10.50    6.63
  Third Quarter...............................................................       9.25    6.00
  Fourth Quarter..............................................................       7.13    4.25
Fiscal 1997
  First Quarter...............................................................       5.69    3.50
  Second Quarter..............................................................       5.38    2.75
  Third Quarter...............................................................       5.88    4.38
  Fourth Quarter (through October 28, 1997)...................................       6.31    5.00

    DIVIDEND INFORMATION

    Neither Polycom nor ViaVideo has ever paid any cash dividends on its stock, and both anticipate that for the foreseeable future they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.

    RECENT CLOSING PRICES

    The following table sets forth the closing prices per share of Polycom Common Stock on the Nasdaq National Market on June 10, 1997, the last trading day before announcement of the proposed Merger, and on November 17, 1997, the latest practicable trading day before the printing of this Proxy Statement, and the equivalent per share prices for ViaVideo Common Stock based on the Polycom Common Stock prices:

                                                          POLYCOM STOCK   VIAVIDEO EQUIVALENT (1)
                                                         ---------------  -----------------------
June 10, 1997..........................................     $    3.75            $    4.44
November 17, 1997......................................     $    6.06            $    7.18

------------------------

(1) Represents the equivalent of one share of ViaVideo Common Stock calculated by multiplying the closing price per share of Polycom Common Stock by the Exchange Ratio.

    Because the market price of Polycom Common Stock is subject to fluctuation, the market value of the shares of Polycom Common Stock that holders of ViaVideo Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICE OR MARKET FOR POLYCOM COMMON STOCK.

    NUMBER OF STOCKHOLDERS

    As of October 28, 1997, there were 127 stockholders of record who held shares of Polycom Common Stock (although Polycom has been informed that there are approximately 2,100 beneficial owners), as shown on the records of Polycom's transfer agent for such shares. As of October 28, 1997, there were 13 stockholders of record who held shares of ViaVideo Common Stock and ViaVideo Preferred Stock as shown in ViaVideo's stock transfer ledger.

COMPARATIVE PER SHARE DATA

    The following tables set forth certain historical per share data of Polycom and ViaVideo and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling-of-interests basis assuming that
1.183684 of a share of Polycom Common Stock is issued in exchange for each share of ViaVideo Common Stock and ViaVideo Preferred Stock in the Merger. This data should be read in conjunction with the Selected Historical Financial Data, the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements and the separate historical consolidated financial statements of Polycom and ViaVideo and the notes thereto included elsewhere in this Proxy Statement. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

                                                                                                     AS OF AND FOR THE
                                                                          AS OF AND FOR THE             NINE MONTHS
                                                                      YEARS ENDED DECEMBER 31,      ENDED SEPTEMBER 30,
                                                                   -------------------------------  --------------------
                                                                     1996       1995       1994       1997       1996
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                                        (UNAUDITED)
Historical--Polycom
  Net income (loss) per share....................................  $    0.08  $   (0.37) $   (0.73) $   (0.06) $    0.05
  Book value per share(1)........................................       1.63                             1.59

                                                                 AS OF AND FOR THE
                                                             PERIOD FROM SEPTEMBER 10,
                                                                1996 (INCEPTION) TO
                                                                   DECEMBER 31,
                                                             -------------------------
                                                                       1996
                                                             -------------------------    AS OF AND FOR THE NINE
                                                                                        MONTHS ENDED SEPTEMBER 30,
                                                                                        ---------------------------
                                                                                                   1997
                                                                                        ---------------------------
                                                                                                (UNAUDITED)
Historical--ViaVideo
  Net loss per share.......................................          $   (0.16)                  $   (2.53)
  Book value per share(1)..................................               0.75                        1.66


                                                                 AS OF AND FOR THE        AS OF AND FOR THE NINE
                                                                   YEAR ENDED(2)        MONTHS ENDED SEPTEMBER 30,
                                                             -------------------------  ---------------------------
                                                                       1996                        1997
                                                             -------------------------  ---------------------------
Unaudited Pro forma combined per share data(3):
  Pro forma net income (loss) per Polycom Share............          $    0.05                   $   (0.26)
  Pro forma book value per Polycom share...................               1.36                        1.24
Unaudited Equivalent pro forma combined per share data(4):
  Equivalent pro forma net income (loss) per ViaVideo
    share..................................................               0.06                       (0.30)
  Equivalent pro forma book value per ViaVideo share.......               1.61                        1.47

------------------------

(1) The historical book value per share for Polycom is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period. The historical book value per share for ViaVideo is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period.

(2) The 1994 and 1995 periods were not presented due to the fact that ViaVideo began operations in September of 1996 and therefore the 1994 and 1995 pro forma information for such periods would be the same as the historical information for Polycom only.

(3) For purposes of this presentation, pro forma combined net income per share data reflects ViaVideo's per share data for the period from September 10, 1996 (inception) through December 31, 1996, and for the nine months ended September 30, 1997, and Polycom's per share data for December 31, 1996 and for the nine months ended September 30, 1997. The pro forma combined net income (loss) per share data is based on the combined weighted average number of shares outstanding of Polycom and ViaVideo for each period based on the exchange ratio of 1.183684 shares of Polycom Common Stock for each share of ViaVideo Common Stock shares and for each share of ViaVideo Preferred Stock. Prior to the Merger all of ViaVideo's Preferred Stock will convert into shares of ViaVideo Common Stock on a one for one basis.

(4) The ViaVideo equivalent pro forma per share amounts are calculated by multiplying the combined pro forma per share data amounts by the Exchange Ratio of 1.183684 shares of Polycom Common Stock for each share of ViaVideo Capital Stock.

                                  RISK FACTORS

    The following risk factors should be considered by holders of Polycom Common Stock and ViaVideo capital stock in evaluating whether to approve the Reorganization Agreement and the consummation of the Merger. These factors should be considered in conjunction with the other information contained in this Proxy Statement and the Appendices hereto.

RISKS RELATING TO THE MERGER

    UNCERTAINTIES RELATING TO THE INTEGRATION OF, AND IMPACT ON,
OPERATIONS. Polycom and ViaVideo have entered into the Reorganization Agreement with the expectation that the Merger will result in operating and strategic benefits, including operating cost reductions and product development, marketing and sales synergies. The anticipated benefits of the Merger may not be achieved unless the operations of ViaVideo are successfully combined with those of Polycom in a coordinated, timely and efficient manner, and there can be no assurance this will occur. The transition to a combined company will require substantial attention from management. The diversion of the attention of management and any difficulties encountered in the transition process could have an adverse impact on the revenues and operating results of the Combined Company. The combination of the two companies will also require integration of the companies' product offerings and the coordination of their sales and marketing efforts. The difficulties of assimilation may be increased by the necessity of integrating personnel with disparate business backgrounds and combining two different corporate cultures. In addition, the process of combining the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have an adverse effect on their combined operations. Further, Polycom does not currently anticipate that ViaVideo employees will be relocated from ViaVideo's facilities in Austin, Texas to Polycom's facilities in San Jose, California, which may increase the difficulties of assimilation of the two companies. Once the Merger has been completed, the Combined Company's operating expenses will increase in absolute dollars. The amount of the increase is expected to be less than would otherwise occur if the two companies remained separate due to the expected operational synergies. Should the expected revenues from ViaVideo products not occur, or occur later or in an amount less than expected, the combined operating expenses, in both absolute dollars and as a percentage of net revenues, of Polycom would be higher than if the Merger had not occurred. The resulting higher operating expenses could have a materially adverse affect on the financial results of the Combined Company. There can be assurance that the Merger will not decrease the operating income of Polycom. There can be no assurance that either company will retain its key technical personnel or that the Combined Company will realize any of the other anticipated benefits of the Merger. Failure to achieve the anticipated benefits of the Merger or to successfully integrate the operations of the companies could have a material adverse effect upon the business, operating results and financial condition of the Combined Company. Even if the benefits of the Merger are achieved and the two companies' operations are successfully integrated, there can be no assurance that future operating results and financial condition of the Combined Company will not be adversely affected by any number of economic, market or other factors that are not related to the Merger.

    POTENTIAL DILUTIVE EFFECT TO POLYCOM STOCKHOLDERS. Although the companies believe that beneficial synergies will result from the Merger, there can be no assurance that the combining of the two companies' businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently, or as to the period of time required to achieve such result. The issuance of Polycom Common Stock in connection with the Merger may have the effect of reducing Polycom net income per share from levels otherwise expected and could reduce the market price of the Polycom Common Stock unless revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved.

    EFFECTS OF THE MERGER ON CUSTOMERS. The announcement and consummation of the Merger could cause customers and potential customers of Polycom or ViaVideo to delay or cancel orders for products as a result of customer concerns and uncertainty over product evolution, integration and support of the Combined Company's products. Such a delay or cancellation of orders could have a material adverse effect on the business, results of operations and financial condition of either or both of Polycom or ViaVideo.

    EFFECTS OF THE MERGER ON PICTURETEL RELATIONSHIP. Polycom and PictureTel have entered into agreements whereby PictureTel resells Polycom's ShowStation products and supplies Polycom's SoundPoint products to other producers of videoconferencing products. Polycom does not have any such agreements with PictureTel regarding the resale or supply of any new products to be developed by the Combined Company as a result of the Merger. Polycom and PictureTel are also competitors in the teleconferencing market and as such, there can be no assurance that PictureTel will enter into future agreements to resell or supply any new or enhanced products of the Combined Company. As ViaVideo intends to introduce a product more directly competitive with PictureTel products, the Merger could potentially increase competition between the Combined Company and PictureTel which could strain the existing relationship between the companies, which could have a material adverse effect on the business, results of operations and financial condition of the Combined Company.

    TRANSACTION EXPENSES; COSTS OF INTEGRATION. The negotiation and implementation of the Merger is currently anticipated to result in aggregate expenses (including investment banking, legal and accounting fees) estimated to be approximately $737,000. This estimate is preliminary and subject to change. These costs are expected to be charged against income of Polycom in the four fiscal quarters ending in the first quarter of 1998. In addition, following the Merger Polycom may incur additional charges to operations to reflect the costs associated with integrating the two companies. The Merger will have a short-term adverse effect on the net income of Polycom due to the aforementioned expenses. There can be no assurance that Polycom will not make additional material charges in subsequent quarters to reflect additional costs associated with the Merger.

    SHARES ELIGIBLE FOR FUTURE SALE. Polycom will issue approximately 8,402,023 shares of Polycom Common Stock in the Merger and will assume options to purchase ViaVideo Common Stock which shall be convertible into 1,342,356 shares of Polycom Common Stock. Polycom has agreed to register the resale of such shares with the Commission within thirty (30) days of the Effective Time and to keep such registration effective for a period of two (2) years. In general, after registration, such shares will be freely tradable following the Merger. The sale of any of these shares may cause substantial fluctuations in the price of Polycom Common Stock over short time periods.

    VOLATILITY OF STOCK PRICES; VALUE OF CONSIDERATION DEPENDS ON PRICE OF POLYCOM COMMON STOCK. Polycom's Common Stock has experienced substantial price volatility and can be expected to continue to experience substantial volatility in response to actual or anticipated quarterly variations in operating results, announcements of technological innovations or new products by Polycom or its respective competitors, developments related to patents or other intellectual property rights, developments in Polycom's relationships with its respective customers, distributors or suppliers, acquisitions or divestitures of other companies in the teleconferencing industry, and other events or factors. In addition, any shortfall or changes in revenue, gross margins, earnings, or other financial results from analysts' expectations could cause the price of Polycom Common Stock to fluctuate significantly. In recent years, the stock market in general has experienced extreme price and volume fluctuations, which have particularly affected the market price of many technology companies and which have often been unrelated to the operating performance of those companies. These broad market fluctuations may adversely affect the market price of Polycom Common Stock.

    Fluctuations in the prices of Polycom Common Stock could affect the value of the merger consideration and the Exchange Ratio. Under the terms of the Reorganization Agreement, the shares of ViaVideo capital stock issued and outstanding at the Effective Time will be converted into the right to receive shares of Polycom Common Stock. While the Exchange Ratio will be adjusted under certain circumstances based on the closing sale prices of Polycom Common Stock during the ten (10) trading days immediately preceding (and including) the second trading day prior to the Effective Time, the value of the consideration to be received by holders of ViaVideo Common Stock upon the Merger will depend on the value of Polycom Common Stock. See "The Merger and Related Transactions--The Merger Consideration-- Conversion of Shares." There can be no assurance that the market price of Polycom Common Stock on and after the Effective Time will not be higher or lower than their respective prices on the last trading day prior to the public announcement of the Merger, the second trading day prior to the Effective Time or any other date. Stockholders should obtain and consider recent trading prices of Polycom Common Stock in determining whether to vote in favor of the Reorganization Agreement and the consummation of the Merger.

    POTENTIAL UNAVAILABILITY OF "POOLING OF INTERESTS" ACCOUNTING TREATMENT OF MERGER. The Merger is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of Polycom and ViaVideo will be carried forward to the Combined Company at their recorded amounts, income from the Combined Company will include income from Polycom and ViaVideo for the entire fiscal period in which the combination occurs and the reported income of the separate companies for prior periods will be combined and restated as the results of operations of the Combined Company. Availability of pooling-of-interests accounting treatment is a condition to consummation by Polycom and ViaVideo of the Merger, although such condition may be waived by mutual agreement of Polycom and ViaVideo. At the present time, Polycom and ViaVideo do not intend to waive such pooling-of-interests accounting treatment as a condition of the Merger.

    Under the pooling-of-interest rules, none of the officers, directors or affiliates of either of the combining companies may sell any shares of either of the combining companies (except for certain de minimis sales) until the Combined Company releases financial results covering at least thirty days of combined operations of Polycom and ViaVideo. Accordingly, pooling-of-interests accounting treatment for the Merger as of such time may not be available because of sales by such stockholders (except for certain de minimis sales) after the consummation of the Merger and prior to the time the Combined Company releases such financial results. As a result of the unavailability of such accounting treatment, the Merger would be accounted for under the purchase method of accounting, which would have the effects discussed below. Each of the current officers, directors and affiliates of ViaVideo and each of the current officers, directors and affiliates of Polycom have entered into affiliate agreements agreeing to comply with this restriction.

    There can be no assurance that an officer, director or affiliate of either company will not sell shares of Polycom or ViaVideo stock or that all requirements necessary to qualify for pooling of interests will be met. If any of such events occur prior to consummation of the Merger, then neither company is required to consummate the Merger. However, if both companies nevertheless elected to consummate the Merger, the Merger would necessarily be accounted for under the purchase method of accounting, which would require ViaVideo's assets to be recognized at their fair value and any excess of the purchase price over such fair value to be recognized as goodwill on Polycom's balance sheet. The goodwill would thereafter be amortized as an expense over its anticipated useful life. The impact of such treatment would have a material adverse effect on the Combined Company's results of operations. If any such events occur subsequent to consummation of the Merger and prior to the release of the financial results covering at least thirty days of combined operations, the Merger would also be required to be accounted for under the purchase method of accounting, which could have a material adverse effect on the Combined Company's results of operations as described above.

    POTENTIAL CONFLICTS OF INTEREST. In considering the recommendation of the Polycom Board with respect to the Merger, stockholders of Polycom should be aware that certain officers and directors of Polycom and ViaVideo have interests in the Merger that are in addition to the interests of Polycom stockholders generally. Craig B. Malloy, Michael J. Hogan, Michael L. Kenoyer, Patrick D. Vanderwilt, Errol R.

Williams and David N. Hein have entered into Employment Agreements which provide for continuation of each person's salary and benefits for up to an eighteen (18) month period in the event that his employment is terminated without cause. Furthermore, the Reorganization Agreement provides that after the Effective Time, Polycom will cause ViaVideo to indemnify and hold harmless the present and former officers, directors, employees and agents of ViaVideo in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under ViaVideo's then effective Certificate of Incorporation and Bylaws or any indemnification agreement with ViaVideo officers and directors to which ViaVideo is a party, in each case in effect on March 1, 1997. Polycom and ViaVideo have also entered into services agreements between the companies whereby each company will provide consulting and administrative support services, upon request, to the other for a fee. Mr. Bandel Carano is a member of both the Polycom and ViaVideo Boards, and as such Mr. Carano left the Polycom Board meeting prior to the discussions regarding the approval of the Merger and abstained from voting on the Merger in his capacity as a director of Polycom. Mr. Carano is a general partner of Oak Investment Partners which is a significant stockholder in both Polycom and ViaVideo. Mr. Swartz was a member of the PictureTel Board of Directors as well as the Polycom Board at the time of approval of the Merger and abstained from voting on the Merger in his capacity as a director of Polycom. Mr. Swartz has subsequently resigned from the PictureTel Board of Directors. Brobeck, Phleger & Harrison LLP represented Polycom in the negotiation of the Reorganization Agreement and is representing ViaVideo with respect to matters required to close the transactions contemplated thereby. Gunderson Dettmer Stough Villaneuve Franklin and Hachigian LLP represented ViaVideo in the negotiation of the Reorganization Agreement and is representing Polycom with respect to matters required to close the transactions contemplated thereby. Brobeck, Phleger & Harrison LLP is currently representing ViaVideo in pending litigation. See "The Merger and Related Transactions-- Interests of Certain Persons in the Merger" and "Business of ViaVideo--Litigation."

RISKS RELATING TO POLYCOM

    POTENTIAL FLUCTUATIONS IN OPERATING RESULTS AND FUTURE GROWTH
RATE. Polycom's operating results have fluctuated in the past and may fluctuate in the future as a result of a number of factors, including market acceptance of the next generation of ShowStation products and other new product introductions and product enhancements by Polycom or its competitors, the prices of Polycom's or its competitors' products, the mix of products sold, the mix of products sold directly and through resellers, fluctuations in the level of international sales, the cost and availability of components, manufacturing costs, the level of warranty claims, changes in Polycom's distribution network, the level of royalties to third parties and changes in general economic conditions. In addition, competitive pressure on pricing in a given quarter could adversely affect Polycom's operating results for such period, and such price pressure over an extended period could materially adversely affect Polycom's long-term profitability. Polycom's ability to maintain or increase net revenues will depend upon its ability to increase unit sales volumes of its SoundStation, SoundStation Premier and SoundPoint families of audioconferencing products and the dataconferencing line of products, currently comprised of the ShowStation products, and any new products or product enhancements. There can be no assurance that Polycom will be able to increase unit sales volumes of existing products, introduce and sell new products or reduce its costs as a percentage of net revenues.

    From inception through the nine month period ended September 30, 1995, the Company incurred losses from operations, primarily as a result of its investments in the development of its products and the expansion of its sales and marketing, manufacturing and administrative organizations. The Company achieved profitability in the fourth quarter of 1995 and generated a small operating income in each quarter of fiscal 1996. The Company incurred an operating loss in the first and second quarter of 1997. The Company intends to continue to invest significantly in research and development, and plans to operate with an operating loss or break-even results, excluding acquisition expenses, through the third quarter of 1997. There can be no assurance that the Company will achieve its operating plans or achieve profitable operations in any subsequent period.

    Polycom typically ships products within a short time after receipt of an order, does not usually have a significant backlog and backlog fluctuates significantly from period to period. As a result, backlog at any point in time is not a good indicator of future net revenues and net revenues for any particular quarter cannot be predicted with any degree of accuracy. Accordingly, Polycom's expectations for both short- and long-term future net revenues are based in large part on its own estimate of future demand and not on firm customer orders. In addition, Polycom has in the past received orders and shipped a substantial percentage of the total products sold during a particular quarter in the last several weeks of the quarter. In some cases, these orders have consisted of distributor stocking orders and Polycom has from time to time provided special incentives for distributors to purchase more than the minimum quantities required under their agreements with Polycom. Therefore, Polycom has been uncertain, throughout most of each quarter, as to the level of revenues it will achieve in the quarter and the impact that distributor stocking orders will have on revenues and gross margins in that quarter and subsequent quarters. In addition, because a substantial percentage of product sales occur at the end of the quarter, product mix and therefore gross margins are difficult to predict. Further, there can be no guarantee that Polycom's contract manufacturers will be able to meet product demand before the quarter ends. Polycom anticipates that this pattern of sales will continue in the future. Expense levels are based, in part, on these estimates and, since Polycom is limited in its ability to reduce expenses quickly if orders and net revenues do not meet expectations in a particular period, operating results would be adversely affected. In addition, a seasonal demand may develop for Polycom's products in the future. Due to all of the foregoing factors, it is likely that in some future quarter Polycom's operating results will be below the expectations of public market analysts and investors. In such event, the price of Polycom's Common Stock would likely be materially adversely affected.

    Polycom's future growth is substantially dependent on net revenues generated from sales of Polycom's next generation of ShowStation products. In November 1995, Polycom began customer shipments of its first generation ShowStation products. Dataconferencing is an emerging market and there can be no assurance that it will develop sufficiently to enable Polycom to achieve broad commercial acceptance of its ShowStation products. Because the dataconferencing market is relatively new and evolving, and because current and future competitors are likely to introduce competing dataconferencing products, it is difficult to predict the rate at which demand for Polycom's next generation of ShowStation products will grow, if at all, or to predict the level of future growth, if any, of the dataconferencing market. If the dataconferencing market fails to grow, or grows more slowly than anticipated, Polycom's business, operating results and financial condition will be materially adversely affected. Although there are currently no products in the dataconferencing market that offer all of the same functions and features as the next generation of ShowStation products, there are products that enable users to participate in a dataconference and other products, such as multimedia presentation products, that are not designed primarily for dataconferencing but can be used to provide a dataconferencing solution. There can be no assurance that the market for dataconferencing products with the functions and features of the next generation of ShowStation products will achieve broad commercial acceptance or that the market for Polycom's new ShowStation product will grow.

    Even if the market for dataconferencing products does develop, there can be no assurance that Polycom's next generation of ShowStation products will achieve commercial success within such market. Due to the unique nature of the new ShowStation products, Polycom believes it will be required to incur significant expenses for sales and marketing, including advertising, to educate potential customers as to the desirability of ShowStation. Polycom also expects to incur substantially longer sales cycles with respect to its ShowStation products than has been the case for the SoundStation products. In addition, the list price of the ShowStation products, which is significantly higher than the SoundStation product, could significantly limit consumer acceptance of the ShowStation products. Furthermore, given the significant differences between the SoundStation and the ShowStation products, Polycom is developing new distribution channels for the ShowStation products and there can be no assurance that Polycom will be successful selling the next generation of ShowStation products through these distribution channels. In addition, Polycom's ShowStation products comply with certain layers of the emerging T.120 standard. Increasing market acceptance and longevity of the T.120 standard is in part a function of user acceptance and the incorporation of the T.120 standard into personal computer operating systems, teleconferencing appliances and the network infrastructure and is therefore difficult to predict. Because of Polycom's focus on the T.120 standard, Polycom's operating results would be materially adversely affected if another technology were to significantly challenge or replace the emerging T.120 industry standard. Broad commercialization of Polycom's next generation of ShowStation products will require Polycom to overcome significant technological and market development obstacles, many of which may not be currently foreseen.

    Polycom's new ShowStation products are extremely complex and because of the recent introduction of these products, Polycom has had limited experience with respect to the performance and reliability of these products. Polycom is in the process of finalizing negotiations with a potential contract manufacturer of its next generation of ShowStation products. If Polycom's new ShowStation products have performance, reliability or quality problems or shortcomings, then Polycom may experience reduced orders, higher manufacturing costs and additional warranty and service expenses which would have a material adverse effect on Polycom's business, financial condition and results of operations. For example, Polycom chose to stop shipments of its ShowStation products from mid-January 1996 through the end of February 1996 to correct software and other technical problems identified by initial customers. There can be no assurance that the new ShowStation will be able to achieve or sustain commercial acceptance, that sales of the new ShowStation products will account for a material part of Polycom's net revenues or that Polycom will be able to achieve volume manufacturing. Failure of the next generation of ShowStation products to achieve or sustain commercial acceptance, or of Polycom or its contract manufacturer to achieve volume manufacturing would have a material adverse effect on Polycom's business, financial condition and results of operations.

    SALES AND DISTRIBUTION. Polycom sells its SoundStation and ShowStation products primarily through resellers. Polycom's resellers accounted for approximately 74%, 71%, 67% and 71% of Polycom's net revenues in 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively. ConferTech accounted for 14% and 11% of net revenues in 1994 and 1995, respectively, and 2Confer/Mutare, Inc. accounted for 11% in 1994. No other customer or reseller accounted for more than 10% of Polycom's net revenues during the periods indicated and no customer or reseller accounted for more than 10% of net revenues in 1996. Resellers generally offer products of several different companies, including products that compete with Polycom's products. Accordingly, these resellers may give higher priority to products of other suppliers, thus reducing their efforts to sell Polycom's products. Agreements with resellers may be terminated at any time. A reduction in sales effort or termination of a distribution relationship by one of Polycom's resellers could have a material adverse effect on future operating results. Use of resellers also entails the risk that resellers will build up inventories in anticipation of a growth in sales. If such sales growth does not occur as anticipated by these resellers, these resellers may substantially decrease the amount of product ordered in subsequent quarters, causing or contributing to fluctuations in Polycom's future operating results. Furthermore, although Polycom takes steps to reduce channel conflict, sales by Polycom's direct sales force to potential and current customers of these resellers could have an adverse effect on Polycom's reseller relationships. The teleconferencing distribution industry has historically been characterized by rapid change, including consolidations and financial difficulties of certain resellers and the emergence of alternative distribution channels. In addition, there is an increasing number of companies competing for access to these channels. The loss or ineffectiveness of any of Polycom's major resellers could have a material adverse effect on Polycom's operating results. There can be no assurance that Polycom will be able to successfully sell its products through any new channels that Polycom may be required to develop as a result of the foregoing or any other factors. Polycom commenced customer shipments of its first generation ShowStation in November 1995. Polycom is in the process of negotiating with potential distributors of its next generation of ShowStation products. Polycom currently has only one distribution agreement with respect to its next generation ShowStation product. Polycom entered into a distribution agreement with 3M in March, 1997, and such agreement has certain exclusivity provisions and minimum purchase requirements. The Company's results of operations with respect to its next generation

ShowStation product, at least in the near term, will be substantially dependent on the success of 3M as a reseller of this next generation product. There can be no assurance that Polycom will be able to successfully develop a distribution network for the next generation of its ShowStation products; if no such distribution nextworks are developed it could have a material adverse effect on Polycom's business, financial condition or results of operations.

    Polycom's net revenues from international sales represented approximately 23%, 24%, 23% and 23% of Polycom's total net revenues in the years ended December 31, 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively. The reduction in the percentage of international net revenues from the 1995 year resulted from initial sales of new products, which were sold primarily in North America. Polycom is planning to establish product distribution centers in the European and Asia Pacific markets in order to better serve its international customers which will increase the costs associated with such international operations. International sales are subject to a number of risks, including changes in foreign government regulations and telecommunications standards, export license requirements, tariffs and taxes, other trade barriers, fluctuations in currency exchange rates, difficulty in collecting accounts receivable, difficulty in staffing and managing foreign operations and political and economic instability. Sales to international resellers are usually made in U.S. dollars in order to minimize the risks associated with fluctuating foreign currency exchange rates. To date, a substantial majority of Polycom's international sales have been denominated in U.S. currency, however, Polycom expects that in the future more international sales may be denominated in local currencies. Fluctuations in currency exchange rates could cause Polycom's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. In addition, the costs associated with developing international sales may not be offset by increased sales in the short term, or at all.

    RESEARCH AND DEVELOPMENT. Polycom believes that its future success depends in part on its ability to continue to enhance its existing products and to develop new products that maintain technological competitiveness. Polycom's current development efforts are focused on both the audioconferencing and dataconferencing businesses. In the audioconferencing market, Polycom is developing SoundStation and SoundStation Premier product line extensions into the higher and the lower end of the market. In the dataconferencing market, Polycom is devoting significant resources to developing a next generation of its ShowStation products. Polycom intends to expand upon this new product platform through the development of ShowStation options, upgrades and future product generations. There can be no assurance, however, that these products will be made commercially available as expected or otherwise on a timely and cost-effective basis or that, if introduced, these products will achieve market acceptance. Furthermore, there can be no assurance that these products will not be rendered obsolete by changing technology or new product announcements by other companies.

    The audioconferencing and dataconferencing markets are subject to rapid technological change, frequent new product introductions and enhancements, changes in end-user requirements and evolving industry standards. Polycom's ability to remain competitive in this market will depend in significant part upon its ability to successfully develop, introduce and sell new products and enhancements on a timely and cost-effective basis. The success of Polycom in developing new and enhanced products depends upon a variety of factors, including new product selection, timely and efficient completion of product design, timely and efficient implementation of manufacturing, assembly and test processes, product performance at customer locations and development of competitive products and enhancements by competitors. Polycom is currently engaged in the development of several new products and extensions of the SoundStation, SoundStation Premier, SoundPoint and ShowStation products, and expects to continue to invest significant resources in new product development and enhancements to current and future products. In addition, Polycom's introduction of its next generation of ShowStation and other new products could result in higher warranty claims, product returns and manufacturing, sales and marketing and other expenses that could materially adversely affect Polycom's business, financial condition, cash flows or results of operations. There can be no assurance that Polycom will be successful in selecting, developing, manufacturing and marketing, or recognize a return on new products or enhancements. The inability of Polycom to introduce new products or enhancements on a timely and cost-effective basis that contribute significantly to net revenues could have a material adverse effect on Polycom's business, financial condition, cash flows or results of operations. In the past, Polycom has experienced delays from time to time in the introduction of certain of its products. In particular, the introduction of ShowStation was delayed by approximately eighteen months from the originally anticipated date of introduction because of unforeseen technical challenges and difficulties in building core technologies and for approximately six weeks in the first quarter of 1996 shipments were interrupted in order to correct software and other technical problems identified by initial customers. In addition, new product or technology introductions by Polycom's competitors could cause a decline in sales or loss of market acceptance of Polycom's existing products or new products. Further, from time to time, Polycom may announce new products, capabilities or technologies that have the potential to replace Polycom's existing product or future products. There can be no assurance that announcements of product enhancements or new product offerings by Polycom or its competitors will not cause customers to defer or stop purchasing Polycom's products.

    COMPETITION. The market for teleconferencing products is highly competitive and subject to rapid technological change, regulatory developments and emerging industry standards. Polycom expects competition to persist and increase in the future. In the audioconferencing market segment, Polycom's major competitors include Coherent Communications Systems Corporation, NEC, Gentner, Lucent (one of Polycom's resellers), Panasonic and other companies that offer lower cost full duplex speakerphones such as 3Com/U.S. Robotics, Inc. ("3COM/USR") and Hello Direct (one of Polycom's resellers). Hello Direct offers a competitive product under the Hello Direct name through an OEM relationship with Gentner. Most of these companies have substantially greater financial resources and production, marketing, engineering and other capabilities than Polycom with which to develop, manufacture, market and sell their products. In addition, all major telephony manufacturers produce hands-free speakerphone units that are a lower cost, lower quality alternative to Polycom's audioconferencing products.

    In the dataconferencing market segment, Polycom's major competitors include Microfield Graphics, Inc. and SMART Technologies, Inc., which have substantially greater financial resources and production, marketing, engineering and other capabilities than Polycom with which to develop, manufacture, market and sell their products. In addition, in this market segment, videoconferencing, PC-based communications solutions and multimedia presentation products may be an alternative for certain applications.

    Polycom believes its ability to compete depends on such factors as reputation, quality, customer support and service, price, features and functions of products, ease of use, reliability, and marketing and distribution channels. Polycom believes it competes favorably with respect to each of these factors. There can be no assurance that Polycom will be able to compete successfully in the future with respect to any of the above factors.

    Polycom expects its competitors to continue to improve the performance of their current products and to introduce new products or new technologies that provide improved performance characteristics. New product introductions by Polycom's competitors could cause a significant decline in sales or loss of market acceptance of Polycom's existing products and future products. For example, 3Com/USR introduced an audioconferencing product that is being sold at a price substantially lower than Polycom's list price for SoundStation. Polycom believes that the possible effects from this ongoing competition may be the reduction in the prices of its products and its other competitors' products or the introduction of additional lower priced competitive products. Although such reduction was not in direct response to the introduction of a lower priced audioconferencing product by 3Com/USR, Polycom reduced the North American list price of its SoundStation product line by 37% in January 1997 which resulted in lower gross margins. Polycom expects this increased competitive pressure may lead to intensified price-based competition, resulting in lower prices and gross margins which would materially adversely affect Polycom's business, financial condition and results of operations. There can be no assurance that Polycom will be able to compete successfully.

    MANUFACTURING. Polycom's manufacturing operations consist primarily of materials planning and procurement, test development and manufacturing engineering. Polycom subcontracts the manufacture of its SoundStation products to International Manufacturing Services, Inc. ("IMS") of Thailand, a global third party contract manufacturer, and is in the process of transferring the manufacturing of the SoundStation Premier products to IMS. IMS is ISO 9002 approved and has British Approvals Board for Telecommunications ("BABT") registration. Polycom's products are quality tested by automated test equipment with final functional tests performed on equipment and with processes developed or approved by Polycom.

    Polycom has recently transferred the manufacturing of its SoundStation Premier product lines to IMS. Polycom manufactures its SoundPoint product through General Electronics (H.K.) Ltd., a Hong Kong based contract manufacturer. Polycom is in the process of finalizing negotiations with a contract manufacturer for its next generation of ShowStation products. Polycom is located in the San Francisco Bay Area, which has in the past and may in the future experience significant, destructive seismic activity that could damage, destroy or disrupt Polycom's facilities or its operations. Polycom maintains no earthquake insurance for damages or business interruptions. In the event that Polycom or its contract manufactures were to experience financial or operational difficulties that are not covered by insurance, it would adversely affect Polycom's results of operations until Polycom could establish sufficient manufacturing supply through an alternative source, and the effect of such reduction or interruption in supply on results of operations would be material. Polycom believes that there are a number of alternative contract manufacturers that could produce Polycom's products, but in the event of a reduction or interruption of supply, for any reason, it would take a significant period of time to qualify an alternative subcontractor and commence manufacturing, which would have a material adverse effect on Polycom's business, financial condition, cash flows and results of operations.

    Certain key components used in Polycom's products are currently available from only one source and others are available from only a limited number of sources. Components currently available from only one source include certain key integrated circuits and optical elements. Polycom also obtains certain plastic housings, metal castings and other components from suppliers located in Hong Kong and China, and any political or economic instability in that region in the future, or future import restrictions, may cause delays or an inability to obtain such supplies. Polycom has no supply commitments from its suppliers and generally purchases components on a purchase order basis either directly or through its contract manufacturer. Polycom and Polycom's contract manufacturers have had limited experience purchasing volume supplies of components for its SoundStation and ShowStation products, and some of the components included in these products, such as microprocessors and other integrated circuits, have from time to time been subject to limited allocations by suppliers, and there can be no assurance that Polycom will not in the future be subject to component supply allocations that would adversely affect Polycom's operating results. In the event that Polycom or its contract manufacturer were unable to obtain sufficient supplies of components or develop alternative sources as needed, Polycom's operating results could be materially adversely affected. Moreover, operating results could be materially adversely affected by receipt of a significant number of defective components, an increase in component prices or the inability of Polycom to obtain lower component prices in response to competitive price reductions.

    INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS. While Polycom relies on a combination of patent, copyright, trademark and trade secret laws and confidentiality procedures to protect its proprietary rights, Polycom believes that factors such as technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. Polycom currently has seven United States patents issued covering the SoundStation and ShowStation designs, the concept and function of the ShowStation and certain echo cancellation technology that expire in 2007, 2010, 2011, 2012, 2013 and 2015. In addition, Polycom currently has six United States patents pending, five foreign patents issued, which expire in 2001, 2003, 2010, 2016 and 2017, and sixteen foreign patent applications pending.

Polycom, SoundStation Premier, ShowStation, SoundPoint, SoundStation and Polycom logos are registered trademarks of Polycom in the U.S. and various countries. According to federal and state law, Polycom's trademark protection will continue for as long as Polycom continues to use its trademark in connection with the products and services of Polycom. Polycom seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which only afford limited protection. There can be no assurance that others will not independently develop similar proprietary information and techniques or gain access to Polycom's intellectual property rights or disclose such technology or that Polycom can meaningfully protect its intellectual property rights. In addition, there can be no assurance that any patent or registered trademark owned by Polycom will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to Polycom or that any of Polycom's pending or future patent applications will be issued with the scope of the claims sought by Polycom, if at all. Furthermore, there can be no assurance that others will not develop similar products, duplicate Polycom's products or design around the patents owned by Polycom. In addition, there can be no assurance that foreign intellectual property laws will protect Polycom's intellectual property rights.

    Litigation may be necessary to enforce Polycom's patents and other intellectual property rights, to protect Polycom's trade secrets, to determine the validity of and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Polycom's business, financial condition, cash flows or results of operations. There can be no assurance that infringement or invalidity claims by third parties or claims for indemnification resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect Polycom's business, financial condition, cash flows and results of operations. If any claims or actions are asserted against Polycom, Polycom may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that a license will be available under reasonable terms or at all. In addition, Polycom could decide to litigate such claims, which could be extremely expensive and time consuming and could materially adversely affect Polycom's business, financial condition, cash flows or results of operations.

    Polycom incorporates into its ShowStation products software licensed from third parties, including certain communications software which is licensed from DataBeam Corporation ("DATABEAM"), digitizer and pen software which is licensed from Scriptel Corporation ("SCRIPTEL") and Windows software from Microsoft Corporation ("MICROSOFT"). The DataBeam license agreement will terminate in March 2001 if either party has given notice at least 90 days prior to that time of its desire to terminate the agreement. The Scriptel agreement terminates June 30, 1998 but may be extended for six month periods upon mutual agreement of the parties. There can be no assurance that these third-party software licenses will continue to be available to Polycom on commercially reasonable terms. The termination or impairment of these software licenses could result in delays or reductions in new product introductions or product shipments until equivalent software could be developed, licensed and integrated, which would materially adversely affect Polycom's business, financial condition, cash flows, and results of operations.

    EMPLOYEES. Polycom believes that its future success will depend in part on its continued ability to hire, assimilate and retain qualified personnel. Competition for such personnel is intense, and there can be no assurance that Polycom will be successful in attracting or retaining such personnel. The loss of any key employee, the failure of any key employee to perform in his or her current position or Polycom's inability to attract and retain skilled employees, as needed, could materially adversely affect Polycom's business, financial condition, cash flows or results of operations.

RISKS RELATING TO VIAVIDEO

    LITIGATION WITH VTEL CORPORATION; PROPRIETARY RIGHTS. On September 3, 1997, VTEL Corporation ("VTEL") filed a lawsuit in the District Court in Travis County, Texas against ViaVideo and its founders

(who were formerly employed by VTEL). In the lawsuit, VTEL alleges breach of contract, breach of confidential relationship, disclosure of proprietary information, and related allegations. The management of ViaVideo believes that these claims are without merit and intends to defend them vigorously. Also, the management of ViaVideo, after consultation with outside legal counsel, believes that the likelihood of an unfavorable outcome arising from the adjudication of this lawsuit is remote. Nevertheless, the costs of defense, regardless of outcome, could have an adverse effect on the results of operations and financial condition of the Combined Company. If ViaVideo were found to have infringed upon the proprietary rights of VTEL or any other third party, it could be required to pay damages, cease sales of the infringing products, discontinue such products or such other injunctive relief a court may determine, any of which could have a material adverse effect on ViaVideo's and, subsequent to the Merger, on Polycom's business, operating results and financial condition. See "Business of ViaVideo--Legal Proceedings."

    The success and ability of ViaVideo to compete is dependent in part upon its proprietary technology. While ViaVideo relies on trademark, trade secret and copyright laws to protect its technology, ViaVideo believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and customer support are essential to establishing and maintaining a leadership position. ViaVideo currently has one patent application pending and two intent to use trademark applications. There can be no assurance that a patent will issue with the scope of claims sought by ViaVideo, if at all. Once a patent issues, there can be no assurance that it will not be invalidated, circumvented or challenged, or that the rights granted thereunder will provide competitive advantages to ViaVideo. There can be no assurance that others will not develop technologies that are similar or superior to ViaVideo's technology.

    LIMITED OPERATING HISTORY OF VIAVIDEO; UNCERTAIN PROFITABILITY. ViaVideo was incorporated in 1996 and has not commenced shipment of any product. ViaVideo has incurred operating losses since inception and at September 30, 1997, had an accumulated deficit of $5,891,144. ViaVideo's products are designed for the communications equipment industry from which the amount and timing of revenues is uncertain and expected to be subject to significant fluctuation when and if the products experience greater exposure and use. With a limited operating history and no product sales to date, there can be no assurance of revenues from sales of ViaVideo's products following the Merger or that ViaVideo will be able to achieve profitability on a quarterly or annual basis.

    POTENTIAL FLUCTUATIONS IN OPERATING RESULTS. ViaVideo's operating results may be subject to quarterly fluctuations as a result of a number of factors. These factors include the introduction and market acceptance of new products; variations in sales channels, product costs or mix of products sold, sales under distributor agreements; the timing of orders and manufacturing lead times; and changes in general economic conditions and specific economic conditions in the industry, any of which could have an adverse impact on operations and financial results.

    COMPETITION. The videoconferencing industry is highly competitive and is characterized by regular introductions of new, more advanced, and lower cost products. ViaVideo believes the industry's primary competitive factors are video and audio quality, price, ease-of-use, ease-of-installation, features and functionality, and market visibility and recognition.

    There are a number of companies, both domestically and internationally based, that offer products that will compete with ViaVideo's products, including PictureTel, which dominates the group videoconferencing market and which is a significant distributor of Polycom products. Other manufacturers and providers of competitive group videoconferencing systems include, among others, VTEL, CLI (recently acquired by VTEL), Intel, Sony, NEC, Tandberg, Mitsubishi, Panasonic, Fujitsu, British Telecom, General Plesey Telecommunications and Vista Communications Instruments. In addition, with advances in telecommunications standards, connectivity, and video processing technology and the increasing market acceptance of videoconferencing, other established or new companies may develop or market products competitive with ViaVideo's products.

    Significant manufacturers and suppliers of personal videoconferencing products, including many of the companies mentioned above, as well as Creative Labs, Inc., 8X8, Inc., Netscape, Microsoft, VSI, RSI, White Pine, could expand their product lines into competitive group videoconferencing systems or enhance the performance and functionality of personal videoconferencing products to the point where they are more directly competitive with ViaVideo's products.

    Most of ViaVideo's competitors and potential competitors are substantially larger than ViaVideo and benefit from greater financial, marketing, manufacturing, and other resources, greater market presence, recognition, and share, more established distribution channels, and broader product offerings. Although ViaVideo believes it will be positioned well to compete with these companies, there can be no assurance that ViaVideo will be able to compete successfully against current and future competitors and the failure to do so successfully will have a material adverse effect upon ViaVideo's business, operating results and financial condition.

    DEPENDENCE ON NEW PRODUCT DEVELOPMENT; RAPID TECHNOLOGICAL AND MARKET CHANGE. The markets for ViaVideo's products are characterized by changing technology, evolving industry standards and frequent new product introductions. The success of ViaVideo's new products is dependent on several factors, including proper new product definition, product cost, timely completion and introduction of new products, differentiation of new products from those of ViaVideo's competitors and market acceptance of these products. ViaVideo has addressed the need to develop new products through its internal development efforts and joint developments with other companies. There can be no assurance that ViaVideo will successfully identify new product opportunities and develop and bring new products to market in a timely manner, or that products and technologies developed by others will not render ViaVideo's products or technologies obsolete or noncompetitive. The failure of ViaVideo's new products development efforts could have a material adverse effect on Polycom's and ViaVideo's business and results of operations.

    NO MANUFACTURING EXPERIENCE. ViaVideo is still in the development stage with respect to its first videoconferencing product and therefore has no manufacturing experience. ViaVideo is currently in negotiations with potential contract manufacturers, but no assurance can be given that such negotiations will be concluded successfully. There can be no assurance that ViaVideo will be able to manufacture its products in commercial quantities or at acceptable cost structures, if at all.

    DEPENDENCE ON SOLE SUPPLIERS; CERTAIN SOLE SUPPLIERS ARE POTENTIAL COMPETITORS. ViaVideo currently procures from single sources certain key components for its video conferencing product, including certain parts from Sony Electronics, Inc. ("SONY") and Philips Semiconductors, Inc. ("PHILIPS"). ViaVideo purchases these components on a purchase order basis, does not carry significant inventories of these components and does not have any long-term supply contracts with its sole source vendors. ViaVideo's reliance on sole sources entails certain risks, including reduced control over the price, timely delivery, reliability and quality of the components. ViaVideo has designed its products to be compatible with certain integrated circuits produced by Philips and certain video equipment produced by Sony. If ViaVideo could no longer obtain such integrated circuits or video equipment, ViaVideo would incur substantial expense and take substantial time in redesigning its products to be compatible with components from other manufacturers. Additionally, both Sony and Philips are potential competitors of ViaVideo in the video conferencing market which may adversely affect ViaVideo's ability to obtain necessary components. Failure to obtain adequate supplies could prevent or delay product shipments which could materially and adversely affect ViaVideo's business, financial condition and results of operations.

    DEPENDENCE UPON KEY PERSONNEL. Continued development and commercialization of ViaVideo's products also depends substantially upon the continued efforts at ViaVideo of engineering and marketing personnel, and there can be no assurance that such individuals will continue to remain employed by Polycom after the Merger. The loss of the services of any executive officer or other key technical or management personnel of ViaVideo for any reason could have a material adverse effect on the business, operating results and financial condition of the Combined Company.

    The future success of the Combined Company also depends on its continuing ability to identify, hire, train, motivate and retrain other highly qualified technical and managerial personnel. Competition for such personnel is intense. There can be no assurance that the Combined Company will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material and adverse effect upon its business, operating results and financial condition.

                              THE POLYCOM MEETING

DATE, TIME AND PLACE OF THE POLYCOM MEETING

    The Polycom Meeting will be held on December 10, 1997 at 10:00 a.m., local time, located at Polycom's offices located at 2584 Junction Avenue, San Jose, California.

MATTERS TO BE CONSIDERED AT THE POLYCOM MEETING

    At the Polycom Meeting, stockholders of Polycom will be asked to consider and vote upon proposals (i) to approve and adopt the Reorganization Agreement and to approve the consummation of the Merger and (ii) to transact such other business as may properly come before the Polycom Meeting or any postponements or adjournments thereof.

RECORD DATE AND SHARES ENTITLED TO VOTE

    Only holders of record of Polycom Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Polycom Meeting. As of the close of business on the Record Date, there were 19,189,370 shares of Polycom Common Stock outstanding and entitled to vote, held of record by 127 stockholders (although Polycom has been informed that there are approximately 2,100 beneficial owners). A majority, or 9,594,686 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each Polycom stockholder is entitled to one vote for each share of Polycom Common Stock held as of the Record Date.

VOTING OF PROXIES

    The Polycom proxy accompanying this Proxy Statement is solicited on behalf of the Polycom Board for use at the Polycom Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Polycom. All properly executed proxies received by Polycom prior to the vote at the Polycom Meeting, and that are not revoked, will be voted at the Polycom Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Reorganization Agreement and the consummation of the Merger. The Polycom Board does not presently intend to bring any other business before the Polycom Meeting and, so far as is known to the Polycom Board, no other matters are to be brought before the Polycom Meeting. As to any business that may properly come before the Polycom Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. A Polycom stockholder who has given a proxy (other than an irrevocable proxy, such as those delivered pursuant to a Voting Agreement referred to in "The Merger and Related Transactions--Related Agreements--Voting Agreements") may revoke it at any time before it is exercised at the Polycom Meeting by (i) delivering to the Secretary of Polycom a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the Polycom Meeting or (iii) attending the Polycom Meeting and voting in person (however, mere attendance at the meeting will not in and of itself have the effect of revoking the proxy).

VOTE REQUIRED

    Approval of the Reorganization Agreement and the consummation of the Merger by Polycom's stockholders is required by the Delaware General Corporation Law. Such approval requires the affirmative vote of the holders of a majority of the shares of Polycom Common Stock outstanding and entitled to vote. Certain stockholders of Polycom have entered into Voting Agreements and have delivered irrevocable proxies obligating them to vote in favor of the Reorganization Agreement and the consummation of the Merger. As of the Record Date, such stockholders, constituting all executive officers and directors of Polycom and their affiliates, as a group beneficially owned 7,846,225 shares (exclusive of any shares issuable upon the exercise of options) of Polycom Common Stock (constituting approximately 41% of the shares of Polycom Common Stock then outstanding). See "The Merger and Related Transactions-- Related Agreements--Voting Agreements."

    Votes cast by proxy or in person at the Polycom Meeting will be tabulated by the Inspector of Elections appointed for the meeting. The Inspector of Elections will also determine whether or not a quorum is present.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

    The required quorum for the transaction of business at the Polycom Meeting is a majority of the shares of Polycom Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Because approval of the Reorganization Agreement and the consummation of the Merger requires the affirmative vote of a majority of the outstanding shares of Polycom Common Stock entitled to vote thereon, abstentions and broker non-votes will have the same effect as votes against the Reorganization Agreement and the consummation of the Merger. THE ACTIONS PROPOSED IN THIS PROXY STATEMENT ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, ALL BENEFICIAL OWNERS OF POLYCOM COMMON STOCK ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES.

SOLICITATION OF PROXIES AND EXPENSES

    Polycom will bear the cost of solicitation of proxies from its stockholders including preparation, assembly, printing and mailing of the proxy statement. In addition to solicitation by mail, the directors, officers, employees and agents of Polycom may solicit proxies from stockholders by telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Polycom will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Polycom Common Stock and to request authority for the exercise of proxies. In such cases, Polycom, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

BOARD RECOMMENDATION

    THE DISINTERESTED DIRECTORS OF POLYCOM HAVE UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE MERGER AND BELIEVE THAT THE TERMS OF THE REORGANIZATION AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, POLYCOM AND ITS STOCKHOLDERS AND THEREFORE RECOMMEND THAT THE HOLDERS OF POLYCOM COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND THE CONSUMMATION OF THE MERGER. In considering such recommendation, Polycom stockholders should be aware that certain directors and officers of Polycom have interests in the Merger that may present them with potential conflicts of interest. See "The Merger and Related Transactions--Interests of Certain Persons in the Merger."

    THE MATTERS TO BE CONSIDERED AT THE POLYCOM MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF POLYCOM. ACCORDINGLY, POLYCOM STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY.

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

    The Reorganization Agreement provides for the merger of a newly formed, wholly-owned subsidiary of Polycom with and into ViaVideo, with ViaVideo to be the surviving corporation of the Merger and thus to become a wholly-owned subsidiary of Polycom. The discussion in this Proxy Statement of the Merger and the description of the principal terms and conditions of the Reorganization Agreement are subject to and qualified in their entirety by reference to the Reorganization Agreement, a copy of which is attached to this Proxy Statement as APPENDIX A and is incorporated herein by reference. You are urged to read the Reorganization Agreement in its entirety.

CONVERSION OF SHARES

    Upon the consummation of the Merger, each then outstanding share of ViaVideo Common Stock will automatically be converted into the right to receive 1.183684 shares of Polycom Common Stock; however, if the total value of Polycom's Common Stock to be issued (assuming the total amount of shares outstanding and reserved under the ViaVideo Option Plan were to be exercised for ViaVideo Common Stock) in the Merger, based on the average of the closing prices of Polycom's Common Stock as quoted on the Nasdaq National Market System for the ten (10) trading days immediately preceding (and including) the second trading day prior to the Effective Time (the "Total Value") exceeds $90,000,000, the Exchange Ratio shall be reduced such that the Total Value shall be $90,000,000. No fractional shares of Polycom Common Stock will be issued in the Merger. Instead, each ViaVideo stockholder who would otherwise be entitled to receive a fraction of a share of Polycom Common Stock will receive an amount of cash equal to the per share market value of Polycom Common Stock (based on the average closing price of Polycom Common Stock as quoted on the Nasdaq National Market for the ten (10) most recent days that Polycom Common Stock was traded ending on the trading day immediately prior to the Effective Time) multiplied by the fraction of a share of Polycom Common Stock to which the stockholder would otherwise be entitled. Based upon the capitalization of Polycom and ViaVideo as of the date of the Reorganization Agreement, the stockholders of ViaVideo will own Polycom Common Stock representing approximately 30.5% of the Polycom Common Stock outstanding immediately after consummation of the Merger. Polycom will use its best efforts to file a registration statement on Form S-3 with the Commission within thirty (30) days of the Effective Time with respect to such shares of Polycom Common Stock to be issued in the Merger.

CONVERSION OF OPTIONS

    Upon consummation of the Merger, each then outstanding ViaVideo Option will be assumed by Polycom and will automatically be converted into an option to purchase a number of shares of Polycom Common Stock determined by multiplying the number of shares of ViaVideo Common Stock subject to a ViaVideo Option by the Exchange Ratio, at an exercise price per share equal to the exercise price per share of the ViaVideo Option at the time of the Merger divided by the Exchange Ratio rounded up to the nearest whole cent. To avoid fractional shares, the number of shares of Polycom Common Stock subject to an assumed ViaVideo Option will be rounded down to the nearest whole share. The other terms of the ViaVideo Options, including vesting schedules, will remain unchanged. Polycom will file a Registration Statement on Form S-8 with the Commission with respect to the shares of Polycom Common Stock issuable upon exercise of the assumed ViaVideo Options.

    As of the Record Date, 1,134,050 shares of ViaVideo Common Stock were subject to outstanding ViaVideo Options. Upon the assumption of such options by Polycom upon consummation of the Merger, approximately 1,342,356 shares of Polycom Common Stock will be subject to such options.

BACKGROUND OF THE MERGER

    The markets for teleconferencing products became increasingly competitive throughout 1996 and 1997. By early 1997, new enabling technologies began to indicate an apparent shift in the videoconferencing market segment for products to be launched by the end of 1997. In an effort to grow their businesses in an increasingly competitive environment, each of Polycom and ViaVideo has continually evaluated strategic relationships of various forms such as potential OEM arrangements, joint marketing relationships, and potential acquisitions of technologies and companies.

    In November 1996, Craig Malloy, ViaVideo's President, met with Brian Hinman, Polycom's Chairman of the Board and Chief Executive Officer, at Polycom's offices in San Jose, California to preliminarily discuss ViaVideo's product architecture and a possible distribution arrangement for ViaVideo's products. Polycom and ViaVideo executed a nondisclosure agreement and agreed to have further discussions. In late January, 1997, representatives of Polycom met with representatives of ViaVideo in San Jose, California to continue discussions of a possible distribution relationship. Polycom was represented by Mr. Hinman, Mr. Robert Hagerty, its President and Chief Operating Officer and a member of the Board of Directors of Polycom, and Mr. Michael Kourey, its Vice President, Finance and Administration and Chief Financial Officer. ViaVideo was represented by Mr. Malloy. At that meeting, Polycom and ViaVideo finalized a memorandum of understanding (the "MOU") to be executed by Polycom, ViaVideo, and 3M. The MOU granted Polycom and 3M an option to invest in a future Series B financing for ViaVideo in exchange for Polycom and 3M providing technical consultation in their respective areas of expertise. The MOU was subsequently signed by all three parties.

    On January 30, 1997, Messrs. Hinman, Kourey, and other Polycom representatives visited with ViaVideo at their facilities in Austin, Texas. ViaVideo was represented by Mr. Craig Malloy, Mr. Michael Kenoyer, its Vice President of Engineering and Mr. William Paape, its Chief Financial Officer. At the meeting, Polycom and ViaVideo discussed the potential details of the investment in ViaVideo and the parameters of distribution agreement between the two companies.

    In a series of telephonic meetings between February 10, 1997 and February 25, 1997, representatives of Polycom and ViaVideo held telephonic meetings to continue discussing a potential distribution relationship. Throughout these meetings, the parties discussed the business position of each company and the complementary natures of the infrastructure, distribution channels and proprietary technology of Polycom and the next-generation videoconferencing technology of ViaVideo. At this time, however, the parties only discussed potential joint distribution efforts, not a business combination.

    On March 5, 1997, the Polycom Board held a regular meeting at which, among other matters, the Polycom Board discussed the relative merits of investing in ViaVideo, entering into a distribution agreement with ViaVideo and a possible business combination between Polycom and ViaVideo. The Polycom Board did not discuss financial terms of a combination of the companies.

    On March 17, 1997 and March 18, 1997, Messrs. Hinman, Hagerty and Malloy met in San Jose, California to discuss the issues and opportunities facing both companies and the benefits and obstacles of a business combination of the two companies. At this time, the parties discussed numerous possible combinations, including granting Polycom an option to purchase ViaVideo or a purchase transaction and the timing of any potential business combination.

    On March 18, 1997, the ViaVideo Board held a regular meeting at which, among other matters, the ViaVideo board discussed the relative merits of a distribution agreement and a possible business combination of Polycom and ViaVideo and granting Polycom an option to purchase ViaVideo. The ViaVideo Board instructed ViaVideo's management to continue pursuing talks with Polycom regarding a business combination rather than an option to purchase ViaVideo.

    In early April, Mr. Hagerty established a cross-functional team to identify and highlight the risks to Polycom created by the potential combination of Polycom and ViaVideo (a "RED TEAM"). The Red Team consisted of representatives from the sales, finance, engineering, manufacturing and marketing organizations. The team published their report on May 6, 1996.

    On April 4, 1997, Mr. Hinman and other employees of Polycom met with Messrs. Collier and Malloy in Austin, Texas to assess ViaVideo's technical expertise, product stage and to discuss other engineering due diligence issues. These discussions did not address any financial or structural terms of a possible business combination. Simultaneously, Mr. William Paape, Chief Financial Officer of ViaVideo, and Mr. Kourey began preparing a joint business model in San Jose, California.

    On April 8, 1997, representatives from Polycom traveled to ViaVideo's facilities in Austin, Texas to perform technical due diligence on ViaVideo's technology and determine ViaVideo's progress toward commercializing their first videoconferencing product. Polycom was represented by Mr. Ardeshir Falaki, Vice President of Dataconferencing Engineering. Mr. Gil Pearson, Vice President of Audioconferencing Engineering, Mr. Jeff Rodman, Polycom Co-Founder and Fellow; Mr. Pasquale Romano, Director of Advanced Development and Mr. Robert Dye, Director of Dataconferencing Product Marketing. ViaVideo's entire technical team participated in the review.

    On April 8, 1997 and April 10, 1997, representatives of Polycom and ViaVideo and their respective legal advisors held telephonic meetings to discuss the potential structure of a business combination and other financial and legal issues.

    On April 30, 1997, Messrs. Hinman, Hagerty and Kourey met with Mr. Malloy and Mr. Michael Kenoyer, the Chief Technical Officer and Secretary of ViaVideo, in San Jose, California. The parties discussed the terms of potential employment agreements for certain key employees of ViaVideo and financial terms of a proposed business combination.

    Between May 1, 1997 and May 4, 1997, there were numerous telephone conferences between the companies and Polycom's financial advisors regarding potential financial terms of a transaction, including maximum and minimum valuations for ViaVideo and breakup fees, as well as the terms of potential employment agreements and structural issues to the proposed business combination.

    On May 5, 1997, Messrs. Hinman and Hagerty met with Mr. Malloy in San Jose, California to prepare a presentation regarding the proposed merger to the Polycom Board. On May 6, 1997, the Polycom Board held a regular meeting. The senior management of Polycom presented a strategic overview and financial models of the potential business combination, possible alternative structures of the transaction, and organizational assimilation issues involved with the combination of the two companies, including a summary of the findings of the Red Team. The Polycom Board then held a lengthy and detailed discussion of these issues, focusing on the various strategic options and alternatives available to Polycom. At the conclusion of the meeting, the Polycom Board directed Polycom's senior management to continue negotiating with ViaVideo. ViaVideo's senior management made a similar presentation to the ViaVideo Board on May 13, 1997. After much discussion, the ViaVideo Board instructed ViaVideo's senior management to continue negotiating with Polycom.

    Between May 14, 1997 and May 22, 1997, Messrs. Hinman and Kourey met several times with Mr. Malloy and other representatives of ViaVideo in Austin, Texas. These meetings included discussions regarding potential terms of a reorganization agreement including termination clauses and conditions to closing, as well as discussions of financial terms. Mr. Hinman and Mr. Malloy discussed a fixed exchange ratio deal that would result in approximately 10 million Polycom shares being issued in exchange for outstanding ViaVideo shares and options, including options available for grant. The value of the transaction was based on Polycom's internal reviews of ViaVideo's business, both strategic and financial. During this period, Mr. Malloy and Mr. Hinman also discussed walk-away rights for ViaVideo as well as adjustments to the exchange ratio if Polycom's share price exceeded certain limits. Both parties indicated that acceptance of such a deal would be subject to due diligence reviews and input from their respective financial advisors.

    Between June 3, 1997 and June 5, 1997, and on June 10, 1997, representatives of the management of Polycom and ViaVideo and their legal advisors met to negotiate the terms of a definitive acquisition agreement.

    The Polycom Board held a special meeting on June 11, 1997 at which following presentations by its financial and legal advisors, the Polycom Board, among other things, (i) determined that it would be in the best interests of the Polycom stockholders to consummate the Merger, (ii) approved the form and terms of the Reorganization Agreement and (iii) authorized Polycom's officers to undertake all acts necessary or desirable to effectuate the Merger.

    The ViaVideo Board held a special meeting on June 11, 1997 at which following presentations by its legal advisors, the ViaVideo Board, among other things, (i) determined that it would be in the best interests of the ViaVideo stockholders to consummate the Merger, (ii) approved the form and terms of the Reorganization Agreement and (iii) authorized ViaVideo's officers to undertake all acts necessary or desirable to effectuate the Merger.

    Following the Polycom and ViaVideo Board meetings, the Reorganization Agreement was signed.

    On June 11, 1997, Polycom and ViaVideo issued a joint news release announcing the Merger.

REASONS FOR THE MERGER

    POLYCOM'S REASONS FOR THE MERGER.

    The Polycom Board has identified several potential benefits of the Merger that it believes will contribute to the success of the Combined Company. These potential benefits include the ability to (i) combine ViaVideo's lead in next generation videoconferencing technologies and ViaVideo's technical and professional resources with Polycom's strong distribution channels to embed leading edge technologies into future products, (ii) to create a highly recognized brand name, and (iii) to capitalize upon the technological lead of ViaVideo in order to introduce technologically advanced new products into the market prior to the competition, and (iv) to be the only manufacturer of teleconferencing products in all media: audio, video and data.

    In the course of its discussions and formal meetings, the Polycom Board reviewed with Polycom's management a number of factors relevant to the Merger, including the strategic overview and prospects for Polycom, its products and its finances. The Polycom Board also considered, among other matters, (i) information concerning Polycom's and ViaVideo's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position; (ii) the financial condition, results of operations and businesses of Polycom and ViaVideo before and after giving effect to the Merger; (iii) the opinion of Montgomery rendered at the June 11, 1997 meeting of the Polycom Board that the consideration to be paid for the ViaVideo Common Stock pursuant to the Merger is fair, from a financial point of view, to Polycom as of the date of such opinion; (iv) current financial market conditions and historical market prices, volatility and trading information with respect to Polycom Common Stock; (v) the consideration to be received by ViaVideo stockholders in the Merger and the relationship between the market value of Polycom Common Stock to be issued in exchange for each share of ViaVideo Common Stock and Polycom's per share reported earnings, earnings before interest and taxes and certain other measures; (vi) a comparison of selected recent acquisition and merger transactions involving high-technology companies; (vii) the belief that the terms of the Reorganization Agreement, including the parties' respective representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; (viii) the ability of Polycom to devote management time and energy to the integration and assimilation of ViaVideo's business and organization should the Merger be consummated; (ix) the fact that the Merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the financial statements of Polycom as a result thereof; and (x) reports from management, financial advisors and legal advisors as to the results of their due diligence investigation of

ViaVideo. The Polycom Board also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to (i) the risk that the benefits sought to be achieved in the Merger will not be so achieved, and (ii) the other risks described above under "Risk Factors."

    In view of the wide variety of factors considered by the Polycom Board, the Polycom Board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in approving the Reorganization Agreement and Merger. However, after taking into account all of the factors set forth above, the Polycom Board determined that the Reorganization Agreement and Merger were in the best interests of Polycom and its stockholders and that Polycom should proceed with the Reorganization Agreement and the Merger.

    VIAVIDEO'S REASONS FOR THE MERGER.

    ViaVideo's reasons for the Merger include, among others, the opportunity to
(i) leverage Polycom's infrastructure and distribution channels to obtain faster, broader and more efficient development, production, sales and support for its products, while avoiding duplication of costly infrastructures, reducing administrative expenses, creating instant brand-name recognition of a leading teleconferencing equipment provider, integrating with dataconferencing products, and other factors; (ii) focus on core competencies of research and development and marketing; (iii) share in the benefits of Polycom's existing and new products while reducing risks inherent in start-up companies; (iv) allow for technological collaboration with Polycom with regard to new and existing products; (v) to capitalize on Polycom's expertise in global homologation issues; and (ivi) realize market synergies by forming a company with the potential to offer a complete line of products to meet a customer's audio, video and data conferencing needs.

OPERATIONS FOLLOWING THE MERGER

    Following the Merger, ViaVideo will continue its operations as a wholly-owned subsidiary of Polycom. Upon consummation of the Merger, the members of ViaVideo's Board will be Messrs. Brian L. Hinman, Michael R. Kourey and Robert C. Hagerty. The membership of the Polycom Board will remain unchanged as a result of the Merger. The stockholders of ViaVideo will become stockholders of Polycom, and their rights as stockholders will be governed by Polycom's Certificate of Incorporation and Bylaws and the laws of the State of Delaware. See "Comparison of Rights of Stockholders of Polycom and ViaVideo."

FAIRNESS OPINION OF FINANCIAL ADVISOR

    Pursuant to an engagement letter dated May 23, 1997 (the "ENGAGEMENT LETTER"), Polycom retained Montgomery to render a fairness opinion in connection with the consideration by Polycom of the Merger. Montgomery is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Polycom selected Montgomery to render such an opinion on the basis of Montgomery's experience and expertise in transactions similar to the Merger and its reputation in the networking and telecommunications and the investment community.

    On June 11, 1997, Montgomery delivered to the Polycom Board its oral opinion, subsequently confirmed in writing as of the same date, that the consideration to be paid by Polycom in the Merger was fair to Polycom from a financial point of view, as of that date. The amount of such consideration was determined pursuant to negotiations between Polycom and ViaVideo and not pursuant to recommendations of Montgomery. No limitations were imposed by Polycom on Montgomery with respect to the investigations made or procedures followed in rendering its opinion.

    THE FULL TEXT OF MONTGOMERY'S WRITTEN OPINION TO THE POLYCOM BOARD IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF THE MONTGOMERY OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE MONTGOMERY OPINION IS DIRECTED TO THE POLYCOM

BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF POLYCOM OR VIAVIDEO AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE MONTGOMERY OPINION ADDRESSES ONLY THE FINANCIAL FAIRNESS TO POLYCOM OF THE CONSIDERATION TO BE PAID BY POLYCOM AND DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER OR ANY ALTERNATIVES TO THE MERGER, POLYCOM'S UNDERLYING DECISION TO PROCEED WITH OR EFFECT THE MERGER OR ANY OTHER ASPECT OF THE MERGER. IN FURNISHING ITS OPINION, MONTGOMERY DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT, OR THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT, AND STATEMENTS TO SUCH EFFECT ARE INCLUDED IN THE TEXT OF THE MONTGOMERY OPINION.

    In connection with its opinion, Montgomery, among other things: (i) reviewed certain publicly available financial and other data with respect to Polycom, including the consolidated financial statements for recent years and interim periods to March 31, 1997, and certain other relevant financial and operating data relating to Polycom and ViaVideo, including financial statements of ViaVideo for the period January 1 through March 31, 1997, made available to Montgomery from published sources and from the internal records of Polycom and ViaVideo; (ii) reviewed the financial terms and conditions of the June 10, 1997 draft of the Reorganization Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Polycom Common Stock; (iv) compared ViaVideo from a financial point of view with certain other companies in the teleconferencing and related telecommunications equipment industry which Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the networking and communications industry which Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Polycom and ViaVideo certain information of a business and financial nature regarding Polycom and ViaVideo, furnished to Montgomery by them, including financial forecasts and related assumptions of ViaVideo furnished to Montgomery by management of ViaVideo (the "VIAVIDEO FORECASTS"), including base case forecasts ("VIAVIDEO FORECASTS BASE CASE"), downside case forecasts and upside case forecasts prepared by ViaVideo in consultation with Polycom, and financial forecasts and related assumptions of Polycom furnished to Montgomery by Polycom or obtained from a Montgomery research report (the "POLYCOM FORECASTS"); (vii) made inquiries regarding and discussed the Merger and the Reorganization Agreement and other matters related thereto with Polycom's counsel; and (viii) performed such other analyses and examinations as Montgomery deemed appropriate.

    In connection with its review, Montgomery did not assume any obligation independently to verify such information and assumed and relied on its being accurate and complete in all material respects. With respect to the ViaVideo Forecasts provided to Montgomery by ViaVideo's management and the financial forecasts for Polycom obtained by Montgomery from Polycom and from a Montgomery research report, upon the advice of management of Polycom and with the consent of the Polycom Board, Montgomery assumed for purposes of its opinion that the forecasts (including ViaVideo's assumption regarding product commercialization and shipment) have been reasonably prepared and provide a reasonable basis upon which Montgomery could form its opinion and that, in the case of the ViaVideo Forecasts provided by ViaVideo and the Polycom Forecasts provided by Polycom, they have been prepared on bases reflecting the best available estimates and judgments of Polycom's and ViaVideo's respective managements at the time of preparation as to the future financial performance of Polycom and ViaVideo, respectively. Neither Polycom nor ViaVideo publicly discloses internal management forecasts of the type provided to Montgomery by the managements of Polycom and ViaVideo in connection with Montgomery's review of the Merger. Such forecasts were not prepared with a view toward public disclosure. In addition, such forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. Montgomery has assumed no liability for such forecasts. Montgomery also assumed that there have been no material changes in Polycom's or ViaVideo's respective assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Montgomery. Montgomery relied on advice of counsel and independent accountants to Polycom as to all legal and financial reporting matters with respect to

Polycom, the Merger and the Reorganization Agreement. Montgomery assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. In addition, Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Polycom or ViaVideo, nor was Montgomery furnished with any such appraisals. Montgomery also assumed that the Merger will be recorded as a pooling of interests under generally accepted accounting practices. Finally, Montgomery's opinion is based on economic, monetary and market and other conditions, including the price per share of Polycom Common Stock as in effect on, and the information made available to Montgomery as of, June 11, 1997.

    Set forth below is a brief summary of the report presented by Montgomery to the Polycom Board on June 11, 1997 in connection with its opinion.

    COMPARABLE COMPANY ANALYSIS. Based on public and other available information, Montgomery calculated the multiples of aggregate value (defined as equity value plus net debt, cash consideration and deferred taxes) to estimated calendar year 1998 revenue for six companies in the teleconferencing and related telecommunications equipment industry: CIDCO, Inc.; Coherent Communications Systems Corp.; PictureTel Corporation; VTEL Corporation; Videoserver, Inc. and Polycom. Such analysis indicated a mean and median multiple of estimated calendar year revenue of 1.5x and 1.0x, respectively, with an assessed range of 0.7x to 1.7x, implying ranges of the aggregate value of ViaVideo of $21.9 to $53.2 million based on the ViaVideo Forecast Base Case.

    COMPARABLE TRANSACTIONS ANALYSIS. Montgomery reviewed the consideration paid in 111 acquisitions of networking and communications companies announced since January 1993. Montgomery analyzed the aggregate value of the consideration paid in such transactions as a multiple of the target companies' last twelve months ("LTM") revenues and LTM net income. Such analysis yielded the following mean and median multiples: 7.1x and 3.5x LTM revenue, and 44.8 and 40.5 LTM net income, respectively. However, because the ViaVideo Forecasts provided by management of ViaVideo indicate that ViaVideo is not expected to generate significant revenue until 1998 or to be profitable until 1999, Montgomery deemed this method not meaningful in deriving a valuation for ViaVideo.

    No other company or transaction used in the comparable company or comparable transactions analysis as a comparison is identical to Polycom, ViaVideo or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Polycom and the Merger are being compared.

    DISCOUNTED CASH FLOW ANALYSIS. Montgomery applied a discounted cash flow analysis to the financial cash flow forecasts for ViaVideo for calendar years 1997 through 2001, based on the ViaVideo Forecasts. In conducting this analysis, Montgomery first calculated the present values of the forecasted cash flows. Second, Montgomery estimated the aggregate value of ViaVideo at the end of 2001 by applying multiples to ViaVideo's estimated 2001 net income and revenue, which multiples ranged from 20x to 24x in the case of net income and 1.0x to 2.0x in the case of revenue. Such cash flows and aggregate values were discounted to present values using discount rates ranging from 30% to 40%, chosen to reflect different assumptions regarding ViaVideo's cost of capital, and such present values were then increased by ViaVideo's net cash. This analysis indicated imputed equity value ranges of ViaVideo of $21.7 to $68.6 million based on the ViaVideo Forecast Base Case.

    PRIVATE PLACEMENT VALUATION ANALYSIS. Montgomery reviewed the theoretical valuations of ViaVideo in a private placement based on the return that a private equity investor would likely require. In performing this analysis, Montgomery reviewed ViaVideo's estimated net income in calendar year 2000, as set forth in the ViaVideo Forecasts, and conservatively discounted such net income by factors ranging from 10% to 20%. Montgomery then applied to such discounted net income internal rates of return ranging from 30% to 40%, representing the anticipated returns that would be required by private equity investors, and to such result applied price to earnings multiples ranging from 14.0x to 18.0x. Such analysis indicated, based on the ViaVideo Forecast Base Case, equity valuations of ViaVideo ranging from $44.9 to 75.4 million.

    PRO FORMA EARNINGS ANALYSIS. Using the ViaVideo Forecasts with respect to ViaVideo and estimates with respect to Polycom obtained from a Montgomery research report, Montgomery compared estimated earnings per share on a stand-alone basis for Polycom to the estimated EPS of the Combined Company for calendar year 1998. Montgomery noted that, based on such forecasts and estimates (and assuming 9,760,300 shares of Polycom Common Stock are issued in connection with the Merger), the Merger would be dilutive to EPS by $0.01 per share in calendar year 1998, based on the ViaVideo Forecast Base Case.

    CONTRIBUTION ANALYSIS. Using estimates obtained from a Montgomery research report with respect to Polycom and the ViaVideo Forecasts provided by ViaVideo management with respect to ViaVideo, Montgomery reviewed the estimated contribution of each of Polycom and ViaVideo to estimated calendar year revenue, earnings before interest and taxes ("EBIT") and net income for the Combined Company. Montgomery then compared such contributions to the pro forma share ownership of the Combined Company to be owned by the stockholders of each of Polycom and ViaVideo, assuming consummation of the Merger as described in Reorganization Agreement (and assuming 9,760,300 shares of Polycom Common Stock are issued in connection with the Merger). Such analysis indicated that Polycom stockholders own approximately 66.6% of the Combined Company. Such analysis also indicated that, based on the ViaVideo Forecasts Base Case, Polycom would contribute approximately 97.3% of the Combined Company's estimated 1997 revenue, and approximately 68.0%, 61.2% and 69.2% of the Combined Company's estimated 1998 revenue, EBIT and net income, respectively.

    While the foregoing summary describes all analyses and examinations that Montgomery deems material to its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by Montgomery. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to Polycom. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of Polycom or ViaVideo.

    In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Polycom and ViaVideo. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the financial fairness to Polycom of the consideration to be paid by Polycom in the Merger and were provided to the Polycom Board in connection with the delivery of Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Montgomery used in its analyses various projections of future performance prepared by a third party research report and by the managements of Polycom and ViaVideo. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections. Montgomery's opinion addresses only the financial fairness of the consideration to be paid by Polycom pursuant to the Merger and does not address the relative merits of the Merger and any alternatives to the Merger, Polycom's underlying decision to proceed with or affect the Merger or any other aspect of the Merger.

    As described above, Montgomery's opinion and presentation to Polycom were among the many factors taken into consideration by Polycom in making its determination to approve, and to recommend that its stockholders approve, the Merger.

    Pursuant to the Engagement Letter, Polycom engaged Montgomery to render a fairness opinion in connection with the Merger. Pursuant to the Engagement Letter, Polycom agreed to pay Montgomery a fee of $200,000 upon delivery of its opinion. The fee payable to Montgomery was not conditioned on the outcome of Montgomery's opinion or whether or not such opinion was deemed to be favorable for any party's purposes. The Polycom Board was aware of this fee structure and took it into account in considering Montgomery's opinion and in approving the Reorganization Agreement and the transactions contemplated thereby. The Engagement Letter also calls for Polycom to reimburse Montgomery for its reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, Polycom has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

    In the ordinary course of its business, Montgomery actively trades the equity securities of Polycom for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

THE REORGANIZATION AGREEMENT

    REPRESENTATIONS, WARRANTIES AND COVENANTS

    The Reorganization Agreement contains various representations and warranties of the parties, including representations by Polycom, ViaVideo and Merger Sub as to their organization and capitalization, their authority to enter into the Reorganization Agreement and to consummate the transactions contemplated thereby, the existence of certain liabilities and the absence of certain material undisclosed liabilities, changes in their businesses and ownership of their intellectual properties. The representations, warranties and agreements set forth in the Reorganization Agreement shall survive after the Effective Time and shall terminate at the earlier of (i) twelve months after the Effective Time or (ii) the issuance of Polycom's audited financial statements for the year ending December 31, 1997 or December 31, 1998, depending on the Effective Date, which include the results of ViaVideo.

    Under the terms of the Reorganization Agreement, for the period from the date of the Reorganization Agreement and continuing until the earlier of the termination of the Reorganization Agreement or the Effective Time, Polycom has agreed not to cause or permit, without prior written consent of ViaVideo, the following: (i) declare or pay any dividends on or make any distributions (whether in cash, stock or property) with respect to any of its capital stock, or split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries; (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization (any of the foregoing referred to herein as a "MATERIAL ACQUISITION") which Material Acquisition would require Polycom to file a Form 8-K pursuant to Item 2 of Form 8-K under Section 13 or 15(d) of the Exchange Act; (iii) grant in excess of 1,300,000 options under the Polycom 1996 Stock Incentive Plan; (iv) take, or agree in writing or otherwise to take, any action which would make any of its representations or warranties contained in the Reorganization Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants pursuant to the Reorganization Agreement.

    ViaVideo has agreed for the period from the date of the Reorganization Agreement and continuing until the earlier of the termination of the Reorganization Agreement or the Effective Time (except to the extent expressly contemplated by the Reorganization Agreement or as consented to in writing by Polycom), to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to execution of the Reorganization Agreement, to pay debts and taxes when due subject to good faith disputes over such debts or taxes and to pay or perform other obligations when due, and to use its reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be materially unimpaired at the Effective Time. Each of Polycom and ViaVideo has also agreed to promptly notify each other of (i) any event or occurrence not in the ordinary course of its or its subsidiaries' business, (ii) any event which would have a material adverse effect on it and its subsidiaries and (iii) any material change in its capitalization. In addition, ViaVideo has agreed that it will not, among other things, do, cause or permit any of the following, without the prior written consent of Polycom: (a) cause or permit any amendments to its certificate of incorporation or bylaws;
(b) declare or pay any dividend on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it; (c) accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any such plans; (d) take any action which would interfere with Polycom's ability to account for the Merger as a pooling of interests; or (e) take, or agree to take any action which would cause a material breach of its representations or warranties contained in the Reorganization Agreement or prevent it from performing or cause it not to perform its covenants pursuant to the Reorganization Agreement.

    Moreover, under the terms of the Reorganization Agreement, ViaVideo has agreed that, during the period from the date of the Reorganization Agreement and continuing until the earlier of the termination of the Reorganization Agreement or the Effective Time, and except as expressly contemplated by the Reorganization Agreement, it will not, among other things, do, cause or permit any of the following, without the prior written consent of Polycom which consent shall not be unreasonably withheld: (a) enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business; (b) issue, deliver, sell, authorize or propose the issuance, delivery, sale of, purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of the Reorganization Agreement, or the grant of stock options to service providers provided that the aggregate of all options issued to such service providers shall not exceed 127,000 shares after the date of the Reorganization Agreement; (c) transfer to any person or entity any rights to its intellectual property other than in the ordinary course of business consistent with past practice; (d) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or distribution rights with respect to any of its products or technology; (e) sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except in the ordinary course of business; (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities in excess of $1,000,000 at an interest rate of no greater than prime rate plus 1%; (g) enter into any operating lease in excess of $50,000; (h) pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in ViaVideo's financial statements; (i) make any capital expenditures, capital additions or capital improvements except in the ordinary course of business; (j) materially reduce the amount of any material insurance coverage provided by existing insurance policies; (k) terminate or waive any right of substantial value, other than in the ordinary course of business; (l) adopt or amend any employee benefit plan, except if such plan, as adopted or amended, is not materially more favorable than Polycom's benefit plans, or adopt or amend any stock purchase or option plan, or hire any new officer-level employee (except that it may hire a replacement for any current director-level or officer-level employee if it first provides Polycom advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director (except payments made pursuant to written agreements outstanding on the date of the Reorganization Agreement), or increase the salaries or wage rates of its employees except in the ordinary course of business; (m) grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to written plans or agreements outstanding on the date of the Reorganization Agreement or (B) grants which are made in the ordinary course of business in accordance with its standard past practice; (n) commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Polycom prior to the filing of such a suit, or (iii) for a breach of the Reorganization Agreement or otherwise in connection with interpretation or enforcement of any provision of the Reorganization Agreement or any agreement or transaction contemplated thereby; (o) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole; (p) other than in the ordinary course of business, make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, file any material tax return or amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of taxes; (q) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (r) take, or agree in writing or otherwise to take, any of the actions described in
(a) through (q) above, or any action which would make any of its representations or warranties contained in the Reorganization Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants thereunder.

    NO SOLICITATION OF TRANSACTIONS

    ViaVideo has further agreed that ViaVideo and its officers, directors, employees or other agents will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to ViaVideo to, or afford access to the properties, books or records of ViaVideo to, any person that has advised ViaVideo that it may be considering making, or that has made, a Takeover Proposal. ViaVideo will promptly notify Polycom after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to ViaVideo for access to the properties, books or records of ViaVideo by any person that has advised ViaVideo that it may be considering making, or that has made, a Takeover Proposal and will keep Polycom fully informed of the status and details of any such Takeover Proposal notice or request. "Takeover Proposal" means any offer or proposal for, or any indication of interest in 15% or more of the outstanding shares of capital stock of ViaVideo, a merger or other business combination involving ViaVideo or the acquisition of any significant equity interest in, or a significant portion of the assets of, ViaVideo other than the transactions contemplated by the Reorganization Agreement. Notwithstanding the foregoing, if on or after December 31, 1997

ViaVideo delivers a written notice to Polycom (with appropriate backup documentation provided) which states that ViaVideo projects that it will run out of cash and cash equivalents on or before June 1, 1998, ViaVideo may initiate discussions with venture funds and other non-corporate investors for the purpose of raising equity funding for ViaVideo's operations. ViaVideo may not close any of such transactions prior to March 31, 1998, and must keep Polycom fully informed of the details of such discussions, including, without limitation, the identities of all parties with whom ViaVideo has such discussions. The foregoing shall in no way limit any of ViaVideo's other obligations and covenants in the Reorganization Agreement. The foregoing restrictions on ViaVideo's activities are waivable by Polycom.

    CONDITIONS TO THE MERGER

    Each party's respective obligation to effect the Merger is subject to, among other things, the approval of the Reorganization Agreement and the Merger by the requisite votes of the stockholders of Polycom and ViaVideo, the Commission having approved the Proxy Statement, and the satisfaction prior to the Effective Time of the additional following conditions: (a) the absence of (i) any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger, (ii) any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing, (iii) the pendancy of any proceeding in (ii) above, and (iv) any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; (b) Polycom, ViaVideo and Merger Sub and their respective subsidiaries timely obtaining from each governmental entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the transactions contemplated thereby, including such approvals, waivers and consents as may be required under the Securities Act, state Blue Sky laws and HSR, other than filings and approvals relating to the Merger or affecting Polycom's ownership of ViaVideo or any of its properties if failure to obtain such approval, waiver or consent would not have a material adverse effect to either party; (c) Polycom, ViaVideo, Escrow Agent and the Stockholder's Agent entering into the Escrow Agreement; (d) each of Polycom and ViaVideo receiving substantially identical written opinions from their respective counsel, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (e) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Polycom Common Stock issuable upon conversion of the ViaVideo Common Stock in the Merger and upon exercise of the options under the ViaVideo 1996 Stock Option/Stock Issuance Plan assumed by Polycom, and the listing of such shares; and (f) each of Polycom and ViaVideo receiving from Coopers & Lybrand L.L.P., independent auditors of both parties, a letter confirming that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with the Reorganization Agreement.

    In addition, the obligations of ViaVideo to effect the Merger are subject to, among other things, the satisfaction at or prior to the Effective Time of each of the following conditions, unless waived in writing by ViaVideo: (a) the representations and warranties of Polycom and Merger Sub in the Reorganization Agreement shall be true and correct in all material respects as of the Effective Time as though such representations and warranties were made on and as of such time, except for such inaccuracies which would not reasonably be expected to have a material adverse effect on Polycom and ViaVideo shall have received a certificate to such effect signed on behalf of Polycom by its President and Chief Financial Officer; (b) Polycom and Merger Sub shall have performed or complied in all material respects with all covenants, obligations and agreements required by them as of the Effective Time and ViaVideo shall have received a certificate executed on behalf of Polycom by its President and Chief Financial Officer to such effect; (c) there shall not have occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of Polycom and its subsidiaries, taken as a whole; (d) ViaVideo shall have received a letter from its independent auditors, confirming that the Merger qualifies for pooling of interest accounting treatment if consummated in accordance with the Reorganization Agreement; (e) ViaVideo shall have received from each of the Affiliates (as defined below) of Polycom an executed Affiliates Agreement; (f) the Closing Price of Polycom Common Stock immediately preceding the Closing Date shall be at least $3.00 per share, as adjusted for any stock splits, stock dividends or recapitalizations, and (g) ViaVideo shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of Polycom except where the failure to obtain such consent or approval would not have a material adverse effect on Polycom.

    In addition, the obligations of Polycom and Merger Sub to effect the Merger are subject to, among other things, the satisfaction at or prior to the Effective Time of each of the following conditions, unless waived in writing by
Polycom: (a) the representations and warranties of ViaVideo in the Reorganization Agreement shall be true and correct in all material respects as of the Effective Time as though such representations and warranties were made on and as of such time, except for such inaccuracies would not have a material adverse effect on ViaVideo and Polycom shall have received a certificate to such effect signed on behalf of ViaVideo by its President and Chief Financial Officer; (b) ViaVideo shall have performed or complied in all material respects with all covenants, obligations and agreements required by it as of the Effective Time and Polycom shall have received a certificate executed on behalf of ViaVideo by its President and Chief Financial Officer to such effect; (c) Polycom shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any material contract of ViaVideo except where the failure to obtain such consent or approval would not have a material adverse effect on ViaVideo; (d) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint limiting or restricting Polycom's conduct or operation of the business of ViaVideo following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental entity, domestic or foreign, seeking the foregoing be pending; (e) there shall not have occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of ViaVideo;
(f) Polycom shall have received a letter from its independent auditors, confirming that the Merger qualifies for pooling of interest accounting treatment if consummated in accordance with the Reorganization Agreement; (g) Polycom shall have received from each of the Affiliates of ViaVideo an executed Affiliates Agreement; (h) ViaVideo shall have provided Polycom with a properly executed FIRPTA Notification Letter; (i) Polycom shall have received from holders of at least ninety percent (90%) of the Target Common Stock and Target Preferred Stock outstanding immediately prior to the Effective Time, a duly executed and delivered Stockholder's Representation Agreement regarding transferability of the Polycom Common Stock to be received by such Stockholder;
(j) the directors of ViaVideo in office immediately prior to the Effective Time shall have resigned as directors of ViaVideo effective as of the Effective Time;
(k) certain employees of ViaVideo shall have accepted employment with Polycom and shall have entered into an employment and non-competition agreement as described in the Reorganization Agreement; (l) Polycom shall have received from ViaVideo a statement of all out-of-pocket expenses incurred by ViaVideo; (m) ViaVideo shall have terminated any and all rights granted by that certain Amended and Restated Investors' Rights Agreement, dated May 28, 1997, as amended; (n) all holders of ViaVideo Preferred Stock shall have converted such shares into ViaVideo Common Stock prior to the Effective Time; and (o) ViaVideo shall have made customer shipments of its initial videoconferencing system, which meets previously agreed upon specifications, resulting in revenues of at least $75,000 (which condition is waivable by Polycom).

    CLOSING

    As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Reorganization Agreement, Merger Sub and ViaVideo will file certificates of merger with the Secretary of State of Delaware. The Merger will become effective upon such filing. It is anticipated that, assuming all conditions are met, the Merger will occur and a closing will be held on or before March 31, 1998.

    REGISTRATION RIGHTS

    The shares of Polycom Common Stock to be issued in the Merger will be issued in a transaction exempt from the registration requirements of the Securities Act. Polycom has granted registration rights to the holders of ViaVideo Common Stock and has covenanted to file a registration statement on Form S-3 within thirty (30) days of the Effective Time in order to register the Polycom Common Stock to be issued in the Merger for resale. If Form S-3 (or a successor form) is not available for use by Polycom, Polycom will file a registration statement on Form S-1 to satisfy the registration obligations. The Registration Rights, among other things, include an obligation by Polycom to keep the Registration Statement effective for a period of two (2) years as well as cross indemnification provisions whereby Polycom and the ViaVideo stockholders agree to indemnify each other for any liability that might arise from any untrue statement contained in the Registration Statement made by that party.

    TERMINATION, AMENDMENT AND WAIVER

    The Reorganization Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties thereto; provided that an amendment made subsequent to adoption of the Reorganization Agreement by the stockholders of ViaVideo or Merger Sub shall not
(i) alter or change the amount or kind of consideration to be received on conversion of the ViaVideo Common Stock; (ii) alter or change any term of the Certificate of Incorporation of ViaVideo after the Merger; or (iii) alter or change any of the terms and conditions of the Reorganization Agreement if such alteration or change would adversely affect the holders of ViaVideo Common Stock or Merger Sub Common Stock.

    The Reorganization Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Polycom stockholders,
(a) by the mutual consent of the Boards of Directors of Polycom and ViaVideo;
(b) by either Polycom or ViaVideo if: (i) without fault of the terminating party, the Merger is not consummated on or before March 31, 1998 (provided a later date may be agreed upon in writing by the parties); (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; (iii) any required approval of the stockholders of ViaVideo shall not have been obtained by reason of failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or by written consent; (iv) Polycom or ViaVideo breaches any of its representations, warranties or obligations in any material respect under the Reorganization Agreement and such breach is not cured within ten (10) business days of receipt by Polycom or ViaVideo, as the case may be, of written notice of such breach; (v) the Board of Directors of either Polycom or ViaVideo shall have withdrawn or modified its recommendation of the Reorganization Agreement or the Merger in a manner adverse to Polycom or ViaVideo, as the case may be, or shall have resolved to do any of the foregoing; or (vi) Polycom or ViaVideo fails to call and hold the Polycom Stockholder Meeting or ViaVideo Stockholder Meeting, respectively, or obtain appropriate consent by March 31, 1998; (c) by Polycom, if holders of more than nine percent (9%) of ViaVideo capital stock have not voted in favor of the Merger by March 31, 1998; (d) by ViaVideo, if Polycom's stockholders do not approve the Merger and the Reorganization Agreement by the requisite vote at the Polycom Stockholders Meeting; (e) by ViaVideo in the event (i) of the acquisition, by any person or group of persons (other than persons or groups of persons who (A) acquired shares of Polycom Common Stock pursuant to any merger of Polycom in which Polycom was the surviving corporation or any acquisition by Polycom of all or substantially all of the capital stock or assets of another person or (B) disclose their beneficial ownership of shares of Polycom Common Stock on
Schedule 13G under the Exchange Act), of beneficial ownership of 30% or more of the outstanding shares of Polycom Common Stock (the terms "person," "group" and "beneficial ownership" having the meanings ascribed thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder), or (ii) the Polycom Board accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Polycom Common Stock or of Polycom's consolidated assets.

    As used in the Reorganization Agreement, a "Trigger Event" shall occur if any Person (as that term is defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder) acquires securities representing 15% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliate would beneficially own securities representing 15% or more, of the voting power of ViaVideo; PROVIDED, HOWEVER, a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing 15% or more of ViaVideo if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of ViaVideo, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such Person (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving ViaVideo, (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of ViaVideo (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of ViaVideo or the sale or transfer of a significant portion of assets (excluding the sales or disposition of assets in the ordinary course of business) of ViaVideo, (iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of ViaVideo, directly or indirectly, relating to a merger or other business combination involving ViaVideo or the sale or transfer of a significant portion of assets (excluding the sale or disposition of assets in the ordinary course of business) of ViaVideo, or (iv) otherwise acting, alone or in concert with others, to seek control of ViaVideo or to seek to control or influence the management or policies of ViaVideo.

    At any time prior to the Effective Time, either of Polycom or ViaVideo may, to the extent legally allowed, by execution of an instrument in writing signed on behalf of such party (a) extend the time for the performance of any of the obligations or acts of the other parties set forth in the Reorganization Agreement; (b) waive any inaccuracies in the representations and warranties made to such party in the Reorganization Agreement or in any document delivered pursuant to the Reorganization Agreement; and (c) waive compliance with any of the agreements or conditions for the benefit of such party under the Reorganization Agreement.

    FEES AND EXPENSES; TERMINATION FEE

    Subject to the provisions described below regarding reimbursement of expenses and payment of termination fees, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense; provided, however, that any out-of-pocket expenses incurred by ViaVideo (including, without limitation, fees and expenses of one legal counsel to ViaVideo, financial advisors and accountants) in excess of $175,000 (which amount shall be subject to reasonable increases in the event of unexpected and material changes in the scope of work required by such counsel, advisors or accountants, approval of which shall not be unreasonably withheld) in addition to fees and expenses of more than one legal counsel shall remain an obligation of ViaVideo's Stockholders.

    In the event ViaVideo shall terminate the Reorganization Agreement on account of (a) a material breach of the representations, warranties, or obligations of Polycom; (b) Polycom's Board withdrawing or modifying its recommendation of the Reorganization Agreement or the Merger; (c) the failure of the Polycom Board to call and hold the Polycom Meeting or obtain appropriate written consent by March 31, 1998; (d) Polycom fails to obtain the requisite vote at the Meeting; or (e) a Person or Group obtains Beneficial Ownership (as defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder) of 30% or more of the outstanding shares of Polycom Stock or Polycom's Board accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Polycom's Common Stock or of Polycom's consolidated assets, Polycom shall reimburse ViaVideo for all of the out-of-pocket costs and expenses incurred by ViaVideo in connection with the Reorganization Agreement and the transactions contemplated thereby (including without limitation the fees and expenses of its advisors, accountants and legal counsel).

    In the event that (a) either Polycom or ViaVideo terminates the Reorganization Agreement following a failure of ViaVideo to obtain the requisite stockholder vote to approve the Reorganization Agreement there shall have been a Trigger Event with respect to ViaVideo or a Takeover Proposal which at the time of the meeting of ViaVideo's stockholders shall not have been (i) rejected by ViaVideo and (ii) withdrawn by the third party or, (b) Polycom terminates the Reorganization Agreement because (i) ViaVideo breached its representations, warranties or obligations under the Reorganization Agreement in any material respect; (ii) the ViaVideo Board withdrew or modified its recommendation of the Reorganization Agreement or the Merger in a manner adverse to Polycom or shall have resolved to do any of the foregoing; (iii) ViaVideo failed to call and hold the ViaVideo stockholders meeting by March 31, 1998; or (iv) holders of more than nine percent of ViaVideo's capital stock have not voted in favor of the Merger by March 31, 1998, ViaVideo will be required to pay to Polycom $4,000,000 and reimburse reasonable out-of-pocket costs and expenses incurred by Polycom in connection with the Reorganization Agreement and the transactions contemplated thereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

    In the event that Polycom terminates the Reorganization Agreement on account of (a) a material breach of the representations, warranties or obligations of ViaVideo, (b) an action of ViaVideo that precludes accounting for the Merger as a pooling of interest, (c) the ViaVideo Board shall have withdrawn or modified its recommendation of the Reorganization Agreement or the Merger in a manner adverse to Polycom or shall have resolved to do any of the foregoing, (d) ViaVideo fails to call and hold the ViaVideo stockholders meeting by March 31, 1998, (e) holders of more than nine percent (9%) of ViaVideo Common Stock and ViaVideo Preferred Stock shall have not voted in favor of the Merger by March 31, 1998, or (f) any required approval of the stockholders of ViaVideo shall have not been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof or by written consent, ViaVideo will be required to reimburse Polycom for all reasonable out-of-pocket costs and expenses incurred by Polycom in connection with the Reorganization Agreement and the transactions contemplated thereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel); and, in the event any Takeover Proposal or Trigger Event is consummated within six months of the later of (x) termination of the Reorganization Agreement and (y) the payment of the above-described costs and expenses, ViaVideo will be required to promptly pay Polycom an additional $4,000,000 (provided that no termination fee had been previously paid).

    Pursuant to a letter agreement dated June 11, 1997, Polycom engaged Montgomery to provide financial advice and assistance in connection with the acquisition of ViaVideo, and to render a fairness opinion in connection with the proposed merger of ViaVideo with a subsidiary of Polycom. Polycom has agreed to pay Montgomery a Transaction Fee of $200,000 for its services pursuant to the terms of the Engagement Letter and has agreed to reimburse Montgomery for its reasonable out-of-pocket expenses.

    ESCROW AND INDEMNIFICATION

    At the Effective Time, Polycom will deposit into escrow the Escrow Shares representing 10% of the shares of Polycom Common Stock otherwise issuable to the holders of ViaVideo Common Stock in the Merger on a pro rata basis. The Escrow Shares will be registered in the name of and deposited with the Escrow Agent pursuant to the Reorganization Agreement and an Escrow Agreement to constitute the Escrow Fund. The Escrow Fund will be available to provide a fund against which Polycom, its affiliates and their officers, directors, employees and attorneys may assert indemnification claims for losses, damages, costs and expenses (including reasonable legal fees and expenses) that an indemnified party has incurred by reason of (i) any inaccuracy in or breach of any representation, warranty or covenant of ViaVideo contained in the Reorganization Agreement or (ii) a breach of the confidentiality agreement between ViaVideo and Polycom (collectively, "POLYCOM LOSSES"). The indemnification period will end on the earlier of (i) the date 12 months following the Effective Time or (ii) the date on which Polycom releases its audited consolidated financial statements for the fiscal year ending December 31, 1997 or December 31, 1998, depending on the Effective Date. Any Escrow Shares available for distribution at the end of the indemnification period will be issued to the former stockholders of ViaVideo on a pro rata basis.

    Notwithstanding the indemnification provisions described above, indemnification will not be available unless and until the aggregate amount of Polycom Losses exceeds $100,000. To receive any Escrow Shares, notice of the Polycom Loss must be delivered to the Escrow Agent and the Stockholder's Agent. If the Stockholder's Agent disputes the claim, the matter must be resolved by binding arbitration. For the purpose of compensating Polycom for its Polycom Losses, the Escrow Shares shall be valued at a price equal to the average closing price of Polycom Common Stock for the 10 trading days immediately preceding (and including) the second trading day prior to the Effective Date. In no event shall Polycom receive more than the number of Escrow Shares then remaining in the Escrow Fund at the time of Polycom's claim, and the maximum liability of all ViaVideo Stockholders under the indemnity provisions of the Reorganization Agreement shall not exceed the forfeiture of the Escrow Shares in the Escrow Fund. Except with respect to claims based on willful fraud or intentional misrepresentation or claims arising under state or federal securities laws, Polycom's sole recourse with respect to Polycom Losses is limited to the Escrow Fund.

    INDEMNIFICATION BY POLYCOM

    Polycom has agreed that, from and after the Effective Time, Polycom will cause ViaVideo to indemnify and hold harmless the present and former officers, directors, employees and agents of ViaVideo in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under ViaVideo's then effective Certificate of Incorporation and Bylaws or any indemnification agreement with ViaVideo officers and directors to which ViaVideo is a party, in each case in effect on March 1, 1997.

RELATED AGREEMENTS

    VOTING AGREEMENTS

    In connection with the Merger, certain stockholders of Polycom and ViaVideo have entered into Voting Agreements. The terms of the Voting Agreements provide
(i) that such stockholders will not transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge (except in connection with a bona fide loan transaction) or otherwise dispose of or encumber their shares of Polycom or ViaVideo Common Stock beneficially owned by them, or any new shares of such stock they may acquire, at any time prior to the Expiration Date (as defined herein), (ii) that such stockholders will vote all shares of Polycom or ViaVideo Common Stock beneficially owned by them (a) in favor of the approval of the Reorganization Agreement and approval of the Merger and any matter that could reasonably be expected to facilitate the Merger and
(b) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Polycom or ViaVideo under the Reorganization Agreement or which could result in any of the conditions to Polycom's or ViaVideo's obligations under the Reorganization Agreement not being fulfilled, and (iii) that each holder of Series A Preferred Stock and/or Series B Preferred Stock of ViaVideo shall elect to convert such shares into ViaVideo Common Stock immediately prior to the effectiveness of the Merger. Such voting agreements are accompanied by irrevocable proxies whereby such stockholders provide to Polycom or ViaVideo, as the case may be, the right to vote their shares on the proposals relating to the Reorganization Agreement and the Merger at the Polycom Meeting and the ViaVideo Meeting, as appropriate, and on any competing proposal at a Polycom or ViaVideo stockholder meeting. Holders of approximately 41% and 100% of the shares of Polycom Common Stock and ViaVideo Common Stock, respectively, entitled to vote at the stockholder meeting have entered into Voting Agreements and irrevocable proxies. The Voting Agreements and proxies shall terminate on the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement and
(ii) the date of termination of the Reorganization Agreement.

    AFFILIATES AGREEMENTS

    It is a condition to the obligations of ViaVideo and Polycom to effect the Merger that in accordance with the requirements of the Commission's accounting rules for pooling of interests, each person who is identified as an Affiliate (as such term is defined for purposes of Rule 145 of the Securities Act ("RULE 145")) of each party execute and deliver, at or prior to the Effective Time, an agreement that such persons will not offer to sell, sell or otherwise dispose of Polycom Common Stock or ViaVideo Common Stock during the thirty (30) day period prior to the Effective Time or after the Effective Time until financial results covering at least thirty (30) days of the combined operations of Polycom and ViaVideo have been published (the "AFFILIATES AGREEMENT"). The Affiliates Agreement also requires ViaVideo Affiliates not to make any public sale of any Polycom Common Stock received upon consummation of the Merger, except in compliance with Rule 145, pursuant to another exemption from the registration requirements of the Securities Act or in a registered offering. In addition, the Affiliates Agreements executed by ViaVideo Affiliates provide that, as of the date of the Affiliates Agreement and as of the Effective Time, such Affiliate has no present plan or intent to engage in any transaction that results in a reduction in the risk of ownership with respect to more than 50% of the shares of Polycom Common Stock acquired by such Affiliate in the Merger.

    STOCKHOLDER'S REPRESENTATION AGREEMENTS

    Prior to the Effective Time, Polycom shall enter into Stockholder's Representation Agreements with the non-Affiliate stockholders of ViaVideo which, among other things, confirms that each such stockholder does not currently, and will not at the Effective Time, have a plan to dispose of more than fifty percent (50%) of the shares of Polycom Common Stock to be received by such stockholder pursuant to the Merger, and which also appoints Craig B. Malloy as Stockholder's Agent and to be bound by the terms of the Escrow Agreement and
Article VIII.

    EMPLOYMENT AND NON-COMPETITION AGREEMENTS

    Polycom has entered into employment and non-competition agreements with each of Craig B. Malloy, Michael J. Hogan, Michael L. Kenoyer, Patrick D. Vanderwilt, Errol R. Williams and David N. Hein (each, an "Employee," and collectively, the "EMPLOYEES"). The employment and non-competition agreements are contingent upon the occurrence of the closing of the Merger and will become effective upon the Effective Time. The terms of the employment agreements are three years from the Effective Time unless terminated earlier by either party for any reason, with or without cause, by giving written notice of such termination. If Employee's employment is terminated "Without Cause" or if Employee resigns from employment for "Good Reason" prior to eighteen (18) months after the Effective Time, then Polycom will pay Employee a lump sum payment equal to six (6) times Employee's monthly base salary less applicable deductions as severance. If Polycom terminates Employee's employment "Without Cause" or if Employee resigns from employment for "Good Reason" after eighteen (18) months but prior to three (3) years after the Effective Time, Polycom will pay Employee all of the remaining salary that would have been owed from the date of termination through the entire three (3) year term in one lump sum payment, however all other benefits shall terminate as of the date of termination. If Employee resigns "Without Good Reason" or the employment is terminated for "Cause" within three (3) years of the Effective Time, then Employee will be paid all salary and benefits through the date of termination, but nothing else.

    The employment and non-competition agreements require, until the later of termination of employment or the three (3) years after the Effective Time, that Employee (i) will not participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly relates to the teleconferencing or electronic presentation equipment business (the "BUSINESS") in the United States or Canada, and (ii) will not permit Employee's name to be used in connection with a competitive Business. If Employee's employment is terminated "Without Cause" or Employee resigns for 'Good Reason" more than eighteen (18) months but less than three (3) years after the Effective Time, then such non-competition will expire upon the earlier of three (3) years following the Effective Time, or nine (9) months from the date of termination. For a period of eighteen (18) months following the termination of employment, Employee will not solicit, encourage or induce any employee or consultant of Polycom to end their relationship with Polycom. There can be no assurance that such non-competition and non-solicitation provisions will be enforceable under California law.

FEDERAL SECURITIES LAW CONSEQUENCES

    The Polycom Common Stock issuable in the Merger will be issued in a transaction exempt from the registration requirements of the Securities Act. Polycom has agreed to use its best efforts to file a registration statement within 30 days of the Effective Time thereby allowing those shares to be traded without restriction, except for those shares held by stockholders who are deemed to control or be under common control with Polycom ("AFFILIATES"). Affiliates of Polycom may not sell any shares of Polycom Common Stock except pursuant to an effective registration statement under the Securities Act covering such shares or an applicable exemption from the registration requirements of the Securities Act. In general, Rule 144 promulgated under the Securities Act, as currently in effect, imposes restrictions on the manner in which such Affiliates may make resales of Polycom Common Stock and also on the number of shares of Polycom Common Stock that such Affiliates, and others (including persons with whom the Affiliates act in concert), may sell within any three-month period.

    The Reorganization Agreement requires ViaVideo to cause its affiliates to enter into agreements not to make any public sale of any Polycom Common Stock received upon consummation of the Merger, except in compliance with Rule 145, pursuant to another exemption from the registration requirements of the Securities Act or in a registered offering. See "The Merger and Related Transactions--Related Agreements--Affiliate Agreements."

REGULATORY MATTERS

    Neither Polycom nor ViaVideo is aware of any regulatory approvals necessary for the consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes the material federal income tax considerations relevant to the exchange of shares of ViaVideo Common Stock for Polycom Common Stock pursuant the Merger that are generally applicable to holders of ViaVideo Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences as described herein.

    The Merger is intended to constitute a Reorganization for federal income tax purposes. Provided that the Merger does so qualify as a Reorganization, then, subject to the limitations and qualifications referred to herein, the Merger will generally result in the following federal income tax consequences:

    (a) No gain or loss will be recognized by holders of ViaVideo Common Stock solely upon their receipt in the Merger of Polycom Common Stock in exchange therefor (except to the extent of cash received in lieu of a fractional share of Polycom Common Stock).

    (b) The aggregate tax basis of the Polycom Common Stock received by ViaVideo stockholders in the Merger (including any fractional share of Polycom Common Stock not actually received) will be the same as the aggregate tax basis of the ViaVideo Common Stock surrendered in exchange therefor.

    (c) The holding period of the Polycom Common Stock received by each ViaVideo stockholder in the Merger will include the period for which the ViaVideo Common Stock surrendered in exchange therefor was considered to be held, provided that the ViaVideo Common Stock so surrendered is held as a capital asset at the time of the Merger.

    (d) Cash payments received by holders of ViaVideo Common Stock in lieu of a fractional share will be treated as if such fractional share of Polycom Common Stock had been issued in the Merger and then redeemed by Polycom. A ViaVideo stockholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

    (e) A stockholder who exercises appraisal rights with respect to a share of ViaVideo Common Stock and who receives payment for such stock in cash should generally recognize gain or loss measured by the difference between the stockholder's basis in such share and the amount of cash received, provided that such payment is neither essentially equivalent to a dividend nor has the effect of a distribution of a dividend (a "DIVIDEND EQUIVALENT TRANSACTIONS") (See Sections 302 and 356(A)(2) of the Code). A sale of ViaVideo Common Stock pursuant to an exercise of appraisal rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising appraisal rights owns no shares of Polycom Stock (either actually or constructively within the meaning of Section 318 of the Code.) If, however, a stockholder's sale for cash of ViaVideo Common Stock pursuant to an exercise of appraisal rights is a Dividend Equivalent Transaction, then such stockholder will generally recognize income for federal income tax purposes in an amount up to the entire amount of cash so received.

    (f) Neither of Polycom, Merger Sub nor ViaVideo will recognize material amounts of gain solely as a result of the Merger.

    Even if the Merger qualifies as a Reorganization, a recipient of shares of Polycom Common Stock could recognize gain, if any, to the extent that such shares are considered to be received in exchange for services or property other than solely ViaVideo Common Stock. All or a portion of such gain could be taxable as ordinary income. Gain could also have to be recognized to the extent that a ViaVideo stockholder is treated as receiving (directly or indirectly) consideration other than Polycom Common Stock in exchange for the stockholder's ViaVideo Common Stock. In addition, regardless of whether the Merger constitutes a Reorganization, the Internal Revenue Service ("IRS") may assert that the difference between (i) the amount of Polycom Common Stock that holders of ViaVideo Preferred Stock would have received in the Merger had ViaVideo Preferred Stock not been converted into common stock prior to the Merger and
(ii) the amount of Polycom Common Stock that such holders actually received in the Merger should be treated as constructively received by such former holders of ViaVideo Preferred Stock and then transferred by them in a fully taxable transaction to the other ViaVideo stockholders (the "OTHER VIAVIDEO STOCKHOLDERS"). In the event that the IRS were to prevail in such position, the Other ViaVideo Stockholders would recognize income in an amount equal to the value of the Polycom Common Stock that they are treated as having received pursuant to such constructive transfer and the former holders of ViaVideo Preferred Stock would be treated as recognizing gain in an amount equal to the excess of the value of the Polycom Common Stock that they constructively transferred and the basis that they would have had in such stock immediately following the Merger had they actually received such stock in the Merger. There can be no assurance the that the IRS would not be successful in any such assertion.

    The parties are not requesting and will not request a ruling from the IRS in connection with the Merger. However, it is a condition to the Merger that Polycom and ViaVideo each receives an opinion from its respective counsel to the effect that the Merger will constitute a Reorganization (the "TAX OPINIONS"). Polycom and ViaVideo stockholders should be aware that the Tax Opinions will not bind the

IRS, and the IRS is therefore not precluded from successfully asserting a contrary position. The Tax Opinions will be subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of certain representations made by Polycom, ViaVideo, Merger Sub, and certain stockholders of ViaVideo. Of particular importance are certain representations relating to the Code's "continuity of interest" requirement.

    To satisfy the continuity of interest requirement, ViaVideo stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their ViaVideo Common Stock in anticipation of the Merger or (ii) the Polycom Common Stock to be received in the Merger (collectively, "PLANNED DISPOSITIONS"), such that ViaVideo stockholders, as a group, no longer have a significant equity interest in the ViaVideo business being conducted after the Merger. ViaVideo stockholders will generally be regarded as having a significant equity interest as long as the number of shares of Polycom Common Stock received in the Merger less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a substantial portion of the entire consideration received by the ViaVideo stockholders in the Merger. No assurance can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a Reorganization.

    A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure to satisfy the "continuity of interest" requirement or otherwise) would result in ViaVideo stockholders recognizing taxable gain or loss with respect to each share of Common Stock of ViaVideo surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Polycom Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Polycom Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

ACCOUNTING TREATMENT

    The Merger is intended to qualify as a pooling of interests for accounting purposes. Under this accounting treatment, the recorded assets and liabilities and the operating results of both Polycom and ViaVideo are carried forward to the combined operations of the Combined Company at their recorded amounts. No recognition of goodwill in the combination is required of either party to the Merger. To support the treatment of the Merger as a pooling of interests, the affiliates of Polycom and ViaVideo have entered into agreements imposing certain resale limitations on their stock. See "The Merger and Related Transactions--Related Agreements--Affiliate Agreements." It is a condition to Polycom's and ViaVideo's obligations to consummate the Merger that, among other things, Polycom and ViaVideo receive a letter from Coopers & Lybrand L.L.P., the independent accountants for Polycom and ViaVideo, with respect to Polycom's and ViaVideo's ability to participate in a pooling-of-interests transaction.

APPRAISAL RIGHTS

    Section 262 of the DGCL ("SECTION 262") appraisal rights are not available to stockholders of a corporation, such as Polycom, (a) whose securities are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") and (b) whose stockholders are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange or on an interdealer quotation system by the NASD and cash in lieu of fractional shares. Because Polycom's Common Stock is traded on such a system, the Nasdaq National Market, and because the ViaVideo stockholders are being offered stock of Polycom, and cash in lieu of fractional shares, stockholders of Polycom will not have appraisal rights with respect to the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Polycom Board with respect to the Merger, stockholders of Polycom should be aware that certain officers, directors and legal counsel of Polycom have interests in the Merger, including those referred to below, that presented them with potential conflicts of interests. The Polycom Board was aware of these potential conflicts and considered them along with the other matters described in "The Polycom Meeting--Board Recommendation" and "The Merger and Related Transactions--Reasons for the Merger."

    Polycom has entered into employment and non-competition agreements with certain ViaVideo executive officers and employees in positions comparable to such employee's current position with ViaVideo. These agreements provide that if the contract is terminated without cause or if Employee resigns from employment for Good Reason prior to eighteen (18) months after the Closing Date, then Polycom will pay Employee a lump sum payment equal to six (6) times Employee's monthly base salary less applicable deductions as severance. If Polycom terminates Employee's employment greater than eighteen (18) months but prior to three (3) years after the Closing Date, Polycom will pay all salary owed from the date of termination through the three year term of the Employment Agreement. If Employee resigns Without Good Reason or the employment is terminated for Cause within three (3) years of the Closing Date, then Employee will be paid all salary and benefits through the date of termination of employment, but nothing else. These agreements have been entered into with Craig B. Malloy, Michael J. Hogan, Michael L. Kenoyer, Patrick D. Vanderwilt, Errol R. Williams and David N. Hein. See "The Merger and Related Transactions--Related Agreements--Employment and Non-Competition Agreements." Mr. Bandel Carano is a member of both the Polycom and ViaVideo Boards, and as such Mr. Carano left the Polycom Board meeting prior to the discussions regarding approval of the Merger and abstained from voting on the Merger in his capacity as a director of Polycom. Mr. Carano is a general partner of Oak Investment Partners which is a significant stockholder in both Polycom and ViaVideo. Mr. Swartz was a member of the PictureTel Board of Directors as well as the Polycom Board at the time of approval of the Merger and abstained from voting on the Merger in his capacity as a director of Polycom. Mr. Swartz has subsequently resigned from the PictureTel Board of Directors.

    The Reorganization Agreement provides that, after the Effective Time, Polycom will cause ViaVideo to indemnify and hold harmless the present and former officers, directors, employees and agents of ViaVideo in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under ViaVideo's then effective Certificate of Incorporation and Bylaws or any indemnification agreement with ViaVideo officers and directors to which ViaVideo is a party, in each case in effect on March 1, 1997.

                              BUSINESS OF POLYCOM

BUSINESS

    Polycom develops, manufactures and markets audioconferencing and dataconferencing products that facilitate meetings at a distance. With its SoundStation product line, Polycom believes it has established itself as a leading provider of audioconferencing equipment designed for group use. SoundStation is a high quality, full-duplex, easy-to-use audioconferencing solution. The SoundStation products are designed to operate with local telephone systems throughout the world and Polycom has obtained regulatory approval for SoundStation's use in 25 countries. Polycom's technologies permit its SoundStation products to achieve audioconferencing communications quality that approaches handset communications quality. More than 150,000 SoundStation systems had been shipped as of September 30, 1997, and Polycom believes SoundStation is the best selling product in the group audioconferencing market.

    Polycom's innovative ShowStation dataconferencing product, introduced in November 1995, enables real-time exchange of data and other images over ordinary phone lines via the rapidly emerging T.120 dataconferencing protocol standard. ShowStation is a cost-effective, easy-to-use, high resolution dataconferencing solution that enables groups in multiple locations to simultaneously view, edit and annotate paper or electronic documents and data in a lights-on environment.

    Polycom's products integrate advanced telecommunications, acoustic, image capture and processing technologies. Polycom sells its products globally through its direct sales force and maintains marketing and sales relationships with Lucent, MCI, 3M, ConferTech, British Telecom, Siemens, Sprint, SKC, GBH, Unitel, PictureTel, Hibino, and Hello Direct, which collectively represented approximately 64% of Polycom's net revenues in the first half of 1997, and with other resellers and OEMs.

    Polycom was incorporated in December 1990 in Delaware and has a wholly-owned subsidiary, Polyspan Teleconferencing B.V., a corporation organized under the laws of the Netherlands. Polycom's principal executive offices are located at 2584 Junction Avenue, San Jose, California 95134. Its telephone number is (408) 526-9000.

    INDUSTRY BACKGROUND. The telecommunications industry has experienced substantial growth in recent years. Voice communications have expanded with the proliferation of cellular phones and voice mail and the emergence of high speed switching technologies, while the data communications infrastructure has been widely expanded through the implementation of fax machines, corporate WANs and the growing use of the Internet. One of the fastest growing segments of the telecommunications market is equipment and services for teleconferencing, which includes audioconferencing, videoconferencing and dataconferencing. Dataconferencing is the sharing of data and documents by groups in multiple locations over standard telephone lines which has been enabled by the recent adoption of the T.120 protocol standard.

    Numerous factors are driving the growth of the teleconferencing market, including the development of a global economy, the internationalization of business organizations, the development of "extended enterprises" of companies and their suppliers, customers and other business partners and the increasing corporate emphasis on team projects and group and interoffice communication. As a result, tools such as voicemail, E-mail and fax machines that allow workers to communicate more effectively and facilitate business interactions have become vital to improving productivity in most organizations. To enhance the real-time exchange of information when face-to-face meetings are not possible or practical, companies are increasingly seeking advanced teleconferencing solutions to facilitate meetings at a distance.

    The relative utility of different teleconferencing media for a particular type of group interaction depends on the importance of information content and relationship building for that interaction.

    Audioconferencing is the essential component of all teleconferencing. In the audioconferencing market, key enablers such as the audio bridging services provided by AT&T, MCI, Sprint and other carriers are expanding the use of audioconferencing as a medium for meetings at a distance and have increased demand for high quality audioconferencing equipment. For instance, a fifty-point analyst call that would not have been contemplated only a few years ago is now commonplace in the investor community. However, despite the widespread adoption of audioconferencing, the equipment used for audioconferencing has generally suffered from technology and performance weaknesses. Desktop and built-in speakerphones, which are the most widely used audioconferencing devices, often fail to provide clear verbal information exchange as voice transmissions echo, are distorted and are frequently clipped due to a lack of full-duplex technology (the ability for both parties to talk and be heard simultaneously). Early conference speakerphones designed for group use suffer from these same quality shortcomings. Businesses and other organizations need audioconferencing equipment that provides high quality, full-duplex sound, is easy to install and use and is compliant with telecommunications protocols in business centers around the world.

    Since the adoption of the H.320 videoconferencing protocol standard in 1990, organizations have further accelerated the adoption of videoconferencing as a way to conduct group meetings at a distance. Videoconferencing enhances remote meetings by permitting groups in disparate locations to see each other and by making body language visible. However, videoconferencing equipment is not designed to be optimal for data exchange. The relatively poor resolution provided by current videoconferencing technology limits its effectiveness for meetings where the real-time exchange and annotation of printed or computer-generated information such as graphs, spreadsheets, engineering diagrams or other detailed data is required.

    The T.120 dataconferencing protocol is now emerging and being implemented as an industry standard. Although the T.120 standard has been adopted by a large number of the world's leading technology and telecommunications companies, such as AT&T, British Telecom, IBM, Intel, Microsoft and NEC, many of which are currently in the process of implementing the standard in their products or services, the market has historically lacked equipment implementing the standard that solves growing dataconferencing needs. Businesses and other organizations require affordable, easy-to-use, high resolution dataconferencing solutions that enable groups in multiple locations to simultaneously view, edit and annotate paper or electronic documents and data in a lights-on environment.

    THE POLYCOM SOLUTION. Polycom develops, manufactures and markets audioconferencing and dataconferencing products that facilitate meetings at a distance. Polycom's SoundStation product line is a family of audioconferencing products that provide near handset quality communications. SoundStation products are easy-to-use, and Polycom's echo cancellation and acoustic technologies minimize background echoes, word clipping and distortion. Users can engage in natural, free-flowing discussions without having to shout to be heard or strain to hear what others are saying. Because of Polycom's patented full-duplex, echo cancellation technology and the distinctive triangular design of the SoundStation products, Polycom believes SoundStation is the best selling product in the group audioconferencing market. The SoundStation is configurable, and has been approved for use with the local telephone systems in 25 countries.

    Polycom's ShowStation dataconferencing products enable real-time exchange of data and other images between groups or individuals engaged in an audio conference or videoconference. ShowStation provides a cost-effective method for two or more groups or individuals that are separated by a distance to view, edit and annotate paper and electronic documents and data in real-time over standard telephone lines in a lights-on environment. ShowStation incorporates high resolution imaging, data compression and communications technology in a compact, easy-to-use unit that includes pen-based editing capabilities and supports mouse-based editing from remote personal computers.

PRODUCTS

AUDIOCONFERENCING

    Polycom's audioconferencing products are designed to overcome the poor audio problems associated with traditional speaker phones by providing high quality, full-duplex, easy-to-use audio.

    SOUNDSTATION. SoundStation, Polycom's first product, which was introduced in September 1992, is a high quality, digital, full-duplex audioconferencing system that operates over ordinary telephone lines. It provides clear, two-way voice communications with no echoes, clipping or distortion. Users can engage in natural, free-flowing discussions without having to shout to be heard or strain to hear what others are saying. SoundStation's three built-in unidirectional microphones pick up sound from around the room while limiting reverberation. The unit's central foam-encased speaker and advanced digital signal processing ("DSP") and integrated software technology eliminate acoustic feedback while broadcasting sound at sufficient volume and clarity to be heard up to 30 feet away.

    SoundStation has a distinctive design which Polycom believes is widely associated with high-quality audioconferencing. SoundStation is connected via a single cord to a power transformer that plugs into a standard electrical outlet and a telephone cord that connects to a standard telephone outlet. Due to its inherent simplicity, customers are able to self-install and immediately begin using the SoundStation. The North American list price for SoundStation is $499.

    SOUNDSTATION EX. SoundStation EX contains all of the technology and physical elements of the SoundStation but also offers two connectors for extendible microphones. The microphones can extend up to six feet in each direction allowing the SoundStation EX to accommodate larger conference rooms. Each extended microphone also contains a mute button and LED mute indicator. An optional wireless lapel microphone is available for the SoundStation EX that provides flexibility for stand-up presenters. The North American list price for SoundStation EX ranges from $799 to $1,299, depending on options.

    Polycom also manufactures private label versions of its SoundStation products for Lucent, British Telecom and KPN Royal PTT Nederland, N.V. pursuant to OEM relationships.

    SOUNDSTATION PREMIER. Incorporating the latest in DSP technology, the SoundStation Premier is designed with a 70 MIP DSP. This allows individually echo-canceled microphones, thereby lowering conference room reverberation or the echo experienced with most speakerphones. The SoundStation Premier's microphone switching technology turns on and off each microphone depending on who is talking. With the additions of an LCD display, caller ID, and infrared remote control, the SoundStation Premier provides a complete full duplex business conference phone solution. The North American list price for SoundStation Premier ranges from $1,295 to $1,895, depending on options.

    SOUNDPOINT AND SOUNDPOINT PC. SoundPoint, Polycom's first desktop conference phone adjunct product is designed for the office environment. The SoundPoint product is connected between the telephone line and an analog telephone set, and provides near handset quality full duplex conversations. A special version of this SoundPoint is manufactured for direct communication to Lucent's Definity telephone sets, pursuant to the Lucent OEM relationship. The SoundPoint PC variant is designed for desktop videoconferencing and Internet telephony applications. The SoundPoint PC is connected to a personal computer video codec or sound card, through a standard set of audio jacks and includes a handset when more privacy is desired. The North American list price for SoundPoint and SoundPoint PC is $299.

    Sales of the SoundStation product line have accounted for substantially all of Polycom's net revenues through December 31, 1996, and Polycom anticipates that such sales will continue to account for a substantial majority of its net revenues at least through the year ending December 31, 1997. The market for Polycom's SoundStation products is subject to technological change, new product introductions by Polycom or its competitors, and continued market acceptance of the SoundStation product line. Any factor adversely affecting the demand or supply for the SoundStation product line could materially adversely affect Polycom's business, financial condition or results of operations.

DATACONFERENCING

    Polycom's dataconferencing products are designed to allow for the real-time exchange of data and other images between groups or individuals engaged in an audioconference or videoconference. By integrating audioconferencing and dataconferencing, Polycom's products are designed to significantly enhance the productivity of workers, allowing them to conduct meetings remotely with a level of data exchange that Polycom believes has traditionally been possible only through a personal meeting.

    SHOWSTATION. ShowStation, Polycom's first dataconferencing product, is a fully integrated, easy-to-use unit that can exchange and project data, documents and images using ordinary telephone lines between ShowStations or exchange data, documents and images using ordinary telephone lines with any personal computers that utilize T.120 dataconferencing protocol software, such as the DataBeam software that is distributed by Polycom. Working in tandem with the SoundStation, ShowStation provides a cost-effective method for two or more groups or individuals that are separated by a distance to simultaneously view, discuss, edit and annotate paper or electronic documents and data in a lights-on environment. Multipoint dataconferences are possible through connections generally established by a dataconferencing bridge service, such as ConferTech or MCI, that merge multiple network connections so that each participant can communicate with all other participants. ShowStation incorporates advanced imaging, data compression and communications technology utilizing over 250,000 lines of code into a compact and easy-to-use unit. Polycom is in the process of introducing its next generation of ShowStation products with enhanced features which are planned to begin shipping in the fourth quarter of 1997.

    ShowStation captures an image of the original document using an integrated camera or receives data from a personal computer and displays a high-resolution image on a flat-panel LCD display. Light is then projected through the LCD panel and onto a screen for local viewing, without having to dim conference room lights. Simultaneously, the image is compressed and transmitted over a standard telephone line using the T.120 open standard protocol to other ShowStations or certain T.120-compliant computer or projection devices where the image is decompressed and projected. The images can then be annotated in real-time by the transmitting person or any of the document recipients using an integrated computer pen or mouse-based editing from remote personal computers and saved in memory for review and printing. Pen or mouse annotations can be seen simultaneously by all parties participating in the dataconference and each ShowStation can print the image and all annotations on a printer connected via a serial cable.

    To facilitate PC-connectivity to ShowStation products, Polycom supplies, for a fee, copies of DataBeam's T.120 communications software, which can then be loaded onto a PC. Polycom anticipates that the T.120 protocol will be incorporated into future versions of Windows and other operating systems so that any computer running such operating system will be able to participate in a dataconference with a ShowStation over an ordinary telephone line. The North American list price for the first generation of the ShowStation product ranges from $9,995 to $11,995 depending on options. The North American list price for the next generation of ShowStation products has been announced as starting at $12,999.

    Polycom's future growth is substantially dependent on net revenues generated from sales of Polycom's next generation of ShowStation products. In November 1995, Polycom began customer shipments of its first generation ShowStation products. Dataconferencing is an emerging market and there can be no assurance that it will develop sufficiently to enable Polycom to achieve broad commercial acceptance of its ShowStation products. Because the dataconferencing market is relatively new and evolving, and because current and future competitors are likely to introduce competing dataconferencing products, it is difficult to predict the rate at which demand for Polycom's next generation of ShowStation products will grow, if at all, or to predict the level of future growth, if any, of the dataconferencing market. If the dataconferencing market fails to grow, or grows more slowly than anticipated, Polycom's business, operating results and financial condition will be materially adversely affected. Although there are currently no products in the dataconferencing market that offer all of the same functions and features as the next generation of ShowStation products, there are products that enable users to participate in a dataconference and other products, such as multimedia presentation products, that are not designed primarily for dataconferencing but can be used to provide a dataconferencing solution. There can be no assurance that the market for dataconferencing products with the functions and features of the next generation of ShowStation products will achieve broad commercial acceptance or that the market for Polycom's new ShowStation product will grow.

    Even if the market for dataconferencing products does develop, there can be no assurance that Polycom's next generation of ShowStation products will achieve commercial success within such market. Due to the unique nature of the new ShowStation products, Polycom believes it will be required to incur significant expenses for sales and marketing, including advertising, to educate potential customers as to the desirability of ShowStation. Polycom also expects to incur substantially longer sales cycles with respect to its ShowStation products than has been the case for the SoundStation products. In addition, the list price of the ShowStation products, which is significantly higher than the SoundStation product, could significantly limit consumer acceptance of the ShowStation products. Furthermore, given the significant differences between the SoundStation and ShowStation products, Polycom is developing new distribution channels for the ShowStation products and there can be no assurance that Polycom will be successful selling the next generation of ShowStation through these distribution channels. In addition, Polycom's ShowStation products comply with certain layers of the emerging T.120 standard. Increasing market acceptance and longevity of the T.120 standard is in part a function of user acceptance and the incorporation of the T.120 standard into personal computer operating systems, teleconferencing appliances and the network infrastructure and is therefore difficult to predict. Because of Polycom's focus on the T.120 standard, Polycom's operating results would be materially adversely affected if another technology were to significantly challenge or replace the emerging T.120 industry standard. Broad commercialization of Polycom's next generation of ShowStation products will require Polycom to overcome significant technological and market development obstacles, many of which may not be currently foreseen.

    Polycom's new ShowStation products are extremely complex and because of the recent introduction of these products, Polycom has had limited experience with respect to the performance and reliability of these products. Polycom is in the process of finalizing negotiations with a potential contract manufacturer of its next generation of ShowStation Products. If Polycom's new ShowStation products have performance, reliability or quality problems or shortcomings, then Polycom may experience reduced orders, higher manufacturing costs and additional warranty and service expenses which would have a material adverse effect on Polycom's business, financial condition and results of operations. For example, Polycom chose to stop shipments of its ShowStation products from mid-January 1996 through the end of February 1996 to correct software and other technical problems identified by initial customers. There can be no assurance that the new ShowStation will be able to achieve or sustain commercial acceptance, that sales of the new ShowStation products will account for a material part of Polycom's net revenues or that Polycom will be able to achieve volume manufacturing. Failure of the next generation of ShowStation products to achieve or sustain commercial acceptance, or of Polycom or its contract manufacturer to achieve volume manufacturing would have a material adverse effect on Polycom's business, financial condition and results of operations.

TECHNOLOGY

    Polycom intends to continue to invest in and leverage its core technologies to develop and introduce audioconferencing and dataconferencing product enhancements and new products. Polycom's core technologies include the following:

    ECHO CANCELLATION. Traditional speakerphone architectures employ suppression technology to compensate for the echo problems resulting from the feedback caused by microphones and speakers being located in close proximity. Suppressors solve the problem by only allowing one side of the telephone connection to talk at a time. Historically, this has been done by using simple metrics to locally determine which side is speaking more loudly. This often causes numerous problems during the course of a natural conversation such as words or even entire phrases being clipped off because both ends of the call were speaking simultaneously. Polycom's patented DSP software solves this problem by building and continually updating a model of how the sound waves reflect off the walls and obstructions in a room. This software, comprised of over 10,000 lines of assembly microcode, then calculates an echo canceling signal that is subtracted from the microphone signal, thereby removing the echoes while still allowing both the speaker and the microphone to remain on a the same time.

    ACOUSTICS TECHNOLOGY. The design and interaction of transducers within a full-duplex audio device significantly impacts the effectiveness of the digital echo canceling systems and the sound quality. Working with carefully designed algorithms and electronics, Polycom develops and designs proprietary speaker and microphone enclosure systems that are a critical part of high-clarity, audioconferencing systems.

    IMAGE PROCESSING TECHNOLOGY. Polycom has invested a significant amount of its research and development efforts on the design and implementation of high resolution document cameras that provide XGA resolution (1024 x 768 pixels) images in a compact package. XGA resolution was achieved by developing a method by which two television resolution charge coupled devices ("CCDS") are seamed together to form a single high resolution image. Significant advancements in fine scale device alignment and mounting as well as in high speed DSP software to compensate for lens blurring, non-uniform lighting conditions and natural CCD device variations were required to achieve the target. The result is a cost effective document scanning system that captures and displays type sizes as small as 10 points.

    IMAGE COMPRESSION TECHNOLOGY. Polycom uses the international standard known as Joint Bi-Level Image Group ("JBIG") to achieve rapid image transmission rates. Polycom employs certain modes of this algorithm to enable images to be transmitted incrementally, allowing an image to achieve legibility within a minimum time. Polycom was the editor of, and principal contributor to, the T.126 layer of the T.120 protocol for still-image transfer that incorporated JBIG and optimizations utilized in ShowStation. Polycom developed a high performance implementation of this algorithm for incorporation into DataBeam's standard
T.120 toolkit to enable throughput to be achieved even if a low-end computer is used to compress and send images over standard telephone lines. DataBeam's T.120 toolkit has been licensed by numerous other software and hardware providers.

    OPTO-MECHANIC TECHNOLOGY. To achieve "lights on" LCD projection and high resolution image capture, Polycom has developed core technologies in optical systems, including LCD cooling for uniformity, light collection efficiency and light source cooling for extended lamp life with minimal sound. This has resulted in a projected image that is uniformly illuminated and viewable with normal room lighting.

    COMMUNICATION PROTOCOLS. Polycom is a leader in the development and adoption of the T.120 protocol standard for dataconferencing devices. The T.120 protocol standard separates multipoint conferencing services into several layers that address data conferencing through various communications networks. These layers are generally implemented in software and control the manner in which data is communicated and is processed and presented to the end user. Layers of
T.120 functionality are being developed and deployed by numerous major international communications companies. In conjunction with this standardization process, Polycom co-founded the Consortium for Audiographic Teleconferencing Standards in order to encourage broad industry coordination and advocacy of
T.120 technology, thereby encouraging the development of the availability of desktop software and bridging services to support Polycom's product offerings. This organization was merged with the advocacy body for H.320, the video conferencing standard, to become the International Multimedia Teleconferencing Consortium ("IMTC") with the broader goal of insuring industry-wide H.320 and
T.120 interoperability, integration and advocacy. Additionally, the Personal Conferencing Work Group ("PCWG") recently merged into the IMTC. A representative of Polycom sits on the board of directors of this consortium, which includes companies such as AT&T, IBM, Intel, Microsoft and PictureTel, each of which has incorporated, or announced its intention to incorporate, various layers of the
T.120 standard into their products.

    TELEPHONY INTERFACES. Polycom has developed a single telephone network interface circuit that is configurable either by Polycom or its resellers so that Polycom's products will comply with various international telephone network requirements. Polycom's SoundStation product is currently approved for use in 25 countries. Polycom believes this will expedite the regulatory approval of new audio conferencing and dataconferencing products globally.

SALES AND DISTRIBUTION

    Polycom markets its SoundStation and ShowStation products primarily to Fortune 1000 companies through a national account program both directly and in coordination with its resellers and also markets its products directly to certain U.S. government organizations through a General Services Administration ("GSA") contract. Polycom believes that most of its national account customers have placed multiple orders for products from Polycom. As of September 30, 1997, Polycom had approximately 315 signed national accounts. Polycom believes that it is important to maintain a close working relationship with these large customers in order to meet their demands for sales and support on a multinational basis. Polycom sells its products in North America through a select group of approximately 41 resellers, including Lucent, ConferTech, MCI, Hello Direct, Sprint, 3M, British Telecom, Siemens, SKC, GBH, Unitel, PictureTel and Hibino. Many of these resellers sell a variety of teleconferencing products and/or services and, with Polycom's products, offer a complete teleconferencing product portfolio. One of these resellers, Hello Direct, sells a competing audioconferencing product which it purchases from Gentner and relabels under the Hello Direct name. In addition to working through resellers, Polycom also sells its products directly through a sales force comprised of a national account group and an inside sales group. The national account managers focus on strategic selling and the development of major account relationships, while inside sales representatives devote time to pursuing the sales opportunities within a signed national account. In order to minimize channel conflict with resellers, the national account managers are compensated on a channel-neutral basis and are responsible for resolving any channel conflict in the field. To complement its direct sales efforts, Polycom runs direct response advertising in in-flight magazines and selected business publications. Polycom maintains North American sales offices in the metropolitan areas of Boston, Chicago, Cleveland, Dallas, New York and San Jose.

    Polycom sells its SoundStation and ShowStation products primarily through resellers. Polycom's resellers accounted for approximately 74%, 71%, 67% and 71% of Polycom's net revenues in 1994, 1995, 1996 and for the nine months ended September 30, 1997, respectively. ConferTech International, Inc. accounted for 14% and 11% of net revenues in 1994 and 1995, respectively, and Confer/Mutare, Inc. accounted for 11% in 1994. No other customer or reseller accounted for more than 10% of Polycom's net revenues during the periods indicated and no customer or reseller accounted for more than 10% of net revenues in 1996. Resellers generally offer products of several different companies, including products that compete with Polycom's products. Accordingly, these resellers may give higher priority to products of other suppliers, thus reducing their efforts to sell Polycom's products. Agreements with resellers may be terminated at any time. A reduction in sales effort or termination of a distribution relationship by one of Polycom's resellers could have a material adverse effect on future operating results. Use of resellers also entails the risk that resellers will build up inventories in anticipation of a growth in sales. If such sales growth does not occur as anticipated by these resellers, these resellers may substantially decrease the amount of product ordered in subsequent quarters, causing or contributing to fluctuations in Polycom's future operating results. Furthermore, although Polycom takes steps to reduce channel conflict, sales by Polycom's direct sales force to potential and current customers of these resellers could have an adverse effect on Polycom's reseller relationships. The teleconferencing distribution industry has historically been characterized by rapid change, including consolidations and financial difficulties of certain resellers and the emergence of alternative distribution channels. In addition, there is an increasing number of companies competing for access to these channels. The loss or ineffectiveness of any of Polycom's major resellers could have a material adverse effect on Polycom's operating results. There can be no assurance that Polycom will be able to successfully sell its products through any new channels that Polycom may be required to develop as a result of the foregoing or any other factors. Polycom commenced customer shipments of its first generation of ShowStation products in November 1995 and continues to develop a distribution network for this product. Polycom is in the process of finalizing negotiations with distributors of its next generation of ShowStation products. There can be no assurance that Polycom will be able to successfully develop a distribution network for its next generation of ShowStation products.

    Polycom has historically focused its international sales efforts in regions of the world where it believes customers have begun to invest significantly in teleconferencing equipment and services. These regions currently include the United Kingdom, France, Germany, Italy, Japan, Australia and parts of Southeast Asia. Polycom intends to significantly expand its international distribution network. The principal international resellers of Polycom's products currently include British Telecom, Unitel, Dynamic Communications, Ltd., Genedis, Hibino Corporation, PTT Telecom, Siemens, Singapore Telecom and Telenor.

    Polycom's net revenues from international sales represented approximately 23%, 24%, 23% and 23% of Polycom's total net revenues in the years ended December 31, 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively. Polycom is planning to establish product distribution centers in the European and Asia Pacific markets in order to better serve its international customers which will increase the costs associated with such international operations. International sales are subject to a number of risks, including changes in foreign government regulations and telecommunications standards, export license requirements, tariffs and taxes, other trade barriers, fluctuations in currency exchange rates, difficulty in collecting accounts receivable, difficulty in staffing and managing foreign operations and political and economic instability. Sales to international resellers are usually made in U.S. dollars in order to minimize the risks associated with fluctuating foreign currency exchange rates. To date, a substantial majority of Polycom's international sales have been denominated in U.S. currency, however, Polycom expects that in the future more international sales may be denominated in local currency. Fluctuations in currency exchange rates could cause Polycom's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. In addition, the costs associated with developing international sales may not be offset by increased sales in the short term, or at all.

CUSTOMER SERVICE AND SUPPORT

    Polycom believes that service and support are critical components of customer satisfaction. Polycom maintains and supports products sold directly by Polycom to its North American customers, while resellers maintain and provide technical support to their end-user customers. Polycom operates a toll-free Technical Service Center "hotline" to provide a full range of telephone support to its North American resellers and to Polycom's end-user customers. If an issue cannot be resolved remotely or through product repair and return, Polycom or its reseller may dispatch a service engineer to the customer site. Internationally, customer service is provided to the end-user by either Polycom or local resellers.

    Polycom generally warrants its products for 12 months and offers 24-month dataconferencing and 60-month audioconferencing warranties to national accounts. As of December 31, 1996, Polycom's warranty expense has not been significant, although Polycom may experience higher warranty claims in the future especially with new data products. Polycom offers a variety of installation, maintenance and extended warranty services that are fulfilled either directly by Polycom or by an authorized reseller.

RESEARCH AND DEVELOPMENT

    Polycom believes that its future success depends in part on its ability to continue to enhance its existing products and to develop new products that maintain technological competitiveness. Polycom's current development efforts are focused on both the audioconferencing and dataconferencing businesses. In the audioconferencing market, Polycom is developing SoundStation and SoundStation Premier product line extensions into the higher and the lower end of the market. In the dataconferencing market, Polycom is devoting significant resources to developing a next generation of its ShowStation products. Polycom intends to expand upon this new product platform through the development of ShowStation options, upgrades and future product generations. There can be no assurance, however, that these products will be made commercially available as expected or otherwise on a timely and cost-effective basis or that, if introduced, these products will achieve market acceptance. Furthermore, there can be no assurance that these products will not be rendered obsolete by changing technology or new product announcements by other companies.

    Polycom believes that the structure of its development group represents a significant competitive advantage for Polycom. The development staff includes product marketing personnel in order to maintain channel and customer input throughout the development phase. This team structure is the basis for an integrated process designed to enable Polycom to develop superior products with minimum time-to-market. Additionally, the development staff focuses on Polycom's core technologies and outsources other development tasks such as industrial design. This structure is designed to enable Polycom to devote its key resources to technological advancement in its primary areas of business.

    Research and development expenses were approximately $7.6 million, $6.9 million and $5.3 million for the years ended 1996, 1995 and 1994, respectively. Polycom believes that significant investments in research and development are required to remain competitive since technological competitiveness is key to its future success. As a consequence, Polycom intends to continue to make substantial investments in product and technology development. Polycom also intends to continue to drive the adoption of the emerging T.120 protocol and other teleconferencing industry standards.

    The audioconferencing and dataconferencing markets are subject to rapid technological change, frequent new product introductions and enhancements, changes in end-user requirements and evolving industry standards. Polycom's ability to remain competitive in this market will depend in significant part upon its ability to successfully develop, introduce and sell new products and enhancements on a timely and cost-effective basis. The success of Polycom in developing new and enhanced products depends upon a variety of factors, including new product selection, timely and efficient completion of product design, timely and efficient implementation of manufacturing, assembly and test processes, product performance at customer locations and development of competitive products and enhancements by competitors. Polycom is currently engaged in the development of several new products and extensions of the SoundStation, SoundStation Premier and ShowStation products into both the higher and lower ends of the market, and expects to continue to invest significant resources in new product development and enhancements to current and future products. In addition, Polycom's introduction of next generation ShowStation and other new products could result in higher warranty claims, product returns and manufacturing, sales and marketing and other expenses that could materially adversely affect Polycom's business, financial condition, cash flows or results of operations. There can be no assurance that Polycom will be successful in selecting, developing, manufacturing and marketing, or recognize a return on, new products or enhancements. The inability of Polycom to introduce new products or enhancements on a timely and cost-effective basis that contribute significantly to net revenues could have a material adverse effect on Polycom's business, financial condition, cash flows or results of operations. In the past, Polycom has experienced delays from time to time in the introduction of certain of its products. In particular, the introduction of Polycom's first generation of ShowStation products was delayed by approximately eighteen months from the originally anticipated date of introduction because of unforeseen technical challenges and difficulties in building core technologies and for approximately six weeks in the first quarter of 1996 shipments were interrupted in order to correct software and other technical problems identified by initial customers. Polycom's future growth is substantially dependent on net revenues generated from sales of Polycom's next generation of ShowStation products. In November 1995, Polycom began customer shipments of its first generation ShowStation products. Dataconferencing is an emerging market and there can be no assurance that it will develop sufficiently to enable Polycom to achieve broad commercial acceptance of its ShowStation products. Because the dataconferencing market is relatively new and evolving, and because current and future competitors are likely to introduce competing dataconferencing products, it is difficult to predict the rate at which demand for Polycom's next generation of ShowStation products will grow, if at all, or to predict the level of future growth, if any, of the dataconferencing market. If the dataconferencing market fails to grow, or grows more slowly than anticipated, Polycom's business, operating results and financial condition will be materially adversely affected. Although there are currently no products in the dataconferencing market that offer all of the same functions and features as the next generation of ShowStation products, there are products that enable users to participate in a dataconference and other products, such as multimedia presentation products, that are not designed primarily for dataconferencing but can be used to provide a dataconferencing solution. There can be no assurance that the market for dataconferencing products with the functions and features of the next generation of ShowStation products will achieve broad commercial acceptance or that the market for Polycom's new ShowStation product will grow. In addition, new product or technology introductions by Polycom's competitors could cause a decline in sales or loss of market acceptance of Polycom's existing products or new products. Further, from time to time, Polycom may announce new products, capabilities or technologies that have the potential to replace Polycom's existing product or future products. There can be no assurance that announcements of product enhancements or new product offerings by Polycom or its competitors will not cause customers to defer or stop purchasing Polycom's products.

    In March 1997, the Company entered into a joint marketing and development agreement (the "FIRST AGREEMENT") with 3M. Under the agreement, 3M has provided $3.0 million in funding to Polycom for certain deliverables related to the development of the next generation dataconferencing product and will also provide shared technology resources for the development of future products. Polycom will grant 3M exclusive private-label rights in certain distribution channels to the products developed under this agreement subject to certain minimum volumes. In addition, 3M received warrants to purchase up to 2,000,000 shares of the Company's common stock at an exercise price of $7.50 per share. The warrants expire in March 1999, which may be extended until March 2000 depending on the delivery of Polycom's first product developed under the agreement. 3M also has certain rights of first offer under its stock warrant agreement with Polycom which will give 3M the right, for a period of 45 days after the Effective Time, to purchase approximately 877,000 shares of Polycom Common Stock at a purchase price of $7.50 per share.

COMPETITION

    The market for teleconferencing products is highly competitive and subject to rapid technological change, regulatory developments and emerging industry standards. Polycom expects competition to persist and increase in the future. In the audioconferencing market segment, Polycom's major competitors include Coherent Communications Systems Corporation, NEC, Lucent (one of Polycom's resellers), Gentner, Panasonic and other companies that offer lower cost full duplex speakerphones such as 3Com/USR and Hello Direct (one of Polycom's resellers). Hello Direct offers a competitive product under the Hello Direct name through an OEM relationship with Gentner. Most of these companies have substantially greater financial resources and production, marketing, engineering and other capabilities than Polycom with which to develop, manufacture, market and sell their products. In addition, all major telephony manufacturers produce hands-free speakerphone units that are a lower cost, lower quality alternative to Polycom's audioconferencing products.

    In the dataconferencing market segment, Polycom's major competitors include Microfield Graphics, Inc. and SMART Technologies, Inc., which have substantially greater financial resources and production, marketing, engineering and other capabilities than Polycom with which to develop, manufacture, market and sell their products. In addition, in this market segment, videoconferencing, PC-based communications solutions and multimedia presentation products may be an alternative for certain applications.

    Polycom believes its ability to compete depends on such factors as reputation, quality, customer support and service, price, features and functions of products, ease of use, reliability, and marketing and distribution channels. Polycom believes it competes favorably with respect to each of these factors. There can be no assurance that Polycom will be able to compete successfully in the future with respect to any of the above factors.

    Polycom expects its competitors to continue to improve the performance of their current products and to introduce new products or new technologies that provide improved performance characteristics. New product introductions by Polycom's competitors could cause a significant decline in sales or loss of market acceptance of Polycom's existing products and future products. For example, 3Com/USR introduced an audioconferencing product that is being sold at a price substantially lower than Polycom's list price for SoundStation. Polycom believes that the possible effects from this ongoing competition may be the reduction in the prices of its products and its other competitors' products or the introduction of additional lower priced competitive products. Although such reduction was not in direct response to the introduction of a lower priced audioconferencing product by 3Com/USR, Polycom reduced the North American list price of its SoundStation product line by 37% which resulted in lower gross margins. Polycom expects this increased competitive pressure may lead to intensified price-based competition, resulting in lower prices and gross margins which would materially adversely affect Polycom's business, financial condition and results of operations. There can be no assurance that Polycom will be able to compete successfully.

MANUFACTURING

    Polycom's manufacturing operations consist primarily of materials planning and procurement, test development and manufacturing engineering. Polycom subcontracts the manufacture of its SoundStation products to IMS of Thailand, a global third party contract manufacturer, and is in the process of transferring the manufacturing of the SoundStation Premier products to IMS. IMS is ISO 9002 approved and has BABT registration. Polycom's products are quality tested by automated test equipment with final functional tests performed on equipment and with processes developed or approved by Polycom.

    Polycom has recently transferred the manufacturing of its SoundStation Premier product lines to IMS. Polycom manufactures its SoundPoint product through General Electronics (H.K.) Ltd., a Hong Kong based contract manufacturer. Polycom is in the process of finalizing negotiations with a contract manufacturer for its next generation of ShowStation products. Polycom ships its products to its customers from either its distribution center located in Livermore, CA, or from its contract manufacturers. Certain Polycom facilities are located in the San Francisco Bay Area, which has in the past and may in the future experience significant, destructive seismic activity that could damage, destroy or disrupt Polycom's facilities or its operations. Polycom maintains no earthquake insurance for damages or business interruptions. In the event that Polycom or its contract manufactures were to experience financial or operational difficulties that are not covered by insurance, it would adversely affect Polycom's results of operations until Polycom could establish sufficient manufacturing supply through an alternative source, and the effect of such reduction or interruption in supply on results of operations would be material. Polycom believes that there are a number of alternative contract manufacturers that could produce Polycom's products, but in the event of a reduction or interruption of supply, for any reason, it would take a significant period of time to qualify an alternative subcontractor and commence manufacturing, which would have a material adverse effect on Polycom's business, financial condition, cash flows and results of operations.

    Certain key components used in Polycom's products are currently available from only one source and others are available from only a limited number of sources. Components currently available from only one source include certain key integrated circuits and optical elements. Polycom also obtains certain plastic housings, metal castings and other components from suppliers located in Hong Kong and China, and any political or economic instability in that region in the future, or future import restrictions, may cause delays or an inability to obtain such supplies. Polycom has no supply commitments from its suppliers and generally purchases components on a purchase order basis either directly or through its contract manufacturer. Polycom and Polycom's contract manufacturers have had limited experience purchasing volume supplies of components for its SoundStation and ShowStation products, and some of the components included in these products, such as microprocessors and other integrated circuits, have from time to time been subject to limited allocations by suppliers, and there can be no assurance that Polycom will not in the future be subject to component supply allocations that would adversely affect Polycom's operating results. In the event that Polycom or its contract manufacturer were unable to obtain sufficient supplies of components or develop alternative sources as needed, Polycom's operating results could be materially adversely affected. Moreover, operating results could be materially adversely affected by receipt of a significant number of defective components, an increase in component prices or the inability of Polycom to obtain lower component prices in response to competitive price reductions.

    Because of the generally short cycle between order and shipment and because the majority of Polycom's net revenues in each quarter results from orders booked in that quarter, Polycom generally operates with minimal backlog and does not believe it is indicative of future sales levels.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

    While Polycom relies on a combination of patent, copyright, trademark and trade secret laws and confidentiality procedures to protect its proprietary rights, Polycom believes that factors such as technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. Polycom currently has seven United States patents issued covering the SoundStation and ShowStation designs, the concept and function of the ShowStation and certain echo cancellation technology that expire in 2007, 2010, 2011, 2012, 2013 and 2015. In addition, Polycom currently has six United States patents pending, five foreign patents issued, which expire in 2001, 2003, 2010, 2016 and 2017, and sixteen foreign patent applications pending. Polycom, SoundStation, SoundStation Premier, ShowStation, SoundPoint and Polycom are registered trademarks of Polycom in the U.S. and various countries. According to federal and state law, Polycom's trademark protection will continue for as long as Polycom continues to use its trademark in connection with the products and services of Polycom. Polycom seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which only afford limited protection. There can be no assurance that others will not independently develop similar proprietary information and techniques or gain access to Polycom's intellectual property rights or disclose such technology or that Polycom can meaningfully protect its intellectual property rights. In addition, there can be no assurance that any patent or registered trademark owned by Polycom will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to Polycom or that any of Polycom's pending or future patent applications will be issued with the scope of the claims sought by Polycom, if at all. Furthermore, there can be no assurance that others will not develop similar products, duplicate Polycom's products or design around the patents owned by Polycom. In addition, there can be no assurance that foreign intellectual property laws will protect Polycom's intellectual property rights.

    Litigation may be necessary to enforce Polycom's patents and other intellectual property rights, to protect Polycom's trade secrets, to determine the validity of and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Polycom's business, financial condition, cash flows or results of operations. There can be no assurance that infringement or invalidity claims by third parties or claims for indemnification resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect Polycom's business, financial condition, cash flows and results of operations. If any claims or actions are asserted against Polycom, Polycom may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that a license will be available under reasonable terms or at all. In addition, Polycom could decide to litigate such claims, which could be extremely expensive and time consuming and could materially adversely affect Polycom's business, financial condition, cash flows or results of operations.

    Polycom incorporates into its ShowStation products software licensed from third parties, including certain communications software which is licensed from DataBeam, digitizer and pen software which is licensed from Scriptel and Windows from Microsoft. The DataBeam license agreement will terminate in March 2001 if either party has given notice at least 90 days prior to that time of its desire to terminate the agreement. The Scriptel agreement terminates June 30, 1998 but may be extended for six month periods upon mutual agreement of the parties. There can be no assurance that these third-party software licenses will continue to be available to Polycom on commercially reasonable terms. The termination or impairment of these software licenses could result in delays or reductions in new product introductions or product shipments until equivalent software could be developed, licensed and integrated, which would materially adversely affect Polycom's business, financial condition, cash flows, and results of operations.

EMPLOYEES

    As of September 30, 1997 Polycom employed a total of 167 persons, including 53 in sales, marketing and customer support, 53 in product development, 31 in manufacturing and 30 in finance and administration. Of these, five employees were located in the U.K., two were located in Singapore, two were located in Hong Kong and the remainder were located in the United States. None of Polycom's employees is represented by a labor union. Polycom has experienced no work stoppages and believes its relationship with its employees is good.

    Polycom believes that its future success will depend in part on its continued ability to hire, assimilate and retain qualified personnel. Competition for such personnel is intense, and there can be no assurance that Polycom will be successful in attracting or retaining such personnel. The loss of any key employee, the failure of any key employee to perform in his or her current position or Polycom's inability to attract and retain skilled employees, as needed, could materially adversely affect Polycom's business, financial condition, cash flows or results of operations.

PROPERTIES

    Polycom's headquarters are located in a 52,000 square foot facility in San Jose, California pursuant to a lease which expires in December 1998. Polycom has two options to extend the lease for terms of one (1) year. This facility accommodates corporate administration, research and development, marketing, sales and customer support as well as a new product manufacturing area. Polycom also leases, on a short term basis, sales office space in the metropolitan areas of Boston, Chicago, Dallas, New York, London, Munich, Hong Kong and Singapore. Polycom believes that its current facilities are adequate to meet its needs for the foreseeable future. Polycom believes that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

    On September 3, 1997, VTEL filed a lawsuit in the District Court in Travis County, Texas against ViaVideo and its founders (who were formerly employed by VTEL). In the lawsuit, VTEL alleges breach of contract, breach of confidential relationship, disclosure of proprietary information, and related allegations. The management of ViaVideo believes that these claims are without merit and intends to defend them vigorously. Also, the management of ViaVideo, after consultation with outside legal counsel, believes that the likelihood of an unfavorable outcome arising from the adjudication of this lawsuit is remote. Nevertheless, the costs of defense, regardless of outcome, could have an adverse effect on the results of operations and financial condition of the Combined Company. If ViaVideo were found to have infringed upon the proprietary rights of VTEL or any other third party, it could be required to pay damages, cease sales of the infringing products, discontinue such products or such other injunctive relief a court may determine, any of which, subsequent to the Merger, could have a material adverse effect on Polycom's business, operating results and financial condition. An adverse development in the VTEL litigation could cause the termination of the Reorganization Agreement.

                       PRINCIPAL STOCKHOLDERS OF POLYCOM

    The following table sets forth certain information known to Polycom with respect to the beneficial ownership of Polycom's Common Stock as of October 28, 1997 by (i) all persons who are beneficial owners of five percent (5%) or more of Polycom's Common Stock, (ii) each director, (iii) the executive officers, and
(iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                               SHARES     PERCENTAGE OF SHARES   PERCENTAGE OF SHARES
NAME AND ADDRESS (IF                                         BENEFICIALLY  BENEFICIALLY OWNED     BENEFICIALLY OWNED
APPLICABLE) BENEFICIAL OWNER                                    OWNED      PRIOR TO THE MERGER     AFTER THE MERGER
-----------------------------------------------------------  -----------  ---------------------  ---------------------
Accel III, L.P. and its related entities(1)................   2,633,398              13.7%                   9.5%
  One Palmer Square
  Princeton, NJ 08542

Oak Investment Partners IV, L.P. and its related
  entities(2)..............................................   2,705,398              14.1%                  19.6%(3)
  525 University Avenue, Suite 1300
  Palo Alto, CA 94301

Institutional Venture Partners V and its related
  entities(4)..............................................   2,126,976              11.1%                   7.7%
  Building Two, Suite 290
  3000 Sand Hill Road
  Menlo Park, CA 94025

Brian L. Hinman(5).........................................   1,911,317               9.9%                   6.9%
  2584 Junction Avenue
  San Jose, CA 95134

Minnesota Mining and Manufacturing Company(6)..............   2,000,000              9.42%                  9.62%
  3M Austin Center
  6801 River Place Boulevard
  Austin, TX 78726-9000

Norwest Capital LLC........................................   1,159,341               6.0%                   4.2%
  Sixth and Marquette
  Minneapolis, MN 55479

Brentwood Associates V, L.P................................   1,012,846               5.3%                  13.2%(7)
  2730 Sand Hill Road, Suite 250
  Menlo Park, CA 94025

Robert C. Hagerty..........................................       1,750                 *                      *

Michael R. Kourey(8).......................................     239,834               1.0%                     *

Ardeshir Falaki(9).........................................      86,000                 *                      *

Gilbert J. Pearson(10).....................................      91,917                 *                      *

Alan D. Hagedorn(11).......................................      51,473                 *                      *

Bandel Carano(2)...........................................   2,725,398              14.2%                   9.9%

Stanley J. Meresman(12)....................................      34,000                 *                      *

John P. Morgridge(12)......................................      40,338                 *                      *

James R. Swartz(1).........................................   2,653,398              13.8%                   9.6%

                                                               SHARES     PERCENTAGE OF SHARES   PERCENTAGE OF SHARES
NAME AND ADDRESS (IF                                         BENEFICIALLY  BENEFICIALLY OWNED     BENEFICIALLY OWNED
APPLICABLE) BENEFICIAL OWNER                                    OWNED      PRIOR TO THE MERGER     AFTER THE MERGER
-----------------------------------------------------------  -----------  ---------------------  ---------------------
Dale A. Bastian............................................      10,800                 *                      *

All directors and officers as a group (11 persons)(13).....   7,846,225              40.9%                  28.4%

------------------------

*   Less than 1%

    Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options which are currently exercisable or convertible or which will become exercisable or convertible within sixty (60) days after October 28, 1997 are deemed outstanding for computing the beneficial ownership of the person holding such options but are not deemed outstanding for computing the beneficial ownership of any other person.

(1) Includes 2,317,391 shares held by Accel III, L.P. ("ACCEL III"), 210,671 shares held by Accel Japan, L.P. ("ACCEL JAPAN") and 105,336 shares held by Accel Investors' 91, L.P. ("ACCEL INVESTORS"). Mr. Swartz, a director of Polycom, is a General Partner of Accel III, Accel Japan and Accel Investors. Mr. Swartz disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein arising from his general partnership interests in Accel III, Accel Japan and Accel Investors. The shares beneficially owned by Mr. Swartz consist of 16,000 and 4,000 shares granted in April 1996 and June 1997, respectively, in the form of immediately exercisable options, some of which, if exercised and issued, would be unvested and subject to a repurchase right of Polycom that lapses over time.

(2) Includes 2,595,022 shares held by Oak Investment Partners IV, L.P. ("OAK IV") and 110,376 shares held by Oak IV Affiliates Fund, L.P. ("OAK IV AFFILIATES"). Mr. Carano, a director of Polycom, is a General Partner of Oak IV and Oak IV Affiliates. Mr. Carano disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein arising from his general partnership interests in Oak IV and Oak IV Affiliates. The shares beneficially owned by Mr. Carano consist of options to purchase 16,000 and 4,000 shares of Common Stock granted in April 1996 and June 1997, respectively, in the form of immediately exercisable options, some of which, if exercised and issued, would be unvested and subject to a repurchase right of Polycom that lapses over time.

(3) Includes 2,229,238 and 52,012 shares of ViaVideo Common Stock held by Oak IV and Oak IV Affiliates, respectively, which, based on an exchange ratio of 1.183684, will convert into 2,638,713 and 61,565 shares of Polycom Common Stock, respectively.

(4) Includes 2,093,186 shares held by Institutional Venture Partners V and 33,790 shares held by Institutional Venture Management V. Institutional Venture Management V is the General Partner of Institutional Venture Partners V.

(5) Includes 6,667 shares owned by Mr. Hinman in the form of immediately exercisable options, some of which, if exercised and issued, would be unvested and subject to a repurchase right of Polycom that lapses over time.

(6) Includes 2,000,000 shares subject to a warrant exercisable at $7.50 per share held by Minnesota Mining and Manufacturing Company ("3M"). Percentage of Shares Beneficially Owned After the Merger includes a right to acquire approximately 950,000 shares at an exercise price of $7.50 per share as a result of a right of first offer held by 3M.

(7) Includes 2,140,000 and 78,750 shares of ViaVideo Common Stock held by Brentwood Associates VII, L.P. and Brentwood Affiliates Fund, L.P., respectively, which, based on an exchange ratio of 1.183684, will convert into 2,533,083 and 93,215 shares of Polycom Common Stock, respectively.

(8) Includes 33,334 shares owned by Mr. Kourey in the form of immediately exercisable options, some of which, if exercised and issued, would be unvested and subject to a repurchase right of Polycom that lapses over time.

(9) Includes options to purchase 69,500 shares of Common Stock.

(10) Includes 28,542 shares owned by Mr. Pearson in the form of immediately exercisable options, some of which, if exercised and issued, would be unvested and subject to a repurchase right of Polycom that lapses over time.

(11) Includes options to purchase 32,500 shares of Common Stock.

(12) Includes 4,000 shares owned by Mr. Meresman and Mr. Morgridge in the form of immediately exercisable options, some of which, if exercised, would be unvested and subject to a repurchase right of Polycom that lapses over time.

(13) Includes options to purchase 218,543 shares of Common Stock, 61,334 shares of which are in the form of immediately exercisable options, some of which, if exercised and issued, would be unvested and subject to a repurchase right of Polycom that lapses over time.

                              BUSINESS OF VIAVIDEO

BUSINESS

    ViaVideo was founded in September 1996 to design and develop high quality, low cost, easy-to-use, group videoconferencing systems that utilize advanced video and audio compression technologies along with Internet/Web-based features. ViaVideo believes that these technologies and features will permit users to replicate the dynamics and effectiveness of face-to-face meetings and presentations from remote locations through the transmission of color motion video integrated with full duplex audio at data rates as low as 56 kilobits per second (Kbps). The videoconferencing system being developed by ViaVideo incorporates the latest advances in video processor technology and uses a new generation, non-PC based platform. ViaVideo anticipates commencing a beta testing program of its first product in the fourth quarter of 1997.

INDUSTRY BACKGROUND

    Face-to-face meetings maximize the exchange of information, including written, oral, and non-verbal communication, and provide the intimate environment necessary to build relationships among people. Communication in face-to-face meetings is generally more effective and comprehensive than communicating solely over the telephone, via e-mail, or via facsimile transmissions. When communicating with others in remote locations, it is often impractical and too costly to travel to a common site to have a face-to-face meeting. A convenient, less costly alternative to traveling to remote locations is videoconferencing. Videoconferencing allows groups or individuals separated by a great or small distance to hold face-to-face meetings over digital telephone lines. Videoconferencing not only reduces the cost, time and inconvenience of traveling, but it can also improve the timeliness, accuracy, and effectiveness of information exchanges, leverage the utilization of expertise and experience resident in personnel resources, and facilitate relationship building among dispersed groups or individuals.

    The first videoconferencing products were introduced in the late 1970's. Early videoconferencing products were costly and usually required dedicated transmission facilities, specially trained operators, and specialized rooms. Although there was broad interest in videoconferencing as a means of eliminating travel time and expenses, most potential users could not justify the high cost of investing in videoconferencing technology given the level of quality and performance of the products at that time. However, improved technology, implementation of industry standards, lower costs, and greater connectivity and bandwidth have improved the quality and price/performance relationship of videoconferencing and driven its evolutionary growth.

    Technology advances in compression algorithms have helped fuel the growth of the industry. Videoconferencing consists of transmitting video and audio data signals between two or more locations over digital telephone lines. Video and audio signals contain large amounts of information and must be digitized or compressed to fit the capacity or bandwidth of the telephone lines over which they are transmitted. As the signals are compressed, information related to them is eliminated which impacts the quality of the video image and audio sound. If the compression does not eliminate much information, the amount of data transmitted will be so large that the quality of the video image and audio sound will also suffer due to the limited bandwidth of the telephone lines. Videoconferencing quality, therefore, depends upon compression algorithms which determine how much and which data will be transmitted and the bandwidth of the telephone lines over which it is transmitted. Today's advanced compression technologies can provide virtually broadcast quality full motion video and audio fidelity that sounds as if the people talking are in the same room as the listener.

    Improvements in connectivity have also led to growth in the videoconferencing industry. The worldwide proliferation of switched digital networks over which video and audio signals are transmitted has eliminated the need for dedicated lines between fixed locations and enabled a videoconference to be initiated in a manner comparable to a traditional telephone call. Greater availability of and accessibility to higher bandwidth digital lines have also made videoconferencing more convenient and much more of a mainstream communication tool.

    Another contributing factor driving the growth and evolution of videoconferencing has been the emergence and adoption of industry standards from the International Telecommunications Union. These standards define audio and video telephone protocols which enable interoperability of videoconferencing systems manufactured by different vendors. Prior to these standards, videoconferences generally could occur only among products manufactured by the same vendor. Some of the key standards include:

    - H.320--standard for coding and decoding video and audio signals transmitted over digital networks at rates between 64 Kbps and 2.048 Mbps (million bits per second)

    - H.323--standard for coding and decoding video and audio signals transmitted over LANs and other packet based networks

    - H.324--standard for coding and decoding video and audio signals transmitted over regular telephone lines (POTS)

    - T.120--standard for coding and decoding still frame, annotation, and data files over digital networks

    With the expansion of videoconferencing, the market has evolved into two distinct segments--group systems and desktop or personal systems. The group system is further segmented into large group systems and small group systems. The large group system market segment is characterized by high performance, high quality videoconferencing systems designed for groups of five or more people. These systems can cost as much as $50,000 or higher and include a broad range of features and functionality. The small group system market segment is also characterized by high performance, high quality videoconferencing systems which are designed for use by groups of two or more people. These systems typically cost from $10,000 to $30,000 and generally have fewer features and capabilities and, to some extent, less performance than the large group systems. The desktop or personal system market segment is characterized by videoconferencing products designed for one-to-one communication and typically do not have the performance, quality, features, and capabilities to be effective in conducting business meetings involving several people. The desktop systems are typically PC-based and require a hardware and software component to be added to a personal computer. Intel's development of the MMX video technology in PC processors has stimulated Microsoft and other software vendors to develop software only solutions for desktop videoconferencing. In addition, several companies offer personal videoconferencing products that utilize televisions and telephones rather than a PC to conduct videoconferencing. Personal videoconferencing products currently range in price from a few hundred dollars to a few thousand dollars.

VIAVIDEO'S STRATEGY

    ViaVideo believes a significant opportunity within the videoconferencing industry lies with developing an easy-to-install, easy-to-use, low-cost videoconferencing product that has the features, functions, capabilities, performance, and quality of current systems that cost $40,000 or more. ViaVideo believes such a product will significantly improve the value proposition of videoconferencing and, therefore, expand the overall market size by attracting new videoconferencing users and achieving greater penetration of existing users. Such a product would continue the evolution of videoconferencing towards smaller, easier to use, and lower cost products that deliver high quality and a broad range of functionality. ViaVideo's product development efforts have focused on leveraging its knowledge in audio and video compression algorithms and other videoconferencing technologies to develop a family of high performance, cost-effective videoconferencing systems that deliver a level of price/performance that will accelerate the global expansion of the videoconferencing market and establishment of videoconferencing as a mainstream communication tool.

TECHNOLOGY

    ViaVideo is incorporating advanced, proprietary technologies into its videoconferencing products under development including those related to:

    - Video compression

    - Audio compression

    - Automatic gain control

    - Noise suppression

    - Echo cancellation

    - Camera tracking

    - Graphical presentation capabilities

    - LAN/Internet connectivity

    - Communications algorithms and protocols

    - System architecture

    VIDEO COMPRESSION

    ViaVideo has hired video compression experts in writing, porting, and optimizing standards based video algorithms for use in videoconferencing systems. When implementing standards based algorithms, various pre- and post-processing techniques can yield a substantially better picture than those currently offered by ViaVideo's competitors. ViaVideo believes its intellectual property in advanced video compression techniques is among the best in the industry.

    One of the most unnatural characteristics of a videoconference is the long delay in data transmission resulting in a lack of lip-synch or unnatural conversation patterns where one side "talks over" the other. ViaVideo has pioneered unique ways to reduce the delay inherent in a videoconferencing system to a less intrusive, more natural level.

    AUDIO COMPRESSION

    As important as video quality, audio quality is one of the key indicators of a high performance videoconferencing system. ViaVideo has expended considerable resources on the development and implementation of differentiated high quality echo-cancellation, automatic gain control and automatic noise suppression algorithms. ViaVideo believes that these new generation algorithms will provide at least equivalent audio quality to those systems currently on the market and when combined with ViaVideo's current development efforts for a next generation of table top microphone which utilizes the latest hyper-cartoid microphone technology which, ViaVideo believes, should provide better audio pickup coverage than competitive systems.

    LAN/INTERNET CONNECTIVITY

    Within the next several years, industry analysts believe that a significant percentage of high-quality business oriented videoconferences will take place over packet switched rather than circuit switched networks (i.e. Intranets vs. The public telephone networks). Some of the advantages of the new approach are greater bandwidth availability which allows for better audio and video quality, lower transmission costs, and the ability to install and manage one network for audio, video, and data rather than utilizing separate networks. ViaVideo is enabling its initial product to operate over such networks utilizing standard Ethernet LAN and TCP/IP protocols.

    SYSTEM ARCHITECTURE

    ViaVideo believes that its proprietary new system architecture allows for a very high performance but low cost videoconferencing product. This system architecture is a non-PC based embedded system utilizing the TM-1000 programmable DSP from Philips. The proprietary application specific software developed for the system addresses the unique system requirements of the various end-user conferencing markets as well as international video telephony standards. This software is primarily compiled in C code, which through refinement, can enhance picture quality, audio quality, address new standards and add significant user features.

    In addition to proprietary technology, ViaVideo also licenses some source code from various suppliers to deliver certain standard features and capabilities, such as compliance with various videoconferencing and teleconferencing standards.

PATENTS AND TRADEMARKS

    The success and ability of ViaVideo to compete is dependent in part upon its proprietary technology. While ViaVideo relies on trademark, trade secret and copyright laws to protect its technology, ViaVideo believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and customer support are essential to establishing and maintaining a leadership position. There can be no assurance that others will not develop technologies that are similar or superior to ViaVideo's technology. ViaVideo has fourteen (14) patent applications in process but not yet filed, and one (1) application filed related to its videoconferencing technology and two (2) trademark applications filed. There can be no assurance that patents will issue with the scope of claims sought by ViaVideo, if at all. Once a patent issues there can be no assurance that it will not be invalidated, circumvented or challenged, or that the rights granted thereunder will provide competitive advantages to ViaVideo. There can be no assurance that others will not develop technologies that are similar or superior to ViaVideo's technology.

PRODUCTS

    ViaVideo is currently developing a videoconferencing system designed for use by small to large groups in a business environment. ViaVideo believes that this product will be compliant with the H.320 standard and will be interoperable with competitive videoconferencing systems. Key features of the product will include:

    - Full-duplex audio

    - Up to 30 frames per second video if used over a network providing 384 Kbps or greater bandwidth

    - 15 frames per second video over a standard 128 Kbps ISDN line

    - Automatic gain control

    - Noise suppression

    - Echo cancellation

    - Camera tracking

    - Compact footprint that is placed upon a TV monitor

    - Minimal video delay

    - Input for second monitor, second camera, or document camera

    - Ease of installation and use

    - Non-PC based system architecture

    Competitive systems with some or all of the features above are priced as high as $50,000. Although pricing of ViaVideo's product has not been finalized, it is currently anticipated to be significantly below its competitors.

    Future generations of ViaVideo's products will continue to focus on those factors that will increase the price/performance relationship in videoconferencing and drive the global expansion of the videoconferencing market. ViaVideo believes some of those key factors to be:

    - Lower cost

    - Enhanced performance through higher bandwidth video transmissions

    - Connectivity to other network communication protocols (e.g. ATM, PRI, xDSL, T1/E1, multiple BRI, V.35)

    - Connectivity and integration with other peripheral conferencing equipment

    - Increased functionality through the additions of features and capabilities that further ease the use of videoconferencing and more closely replicate the dynamics and environment of a face-to-face meeting.

    ViaVideo also intends to offer various accessories and peripherals in conjunction with its videoconferencing products.

RESEARCH AND DEVELOPMENT

    ViaVideo believes that successful videoconferencing products in the future will be characterized by the following characteristics:

    - Lower cost

    - Smaller size

    - Increased performance and quality

    - Improved functionality

    - Greater ease of use and installation

    - Lower operating and maintenance requirements

    ViaVideo's research and development efforts focus and will continue to focus on these product characteristics. By doing so, ViaVideo believes that the videoconferencing price/performance relationship will significantly improve, thereby expanding the market. ViaVideo may also enter into development agreements with future OEM partners to tailor ViaVideo's products or technology exclusively for those partners.

SALES AND MARKETING

    ViaVideo currently intends to sell and market its products worldwide through various indirect channels of distribution, including original equipment manufacturing relationships with third parties. Currently, ViaVideo has one committed reseller resulting from the OEM technology agreement executed by Polycom, for the benefit of ViaVideo, and 3M on June 10, 1997. ViaVideo's results of operations with respect to its first videoconferencing product, at least in the near term, will be dependent on the success of 3M as a reseller of ViaVideo's first videoconferencing product.

    ViaVideo and Polycom entered into a general services agreements with each other in May 1997 and July 1997 whereby each company will provide consulting and administrative support services, upon request, to the other for a fee. In addition to reducing the duplication of the companies' sales and administrative resources, ViaVideo believes that this agreement will allow it to leverage Polycom's existing relationships with potential distributors of ViaVideo's products, as well as Polycom's logistics, customer service and repair infrastructure to more quickly establish distribution channels and customer support capabilities.

MANUFACTURING

    ViaVideo is still in the development stage with respect to its first videoconferencing product and therefore has no manufacturing experience. ViaVideo is currently in negotiations with potential contract manufacturers, but no assurance can be given that such negotiations will be concluded successfully. There can be no assurance that ViaVideo will be able to manufacture its products in commercial quantities or at acceptable cost structures, if at all.

    ViaVideo currently procures from single sources certain key components for its video conferencing product, including certain parts from Sony and Philips. ViaVideo purchases these components on a purchase order basis, does not carry significant inventories of these components and does not have any long-term supply contracts with its sole source vendors. ViaVideo's reliance on sole sources entails certain risks, including reduced control over the price, timely delivery, reliability and quality of the components. ViaVideo has designed its products to be compatible with certain integrated circuits produced by Philips. If ViaVideo could no longer obtain such integrated circuits, ViaVideo would incur substantial expense and take substantial time in redesigning its products to be compatible with integrated circuits from other manufacturers. Additionally, both Sony and Philips are potential competitors of ViaVideo in the video conferencing market which may adversely affect ViaVideo's ability to obtain necessary components. Failure to obtain adequate supplies could prevent or delay product shipments which could materially and adversely affect ViaVideo's business, financial condition and results of operations.

COMPETITION

    The videoconferencing industry is highly competitive and is characterized by regular introductions of new, more advanced, and lower cost products. ViaVideo believes the industry's primary competitive factors are video and audio quality, price, ease-of-use, ease-of-installation, features and functionality, and market visibility and recognition.

    There are a number of companies, both domestically and internationally based, that offer products that will compete with ViaVideo's products. Most notable is PictureTel, which dominates the group videoconferencing market. Other manufacturers and providers of competitive group videoconferencing systems include, among others, VTEL, CLI (recently acquired by VTEL), Intel, Sony Corporation, NEC, Tandberg, Mitsubishi, Panasonic, Fujitsu, British Telecom, General Plesey Telecommunications and Vista Communications Instruments. In addition, with advances in telecommunications standards, connectivity, and video processing technology and the increasing market acceptance of videoconferencing, other established or new companies may develop or market products competitive with ViaVideo's products.

    Significant manufacturers and suppliers of personal videoconferencing products, including many of the companies mentioned above, as well as Creative Labs, Inc., 8X8, Inc., Netscape Communications, Inc., Microsoft, VSI, RSI, and White Pine, could expand their product lines into competitive group videoconferencing systems or enhance the performance and functionality of personal videoconferencing products to the point where they are more directly competitive with ViaVideo's products.

    Most of ViaVideo's competitors and potential competitors are substantially larger than ViaVideo and benefit from greater financial, marketing, manufacturing, and other resources, greater market presence, recognition, and share, more established distribution channels, and broader product offerings. Although ViaVideo believes it will be positioned well to compete with these companies, there can be no assurance that ViaVideo will be able to compete successfully against current and future competitors and the failure to do so successfully will have a material adverse effect upon ViaVideo's business, operating results and financial condition.

EMPLOYEES

    As of September 22, 1997, ViaVideo had 36 full time employees including, 19 in research and development, 8 in sales and marketing, 4 in manufacturing, and 5 in administration. ViaVideo also utilizes temporary workers, independent contractors, and consultants when needed.

    None of ViaVideo's employees are represented by a labor union or party to a collective bargaining agreement. ViaVideo believes its relations with its employees to be good.

PROPERTIES

    ViaVideo's principal offices are located in Austin, Texas. ViaVideo currently leases approximately 8,300 square feet of office space. The lease expires in April 1998 and provides ViaVideo no rights to renewal.

LEGAL PROCEEDINGS

    On September 3, 1997, VTEL filed a lawsuit in the District Court in Travis County, Texas against ViaVideo and its founders. In the lawsuit, VTEL alleges breach of contract, breach of confidential relationship, disclosure of proprietary information, and related allegations arising from the former employment of ViaVideo's founders by VTEL. The management of ViaVideo believes that these claims are without merit and intends to defend them vigorously. Also, the management of ViaVideo, after consultation with outside legal counsel, believes that the likelihood of an unfavorable outcome arising from the adjudication of this lawsuit is remote. Nevertheless, the costs of defense, regardless of outcome, could have an adverse effect on the results of operations and financial condition of the Combined Company. If ViaVideo were found to have infringed upon the proprietary rights of VTEL or any other third party, it could be required to pay damages, cease sales of the infringing products, discontinue such products or such other injunctive relief a court may determine, any of which could have a material adverse effect on ViaVideo's business, operating results and financial condition. An adverse development in the VTEL litigation could cause the termination of the Reorganization Agreement.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Polycom and ViaVideo, including the notes thereto, which are included herein.

    The unaudited pro forma condensed combined financial statements assume a business combination between Polycom and ViaVideo accounted for on a pooling-of-interests basis and are based on each company's respective historical consolidated financial statements and notes thereto, which are included herein. The unaudited pro forma condensed combined balance sheet combines Polycom's consolidated condensed balance sheet as of September 30, 1997 with ViaVideo's condensed balance sheet as of September 30, 1997, giving effect to the Merger as if it had occurred on September 30, 1997. The unaudited pro forma condensed combined statements of operations combine Polycom's historical results for the nine months ended September 30, 1997 and the year ended December 28, 1996, with ViaVideo's historical results for the nine months ended September 30, 1997 and the period from September 10, 1996 (inception) to December 31, 1996, respectively, giving effect to the Merger as if it had occurred at September 10, 1996 and January 1, 1997, the earliest period presented. The 1994 and 1995 periods are not presented due to the fact that ViaVideo began operations on September of 1996 and therefore the 1994 and 1995 pro forma information for such periods would be the same as the historical information of Polycom only.

    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                        POLYCOM AT     VIAVIDEO AT
                                                                       SEPTEMBER 30,  SEPTEMBER 30,    PRO FORMA     PRO FORMA
                                                                           1997           1997        ADJUSTMENTS    COMBINED
                                                                       -------------  -------------  -------------  -----------
                                                            ASSETS
Current assets:
  Cash and cash equivalents..........................................    $  16,664      $   4,589                    $  21,253
  Short-term investments.............................................        1,752                                       1,752
  Accounts receivable, net...........................................        7,395                          (215)        7,180
  Inventories........................................................        9,023            203                        9,226
  Prepaids and other current assets..................................        1,180            240            (65)        1,355
                                                                       -------------  -------------        -----    -----------
    Total current assets.............................................       36,014          5,032           (280)       40,766

Property and equipment, net..........................................        3,647            554                        4,201
Deposits and other assets............................................          359                                         359
                                                                       -------------  -------------        -----    -----------
    Total assets.....................................................    $  40,020      $   5,586      $    (280)    $  45,326
                                                                       -------------  -------------        -----    -----------
                                                                       -------------  -------------        -----    -----------
                                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit.....................................................                         400                          400
  Accounts payable...................................................    $   6,900      $   1,124           (280)    $   7,744
  Accrued and other current liabilities..............................        2,657            432                        3,089
                                                                       -------------  -------------        -----    -----------
    Total current liabilities........................................        9,557          1,956           (280)       11,233

Stockholders' equity:
  Preferred stock, series A..........................................                           3             (3)
  Preferred stock, series B..........................................                           2             (2)
  Common stock.......................................................           10              2              5            17
  Additional paid-in capital.........................................       42,828          9,514                       52,342
  Notes receivable from stockholders.................................          (22)                                        (22)
  Accumulated deficit................................................      (12,353)        (5,891)                     (18,244)
                                                                       -------------  -------------        -----    -----------
    Total stockholders' equity.......................................       30,463          3,630                       34,093
                                                                       -------------  -------------        -----    -----------
                                                                         $  40,020      $   5,586      $    (280)    $  45,326
                                                                       -------------  -------------        -----    -----------
                                                                       -------------  -------------        -----    -----------

   See notes to unaudited pro forma condensed combined financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       VIAVIDEO
                                                                    FOR THE PERIOD                         PRO FORMA
                                                      POLYCOM     FROM SEPTEMBER 10,                       COMBINED
                                                   FOR THE YEAR    1996 (INCEPTION)                      FOR THE YEAR
                                                       ENDED              TO                                 ENDED
                                                   DECEMBER 31,      DECEMBER 31,         PRO FORMA      DECEMBER 31,
                                                       1996              1996            ADJUSTMENTS         1996
                                                   -------------  ------------------  -----------------  -------------
Net revenues.....................................  $      37,032                                         $      37,032
Cost of net revenues.............................         17,698                                                17,698
                                                   -------------                                         -------------
    Gross profit.................................         19,334                                                19,334
                                                   -------------                                         -------------
Operating expenses:
  Sales and marketing............................          9,095                                                 9,095
  Research and development.......................          7,574     $        308                                7,882
  General and administrative.....................          2,148               61                                2,209
                                                   -------------  ------------------                     -------------
    Total operating expenses.....................         18,817              369                               19,186
                                                   -------------  ------------------                     -------------
      Operating income (loss)....................            517             (369)                                 148
                                                   -------------  ------------------                     -------------
Interest income..................................            784               12                                  796
Litigation settlement income, net................            303                                                   303
Other income (expense)...........................            (13)                                                  (13)
                                                   -------------  ------------------                     -------------
    Income (loss) before provision for income
      taxes......................................          1,591             (357)                               1,234
Provision for income taxes.......................            108                                                   108
                                                   -------------  ------------------                     -------------
      Net income (loss)..........................  $       1,483     $       (357)                       $       1,126
                                                   -------------  ------------------                     -------------
                                                   -------------  ------------------                     -------------
Net income (loss) per share......................  $        0.08     $      (0.16)                       $        0.05
                                                   -------------  ------------------                     -------------
                                                   -------------  ------------------                     -------------
Shares used in per share computation.............         18,898            2,179                               22,936

   See notes to unaudited pro forma condensed combined financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                           PRO FORMA
                                                           POLYCOM       VIAVIDEO                          COMBINED
                                                         NINE MONTHS    NINE MONTHS                       NINE MONTHS
                                                            ENDED          ENDED                             ENDED
                                                        SEPTEMBER 30,  SEPTEMBER 30,      PRO FORMA      SEPTEMBER 30,
                                                            1997           1997          ADJUSTMENTS         1997
                                                        -------------  -------------  -----------------  -------------
Net revenues..........................................  $      34,517                                    $      34,517
Cost of net revenues..................................         18,556                                           18,556
                                                        -------------                                    -------------
    Gross profit......................................         15,961                                           15,961
                                                        -------------                                    -------------
Operating expenses:
  Sales and marketing.................................          8,110   $     1,045                              9,155
  Research and development............................          6,768         3,358                             10,126
  General and administrative..........................          2,370         1,026                              3,396
  Acquisition expenses................................            473                                              473
  Manufacturing start-up..............................                          213                                213
                                                        -------------  -------------                     -------------
    Total operating expenses..........................         17,721         5,642                             23,363
                                                        -------------  -------------                     -------------
      Operating Income (loss).........................         (1,760)       (5,642)                            (7,402)
                                                        -------------  -------------                     -------------
Interest income, net..................................            688           108                                796
                                                        -------------  -------------                     -------------
      Net loss........................................  $      (1,072)  $    (5,534)                     $      (6,606)
                                                        -------------  -------------                     -------------
                                                        -------------  -------------                     -------------
Net loss per share....................................  $       (0.06)  $     (2.53)                     $       (0.26)
                                                        -------------  -------------                     -------------
                                                        -------------  -------------                     -------------
Shares used in per share computation..................         19,053         2,191                             25,743

   See notes to unaudited pro forma condensed combined financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

    NOTE A: The Polycom consolidated statement of operations for the year ended December 31, 1996 has been combined with ViaVideo consolidated statement of operations for the period from September 10, 1996 ("inception") to December 31, 1996. Additionally, the Polycom statement of operations for the nine months ended September 30, 1997 has been combined with ViaVideo's statement of operations for the nine months ended September 30, 1997. This method of combining the two companies is for the presentation of unaudited pro forma condensed combined financial statements only. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Polycom and ViaVideo which are included elsewhere in this document.

    NOTE B: The unaudited pro forma condensed combined statements of operations for Polycom and ViaVideo has been prepared as if the Merger was completed at the beginning of the earliest period presented. The unaudited pro forma combined net income (loss) per share is based on the combined weighted average number of common and common equivalent shares of Polycom Common Stock and ViaVideo's Common Stock for each period, based upon the Exchange Ratio of 1.183684 shares of Polycom Common Stock for each share of ViaVideo's Common Stock. The unaudited pro forma condensed combined financial statements assume that all of ViaVideo's Preferred Stock will convert into shares of ViaVideo Common Stock on a one for one basis.

    NOTE C:

  1.  PRO FORMA BASIS OF PRESENTATION

    These unaudited pro forma condensed combined financial statements reflect the issuance of 8,402,023 shares of Polycom Common Stock in exchange for an aggregate of 2,190,554 shares of ViaVideo Common Stock and 4,907,644 shares of ViaVideo Preferred Stock (outstanding as of September 30, 1997) in connection with the Merger based on the Exchange Ratio of 1.183684 share of Polycom Common Stock for every 1.0 share of ViaVideo's Common Stock. Prior to the Merger, all of ViaVideo's Preferred Stock will convert into shares of ViaVideo Common Stock on a one for one basis.

    The following table details the pro forma share issuances in connection with the Merger:

                                                    PREFERRED                                  NUMBER OF SHARES
                                                     SHARES        COMMON SHARES    EXCHANGE      OF POLYCOM
                                                   OUTSTANDING      OUTSTANDING      RATIO       COMMON STOCK
                                                 ---------------  ---------------  ----------  -----------------
ViaVideo.......................................      4,907,644        2,190,554
Polycom........................................                                      1.183684        8,402,023
Number of Shares of Polycom Common Stock
  Outstanding at September 30, 1997............                                                     19,179,387
                                                                                               -----------------
  Total Number of Shares of Polycom Common
    Stock Outstanding After Completion of
    Merger.....................................                                                     27,581,410
                                                                                               -----------------
                                                                                               -----------------

    The actual number of shares of Polycom Common Stock to be issued will be determined at the effective time of the Merger based on the number of shares of ViaVideo Common Stock outstanding at such time.

    The pro forma adjustments consist of the elimination of intercompany accounts and transactions.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                        FINANCIAL STATEMENTS (CONTINUED)

  2.  TRANSACTION COSTS

    Polycom and ViaVideo estimated they will incur direct transaction costs of approximately $737,000 associated with the Merger consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. At September 30, 1997, approximately $610,000 of transaction related costs had been incurred. These nonrecurring transaction costs will be charged to operations through the quarter ending March 31, 1998.

    The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to estimated direct transaction costs and merger related expenses incurred as of September 30, 1997. Any additional costs and expenses not incurred through September 30, 1997 are not reflected in the Unaudited Pro Forma Condensed Combined Statements of Income.

    NOTE D: No adjustments have been made to conform the accounting policies of the combined companies. The nature and extent of such adjustments, if any, will be based upon further study and analysis and are not expected to be significant.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF POLYCOM

    The following selected consolidated historical financial data should be read in conjunction with the Polycom Consolidated Financial Statements and related notes thereto and "POLYCOM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" appearing elsewhere in this Proxy Statement. The consolidated statement of operations data for each of the three years in the period ended December 31, 1996 and the consolidated balance sheet data at December 31, 1995 and 1996 are derived from consolidated financial statements of Polycom which have been audited by Coopers & Lybrand, L.L.P, independent accountants, and are included elsewhere in this Proxy Statement. Polycom's unaudited historical financial statement data as of and for the nine months ended September 30, 1997 and 1996 has been prepared on the same basis as the historical financial information and, in the opinion of Polycom's management, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations for such periods. See "POLYCOM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

            POLYCOM SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                           NINE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                 -------------------------------------------------------  --------------------
                                                   1996        1995        1994       1993       1992       1997       1996
                                                 ---------  ----------  ----------  ---------  ---------  ---------  ---------
                                                                                                              (UNAUDITED)
Consolidated Statements of Operations Data:
  Net revenues.................................  $  37,032  $   24,944  $   15,025  $   8,669  $   1,398  $  34,517  $  26,990
  Operating income (loss)......................        517      (1,659)     (3,160)    (3,027)    (3,825)    (1,760)       484
  Income (loss) before income taxes............      1,591      (1,602)     (2,963)    (2,997)    (3,741)    (1,072)       948
  Net income (loss)............................      1,483      (1,602)     (2,963)    (2,997)    (3,741)    (1,072)       948
  Net income (loss) per share..................  $    0.08  $    (0.37) $    (0.73) $   (0.79) $   (1.09) $   (0.06) $    0.05

                                                                                                          AS OF SEPTEMBER 30,
                                                                   AS OF DECEMBER 31,
                                                 -------------------------------------------------------  --------------------
                                                   1996        1995        1994       1993       1992       1997       1996
                                                 ---------  ----------  ----------  ---------  ---------  ---------  ---------
                                                                                                              (UNAUDITED)
Consolidated Balance Sheet Data:
  Working capital..............................  $  27,957  $    7,829  $    5,442  $   8,273  $   5,518  $  26,457  $  27,342
  Total assets.................................     37,720      18,000      10,778     11,888      7,261     40,020     37,254
  Notes payable, less current portion..........          0       1,178         757        494        126          0          0
  Stockholders' equity (deficit)...............     31,221     (12,640)    (11,088)    (8,169)    (5,175)    30,463     30,648

          POLYCOM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Polycom was incorporated in December 1990 to develop, manufacture and market audioconferencing and dataconferencing products that facilitate meetings at a distance. Polycom was engaged principally in research and development from inception through September 1992, when it began volume shipments of its first audioconferencing product, SoundStation. As of September 30, 1997, Polycom's audioconferencing product line consisted of the SoundStation, SoundStation EX, SoundStation Premier and SoundPoint. Polycom began shipping its first dataconferencing product, ShowStation, in November 1995. In October 1997, Polycom announced enhancements to its audio and dataconferencing product lines and its first videoconferencing product, the ViewStation, a videoconferencing product by ViaVideo, which are discussed later in this section. Polycom markets its products domestically and internationally through a direct sales force and a network of value-added resellers ("VARS"), original equipment manufacturers ("OEMS") and retail channels. Through September 30, 1997, Polycom has derived a substantial majority of its net revenues from sales of its SoundStation products. Polycom anticipates that sales of its SoundStation product line will continue to account for a substantial majority of net revenues at least through the year ending December 31, 1997. Any factor adversely affecting the demand or supply for the SoundStation product line could materially adversely affect Polycom's business, financial condition, cash flows or results of operations.

    From inception through the nine month period ended September 30, 1995, Polycom incurred losses from operations, primarily as a result of its investments in the development of its products and the expansion of its sales and marketing, manufacturing and administrative organizations. Polycom achieved profitability in the fourth quarter of 1995 and generated a small operating income in each quarter of fiscal 1996. Although Polycom incurred operating losses in the first, second and third quarters of 1997 and intends to continue to invest significantly in research and development, Polycom plans to generate operating income, excluding acquisition expenses, in the fourth quarter of 1997 assuming that the proposed acquisition of ViaVideo does not close in that quarter. If the proposed acquisition of ViaVideo does close in the fourth quarter of 1997, Polycom will have a significant net loss for the period due to the expected impact of ViaVideo's operating expenses, offset only marginally, if at all, by small initial net video revenues at the end of the period. There can be no assurance that Polycom will achieve its operating plans or achieve profitable operations in the fourth quarter or in any subsequent period.

    In January 1997, Polycom announced plans to divisionalize Polycom along its two lines of business: audioconferencing and dataconferencing. Polycom named a general manager for each division and formally restructured Polycom's research and development organization into two separate divisions, reporting to each business' general manager. Business unit alignments were also made in Polycom's sales, marketing and general and administrative organizations. In the second quarter of 1997, business unit alignments were also made in the manufacturing organization. In June 1997, Polycom announced an agreement to acquire ViaVideo, a company based in Austin, Texas, dedicated to the development of videoconferencing equipment. This acquisition, if completed, is expected to establish Polycom in the videoconferencing market and will form Polycom's third division. As of this date, the merger is still pending. See the discussion below for further details on this transaction.

    In March 1997, Polycom entered into a joint marketing and development agreement (the "FIRST AGREEMENT") with 3M. Under the agreement, 3M provides $3.0 million in funding to Polycom for certain deliverables related to the development of the next generation dataconferencing product and will also provide shared technology resources for the development of future products. Through September 30, 1997, Polycom recorded the $3.0 million as revenue, $1.0 million in each of the first three quarters of 1997, based on delivery of the items specified in the contract. The amounts recognized as revenue approximates the amount that would have been recognized using the percentage of completion methodology. Additionally,

Polycom will grant 3M exclusive private-label rights in certain distribution channels to the products developed under this agreement subject to certain minimum volumes. Further, 3M received warrants to purchase up to 2,000,000 shares of Polycom's common stock at an exercise price of $7.50 per share. The warrants expire in March 1999, which may be extended until March 2000 depending on the delivery of Polycom's first product developed under the agreement. The warrants were valued using the Black-Scholes model and were determined to have an insignificant impact for financial reporting purposes. 3M also has certain rights of first offer under its stock warrant agreement with Polycom which will give 3M the right, for a period of 45 days after the Effective Time, to purchase approximately 950,000 shares of Polycom Common Stock at a purchase price of $7.50 per share.

    In June 1997, Polycom entered into a second joint marketing and development agreement (the "SECOND AGREEMENT") with 3M. Under this agreement, 3M provides $2.5 million in funding to Polycom for certain deliverables related to the development of videoconferencing products and may also provide shared technology resources for the development of future products. Polycom will grant 3M exclusive private-label rights in certain distribution channels to the products developed under this agreement. As of September 30, 1997, Polycom has not recognized any revenue under this agreement.

    As mentioned above, in June 1997 Polycom signed an agreement under which Polycom may acquire ViaVideo. This acquisition of ViaVideo, a development stage company with its initial videoconferencing product targeted to be released by the end of 1997, is intended to add a videoconferencing product and engineering team to Polycom's audioconferencing and dataconferencing product portfolio.

    Under the terms of the agreement with ViaVideo, 9.7 million shares of Polycom Common Stock, plus up to an additional 300,000 shares based on future option grants by ViaVideo, will be exchanged for all outstanding shares and options of ViaVideo. Depending on the average price of Polycom's shares during a specified period preceding the acquisition, the total number of Polycom shares to be issued may be reduced so in no event will the total acquisition consideration exceed $90 million. It is expected that the transaction will be accounted for as a pooling of interests and will qualify as a tax-free reorganization. The transaction is expected to be completed during the fourth quarter of 1997 or the first quarter of 1998 and is subject to various conditions which include first customer shipment by ViaVideo of its initial videoconferencing system no later than March 31, 1998 and Polycom's share price preceding the acquisition to be at or above $3.00 per share. There can be no guarantee that ViaVideo will meet the required milestones, that the shareholders will approve the merger, that there will be market acceptance of the ViaVideo videoconferencing product, that the transaction will be accounted for as a pooling of interests, that the products, technology and personnel of ViaVideo can be successfully integrated into Polycom, or that the future of the business will be profitable.

    In October 1997, Polycom announced a new set of data, video and audioconferencing products to add to its existing line. In the dataconferencing market, Polycom announced its new ShowStation IP product which is its next generation conference room projector. The ShowStation IP is targeted to be available in North America in December 1997 and in Europe and Asia Pacific on a country-by-country basis over the following several months. Attaining operating profitability in the fourth quarter of 1997 and beyond is dependent on meeting these targeted release dates for the ShowStation IP product. In the videoconferencing arena, Polycom introduced the new ViewStation, a videoconferencing product by ViaVideo. ViewStation is targeted to be available in North America at the end of 1997 and its availability through Polycom is entirely dependent on the closing of the expected merger between Polycom and ViaVideo. In the audioconferencing market, Polycom introduced the SoundStation Premier Satellite which is a unique enhanced system that works in conjunction with Polycom's SoundStation Premier conference phone. The SoundStation Premier satellite is targeted to be available in North America in December 1997. There can be no assurance that any products not yet commercially available will be available by Polycom's targeted dates and the lack of availability of these products will materially affect Polycom's financial results.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth, as a percentage of net revenues, condensed consolidated statements of operations data for the periods indicated.

                                                                       THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                    ------------------------  ------------------------
                                                                     SEPT. 30,    SEPT. 30,    SEPT. 30,    SEPT. 30,
                                                                       1997         1996         1997         1996
                                                                    -----------  -----------  -----------  -----------
Net revenues......................................................        100%         100%         100%         100%
Cost of net revenues..............................................         54%          49%          54%          47%
                                                                         -----        -----        -----        -----
    Gross profit..................................................         46%          51%          46%          53%
                                                                         -----        -----        -----        -----
Operating expenses:
  Sales and marketing.............................................         22%          24%          23%          24%
  Research and development........................................         17%          20%          20%          21%
  General and administrative......................................          8%           6%           7%           6%
  Acquisition expenses............................................          1%           0%           1%           0%
                                                                         -----        -----        -----        -----
    Total operating expenses......................................         48%          50%          51%          51%
                                                                         -----        -----        -----        -----
Operating income/(loss)...........................................         (2%)          1%          (5%)          2%

Interest income, net..............................................          2%           3%           2%           2%
Other expense, net................................................          0%           0%           0%           0%
                                                                         -----        -----        -----        -----
Net income/(loss).................................................          0%           4%          (3%)          4%
                                                                         -----        -----        -----        -----
                                                                         -----        -----        -----        -----

    The following table sets forth net revenues by line of business for the periods indicated (amounts in thousands).

                                                                     THREE MONTHS ENDED     NINE MONTHS ENDED
                                                                   ----------------------  --------------------
                                                                   SEPT. 30,   SEPT. 30,   SEPT. 30,  SEPT. 30,
                                                                     1997        1996        1997       1996
                                                                   ---------  -----------  ---------  ---------
Audioconferencing:
Net revenues.....................................................  $  11,082   $   8,051   $  28,848  $  23,308
Cost of net revenues.............................................      5,897       2,902      14,901      8,792
                                                                   ---------  -----------  ---------  ---------
  Gross profit...................................................  $   5,185   $   5,149   $  13,947  $  14,516
                                                                   ---------  -----------  ---------  ---------
                                                                   ---------  -----------  ---------  ---------
  Gross margin %.................................................        47%         64%         48%        62%

Dataconferencing:
Net revenues.....................................................  $   1,425   $   1,451   $   5,669  $   3,682
Cost of net revenues.............................................        858       1,717       3,655      3,886
                                                                   ---------  -----------  ---------  ---------
  Gross profit...................................................  $     567   $    (266)  $   2,014  $    (204)
                                                                   ---------  -----------  ---------  ---------
                                                                   ---------  -----------  ---------  ---------
  Gross margin %.................................................        40%        (18%)        36%        (6%)

NET REVENUES

    Total net revenues were $12.5 million in the third quarter of 1997 compared to $9.5 million in the third quarter of 1996, an increase of 32%. Within the audioconferencing product line, net revenues were $11.1 million in the third quarter of 1997, an increase of $3.0 million or 38%, when compared to the same period for 1996. The increase was due to the impact of unit sales growth of the SoundStation product as well as the SoundPoint product and SoundStation Premier introduced in the third and fourth quarters of 1996, respectively. This was partially offset by a 37% price reduction on SoundStation product sold in North America effective January 1997 and a 30% price reduction on international SoundStation sales effective

April 1997. Dataconferencing net revenues in the third quarter of 1997 were $1.4 million compared to $1.5 million for the same period of 1996, a decrease of 2%. The decrease was due to a significant unit volume decrease which was almost entirely offset by the $1.0 million payment associated with the First Agreement with 3M which did not occur in the third quarter of 1996. No such payment will occur in the fourth quarter of 1997, or any subsequent quarter, under the First Agreement with 3M as Polycom has completed the deliverables related to this agreement.

    For the first nine months of 1997, total net revenues were $34.5 million, an increase of $7.5 million or 28%, compared to the same period in 1996. The audioconferencing net revenues for the first nine months of 1997 were up $5.5 million, or 24%, when compared to the first nine months of 1996. This increase was due to the introduction of the new product lines in this division, which was partially offset by the price reductions for the SoundStation product line. For the first nine months of 1997, SoundStation unit sales increased over the same period in 1996, offsetting the impact of the price reduction. Additionally, although the SoundPoint product revenue was up over the same period in 1996, revenue for this product was down in comparison to the second quarter of 1997 due to lower unit sales and the market mix. Specifically, sales to the adjunct PBX market performed well in the current quarter, but sales of the SoundPoint were off in the desktop videoconferencing market. Dataconferencing revenues were $5.7 million for the first nine months of 1997 versus $3.7 million in the first nine months of 1996. This increase was due entirely to the revenue associated with the First Agreement with 3M which offset ShowStation unit volume decreases. Polycom will not recognize any further revenue from the First Agreement with 3M.

    During the third quarters of 1997 and 1996 and for the first nine months of 1997 and 1996, Polycom derived a majority of its net revenues from sales of its SoundStation product family. However, no customer or reseller accounted for more than 10% of Polycom's net revenues during these same periods for either 1997 or 1996. Further, Polycom received, and recorded as revenue, $3.0 million under the First Agreement with 3M during the first nine months of 1997.

    International net revenues for the third quarter of 1997 accounted for 25% of total net revenues for Polycom, up slightly from 24% in the third quarter of 1996. This increase was due to a significant increase in the Europe and Asia-Pacific regions for the audioconferencing business which was offset by a reduction in the dataconferencing business. The decline in the dataconferencing business was attributable to significant international OEM sales in the third quarter of 1996 which did not occur in the third quarter of 1997. For the first nine months of 1997, international net revenues were 23% of total net revenues compared to 22% in the same period of 1996. Again, increases in the audioconferencing business were offset by decreases in the dataconferencing business. Polycom anticipates that international sales will continue to account for a significant portion of total net revenues for the foreseeable future. However, international net revenues may fluctuate in the future as Polycom introduces new products, since Polycom expects to initially introduce such products in North America and also because of the additional time required for product homologation and regulatory approvals of new products in international markets. In addition, the implementation of the international price reduction for SoundStation products effective April 1997 will affect international revenues in future quarters. To the extent Polycom is unable to expand international sales in a timely and cost-effective manner, Polycom's business, financial condition or results of operations could be adversely affected. There can be no assurance that Polycom will be able to maintain or increase international market demand for Polycom's products. To date, a substantial majority of Polycom's international sales has been denominated in U.S. currency, however, Polycom expects that in the future more international sales may be denominated in local currencies.

COST OF NET REVENUES

    Cost of net revenues consists primarily of Polycom's manufacturing organization, contract manufacturers, tooling depreciation, warranty expense and an allocation of overhead expenses. The cost of net revenues represented 54% and 49% of net revenues for the third quarters of 1997 and 1996, respectively. By division, audioconferencing cost of net revenues was 53% in the third quarter of 1997 versus 36% in the

1996 third quarter, while dataconferencing cost of net revenues was 60% in the third quarter of 1997 compared to 118% in the third quarter of 1996. The increase in audioconferencing cost of net revenue percentage is primarily attributable to the SoundStation price reduction implemented in North America in January 1997 and in the International regions in April 1997. Also, the costs associated with the transition to a manufacturer in Thailand and the introduction of a lower margin audio product contributed to the higher cost of net revenues percentage. It is expected that the transition costs associated with the transition to the Thailand manufacturer will not recur in the future. Additionally, Polycom offered deeper discounts in the third quarter of 1997 than in previous quarters in its quarter-end distributor incentive program which negatively affected the cost of net revenues percentage. These discounts were particularly significant in the SoundStation Premier product line as Polycom strives to increase the market mix of this product. In the dataconferencing division, the decrease in the cost of net revenues percentage was primarily due to the revenue received under the First Agreement with 3M, which had very low associated costs. Because Polycom will not receive revenue from the First Agreement with 3M in the fourth quarter of 1997, the dataconferencing cost of net revenues are expected to increase leading to a low to negative gross margin percentage for the dataconferencing business in the fourth quarter.

    For the first nine months of 1997 the cost of net revenues percentage was 54%, compared to 47% for the same period in 1996. The audioconferencing cost of net revenues was 52% in the first nine months of 1997 versus 38% in the first nine months of 1996. This increase was due to the price reductions in the SoundStation product family mentioned above as well as the introduction of a lower margin audio product in the third quarter of 1996. The dataconferencing cost of net revenues was 64% in the first nine months of 1997 versus 106% in the same period of 1996. This decrease was due primarily to the revenues received under the First Agreement with 3M.

    Polycom's historical price reductions have been driven by Polycom's desire to expand the market for its products, and Polycom may further reduce prices or introduce new products that carry higher costs in order to further expand the market or to respond to competitive pricing pressures, although there can be no assurance that such actions by Polycom will expand the market for its products or be sufficient to meet competitive pricing pressures. In the future, the cost of net revenue percentage may be affected by price competition and changes in unit volume shipments, product cost and warranty expenses. The cost of net revenues percentage may also be impacted by the mix of distribution channels used by Polycom, the mix of products sold and the mix of International versus North American revenues. Polycom typically realizes lower cost of net revenue percentages on direct sales than on sales through indirect channels and lower cost of net revenues percentage on International revenues than on North American revenues. If sales through resellers, especially OEMs, increase as a percentage of total revenues, Polycom's cost of net revenues percentage will be adversely impacted.

    In June 1997, Polycom began manufacturing the SoundStation products at a manufacturing contractor based in Thailand. During the third quarter of 1997, this same manufacturer also began producing the Premier product family. Although the transition of the manufacturing process to the Thailand manufacturer caused an unfavorable cost variance in the third quarter of 1997, Polycom expects that this change will lower audioconferencing cost of net revenues in the fourth quarter of 1997 and beyond, although there can be no assurances that this will occur. In July 1997, Polycom moved its distribution and product repair center to a new location in Livermore, California. This move is expected to provide Polycom with better control over its distribution and repair activities and may improve overall warranty and service costs, although there are no assurances that this will happen.

SALES AND MARKETING EXPENSES

                                                           THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                  -------------------------------------  -------------------------------------
                                                   SEPT. 30,    SEPT. 30,    INCREASE/    SEPT. 30,    SEPT. 30,    INCREASE/
DOLLARS IN THOUSANDS                                 1997         1996      (DECREASE)      1997         1996      (DECREASE)
------------------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
Expenses........................................   $   2,724    $   2,245        21.3%    $   8,110    $   6,515        24.5%
% of Net Revenues...............................       21.8%        23.6%        (1.8%)       23.5%        24.1%        (0.6%)

    Sales and marketing expenses consist primarily of salaries and commissions, advertising and promotional expenses, an allocation of overhead expenses and customer service and support costs. The increase in expenses of the third quarter of 1997 compared to the third quarter of 1996 was primarily related to the expansion of Polycom's sales and marketing organizations, particularly in the international and retail sales channels. An increase in advertising and promotions also contributed to the overall increase. For the first nine months of 1997 compared to the same period for 1996, the increase was due to the expansion of the marketing organization and the sales effort in the international regions, particularly Europe and Asia Pacific.

    Polycom expects to continue to increase its sales and marketing expenses in absolute dollar amounts in an effort to expand North American and international markets, market new products and establish and expand distribution channels. In particular, due to the innovative nature of the ShowStation, ShowStation IP and ViewStation, a videoconferencing product by ViaVideo, products, Polycom believes it will be required to incur significant additional expenses for sales and marketing, including advertising, to educate potential customers as to the desirability of ShowStation, ShowStation IP and ViewStation. Also, compensation and benefits for the new Vice President of Marketing will cause an increase in Marketing and Sales expense in the future. Further, although sales and marketing expenses will likely increase in absolute dollars, the effects the proposed merger with ViaVideo will have on its percentage of net revenues and on the profitability of Polycom are difficult to predict, if not impossible, at this time.

RESEARCH AND DEVELOPMENT EXPENSES

                                                           THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                  -------------------------------------  -------------------------------------
                                                   SEPT. 30,    SEPT. 30,    INCREASE/    SEPT. 30,    SEPT. 30,    INCREASE/
DOLLARS IN THOUSANDS                                 1997         1996      (DECREASE)      1997         1996      (DECREASE)
------------------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
Expenses........................................   $   2,167    $   1,930        12.2%    $   6,768    $   5,723        18.3%
% of Net Revenues...............................       17.3%        20.3%        (3.0%)       19.6%        21.2%        (1.6%)

    Research and development expenses consist primarily of compensation costs, consulting fees, an allocation of overhead expense, supplies and depreciation. The expense increases for the third quarter of 1997 versus the third quarter of 1996 and for the first nine months of 1997 compared to the same period of 1996 were primarily attributable to increased staffing and associated support to expand and enhance Polycom's product lines, particularly in the dataconferencing division. Also, in compliance with a joint services agreement with ViaVideo, Polycom incurred and billed out, as a credit to its expense, charges related to development work done on behalf of ViaVideo.

    Polycom believes that technological leadership is critical to its success and is committed to continuing a high level of research and development. Consequently, Polycom intends to increase its research and development expenses in absolute dollars in the future. Further, although research and development expenses will likely increase in absolute dollars, the effects the proposed merger with ViaVideo will have on its percentage of net revenues and on the profitability of Polycom are difficult to predict, if not impossible, at this time.

GENERAL AND ADMINISTRATIVE EXPENSES

                                                           THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                  -------------------------------------  -------------------------------------
                                                   SEPT. 30,    SEPT. 30,    INCREASE/    SEPT. 30,    SEPT. 30,    INCREASE/
DOLLARS IN THOUSANDS                                 1997         1996      (DECREASE)      1997         1996      (DECREASE)
------------------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------
Expenses........................................   $     917    $     552        66.1%    $   2,370    $   1,590        49.1%
% of Net Revenues...............................        7.3%         5.8%         1.5%         6.9%         5.9%         1.0%

    General and administrative expenses consist primarily of compensation costs, an allocation of overhead expense, and outside legal and accounting expenses. The increase in general and administrative expenses, both in absolute dollars and as a percentage of net revenues, for the third quarter of 1997 when compared to the same period of 1996 was primarily due to increased staffing, including the hiring of a president, to support Polycom's growth and an increased focus in both the audioconferencing and dataconferencing divisions. The increase in expenses for the first nine months of 1997 over the first nine months of 1996 was due again to increased staffing to support the growth of Polycom.

    Polycom believes that its general and administrative expenses will increase in absolute dollar amounts in the future primarily as a result of expansion of Polycom's administrative staff and costs related to being a public company. Further, although general and administrative expenses will likely increase in absolute dollars, the effects the proposed merger with ViaVideo will have on its percentage of net revenues and on the profitability of Polycom are difficult to predict, if not impossible, at this time.

ACQUISITION EXPENSES

    For the third quarter of 1997, Polycom incurred expenses totaling $0.1 million related to the pending acquisition of ViaVideo. For the first nine months of 1997, these acquisition expenses were $0.5 million. A significant portion of these charges were for outside legal, accounting and consulting services. Management believes the acquisition related expenses will be less throughout the remainder of this fiscal year; however, there can be no assurances that this will happen, that the future charges will not be material or that the merger will ever be completed.

    There can be no assurances that Polycom will complete the proposed merger or that Polycom will not incur additional charges in subsequent quarters associated with the merger or that management will be successful in its efforts to integrate the operations of the acquired company. Although Polycom believes the proposed acquisition described above is in the best interest of Polycom and its stockholders, there are significant risks associated with this transaction, including but not limited to: (i) difficulties in integration of the companies,
(ii) difficulties in maintaining revenue levels during product transitions,
(iii) difficulties or delays in achieving product and technology integration benefits, and (iv) increased competition from other videoconferencing companies. Further, the proposed acquisition described above relates to a company that is in its early stage of development. As a result, Polycom believes that the increases in costs of net revenues and in operating expenses associated with the development and integration of these technologies will, in the near term, greatly exceed any associated increases in net revenues, which will have an adverse impact on operating results.

INTEREST INCOME, NET AND OTHER EXPENSES, NET

    Interest income, net consists of interest earned on Polycom's cash equivalents and short-term investments net of any interest expense. For the third quarter of 1997, interest income, net was $0.2 million, a decrease of 20% from the third quarter of 1996. This decrease was due to a lower level of cash available for investment. For the first nine months of 1997, interest income, net was $0.8 million compared to $0.5 million in the same period of 1996. This increase was due to the increase in Polycom's cash equivalents and short-term investments as a result of its initial public offering in the second quarter of

1996. In addition, interest expense recorded in 1997 is insignificant due to the reduction in debt after the initial public offering.

    Polycom accounts for income taxes in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." The current quarter's break-even results generated minimal federal and state income taxes in 1997. In the fourth quarter of 1997 and beyond, Polycom expects to realize increasingly profitable results which will generate higher federal and state income tax expense, although there can be no assurance Polycom will achieve profitable results. As of December 31, 1996, Polycom had approximately $6.4 million in federal net operating loss carryforwards and $790,000 in tax credit carryforwards. The future utilization of Polycom's net operating loss carryforwards may be subject to certain limitations upon certain changes in ownership.

    Polycom has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. Management evaluates the recoverability of the deferred tax assets and the level of the valuation allowance on a quarterly basis. At such time it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be appropriately reduced.

OTHER FACTORS AFFECTING FUTURE OPERATIONS

    Polycom's net revenues have grown primarily through increased market acceptance of its established audioconferencing product line, new product introductions and, to a lesser extent, through the expansion of Polycom's North American and International distribution networks. While Polycom has experienced growth in net revenues in recent quarters, it does not believe that the historical growth rates in net revenues will be sustainable nor are they indicative of future operating results. For example, Polycom believes that the 37% price reduction in the North American list price of its SoundStation product line, effective December 1996 for resellers and January 1997 for end user customers, and the 30% price reduction for SoundStation products sold internationally effective April 1997, negatively impacted Polycom's net revenues and gross margins in the third quarter and first nine months of 1997 and will continue to negatively impact net revenues and gross margins throughout 1997. Polycom believes that gross margins could continue to be negatively affected in the future as a result of several factors including low to negative gross margins for Polycom's ShowStation and ShowStation IP dataconferencing products, inventory value loss related to the ShowStation inventory if it is determined that the units cannot be sold for at least carrying cost, the reduction in the list prices of the SoundStation product line, the introduction of the lower margin SoundPoint desktop product line and continuing competitive price pressure in the audioconferencing and dataconferencing markets. Although price reductions have been driven by Polycom's desire to expand the market for its products, and Polycom expects that in the future it may further reduce prices or introduce new products that carry lower margins in order to further expand the market or to respond to competitive pricing pressures, there can be no assurance that such actions by Polycom will expand the market for its products or be sufficient to meet competitive pricing pressures. In addition, costs related to the merger with ViaVideo, expense growth related to the activities of the combined entities and costs related to the introduction of the new ShowStation IP, ViewStation, a videoconferencing product by ViaVideo, and SoundStation Satellite products could negatively impact future profitability. Also, the impact of pending or future litigation against Polycom or ViaVideo, including the suit filed by VTEL against ViaVideo as mentioned in Polycom's Form 8-K filed on September 9, 1997, is difficult to predict at this time. Further, Polycom's limited operating history and limited resources, among other factors, make the prediction of future operating results difficult if not impossible.

    In the past Polycom has experienced delays from time to time in the introduction of certain new products and enhancements and expects that such delays may occur in the future. For instance, the introduction of ShowStation was delayed by approximately eighteen months from the originally anticipated date of introduction because of unforeseen technical challenges and difficulties in building core technologies and, for approximately nine weeks in the first quarter of 1996, shipments were interrupted in order to correct software and other technical problems identified by initial customers. In addition, SoundStation Premier first customer shipments were delayed from its original shipment target of September 1996 to November 1996 and ShowStation IP was delayed from September 1997 to its targeted first customer shipment date of December 1997 due to engineering issues. Any similar delays could have a material adverse effect on Polycom's results of operations.

    Polycom's operating results have fluctuated in the past and may fluctuate in the future as a result of a number of factors, including market acceptance of the ShowStation, ShowStation IP and ViewStation, a videoconferencing product by ViaVideo, products and other new product introductions and product enhancements by Polycom or its competitors, the prices of Polycom's or its competitors' products, the mix of products sold, the mix of products sold directly and through resellers, fluctuations in the level of international sales, the cost and availability of components, manufacturing costs, the level of warranty claims, changes in Polycom's distribution network, the level of royalties to third parties and changes in general economic conditions. In addition, competitive pressure on pricing in a given quarter could adversely affect Polycom's operating results for such period, and such price pressure over an extended period could materially adversely affect Polycom's long-term profitability. Polycom's ability to maintain or increase net revenues will depend upon its ability to increase unit sales volumes of its SoundStation, SoundStation Premier and SoundPoint families of audioconferencing products, the dataconferencing line of products, comprised of the ShowStation and ShowStation IP products, and the videoconferencing line of products, currently comprised of ViewStation, a videoconferencing product by ViaVideo, and any new products or product enhancements. There can be no assurance that Polycom will be able to increase unit sales volumes of existing products, introduce and sell new products or reduce its costs as a percentage of net revenues.

    Polycom typically ships products within a short time after receipt of an order, does not usually have a significant backlog and backlog fluctuates significantly from period to period. As a result, backlog at any point in time is not a good indicator of future net revenues and net revenues for any particular quarter cannot be predicted with any degree of accuracy. Accordingly, Polycom's expectations for both short- and long-term future net revenues are based in large part on its own estimate of future demand and not on firm customer orders. In addition, Polycom has in the past received orders and shipped a substantial percentage of the total products sold during a particular quarter in the last several weeks of the quarter. In some cases, these orders have consisted of distributor stocking orders and Polycom has from time to time provided special incentives for distributors to purchase more than the minimum quantities required under their agreements with Polycom. Therefore, Polycom has been uncertain, even during most of the quarter, what level of revenues it will achieve in the quarter and the impact that distributor stocking orders will have on revenues and gross margins in that quarter and subsequent quarters. In addition, because a substantial percentage of product sales occur at the end of the quarter, product mix and therefore gross margins are difficult to predict. Further, there can be no guarantee that Polycom's contracted manufacturers will be able to meet product demand before the quarter ends. Polycom anticipates that this pattern of sales will continue in the future. Expense levels are based, in part, on these estimates and, since Polycom is limited in its ability to reduce expenses quickly if orders and net revenues do not meet expectations in a particular period, operating results would be adversely affected. In addition, a seasonal demand may develop for Polycom's products in the future. Due to all of the foregoing factors, it is likely that in some future quarter Polycom's operating results will be below the expectations of public market analysts and investors. In such event, the price of Polycom's Common Stock would likely be materially adversely affected.

    Polycom's operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond Polycom's control. Additionally, most of Polycom's operations are currently located in the San Francisco Bay Area, an area that is susceptible to earthquakes. Polycom does not carry sufficient business interruption insurance to compensate Polycom for losses that may occur, and any losses or damages incurred by Polycom could have a material adverse effect on its business, financial condition or operating results.

LIQUIDITY AND CAPITAL RESOURCES

    As of September 30, 1997, Polycom's principal sources of liquidity included cash, cash equivalents and short-term investments of $18.4 million, a decrease of $1.2 million from December 31, 1996. Additionally, on October 17, 1997, Polycom re-established a $5.0 million revolving bank line of credit from Silicon Valley Bank which had previously expired on April 15, 1997. This line of credit allows for an additional facility of $5.0 million available upon request by Polycom and contingent upon payment of associated fees.

    Polycom generated $0.3 million in cash from operating activities for the first nine months of 1997 versus a use of $1.5 million in cash for the same period in 1996. The improvement in cash from operating activities was due primarily to improved collections of accounts receivable and larger accounts payable and accrued liability balances, offset somewhat by a net loss in the first nine months of 1997 compared to net income in the same period of 1996 and an increase in prepaid assets.

    The total net change in cash and cash equivalents for the first nine months of 1997 was an increase of $7.1 million. The primary sources of cash were $0.3 million from operating activities, and net sales of investments of $8.3 million. The positive cash flow from operating activities was the result of higher accounts payable and accrued liability balances and a positive net income before non-cash items such as depreciation and increases to inventory reserves, offset by an increase in inventories, prepaid assets and accounts receivable. The primary uses of cash during the first nine months of 1997 were purchases of property, plant and equipment of $1.8 million. Polycom expects to continue to purchase additional equipment throughout the remainder of 1997.

    Polycom's material commitments consist of obligations under its revolving bank line of credit, operating leases and a $200,000 stand-by letter of credit which has been issued to guarantee certain of Polycom's contractual obligations. Polycom estimates that 1997 capital expenditures will total approximately $3.0 million.

    Polycom believes that its available cash, cash equivalents and bank line of credit will be sufficient to meet Polycom's operating expenses and capital requirements through at least December 31, 1997. Thereafter, Polycom may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing or from other sources. There can be no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to Polycom and would not be dilutive. Polycom's future liquidity and cash requirements will depend on numerous factors, including introduction of new products and potential product family or technology acquisitions.

RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 1996

    The following table sets forth, as a percentage of net revenues, consolidated statement of operations data for the periods indicated.

                                                                                                      YEAR ENDED DECEMBER 31,
                                                                                               -------------------------------------
                                                                                                  1994         1995         1996
                                                                                                  -----        -----        -----
Net revenues.................................................................................         100%         100%         100%
Cost of net revenues.........................................................................          41           44           48
                                                                                                      ---          ---          ---
  Gross profit...............................................................................          59           56           52
                                                                                                      ---          ---          ---
Operating expenses:
  Sales and marketing........................................................................          35           28           25
  Research and development...................................................................          37           28           20
  General and administrative.................................................................           8            7            6
                                                                                                      ---          ---          ---
    Total operating expenses.................................................................          80           63           51
                                                                                                      ---          ---          ---
Operating income (loss)......................................................................         (21)          (7)           1
Interest income, net.........................................................................           1            1            2
Litigation settlement income, net............................................................          --           --            1
Other income (expense).......................................................................          --           --           --
                                                                                                      ---          ---          ---
Income (loss) before provision for income taxes..............................................         (20)          (6)           4
Provision for income taxes...................................................................          --           --           --
                                                                                                      ---          ---          ---
Net income (loss)............................................................................         (20)%         (6)%          4%
                                                                                                      ---          ---          ---
                                                                                                      ---          ---          ---

    The following table sets forth net revenues, by line of business, for the periods indicated (amounts in thousands.)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1994       1995       1996
                                                                                   ---------  ---------  ---------
Audioconferencing:
Net revenues.....................................................................  $  15,025  $  23,814  $  32,242
Cost of net revenues.............................................................      6,211      9,906     12,629
                                                                                   ---------  ---------  ---------
  Gross profit...................................................................  $   8,814  $  13,908  $  19,613
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
  Gross margin...................................................................         59%        58%        61%
Dataconferencing:
Net revenues.....................................................................        n/a  $   1,130  $   4,790
Cost of net revenues.............................................................        n/a        953      5,069
                                                                                   ---------  ---------  ---------
  Gross profit...................................................................        n/a  $     177  $    (279)
                                                                                              ---------  ---------
                                                                                              ---------  ---------
  Gross margin...................................................................                    16%        (6)%

    NET REVENUES. Polycom's net revenues increased 66% from $15.0 million in 1994 to $24.9 million in 1995 and increased 49% to $37.0 million in 1996. Net revenues increased in each period primarily due to increased unit sales, resulting primarily from new product introductions and the increased market acceptance of Polycom's audioconferencing product line, and, to a lesser extent, through the expansion of Polycom's North American and international distribution networks, offset in part by a decline in the list price of its SoundStation products. Polycom reduced the list price for its SoundStation products three separate times, effective July 1, 1994, January 1, 1996, and January 1, 1997, and expects increased competitive pressure to lead to intensified price-based competition, resulting in lower prices that could materially adversely affect Polycom's net revenues. During 1996, Polycom derived a substantial majority of its net revenues from sales of its SoundStation product family. ConferTech accounted for 14% and 11% of net revenues in 1994 and 1995, respectively, and 2Confer/Mutare, Inc. accounted for 11% of net revenues in 1994. No other customer or reseller accounted for more than 10% of Polycom's net revenues during the periods indicated and no customer or reseller accounted for more than 10% of net revenues in 1996. International net revenues accounted for 23%, 24%, and 23% of total net revenues for 1994, 1995, and 1996, respectively. See Note 13 of Notes to Consolidated Financial Statements for business segment information. The reduction in the percentage of international net revenues for 1996 from 1995 resulted from initial sales of the SoundPoint and SoundStation Premier product families, which were introduced first in North America. Polycom anticipates that international sales will continue to account for a significant portion of total net revenues for the foreseeable future. However, international net revenues may fluctuate in the future as Polycom introduces new products, since Polycom expects to initially introduce such products in North America and also because of the additional time required for product homologation and regulatory approvals of new products in international markets. To the extent Polycom is unable to expand international sales in a timely and cost-effective manner, Polycom's business, financial condition, or results of operations could be adversely affected. There can be no assurance that Polycom will be able to maintain or increase international market demand for Polycom's products. To date, a substantial majority of Polycom's international sales have been denominated in U.S. currency; however, Polycom expects that in the future more international sales may be denominated in local currencies.

    Net revenues by division: Polycom's audioconferencing net revenues increased 58% from $15.0 million in 1994 to $23.8 million in 1995 and increased 35% to $32.2 million in 1996. Polycom's dataconferencing net revenues increased 336% from $1.1 million in 1995 to $4.8 million in 1996. Polycom's first dataconferencing products began shipping in November 1995 and did not have any net revenues prior to this time.

    GROSS PROFIT. Cost of net revenues consists primarily of manufacturing costs of Polycom and Polycom's contract manufacturer, warranty expense, and allocation of overhead expenses. Gross margin represented 59%, 56%, and 52% of net revenues for 1994, 1995, and 1996, respectively. The decrease in gross margins for 1995 and for 1996 was principally due to the shift in product mix from the higher margin SoundStation product family to the lower margin ShowStation and, in 1996, the SoundStation Premier and SoundPoint product family introductions. The audioconferencing gross margin was positively impacted by cost reductions in the manufacturing cost of the SoundStation product line, partially offset by the negative impact of the reduction in the price of Polycom's SoundStation product line announced in the first quarter of 1996 and the price reduction of the SoundStation product line to the resellers in December 1996. Gross margins on the dataconferencing product line were negatively impacted by manufacturing start-up costs associated with the launch of the ShowStation product in 1995 through mid-1996, at which point the manufacture of the product was transferred to Polycom's contract manufacturer. Gross margins on the dataconferencing product line were also negatively impacted by the lower than planned unit volume and significant manufacturing variances through the fourth quarter of 1996. Polycom expects that gross margins will continue to decline significantly in the future as a result of several factors, including low to negative gross margins for Polycom's dataconferencing products during the manufacturing ramp-up of the first-generation ShowStation products, the 37% reduction in the list price of the SoundStation product line, the introduction of the lower margin SoundPoint desktop product line, and continuing competitive price pressure in the audioconferencing and dataconferencing markets. Polycom's historical price reductions have been driven by competitive price pressures and Polycom's desire to expand the market for its products, and Polycom expects that in the future it may further reduce prices or introduce new products that carry lower margins in order to further expand the market or to respond to competitive pricing pressures, although there can be no assurance that such actions by Polycom will expand the market for its products or be sufficient to meet competitive pricing pressures. In the future, gross margin may be affected by price competition and changes in unit volume, product cost, and warranty expenses. Gross margin may also be impacted by the mix of distribution channels used by Polycom, the mix of products sold, and the mix of international versus North American revenues. Polycom typically realizes higher gross margin on direct sales than on sales through indirect channels and higher gross margin on international revenues than on North American revenues. If sales through resellers, especially OEMs, increase as a percentage of total revenues, Polycom's gross margin will be adversely impacted.

    Gross profit by division: Polycom's audioconferencing gross margin represented 59%, 58%, and 61% of net revenues for 1994, 1995, and 1996, respectively. Polycom's dataconferencing gross margin represented 16% and (6)% of net revenues for 1995 and 1996, respectively. Polycom's first dataconferencing products began shipping in November 1995 and did not have any cost of net revenues prior to this time.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries and commissions, advertising and promotional expenses, allocation of overhead expenses, and customer service and support costs. Sales and marketing expenses were $5.3 million, $7.1 million, and $9.1 million for 1994, 1995, and 1996, respectively, representing 35%, 28%, and 25% of net revenues for each respective period. The increase in absolute dollars in each of these periods was primarily related to the expansion of Polycom's sales and marketing organization, particularly the increase in the direct sales and associated costs, and increased commission expenses related to higher sales volumes and the launch of Polycom's dataconferencing business. Polycom expects to continue to increase its sales and marketing expenses in absolute dollar amounts in an effort to expand North American and international markets, market new products, and establish and expand distribution channels. In particular, due to the innovative nature of the ShowStation products, Polycom incurred significant expenses during 1996 to develop a worldwide sales presence for the ShowStation product and believes it will be required to incur significant additional expenses for sales and marketing, including advertising, to educate potential customers as to the desirability of ShowStation. In addition, Polycom is continuing to invest in the market launch of its new SoundPoint and SoundStation Premier product lines. In order to improve its sales processing systems, Polycom plans to make a significant investment to implement a new sales and service information system over the next two fiscal years.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of compensation costs, consulting fees, allocation of overhead expense, supplies, depreciation of equipment, and product marketing expenses. Research and development expenses were $5.5 million, $6.9, million and $7.6 million for 1994, 1995, and 1996, respectively, representing 37%, 28%, and 20% of net revenues for each respective period. The increase in dollar amount in research and development expenses in each of these periods was primarily attributable to increased staffing and associated support required to expand and enhance Polycom's dataconferencing and audioconferencing product lines. As of December 31, 1996, all research and development costs have been expensed as incurred. Polycom believes that technological leadership is critical to its success and is committed to continuing a high level of research and development, especially in the development of the planned, next generation ShowStation product. As a consequence, Polycom intends to significantly increase the absolute amount of its research and development expenses in the future.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of compensation costs, allocation of overhead expense, and outside legal and accounting expenses. General and administrative expenses were $1.1 million, $1.8 million, and $2.1 million for 1994, 1995, and 1996, respectively, representing 8%, 7%, and 6% of net revenues for each respective period. The increase in dollar amount in each period was primarily due to increased staffing to support Polycom's growth and, during 1996, to costs related to the patent litigation. Polycom believes that its general and administrative expenses will increase in absolute dollar amounts in the future primarily as a result of expansion of Polycom's administrative staff and costs related to being a public company.

    INTEREST INCOME, NET. Interest income consists of interest earned on Polycom's cash equivalents and short-term investments, net of interest expense for Polycom's bank debt facilities. Interest income, net was $175,000, $189,000, and $784,000 for 1994, 1995, and 1996, respectively, representing 1%, 1%, and 2% of net revenues for each respective period. The increase in interest income, net in 1996 over the prior two years was primarily due to the increase in Polycom's cash equivalents and short-term investments resulting from Polycom's initial public offering.

    PROVISION FOR INCOME TAXES. Polycom accounts for income taxes in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." Polycom incurred a net loss and consequently paid no federal or state income taxes in either 1994 or 1995. In 1996 Polycom provided for income tax of $108,000 for federal and certain foreign alternative minimum taxes. As of December 31, 1996, Polycom had approximately $6.4 million in federal net operating loss carryforwards and $790,000 in federal tax credit carryforwards. The future utilization of Polycom's net operating loss carryforwards may be subject to certain limitations upon certain changes in ownership. Polycom believes that its initial public offering on April 29, 1996, triggered a change in ownership pursuant to the Internal Revenue Code of 1986, as amended, such that the annual limitation for utilization of federal net operating loss carryforwards is approximately $7.1 million.

    Polycom has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. Management evaluates on a quarterly basis the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be appropriately reduced. See Note 11 of Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES FOR THE THREE YEARS ENDED DECEMBER 31, 1996

    As of December 31, 1996, Polycom's principal sources of liquidity included cash and cash equivalents of $9.5 million, short-term investments of $10.1 million, and a $4.0 million revolving bank line of credit from Silicon Valley Bank (of which $3.3 million was available as of December 31, 1996) which expires on April 15, 1997. Polycom is negotiating an extension term to the line of credit although there can be no assurance that Polycom will be successful in extending the term of the line of credit. The line of credit was modified in December 1995 and currently provides for borrowings up to the lesser of (i) $4.0 million, or (ii) the sum of 80% of eligible domestic and government accounts receivable and 50% of eligible foreign accounts receivable minus the sum of the aggregate outstanding face amount of all letters of credit issued under the line. Eligible accounts receivable are defined as receivables outstanding less than 90 days. Borrowings under the line bear interest at the bank's prime rate plus 1.0% (9.25% at December 31, 1996), and are collateralized by substantially all of Polycom's assets. The line of credit facility contains provisions that require the maintenance of certain financial ratios and profitability requirements. As of December 31, 1996, Polycom was in compliance with these covenants. See Note 8 of Notes to Consolidated Financial Statements.

    Polycom used cash in operating activities totaling $2.3 million, $3.3 million, and $2.3 million for the years ended 1994, 1995, and 1996, respectively. The use of cash in 1994 and 1995 was primarily attributable to operating losses and increased levels of accounts receivable and inventories, partially offset by an increase in accounts payable and accrued liabilities. The use of cash in 1996 was attributable to increased levels of accounts receivable and inventories, partially offset by an increase in accounts payable and accrued liabilities. The increase in accounts receivable in 1994 and 1995 was primarily due to increased revenues. In addition, the 1995 and 1996 increase in accounts receivable was impacted by the concentration of sales late in the quarter resulting from a number of factors, including Polycom's decision to interrupt shipments of ShowStation products for a six-week period, delays in the production and shipment of SoundStation products during Polycom's transition to a new contract manufacturer in 1995 and the introduction of the SoundStation Premier in the fourth quarter of 1996. Inventories increased in each of the last three years as Polycom built up its finished goods inventory of its audioconferencing product lines to support increased sales levels and its raw materials inventory in support of the introduction and launch of the dataconferencing product line and the transfer of the SoundStation product line manufacturing to

Flextronics in the first quarter of 1996. The increase in provision for excess and obsolete inventories in 1996 was directly related to increased inventory levels.

    Polycom used $41,000, $3.5 million, and $9.1 million of net cash in investing activities during 1994, 1995, and 1996, respectively, to purchase property and equipment and during 1995 and 1996 to purchase short-term investments. Financing activities provided $4.5 million and $17.4 million of net cash during 1995 and 1996, respectively, due primarily to the issuance of Preferred Stock in 1995 and the issuance of Common Stock in Polycom's initial public offering in 1996. Financing activities used $28,000 in 1994 due primarily to the repayment of notes payable and capital lease obligations, offset in part by the issuance of notes payable.

    Polycom has no material commitments other than obligations under its revolving bank line of credit facility and operating leases. Polycom estimates that 1997 capital expenditures will be approximately $4.5 million. See Notes 7 and 8 of Notes to Consolidated Financial Statements.

    Polycom may in the future require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financings or from other sources. There can be no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to Polycom and would not be dilutive. Polycom's future liquidity and cash requirements will depend on numerous factors, including introduction of new products and potential product family or technology acquisitions.

RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). SFAS No. 128 establishes a different method of computing net income/(loss) per share than is currently required under Accounting Principles Board Opinion No.
15. Under SFAS No. 128, Polycom will be required to present both basic net income/(loss) per share and diluted net income/(loss) per share. Basic and diluted net loss per share is expected to approximate the currently presented net loss per share. However, basic net income per share is expected to be higher than net income per share as currently computed because the effect of dilutive stock options will not be considered in computing basic net income per share. Diluted net income per share is expected to be comparable to the currently presented net income per share. Polycom will adopt SFAS No. 128 in its fiscal quarter ending December 31, 1997 and at that time all historical net income/(loss) per share data will be restated to conform to the provisions of SFAS No. 128.

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The impact of adopting SFAS No. 130, which is effective for Polycom in 1998, has not been determined.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operation decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements would be provided. SFAS No. 131 is effective for Polycom in 1998 and the impact of adoption has not been determined.

                 SELECTED HISTORICAL FINANCIAL DATA OF VIAVIDEO

    The following selected historical financial data should be read in conjunction with the ViaVideo Financial Statements and related notes thereto and "VIAVIDEO'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" appearing elsewhere in this Proxy Statement. The statement of operations data for the period ended December 31, 1996 and the balance sheet data at December 31, 1996 are derived from the audited financial statements of ViaVideo which have been audited by Coopers & Lybrand, L.L.P., independent accountants, and are included elsewhere in this Proxy Statement. ViaVideo's unaudited historical financial statement data as of and for the nine months ended September 30, 1997 has been prepared on the same basis as the historical financial information and, in the opinion of ViaVideo's management, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations for such periods. See "VIAVIDEO'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                  VIAVIDEO SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                        FOR THE
                                                                                        PERIOD
                                                                                     SEPTEMBER 10
                                                                                      (INCEPTION)
                                                                                        THROUGH
                                                                                     DECEMBER 31,
                                                                                     -------------
                                                                                         1996
                                                                                     -------------   NINE MONTHS
                                                                                                        ENDED
                                                                                                    SEPTEMBER 30,
                                                                                                    -------------
                                                                                                        1997
                                                                                                    -------------
                                                                                                     (UNAUDITED)
Statement of Operations:
  Operating loss...................................................................    $    (369)     $  (5,642)
  Net loss.........................................................................         (357)        (5,534)
  Net loss per share...............................................................    $   (0.16)     $   (2.53)
  Weighted average shares outstanding..............................................        2,179          2,191

                                                                                          AS OF
                                                                                      DECEMBER 31,
                                                                                      -------------
                                                                                          1996
                                                                                      -------------      AS OF
                                                                                                     SEPTEMBER 30,
                                                                                                     -------------
                                                                                                         1997
                                                                                                     -------------
                                                                                                      (UNAUDITED)
Historical Balance Sheet Data:
  Cash and cash equivalents.........................................................    $   1,705      $   4,589
  Working capital...................................................................        1,567          3,076
  Total assets......................................................................        1,790          5,586
  Total stockholders' equity........................................................        1,640          3,630

          VIAVIDEO'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    ViaVideo was founded in September 1996 to design and develop high quality, easy-to-use, low cost, group videoconferencing systems that utilize advanced video and audio compression technologies along with Internet/Web-based features. ViaVideo believes that these technologies and features will permit users to replicate the dynamics and effectiveness of face-to-face meetings and presentations from remote locations through the transmission of color motion video integrated with full duplex audio at data rates as low as 56 kilobits per second (Kbps). The videoconferencing system being developed by ViaVideo incorporates the latest advances in video processor technology and uses a new generation, non-PC based platform. ViaVideo anticipates commencing a beta testing program of its first product in the fourth quarter of 1997.

    ViaVideo has had no revenues since its inception. ViaVideo's expenses have been associated with the research and development of its products. ViaVideo anticipates commencing a beta testing program of its first product, which is still under development, in the fourth quarter of 1997. Although ViaVideo anticipates introducing its first product for sale following the successful completion of its beta testing program, there can be no assurance that ViaVideo's product will be successful or that ViaVideo will attain profitability on a quarterly or an annual basis. Potential risks and uncertainties include, among others, the timing of the introduction, market acceptance of its product, reviews in the industry press concerning ViaVideo's product and products of its competitors, fluctuations in the volume and timing of product orders, the introduction of products by ViaVideo's competitors and those discussed elsewhere in this Proxy Statement, particularly in "Risk Factors."

RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 1997

    ViaVideo had a net loss of approximately $5,534,000 for the nine months ended September 30, 1997. Research and development expenses, consisting primarily of employee costs, contract labor, industrial design, software license and development supplies and prototypes, accounted for approximately $3,358,000 of the loss. ViaVideo also incurred approximately $1,045,000 of sales and marketing expenses, which consisted primarily of employee related costs and travel, as well as market research, incurred in preparation for the commercial sale of ViaVideo's product. Manufacturing start-up costs of $213,000 consisted primarily of employee costs, consulting fees, and travel expenses incurred in connection for preparing ViaVideo's product for manufacture. General and administrative expenses of $1,026,000 consisted primarily of employee costs, telecommunications, travel and legal expenses, and general services procured from Polycom, as well as $137,000 of Merger related expenses. Total operating expenses were offset by interest income of approximately $120,000 from a money market account and investments in U.S. Treasury bills and other liquid money market instruments, less approximately $12,000 in interest charges.

    PERIOD FROM INCEPTION (SEPTEMBER 10, 1996) THROUGH DECEMBER 31, 1996

    ViaVideo had a net loss of approximately $357,000 for the period from inception (September 10, 1996) through the end of its fiscal year, December 31, 1996. Research and development expenses, consisting primarily of employee costs, contract labor, industrial design, and development supplies, accounted for approximately $307,000 of the loss. ViaVideo also incurred approximately $62,000 for general and administrative expenses related to personnel, lease payments, and travel. These costs which were partially offset by interest income of $13,000 from investments in U.S. Treasury bills, less $1,000 in interest charges.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, ViaVideo has financed its operations primarily through the sale of equity securities and, to a lesser extent, through advances on ViaVideo's available line of credit. As of December 31, 1996 and September 30, 1997, ViaVideo had approximately $1,705,000 and $4,589,000, respectively, of cash and cash equivalents.

    Since ViaVideo's inception, the principal uses of cash have been to finance operating losses related to the development of its products and establishment of its business and products in the marketplace. In addition, ViaVideo expended approximately $69,000 and $659,000 during 1996 and the first nine months of 1997, respectively, for capital equipment.

    ViaVideo has a bank credit agreement which provides for a revolving line of credit of up to $400,000 through May 9, 1997 and up to $750,000 through November 9, 1998. The outstanding balances on the line of credit at December 31, 1996 and September 30, 1997 were $50,000 and $400,000, respectively, with an interest rate equal to the bank's prime rate plus 1.5% and 0.75%, respectively (9.75% and 9.25% at December 31, 1996 and September 30, 1997, respectively). The line of credit is collateralized by substantially all of the assets of ViaVideo. The line of credit agreement includes a term debt provision which allows ViaVideo to convert line of credit advances to term financing for approved equipment purchases made during the period from May 9, 1997 to November 9, 1997. The unpaid principal balance of equipment advances at November 9, 1997 shall be repaid over a term of 36 months. Monthly principal and interest payments on approved equipment advances commence on December 9, 1997. At September 30, 1997, there were no term debt balances under this provision.

    ViaVideo believes that existing cash and cash equivalent balances and the remaining availability under its line of credit with Silicon Valley Bank ($350,000 as of September 30, 1997) will be sufficient to support its operations and meet its outstanding commitments for long lead time inventory components, operating leases, and manufacturing tooling until it is acquired by Polycom pursuant to the Merger, at which time it will rely on Polycom to support its growth and funding requirements. If the Merger should not occur or is delayed significantly, it will be necessary for ViaVideo to seek additional equity or debt financing to support its growth. ViaVideo is currently exploring funding alternatives, including bank facilities, in the event additional availability of funds prior to the merger are needed. There can be no assurance that ViaVideo will not require additional financing or will not in the future seek to raise additional funds through bank facilities, debt or equity offerings or other sources of capital. Additional funding may not be available when needed or on terms acceptable to ViaVideo, which would have a material adverse effect on ViaVideo's business, financial condition and results of operations.

INFLATION

    ViaVideo believes that the effect of inflation has not had, and for the foreseeable future will not have, a material impact on the results of its operations.

NEW ACCOUNTING STANDARDS

    For information on the impact of future changes in accounting standards see note 2 to the ViaVideo financial statements appearing elsewhere herein.

                             STOCKHOLDER PROPOSALS

    As described in Polycom's proxy statement relating to its 1997 Annual Meeting of Stockholders, stockholder proposals for inclusion in the Polycom proxy statement and form of proxy relating to the Polycom 1998 Annual Meeting of Stockholders must be received by Polycom by January 11, 1998.

                                    EXPERTS

    The consolidated balance sheets of Polycom as of December 31, 1995 and 1996 and the consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996, included in this Proxy Statement have been audited by Coopers & Lybrand L.L.P., independent accountants as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of that firm as experts in accounting and auditing.

    The balance sheet of ViaVideo at December 31, 1996 and the statements of operations, changes in stockholders' equity and cash flows for the period from September 10, 1996 ("inception") to December 31, 1996, included in this Proxy Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby, the federal income tax consequences in connection with the Merger and certain other matters relating to the Merger and the transactions contemplated thereby will be passed upon for Polycom by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP, Menlo Park, California. Certain legal matters with respect to federal income tax consequences in connection with the Merger and certain other legal matters relating to the Merger and the transactions contemplated thereby will be passed upon for ViaVideo by Brobeck, Phleger & Harrison LLP, Austin, Texas. Brobeck, Phleger & Harrison LLP represented Polycom in the negotiation of the Reorganization Agreement and is representing ViaVideo with respect to matters required to close the transactions contemplated thereby. Gunderson Dettmer Stough Villaneuve Franklin and Hachigian LLP represented ViaVideo in the negotiation of the Reorganization Agreement and is representing Polycom with respect to matters required to close the transactions contemplated thereby. Brobeck, Phleger & Harrison LLP is currently representing ViaVideo in pending litigation.

                         INDEX TO FINANCIAL STATEMENTS

POLYCOM, INC.
Report of Independent Accountants....................................................        F-2
Consolidated Balance Sheets..........................................................        F-3
Consolidated Statements of Operations................................................        F-4
Consolidated Statements of Stockholders' Equity (Deficit)............................        F-5
Consolidated Statements of Cash Flows................................................        F-6
Notes to Consolidated Financial Statements...........................................        F-7
Condensed Consolidated Balance Sheet as of September 30, 1997........................       F-18
Condensed Consolidated Statement of Operations for the three and nine months ended
  September 30, 1997 and 1996........................................................       F-19
Condensed Consolidated Statement of Cash Flows for the nine months ended September
  30, 1997 and 1996..................................................................       F-20
Notes to Condensed Consolidated Financial Statements as of September 30, 1997........       F-21

VIAVIDEO COMMUNICATIONS, INC.
Report of Independent Accountants....................................................       F-25
Balance Sheets.......................................................................       F-26
Statements of Operations.............................................................       F-27
Statements of Changes in Stockholders' Equity........................................       F-28
Statements of Cash Flows.............................................................       F-29
Notes to Financial Statements........................................................       F-30

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors

Polycom, Inc.:

    We have audited the accompanying consolidated balance sheets of Polycom, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Polycom, Inc. and subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand LLP

San Jose, California

January 24, 1997

                                 POLYCOM, INC.

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                               DECEMBER 31,
                                                                                           --------------------
                                                                                             1996       1995
                                                                                           ---------  ---------
                                                    ASSETS

Current assets:
  Cash and cash equivalents..............................................................  $   9,548  $   3,539
  Short-term investments.................................................................     10,101      2,722
  Accounts receivable, net of allowance for doubtful accounts of $443 and $448 in 1996
    and 1995, respectively...............................................................      6,965      3,171
  Inventories............................................................................      7,458      5,308
  Prepaid expenses and other current assets..............................................        384        191
                                                                                           ---------  ---------
      Total current assets...............................................................     34,456     14,931
Fixed assets, net........................................................................      3,164      2,970
Deposits and other assets................................................................        100         99
                                                                                           ---------  ---------
      Total assets.......................................................................  $  37,720  $  18,000
                                                                                           ---------  ---------
                                                                                           ---------  ---------

                                      LIABILITIES, CONVERTIBLE REDEEMABLE
                              PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Notes payable..........................................................................  $  --      $   1,485
  Accounts payable.......................................................................      4,307      3,852
  Accrued payroll and related liabilities................................................        880        777
  Other accrued liabilities..............................................................      1,312        988
                                                                                           ---------  ---------
      Total current liabilities..........................................................      6,499      7,102
Notes payable, less current portion......................................................     --          1,178
                                                                                           ---------  ---------
Total liabilities........................................................................      6,499      8,280
                                                                                           ---------  ---------
Commitments (Note 7).
Convertible redeemable preferred stock:
  Series A through D, $.001 par value:
    Authorized: none in 1996 and 13,200,244 shares in 1995
    Issued and outstanding: none in 1996 and 13,069,857 shares in 1995 (Liquidation
      value: $22,462)....................................................................     --         22,360
                                                                                           ---------  ---------
  Stockholders' equity (deficit):
  Preferred stock, $.001 par value:
    Authorized: 5,000,000 shares
    Issued and outstanding: none in 1996 and 1995........................................     --         --
  Common stock, $0.0005 par value:
    Authorized: 50,000,000 shares in 1996 and 20,000,000 shares in 1995
    Issued and outstanding: 19,144,058 shares in 1996 and 3,670,046 in 1995..............         10          2
Additional paid-in capital...............................................................     42,521        285
Notes receivable from stockholders.......................................................        (29)      (163)
Accumulated deficit......................................................................    (11,281)   (12,764)
                                                                                           ---------  ---------
      Total stockholders' equity (deficit)...............................................     31,221    (12,640)
                                                                                           ---------  ---------
        Total liabilities, convertible redeemable preferred stock and stockholders'
          equity (deficit)...............................................................  $  37,720  $  18,000
                                                                                           ---------  ---------
                                                                                           ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                                 POLYCOM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
Net revenues.....................................................................  $  37,032  $  24,944  $  15,025
Cost of net revenues.............................................................     17,698     10,859      6,211
                                                                                   ---------  ---------  ---------
    Gross profit.................................................................     19,334     14,085      8,814
                                                                                   ---------  ---------  ---------
Operating expenses:
    Sales and marketing..........................................................      9,095      7,073      5,307
    Research and development.....................................................      7,574      6,852      5,527
    General and administrative...................................................      2,148      1,819      1,140
                                                                                   ---------  ---------  ---------
      Total operating expenses...................................................     18,817     15,744     11,974
                                                                                   ---------  ---------  ---------
      Operating income (loss)....................................................        517     (1,659)    (3,160)
Interest income..................................................................        884        361        283
Interest expense.................................................................       (100)      (172)      (108)
Litigation settlement income, net................................................        303     --         --
Other income (expense)...........................................................        (13)      (132)        22
                                                                                   ---------  ---------  ---------
      Income (loss) before provision for income taxes............................      1,591     (1,602)    (2,963)
Provision for income taxes.......................................................        108     --         --
                                                                                   ---------  ---------  ---------
      Net income (loss)..........................................................  $   1,483  $  (1,602) $  (2,963)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Net income (loss) per share......................................................  $    0.08  $   (0.37) $   (0.73)
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Shares used in per share calculation.............................................     18,898      4,332      4,054
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                                 POLYCOM, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     NOTES
                                              COMMON STOCK         ADDITIONAL     RECEIVABLE
                                        -------------------------    PAID-IN         FROM        ACCUMULATED
                                           SHARES       AMOUNT       CAPITAL     STOCKHOLDERS      DEFICIT       TOTAL
                                        ------------  -----------  -----------  ---------------  ------------  ----------
Balances, December 31, 1993...........     2,613,595   $       1    $      29                     $   (8,199)  $   (8,169)
Issuance of common stock under stock
  option plan.........................       385,206      --               60      $      (9)         --               51
Repurchase of common stock............       (42,751)     --               (7)        --              --               (7)
Net loss..............................       --           --           --             --              (2,963)      (2,963)
                                        ------------         ---   -----------           ---     ------------  ----------
Balances, December 31, 1994...........     2,956,050           1           82             (9)        (11,162)     (11,088)
Issuance of common stock under stock
  option plan.........................       720,591           1          204           (154)         --               51
Repurchase of common stock............        (6,595)     --               (1)        --              --               (1)
Net loss..............................       --           --           --             --              (1,602)      (1,602)
                                        ------------         ---   -----------           ---     ------------  ----------
Balances, December 31, 1995...........     3,670,046           2          285           (163)        (12,764)     (12,640)
Issuance of common stock through:
  Initial public offering, net of
    issuance cost of $996.............     2,500,000           2       19,927         --              --           19,929
  Conversion of preferred shares......    13,069,857           6       22,354         --              --           22,360
  Exercise of stock options under
    stock option plan.................       138,738      --               68            (17)         --               51
    Exercise of warrants..............        22,500      --           --             --              --           --
Payment of stockholder notes
  receivable..........................       --           --           --                151          --              151
Repurchase of common stock............      (257,083)     --             (113)        --              --             (113)
Net income............................       --           --           --             --               1,483        1,483
                                        ------------         ---   -----------           ---     ------------  ----------
Balances, December 31, 1996...........    19,144,058   $      10    $  42,521      $     (29)     $  (11,281)  $   31,221
                                        ------------         ---   -----------           ---     ------------  ----------
                                        ------------         ---   -----------           ---     ------------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                                 POLYCOM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1996       1995       1994
                                                                                    ---------  ---------  ---------
Cash flows from operating activities:
  Net income (loss)...............................................................  $   1,483  $  (1,602) $  (2,963)
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Loss on disposition of fixed assets...........................................     --         --             10
    Depreciation and amortization.................................................      1,513        944        701
    Provision for doubtful accounts...............................................          1        255        102
    Provision for excess and obsolete inventories.................................        560        561         77
    Changes in assets and liabilities:
      Accounts receivable.........................................................     (3,795)    (1,459)      (309)
      Inventories.................................................................     (2,710)    (4,570)    (1,046)
      Prepaid expenses and other current assets...................................       (193)       (78)        58
      Deposits and other assets...................................................         (1)       (36)       (34)
      Accounts payable............................................................        455      1,876        522
      Accrued liabilities.........................................................        427        823        547
                                                                                    ---------  ---------  ---------
        Net cash used in operating activities.....................................     (2,260)    (3,286)    (2,335)
                                                                                    ---------  ---------  ---------
Cash flows from investing activities:
  Acquisition of fixed assets.....................................................     (1,707)      (758)       (44)
  Proceeds from disposition of fixed assets.......................................     --         --              3
  Purchase of short-term investments..............................................     (9,964)    (2,722)    --
  Sale of short-term investments..................................................      2,585     --         --
                                                                                    ---------  ---------  ---------
        Net cash used in investing activities.....................................     (9,086)    (3,480)       (41)
                                                                                    ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from initial public offering, net of issuance costs....................     19,929     --         --
  Net proceeds from sale of convertible redeemable preferred stock................     --          4,980     --
  Proceeds from issuance of notes payable.........................................      4,314      1,470        290
  Repayment of notes payable and capital lease obligation.........................     (6,977)    (1,987)      (362)
  Repayment of stockholder notes receivable.......................................        151     --         --
  Proceeds from issuance of common stock, net of repurchases......................        (62)        50         44
                                                                                    ---------  ---------  ---------
        Net cash provided by (used in) financing activities.......................     17,355      4,513        (28)
                                                                                    ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents..............................      6,009     (2,253)    (2,404)
Cash and cash equivalents, beginning of period....................................      3,539      5,792      8,196
                                                                                    ---------  ---------  ---------
Cash and cash equivalents, end of period..........................................  $   9,548  $   3,539  $   5,792
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest........................................  $     121  $     170  $     110
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING:
  Fixed assets financed by notes payable..........................................  $  --      $   1,612  $     812
  Common stock issued for notes receivable........................................  $      17  $     154  $       9
  Conversion of preferred shares to common stock..................................  $  22,360     --         --

  The accompanying notes are an integral part of these consolidated financial statements.

                                 POLYCOM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. FORMATION AND BUSINESS OF THE COMPANY:

    Polycom, Inc. and subsidiary (the "Company"), a Delaware corporation, is engaged in the development, manufacturing and marketing of teleconferencing equipment. The Company's products are distributed and serviced globally. The Company sells its products through its direct salesforce and maintains marketing and sales relationships with major telecommunications carriers, value-added resellers, telecommunications supply and catalog distributors, a leading videoconferencing equipment supplier, and telecommunications specialists.

2. SUMMARY OF SELECTED ACCOUNTING POLICIES:

    FISCAL YEAR:

    The Company uses a 52-53 week fiscal year. Each reporting period ends on the last Sunday of a month. As a result, a fiscal year may not end as of the same day as the calendar year. For convenience of presentation, the accompanying consolidated financial statements have been shown as ending on December 31 of each applicable period.

    PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated.

    USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS:

    The Company considers all highly liquid investments with original maturities of 90 days or less at the time of purchase to be cash equivalents.

    SHORT-TERM INVESTMENTS:

    Short-term investments are classified as available for sale and are carried at fair value. Unrealized holding gains and losses on such securities are reported net of related taxes as a separate component of stockholders' equity. Realized gains and losses on sales of all such securities are reported in earnings and computed using the specific identification cost method.

    INVENTORIES:

    Inventories are stated at the lower of cost or market. Cost is determined on a standard cost basis which approximates the first-in, first-out ("FIFO") method. Appropriate consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value.

                                 POLYCOM, INC.

2. SUMMARY OF SELECTED ACCOUNTING POLICIES: (CONTINUED)
    FIXED ASSETS:

    Fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which is two to three years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related assets, typically three to five years.

    Disposals of capital equipment are recorded by removing the costs and accumulated depreciation from the accounts. Gains or losses are included in the results of operations.

    CARRYING VALUE OF LONG-LIVED ASSETS:

    The Company writes-off the carrying value of long-lived assets to the extent estimated future undiscounted cash flows are not sufficient to recover the carrying value of these assets over their remaining useful lives.

    REVENUE RECOGNITION:

    The Company recognizes revenue from gross product sales, less a provision for estimated future customer returns, upon shipment to the customer, upon fulfillment of acceptance terms, if any, and when no significant contractual obligations remain outstanding.

    RESEARCH AND DEVELOPMENT EXPENDITURES:

    Research and development expenditures are charged to operations as incurred.

    ADVERTISING:

    The Company expenses the production costs of advertising as the expenses are incurred. The production costs of advertising consist primarily of magazine advertisements, agency fees and other direct production costs.

    The advertising expense for the years ended December 31, 1996, 1995 and 1994 was $1,570,000, $1,281,000 and $1,094,000, respectively.

    CAPITALIZED SOFTWARE:

    Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred between completion of the working model and the point at which the product is ready for initial shipment have been insignificant. Accordingly, all software development costs have been expensed as incurred.

    INCOME TAXES:

    Income taxes are accounted for under Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are

                                 POLYCOM, INC.

2. SUMMARY OF SELECTED ACCOUNTING POLICIES: (CONTINUED) recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

    TRANSLATION OF FOREIGN CURRENCIES:

    The Company's foreign consolidated subsidiary is considered to be an extension of the U.S. operation and the functional currency is the U.S. dollar. Accordingly, monetary assets and liabilities are translated at year-end exchange rates while nonmonetary items are translated at historical rates. Income and expense accounts are translated at the average rates in effect during the year, except for depreciation and cost of revenue which are translated at historical rates. Foreign exchange gains and losses have not been significant to date and have been recorded in results of operations.

    COMPUTATION OF NET INCOME (LOSS) PER SHARE:

    Net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares (including shares issued under the stock option plan which were subject to repurchase) are excluded from the computation of net loss per share as their effect is antidilutive. For those periods prior to the initial public offering date, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued at prices below the public offering price during the 12 months immediately preceding the offering date have been included in the calculation as if they were outstanding for all periods prior to the offering date (using the treasury stock method and the initial public offering price).

    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of notes payable approximates fair value. Estimated fair values for short-term investments, which are separately disclosed elsewhere, are based on quoted market prices for the same or similar instruments.

    STOCK BASED COMPENSATION:

    Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based compensation plans at fair value. The Company has chosen to continue to account for employee stock options using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

                                 POLYCOM, INC.

2. SUMMARY OF SELECTED ACCOUNTING POLICIES: (CONTINUED)
    RECENT PRONOUNCEMENTS:

    In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125 (SFAS No. 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting and reporting standards for, among other things, the transfer and servicing of financial assets, such as factoring receivables with recourse. This statement is effective for transfers and servicing of financial assets occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The Company believes the adoption of this statement will not have an impact on the financial condition or results of operations of the Company, as the Company does not factor its receivables.

3. SHORT-TERM INVESTMENTS:

    Short-term investments at December 31, 1996 and 1995 comprise (in thousands):

                                                           FAIR       COST
                                                           VALUE      BASIS              MATURITY DATES
                                                         ---------  ---------  ----------------------------------
Commercial paper.......................................  $   1,676  $   1,676  February 1997 - March 1997
Corporate notes........................................      8,425      8,425  January 1997 - December 1997......
                                                         ---------  ---------
Balance at December 31, 1996...........................  $  10,101  $  10,101
                                                         ---------  ---------
                                                         ---------  ---------
Commercial paper.......................................  $   1,103  $   1,103  April 1996
Corporate notes........................................      1,619      1,619  April 1996 - July 1996
                                                         ---------  ---------
Balance at December 31, 1995...........................  $   2,722  $   2,722
                                                         ---------  ---------
                                                         ---------  ---------

    During 1996 and 1995, there were no realized gains or losses on the disposal of short-term investments.

4. INVENTORIES:

    Inventories consist of the following (in thousands):

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1996       1995
                                                                         ---------  ---------
Raw materials..........................................................  $   3,252  $   2,355
Work in process........................................................     --            650
Finished goods.........................................................      4,206      2,303
                                                                         ---------  ---------
                                                                         $   7,458  $   5,308
                                                                         ---------  ---------
                                                                         ---------  ---------

                                 POLYCOM, INC.

5. FIXED ASSETS:

    Fixed assets, net, consist of the following (in thousands):

                                                                           DECEMBER 31,
                                                                       --------------------
                                                                         1996       1995
                                                                       ---------  ---------
Computer equipment and software......................................  $   2,980  $   2,096
Equipment, furniture and fixtures....................................      1,600      1,187
Tooling equipment....................................................      1,944      1,426
Leasehold improvements...............................................        401        509
                                                                       ---------  ---------
                                                                           6,925      5,218
Less accumulated depreciation and amortization.......................     (3,761)    (2,248)
                                                                       ---------  ---------
                                                                       $   3,164  $   2,970
                                                                       ---------  ---------
                                                                       ---------  ---------

6. BUSINESS RISKS AND CREDIT CONCENTRATION:

    The Company has four product lines, the SoundStation, SoundStation Premier, SoundPoint and the ShowStation, which serve the audioconferencing and dataconferencing markets, respectively. Virtually all of the Company's net revenues are derived from sales of the SoundStation products. Any factor adversely affecting demand or supply for the SoundStation products could materially adversely affect the Company's business and financial performance. Although the Company began volume shipments of the ShowStation products in November 1995, the market for dataconferencing products is only beginning to emerge, and there can be no assurance that it will develop sufficiently to enable the Company to achieve broad commercial acceptance of its ShowStation products.

    Currently, the Company subcontracts the manufacturing of its SoundStation, SoundStation Premier, and ShowStation products through one U.S. Subcontractor and SoundPoint products through a Hong Kong Subcontractor. The Company believes that there are a number of alternative contract manufacturers that could produce the Company's products, but in the event of a reduction or interruption of supply it could take a significant period of time to qualify an alternative subcontractor and commence manufacturing. The effect of such reduction or interruption in supply on results of operations would be material.

    The Company's cash and cash equivalents are maintained with two international investment management companies, and are invested in the form of demand deposit accounts, money market accounts, commercial paper and government securities.

    The Company markets its products to distributors and end-users throughout the world. Management performs ongoing credit evaluations of the Company's customers and maintains an allowance for potential credit losses, but historically has not experienced any significant losses related to individual customers or group of customers in any particular geographic area.

7. COMMITMENTS:

    LICENSE AGREEMENT:

    The Company entered into an agreement to license software to be incorporated into its ShowStation products. Under the agreement, the Company is obligated to pay quarterly minimum license fees, ranging from $15,000 to $35,000 through the year 2001. The Company may cancel the agreement at any time,

                                 POLYCOM, INC.

7. COMMITMENTS: (CONTINUED)
provided the Company has paid a minimum of $200,000 in connection with the agreement. As of December 31, 1996, the Company had paid $100,000 of the minimum license fees.

    LEASES:

    The Company leases certain office facilities and equipment under noncancelable leases expiring between 1997 and 1998. Future minimum lease payments are as follows (in thousands):

                                                                                      OPERATING
YEAR ENDING DECEMBER 31,                                                               LEASES
-----------------------------------------------------------------------------------  -----------
1997...............................................................................   $     458
1998...............................................................................         442
1999...............................................................................          11
                                                                                          -----
Minimum future lease payments......................................................   $     911
                                                                                          -----
                                                                                          -----

    In December 1994, the Company amended its headquarters office lease agreement and expanded its facilities. The lease on the expanded facilities can be terminated sooner under an option which may be exercised by the Company any time after January 1997. Under the terms of the lease, the Company is responsible for related maintenance, taxes and insurance.

    Rent expense for the years ended December 31, 1996, 1995 and 1994 was $475,000, $433,000 and $205,000, respectively.

8. CREDIT ARRANGEMENTS:

    The Company has available a revolving line of credit with a bank for the lesser of $4,000,000 or the sum of 80% of eligible domestic trade accounts receivable and 50% of foreign trade accounts receivable, as defined, less the sum of the aggregate outstanding face amount of all letters of credit issued under the line. The line of credit expires in April 1997. Borrowings under the line of credit bear interest at the lender's current index rate plus 1% (9.25% at December 31, 1996). The weighted average interest rates for the years ended December 31, 1996 and 1995 were 9.5% and 9.24%, respectively.

    Additionally, the Company may borrow under its term loan facilities with a bank, of which no amounts were available or utilized as of December 31, 1996. At December 31, 1995, the Company had borrowings of $2,663,000. Borrowings under these facilities are payable in monthly installments and bear interest ranging from 8.00% to 11.50%.

    All borrowings are collateralized by substantially all assets of the Company. The Company must meet certain financial ratios, as well as maintain minimum tangible net worth and quarterly maximum cumulative losses. The agreements also require that the Company provide certain financial information to the lender on a periodic basis and restrict the Company from paying any cash dividends without the bank's consent.

                                 POLYCOM, INC.

9. CONVERTIBLE REDEEMABLE PREFERRED STOCK:

    In 1995, convertible redeemable preferred stock comprised the series designated as follows (in thousands, except share data):

                                                                            NUMBER OF       COMMON
                                                              NUMBER OF       SHARES        SHARES
                                                                SHARES      ISSUED AND   RESERVED FOR  LIQUIDATION
                                                              AUTHORIZED   OUTSTANDING    CONVERSION      VALUE
                                                             ------------  ------------  ------------  -----------
Series A...................................................     5,050,244     5,032,189     5,032,189   $   5,032
Series B...................................................     4,300,000     4,246,000     4,246,000       6,369
Series C...................................................     2,700,000     2,691,668     2,691,668       6,056
Series D...................................................     1,150,000     1,100,000     1,100,000       5,005
                                                             ------------  ------------  ------------  -----------
                                                               13,200,244    13,069,857    13,069,857   $  22,462
                                                             ------------  ------------  ------------  -----------
                                                             ------------  ------------  ------------  -----------

    The Convertible redeemable preferred stock had certain rights, preferences and privileges. All of these preferred shares were converted to common stock as of the Initial Public Offering on April 29, 1996.

10. STOCKHOLDERS' EQUITY:

    PREFERRED STOCK:

    In March 1996, the Company authorized 5,000,000 shares of preferred stock. The Board of Directors has the authority to establish all rights and terms with respect to the preferred stock without future vote or action by the shareholders.

    INITIAL PUBLIC OFFERING AND CONVERSION OF PREFERRED STOCK:

    In April 1996, the Company and a principal stockholder issued 2,500,000 and 150,000 shares of common stock, respectively, in an initial public offering. In connection with the initial public offering, all outstanding shares of preferred stock were converted into an aggregate of 13,069,857 shares of common stock. Additionally 22,500 shares of common stock were issued upon the net exercise of warrants for preferred stock.

    STOCK OPTION PLAN:

    The Board of Directors has reserved 3,125,000 shares of common stock under its 1996 Stock Option Plan (the "Plan") for issuance to employees and directors of the Company. The 1996 Plan supersedes the 1991 Stock Option Plan.

    Under the terms of the Plan, options may be granted at prices not lower than fair market value at date of grant as determined by the Board of Directors. The options are immediately exercisable upon the vesting, expire ten years from date of grant and the shares issued upon exercise of the options are generally subject to a right of repurchase by the Company upon termination of employment with the Company. Option shares subject to repurchase normally vest at 20% after completing one year of service to the Company and the remaining amount equally over 48 months, until fully vested after five years. Certain shares held by a founder of the Company vest as follows: 20% on date of grant and 6.25% of the remaining shares in equal installments upon the expiration of each three months of service completed thereafter.

                                 POLYCOM, INC.

10. STOCKHOLDERS' EQUITY: (CONTINUED)
    Activity under the Plan is as follows (in thousands, except share and per share data):

                                                                                     OUTSTANDING OPTIONS
                                                                            --------------------------------------
                                                                 SHARES       NUMBER
                                                               AVAILABLE        OF          EXERCISE
                                                               FOR GRANT      SHARES         PRICE         TOTAL
                                                              ------------  -----------  --------------  ---------
Balances, December 31, 1993.................................       395,205      931,980  $  0.01-$0.225  $     126
  Options granted...........................................      (422,775)     422,775  $        0.225         95
  Options exercised.........................................       --          (385,206) $  0.01-$0.225        (60)
  Options canceled..........................................       156,520     (156,520) $  0.01-$0.225        (26)
                                                              ------------  -----------                  ---------
Balances, December 31, 1994.................................       128,950      813,029  $  0.01-$0.225        135
  Options reserved..........................................       601,971
  Options granted...........................................      (820,819)     820,819  $  0.225-$4.75      1,062
  Options exercised.........................................       --          (720,591) $   0.01-$1.00       (205)
  Options canceled..........................................       112,382     (112,382) $   0.01-$2.00        (19)
                                                              ------------  -----------                  ---------
Balances, December 31, 1995.................................        22,484      800,875  $   0.01-$4.75        973
  Options reserved..........................................     2,361,072
  Options granted...........................................    (1,035,829)   1,035,829  $   4.75-$9.00      7,049
  Options exercised.........................................       --          (138,738) $   0.15-$7.20        (68)
  Options canceled..........................................       202,803     (202,803) $   0.15-$9.00       (705)
                                                              ------------  -----------                  ---------
Balances, December 31, 1996.................................     1,550,530    1,495,163  $   0.01-$9.00  $   7,249
                                                              ------------  -----------                  ---------
                                                              ------------  -----------                  ---------

    At December 31, 1996, 1,951,821 outstanding options were vested and 216,359 shares of common stock acquired under the Plan were subject to repurchase.

    Consistent with the provisions of SFAS No. 123, the Company's net income or loss and net income or loss per share would have been adjusted to the pro forma amounts indicated below (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS):

                                                                          1996       1995
                                                                        ---------  ---------
Net income (loss)--as reported........................................  $   1,483  $  (1,602)
Net income (loss)--pro forma..........................................  $     572  $  (1,690)
Net income (loss) per share--as reported..............................  $    0.08  $   (0.37)
Net income (loss) per share--pro forma................................  $    0.03  $   (0.39)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes model with the following weighted average assumptions by subgroup:

                                                              GROUP A          GROUP B
                                                          ---------------  ---------------
Risk-free interest rate.................................       4.98%-6.70%      4.98%-6.70%
Expected life...........................................                2                1
Expected dividends......................................        --               --
Expected volatility.....................................        0.50-0.88        0.50-0.88

    The weighted average expected life was calculated based on the vesting period and the exercise behavior of each subgroup. Group A represents higher paid employees, while Group B represents lower

                                 POLYCOM, INC.

10. STOCKHOLDERS' EQUITY: (CONTINUED)
paid employees. The risk-free interest rate was calculated in accordance with the grant date and expected life calculated for each subgroup.

    The options outstanding and currently exercisable by exercise price at December 31, 1996 are as follows:

                  OPTIONS OUTSTANDING                        OPTIONS CURRENTLY
--------------------------------------------------------        EXERCISABLE
                               WEIGHTED                   ------------------------
                                AVERAGE       WEIGHTED                  WEIGHTED
                               REMAINING       AVERAGE                   AVERAGE
  EXERCISE       NUMBER       CONTRACTUAL     EXERCISE    EXERCISABLE   EXERCISE
    PRICE      EXERCISABLE       LIFE           PRICE       NUMBER        PRICE
-------------  -----------  ---------------  -----------  -----------  -----------
 $0.15-$0.34      325,767           7.53      $    0.23      325,767    $    0.23
 $1.00-$4.88      261,496           8.90      $    3.41      228,746    $    3.20
 $6.13-$6.13      325,050           9.85      $    6.13       --           --
 $6.25-$6.38      339,750           9.62      $    6.34       --           --
 $7.20-$9.00      243,100           9.32      $    8.78       58,600    $    8.18

    WARRANTS:

    The Company had issued warrants to purchase up to 17,500 shares of Series A preferred stock and 8,333 shares of Series B preferred stock as partial consideration to obtain equipment lines of credit. The warrants for Series A and Series B preferred stock were all exercised in conjunction with the Initial Public Offering. There were no warrants outstanding as of December 31, 1996.

11. INCOME TAXES:

    The Company's tax provision differs from the provision computed using statutory increased tax rates as follow (in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                             -------------------------------
                                                               1996       1995       1994
                                                             ---------  ---------  ---------
Federal tax at statutory rate..............................  $     541  $    (545) $  (1,007)
Permanent difference due to non-deductible expenses........         23         21          9
Foreign taxes..............................................         45     --         --
State taxes, net of federal benefit........................         93        (98)      (181)
Research credit............................................       (197)      (254)      (360)
Net operating losses and research credits not benefited
  (benefited)..............................................       (460)       876      1,539
Alternative minimum tax....................................         63     --         --
                                                             ---------  ---------  ---------
                                                             $     108  $  --      $  --
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

                                 POLYCOM, INC.

11. INCOME TAXES: (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are presented below (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                         -------------------------------
                                                           1996       1995       1994
                                                         ---------  ---------  ---------
Fixed assets, principally due to differences in
  depreciation.........................................  $     141  $    (105) $      23
Other accrued liabilities..............................      1,127      1,089        451
State taxes (net of federal benefit)...................        239        179         40
Capitalized research expenditures......................        419        547        293
Net operating loss carryforwards.......................      2,190      2,835      3,031
Tax credit carryforwards...............................      1,200        943        510
Valuation allowance....................................     (5,316)    (5,488)    (4,348)
                                                         ---------  ---------  ---------
Net deferred tax asset.................................  $  --      $  --      $  --
                                                         ---------  ---------  ---------
                                                         ---------  ---------  ---------

    Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax assets. The valuation allowance decreased in 1996 by $172,000 and increased $1,140,000 and $1,344,100 in 1995 and 1994, respectively.

    As of December 31, 1996, the Company has federal tax net operating loss carryforwards for tax purposes of approximately $6,400,000 and Federal tax credit carryforwards of $790,000. These net operating loss carryforwards expire in the years 2007 through 2009 and the tax credit carryforwards expire in the years 2007 through 2011. The Company has a state net operating loss carryover of approximately $164,000 which expires in 2001, and state tax credit carryforwards of approximately $410,000, which expires in the years 2007 through 2011.

    The future utilization of the Company's net operating loss carryforwards may be subject to certain limitations upon certain changes in ownership.

12. NOTES RECEIVABLE FROM STOCKHOLDERS:

    During 1996, 1995 and 1994, the Company issued five notes receivable for purchases of common stock under its stock option plan totaling $17,000, $154,000 and $9,000, respectively. As of December 31, 1996, the remaining balance of these notes was $29,000. The loans bear interest ranging from 6.25% to 7.53% per annum and mature from July 2004 to July 2005.

                                 POLYCOM, INC.

13. BUSINESS SEGMENT INFORMATION:

    The Company operates in one industry segment and markets its products in North America and in foreign countries through its own direct sales organization and resellers. The Company's export net revenues are all denominated in U.S. dollars, and are summarized as follows (in thousands):

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1996       1995       1994
                                                               ---------  ---------  ---------
Europe.......................................................  $   5,159  $   3,560  $   1,984
Asia Pacific and rest of world...............................      3,399      2,391      1,529
                                                               ---------  ---------  ---------
                                                               $   8,558  $   5,951  $   3,513
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Individual customers which comprise 10% or more of the Company's net revenues are as follows:

CUSTOMERS:                                                                     1995       1994
---------------------------------------------------------------------------  ---------  ---------
A..........................................................................         11%        14%
B..........................................................................     --             11
                                                                                   ---        ---
                                                                                    11%        25%
                                                                                   ---        ---
                                                                                   ---        ---

    During 1996, there were no individual customers which comprised 10% or more of the Company's net revenues.

                                 POLYCOM, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                      SEPTEMBER 30,  ------------
                                                                                          1997
                                                                                      -------------
                                                                                       (UNAUDITED)
                                                     ASSETS
Current assets:
  Cash and cash equivalents.........................................................   $    16,664    $    9,548
  Short-term investments............................................................         1,752        10,101
  Accounts receivable, net of allowance for doubtful accounts of $438 at September
    30, 1997 and $443 at December 31, 1996..........................................         7,395         6,965
  Inventories.......................................................................         9,023         7,458
  Other current assets..............................................................         1,180           384
                                                                                      -------------  ------------
    Total current assets............................................................        36,014        34,456
Fixed assets, net...................................................................         3,647         3,164
Other assets........................................................................           359           100
                                                                                      -------------  ------------
      Total assets..................................................................   $    40,020    $   37,720
                                                                                      -------------  ------------
                                                                                      -------------  ------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................................   $     6,900    $    4,307
  Accrued and other current liabilities.............................................         2,657         2,192
                                                                                      -------------  ------------
    Total current liabilities.......................................................         9,557         6,499
                                                                                      -------------  ------------
Stockholders' equity:
  Common stock......................................................................            10            10
  Additional paid-in capital........................................................        42,828        42,521
  Notes receivable from stockholders................................................           (22)          (29)
  Accumulated deficit...............................................................       (12,353)      (11,281)
                                                                                      -------------  ------------
    Total stockholders' equity......................................................        30,463        31,221
                                                                                      -------------  ------------
      Total liabilities and stockholders' equity....................................   $    40,020    $   37,720
                                                                                      -------------  ------------
                                                                                      -------------  ------------

   The accompanying notes are an integral part of these financial statements.

                                 POLYCOM, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            THREE MONTHS ENDED            NINE MONTHS ENDED
                                                       ----------------------------  ----------------------------
                                                       SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,
                                                           1997           1996           1997           1996
                                                       -------------  -------------  -------------  -------------
Net revenues.........................................    $  12,507      $   9,502      $  34,517      $  26,990
Cost of net revenues.................................        6,755          4,619         18,556         12,678
                                                       -------------  -------------  -------------  -------------
    Gross profit.....................................        5,752          4,883         15,961         14,312
                                                       -------------  -------------  -------------  -------------
Operating expenses:
  Sales and marketing................................        2,724          2,245          8,110          6,515
  Research and development...........................        2,167          1,930          6,768          5,723
  General and administrative.........................          917            552          2,370          1,590
  Acquisition expenses...............................          133         --                473         --
                                                       -------------  -------------  -------------  -------------
    Total operating expenses.........................        5,941          4,727         17,721         13,828
                                                       -------------  -------------  -------------  -------------
Operating income/(loss)..............................         (189)           156         (1,760)           484

Interest income, net.................................          233            292            785            516
Other expense, net...................................           30             23             97             52
                                                       -------------  -------------  -------------  -------------
Net income/(loss)....................................    $      14      $     425      $  (1,072)     $     948
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Net income/(loss) per share..........................    $    0.00      $    0.02      $   (0.06)     $    0.05
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Weighted average shares outstanding..................       19,783         19,833         19,053         18,657
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                                 POLYCOM, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                           NINE MONTHS ENDED
                                                                                      ----------------------------
                                                                                      SEPTEMBER 30,  SEPTEMBER 30,
                                                                                          1997           1996
                                                                                      -------------  -------------
Cash flows from operating activities:
Net income/(loss)...................................................................   $    (1,072)   $       948
  Adjustments to reconcile net income/(loss) to net cash provided by/(used in)
    operating activities:
  Depreciation and amortization.....................................................         1,354          1,112
  Provision for excess and obsolete inventories.....................................           493            205
  Changes in assets & liabilities:
    Accounts receivable.............................................................          (430)        (2,669)
    Inventories.....................................................................        (2,058)        (1,927)
    Prepaid expenses and other assets...............................................        (1,055)          (198)
    Accounts payable................................................................         2,593            562
    Accrued and other liabilities...................................................           465            427
                                                                                      -------------  -------------
Net cash provided by/(used in) operating activities                                            290         (1,540)
                                                                                      -------------  -------------
Cash flows from investing activities:
  Acquisition of fixed assets.......................................................        (1,837)        (1,044)
  Proceeds from sale and maturity of short term investments.........................        11,154        116,027
  Purchases of short term investments...............................................        (2,805)      (132,694)
                                                                                      -------------  -------------
Net cash provided by/(used in) investing activities.................................         6,512        (17,711)
                                                                                      -------------  -------------
Cash flows from financing activities:
  Proceeds from issuance of notes payable...........................................       --               2,974
  Repayment of notes payable and capital leases.....................................       --              (5,966)
  Proceeds from issuance of common stock, net of repurchases........................           307         19,920
  Proceeds from repayment of notes receivable from stockholders.....................             7             60
                                                                                      -------------  -------------
Net cash provided by financing activities...........................................           314         16,988
                                                                                      -------------  -------------
Net increase/(decrease) in cash and cash equivalents................................         7,116         (2,263)
Cash and cash equivalents, beginning of year........................................         9,548          3,539
                                                                                      -------------  -------------
Cash and cash equivalents, end of period............................................   $    16,664    $     1,276
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Supplemental disclosure of cash flow information:
  Cash paid for interest............................................................   $   --         $       108
Supplemental schedule of noncash investing and financing:
  Fixed assets financed by notes payable............................................   $   --         $       329
  Common stock issued for notes from shareholders...................................   $   --         $        17

   The accompanying notes are an integral part of these financial statements.

                                 POLYCOM, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The condensed consolidated balance sheet as of September 30, 1997 and the condensed consolidated statements of operations for the three and nine month periods ending September 30, 1997 and 1996 and condensed consolidated statements of cash flows for the nine month periods ending September 30, 1997 and 1996, have been prepared by the Company without audit.

    The preparation of financial statements in conformity with United States' generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

    In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at September 30, 1997 and for all periods presented have been made. The condensed consolidated balance sheet at December 31, 1996 has been derived from the audited financial statements at that date.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission rules and regulations. These condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Report on Form 10-K dated March 26, 1997, as amended on May 6, 1997, and filed with the Securities and Exchange Commission.

    The Company uses a 52-53 week fiscal year. Each reporting period ends on the last Sunday of a month. As a result, a fiscal year may not end as of the same day as the calendar period. For convenience of presentation, the accompanying consolidated financial statements have been shown as ending on September 30 and December 31 of each applicable period.

    This Report on Form 10-Q contains forward looking statements that involve risks and uncertainties, including possible fluctuations in quarterly results; the market acceptance of ShowStation and the risks associated with this emerging market; the acceptance of SoundPoint, SoundStation Premier and other new products; the timely launch of the color ShowStation product; the success of the manufacturing transfer of the SoundStation Premier product line; the impact of competitive products and pricing; the completion of the potential merger with ViaVideo Communications, Inc. and the risks associated with integrating the two companies; the profitability of the videoconferencing division; and the other risks detailed from time to time in the Company's SEC reports, including the Form 10-K dated March 26, 1997, as amended on May 6, 1997, and the Form 10-Qs.

                                 POLYCOM, INC.

                                  (UNAUDITED)

2. INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined in a manner which approximates the first-in, first-out ("FIFO") method. Inventories consisted of the following (in thousands):

                                                                       SEPTEMBER 30,   DEC 31,
                                                                           1997         1996
                                                                       -------------  ---------
Raw Materials........................................................    $   4,471    $   3,252
Finished Goods.......................................................        4,552        4,206
                                                                            ------    ---------
                                                                         $   9,023    $   7,458
                                                                            ------    ---------
                                                                            ------    ---------

3. BANK LINE OF CREDIT

    On October 31, 1997, the Company signed an agreement with Silicon Valley Bank for a $5.0 million bank revolving line of credit which replaces the line of credit that expired on April 15, 1997 but was extended until July 31, 1997. Borrowings under the line are unsecured and bear interest at the bank's prime rate (currently 8.5%). Borrowings under the line are subject to certain financial covenants and restrictions on indebtedness, equity distributions, financial guarantees, business combinations and other related items. The line expires in October 1999.

4. STOCK OPTION REPRICING

    In March 1997, the Company implemented an option cancellation and regrant program for employees (other than executive officers) holding stock options with exercise prices per share in excess of $4.50. Outstanding options covering an aggregate of 223,200 shares with exercise prices in excess of $4.50 per share were canceled and new options for the same number of shares were granted with an exercise price of $4.375 per share. The new options will vest over a five-year period beginning on March 5, 1997.

5. PER SHARE INFORMATION

    Net income/(loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of shares issuable upon the exercise of stock options, using the treasury stock method. Common stock issued under a stock option plan which are subject to repurchase are excluded from shares issued in the computation of net loss per share as their effect is antidilutive.

6. RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). SFAS No. 128 establishes a different method of computing net income/(loss) per share than is currently required under Accounting Principles Board Opinion No.
15. Under SFAS No. 128, the Company will be required to present both basic net income/ (loss) per share and diluted net income/(loss) per share. Basic and diluted net loss per share is expected to approximate the currently presented net loss per share. However, basic net income per share is expected to be higher than net income per share as currently computed because the effect of dilutive stock options will not be considered in computing basic net income per share. Diluted net income per share is expected to be comparable to the currently presented net income per share. The Company will adopt SFAS No. 128 in its

                                 POLYCOM, INC.

                                  (UNAUDITED)

6. RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED) fiscal quarter ending December 31, 1997 and at that time all historical net income/(loss) per share data will be restated to conform to the provisions of SFAS No. 128.

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The impact of adopting SFAS No. 130, which is effective for the Company in 1998, has not been determined.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operation decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements would be provided. SFAS No. 131 is effective for the Company in 1998 and the impact of adoption has not been determined.

7. FIRST AGREEMENT WITH 3M

    In March 1997, the Company entered into a joint marketing and development agreement with Minnesota Mining and Manufacturing Company (3M). Under the agreement, 3M provides $3.0 million in funding to Polycom for certain deliverables related to the development of dataconferencing products and may also provide shared technology resources for the development of future products. Through September 30, 1997, Polycom recorded $3.0 million as revenue, $1.0 million in each of the first three quarters of 1997, based on delivery of the items specified in the contract. The amounts recognized as revenue approximates the amount that would have been recognized using the percentage of completion methodology. Additionally, Polycom will grant 3M exclusive private-label rights in certain distribution channels to the products developed under this agreement subject to certain minimum volumes. Further, 3M received warrants to purchase up to 2,000,000 shares of the Company's common stock at an exercise price of $7.50 per share. The warrants expire in March 1999, which may be extended until March 2000 depending on the delivery of Polycom's first product developed under the agreement. The warrants were valued using the Black-Scholes model and were determined to have an insignificant impact for financial reporting purposes. 3M also has certain rights of first offer under its stock warrant agreement with Polycom which will give 3M the right, for a period of 45 days after the effective time of the Merger, to purchase approximately 950,000 shares of Polycom Common Stock at a purchase price of $7.50 per share.

8. SECOND AGREEMENT WITH 3M

    In June 1997, the Company entered into a second joint marketing and development agreement with Minnesota Mining and Manufacturing Company (3M). Under this agreement, 3M provides $2.5 million in funding to Polycom for certain deliverables related to the development of videoconferencing products and may also provide shared technology resources for the development of future products. Polycom will grant 3M exclusive private-label rights in certain distribution channels to the products developed under this agreement.

                                 POLYCOM, INC.

                                  (UNAUDITED)

9. RELATED PARTY TRANSACTION

    In March 1997, the Company loaned $250,000 to an officer of the Company under the terms of a note receivable which is due in March 2002. The note is secured by shares of the Company's stock owned by the officer.

10. LEASE COMMITMENTS

    On May 12, 1997, the Company entered into a three year operating lease for 19,890 square feet of a building in Livermore, California. The space is being used as the Company's distribution and repair center. The lease associated with this building will expire on May 31, 2000 and the minimum annual payments under this lease are as follows: 1997--$69,615; 1998--$126,302; 1999--$138,235;
2000--$59,670.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
ViaVideo Communications, Inc.

We have audited the accompanying balance sheet of ViaVideo Communications, Inc. ("ViaVideo") (a Company in the development stage), formerly known as What a View Software, Inc., as of December 31, 1996 and the related statements of operations, changes in stockholders' equity and cash flows for the period from September 10, 1996 ("inception") to December 31, 1996. These financial statements are the responsibility of ViaVideo's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ViaVideo (a Company in the development stage) as of December 31, 1996, and the results of its operations and its cash flows for the period from inception to December 31, 1996, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand LLP

Austin, Texas
August 21, 1997

                         VIAVIDEO COMMUNICATIONS, INC.
                 (FORMERLY KNOWN AS WHAT A VIEW SOFTWARE, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEETS

                                                                                      DECEMBER 31,
                                                                                          1996
                                                                                      ------------  SEPTEMBER 30,
                                                                                                        1997
                                                                                                    -------------
                                                                                                     (UNAUDITED)
                                                     ASSETS

Current assets:
  Cash and cash equivalents.........................................................  $ 1,704,936   $  4,589,207
  Inventory.........................................................................      --             202,222
  Prepaids and other current assets.................................................       12,065        239,985
                                                                                      ------------  -------------
      Total current assets..........................................................    1,717,001      5,031,414
Property and equipment:
  Furniture and fixtures............................................................        3,966          8,029
  Equipment.........................................................................       65,004        584,345
  Leasehold improvements............................................................      --              22,111
                                                                                      ------------  -------------
                                                                                           68,970        614,485
  Less accumulated depreciation.....................................................       (4,171 )      (60,306 )
                                                                                      ------------  -------------
    Net property and equipment......................................................       64,799        554,179
Other assets, net...................................................................        7,747        --
                                                                                      ------------  -------------
      Total assets..................................................................  $ 1,789,547   $  5,585,593
                                                                                      ------------  -------------
                                                                                      ------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Line of credit....................................................................  $    50,000   $    400,000
  Accounts payable..................................................................       34,517      1,124,060
  Accrued expenses..................................................................       65,291        431,821
                                                                                      ------------  -------------
      Total current liabilities.....................................................      149,808      1,955,881
                                                                                      ------------  -------------
Commitments and contingencies (Notes 4 and 10)
Stockholders' equity:
  Convertible preferred stock, $.001 par value, 5,000,000 and 6,000,000 shares authorized, respectively
    Series A preferred, 2,019,448 and 2,574,310 shares issued and outstanding, respectively, aggregate liquidation preference of $2,019,448 and $2,574,310,
      respectively..................................................................        2,019          2,574
    Series B preferred, 2,333,334 shares issued and outstanding at September 30,
      1997, aggregate liquidation preference of $7,000,002..........................      --               2,333
  Common stock, $.001 par value, 8,000,000 and 14,000,000 shares authorized,
    respectively, 2,190,554 shares issued and outstanding...........................        2,191          2,191
  Additional paid-in capital........................................................    1,993,004      9,513,758
  Deficit accumulated during the development stage..................................     (357,475 )   (5,891,144 )
                                                                                      ------------  -------------
    Total stockholders' equity......................................................    1,639,739      3,629,712
                                                                                      ------------  -------------
      Total liabilities and stockholders' equity....................................  $ 1,789,547   $  5,585,593
                                                                                      ------------  -------------
                                                                                      ------------  -------------

   The accompanying notes are an integral part of these financial statements.

                         VIAVIDEO COMMUNICATIONS, INC.
                 (FORMERLY KNOWN AS WHAT A VIEW SOFTWARE, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS

                                                                     FOR THE
                                                                   PERIOD FROM                      CUMULATIVE
                                                                  SEPTEMBER 10,                      FOR THE
                                                                      1996          FOR THE        PERIOD FROM
                                                                   (INCEPTION)    NINE MONTHS     SEPTEMBER 10,
                                                                       TO            ENDED             1996
                                                                  DECEMBER 31,   SEPTEMBER 30,    (INCEPTION) TO
                                                                      1996           1997       SEPTEMBER 30, 1997
                                                                  -------------  -------------  ------------------
                                                                                            (UNAUDITED)
Operating expenses:
  Research and development......................................   $   307,576    $ 3,357,691     $    3,665,267
  Sales and marketing...........................................       --           1,044,745          1,044,745
  Manufacturing start-up........................................       --             212,916            212,916
  General and administrative....................................        61,751      1,026,061          1,087,812
                                                                  -------------  -------------  ------------------
        Total operating expenses................................       369,327      5,641,413          6,010,740
                                                                  -------------  -------------  ------------------

Operating loss..................................................      (369,327)    (5,641,413)        (6,010,740)

Other income (expense):
  Interest expense..............................................          (650)       (12,239)           (12,889)
  Interest income...............................................        12,502        119,983            132,485
                                                                  -------------  -------------  ------------------
        Net loss                                                   $  (357,475)   $(5,533,669)    $   (5,891,144)
                                                                  -------------  -------------  ------------------
                                                                  -------------  -------------  ------------------

   The accompanying notes are an integral part of these financial statements.

                         VIAVIDEO COMMUNICATIONS, INC.
                 (FORMERLY KNOWN AS WHAT A VIEW SOFTWARE, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
    FOR THE PERIOD FROM SEPTEMBER 10, 1996 (INCEPTION) TO DECEMBER 31, 1996
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                               PREFERRED                 COMMON          ADDITIONAL                    TOTAL
                                         ----------------------  ----------------------    PAID-IN    ACCUMULATED   STOCKHOLDERS'
                                          SHARES      AMOUNT      SHARES      AMOUNT       CAPITAL      DEFICIT        EQUITY
                                         ---------  -----------  ---------  -----------  -----------  ------------  ------------
Issuance of founders stock, September
  10, 1996.............................                          2,160,030   $   2,160    $  (1,160)                 $    1,000
Issuance of shares of Series A
  preferred stock at $1 per share, net
  of issuance costs, on October 24,
  1996.................................  1,960,000   $   1,960                            1,931,754                   1,933,714
Conversion of promissory note into
  common and preferred shares at $0.10
  and $1 per share, respectively, on
  October 24, 1996.....................     59,448          59      30,524          31       62,410                      62,500
Net loss...............................                                                                $ (357,475)     (357,475)
                                         ---------  -----------  ---------  -----------  -----------  ------------  ------------
Balance, December 31, 1996.............  2,019,448       2,019   2,190,554       2,191    1,993,004      (357,475)    1,639,739
Issuance of shares of Series A
  preferred stock at $1 per share, on
  January 29, 1997 (unaudited).........     40,000          40                               39,960                      40,000
Issuance of shares of Series A
  preferred stock at $1 per share, net
  of issuance costs, on April 4, 1997
  (unaudited)..........................    514,862         515                              508,588                     509,103
Issuance of shares of Series B
  preferred stock at $3 per share, net
  of issuance costs, on May 28, 1997
  (unaudited)..........................  2,333,334       2,333                            6,969,974                   6,972,307
Issuance of non-qualified options on
  August 27, 1997 (unaudited)..........                                                       2,232                       2,232
Net loss (unaudited)...................                                                                (5,533,669)   (5,533,669)
                                         ---------  -----------  ---------  -----------  -----------  ------------  ------------
Balance, September 30, 1997
  (unaudited)..........................  4,907,644   $   4,907   2,190,554   $   2,191    $9,513,758   $(5,891,144)  $3,629,712
                                         ---------  -----------  ---------  -----------  -----------  ------------  ------------
                                         ---------  -----------  ---------  -----------  -----------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                         VIAVIDEO COMMUNICATIONS, INC.
                 (FORMERLY KNOWN AS WHAT A VIEW SOFTWARE, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                     FOR THE
                                                                   PERIOD FROM                      CUMULATIVE
                                                                  SEPTEMBER 10,                      FOR THE
                                                                      1996                         PERIOD FROM
                                                                   (INCEPTION)   FOR THE NINE     SEPTEMBER 10,
                                                                       TO        MONTHS ENDED          1996
                                                                  DECEMBER 31,   SEPTEMBER 30,    (INCEPTION) TO
                                                                      1996           1997       SEPTEMBER 30, 1997
                                                                  -------------  -------------  ------------------
                                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net loss......................................................   $  (357,475)   $(5,533,669)    $   (5,891,144)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...............................         4,735         75,135             79,870
    Loss on write-off of assets.................................       --             102,693            102,693
    Issuance of non-qualified options...........................       --               2,232              2,232
    Changes in assets and liabilities:
      Prepaids and other current assets.........................       (12,065)      (227,920)          (239,985)
      Inventory.................................................       --            (202,222)          (202,222)
      Accounts payable and accrued expenses.....................        99,808      1,456,073          1,555,881
                                                                  -------------  -------------  ------------------
        Net cash used in operating activities...................      (264,997)    (4,327,678)        (4,592,675)
                                                                  -------------  -------------  ------------------
Cash flows from investing activities:
  Purchases of property and equipment...........................       (68,970)      (659,461)          (728,431)
  Other expenditures............................................        (8,311)       --                  (8,311)
                                                                  -------------  -------------  ------------------
        Net cash used in investing activities...................       (77,281)      (659,461)          (736,742)
                                                                  -------------  -------------  ------------------
Cash flows from financing activities:
  Net borrowings on line of credit..............................        50,000        350,000            400,000
  Proceeds from issuance of convertible promissory note.........        62,500        --                  62,500
  Proceeds from issuance of common stock........................         1,000        --                   1,000
  Proceeds from issuance of preferred stock.....................     1,933,714      7,521,410          9,455,124
                                                                  -------------  -------------  ------------------
        Net cash provided by financing activities...............     2,047,214      7,871,410          9,918,624
                                                                  -------------  -------------  ------------------
Net increase in cash and cash equivalents.......................     1,704,936      2,884,271          4,589,207

Cash and cash equivalents at beginning of period................       --           1,704,936           --
                                                                  -------------  -------------  ------------------
Cash and cash equivalents at end of period......................   $ 1,704,936    $ 4,589,207     $    4,589,207
                                                                  -------------  -------------  ------------------
                                                                  -------------  -------------  ------------------
Supplemental cash flow information:
  Interest paid.................................................   $       230    $     9,559     $        9,789
  Non-cash financing activities:
    Conversion of promissory note for common stock..............   $     3,052        --          $        3,052
    Conversion of promissory note for preferred stock...........   $    59,448        --          $       59,448

   The accompanying notes are an integral part of these financial statements.

                         VIAVIDEO COMMUNICATIONS, INC.
                 (FORMERLY KNOWN AS WHAT A VIEW SOFTWARE, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

    ViaVideo Communications, Inc. ("ViaVideo"), a Delaware corporation, formerly known as What a View Software, Inc., was founded on September 10, 1996. ViaVideo is developing videoconferencing hardware and software that incorporates patented technology. ViaVideo's products will allow businesses to conduct face-to-face meetings among dispersed groups without the cost and inconvenience of traveling to remote locations. ViaVideo intends to market its videoconferencing products through various worldwide distribution channels and broadly target businesses that have a need for meeting and communicating with employees, other individuals or organizations in remote locations.

    ViaVideo is devoting substantially all of its present efforts to the design, testing, production and marketing of its initial product, and to the establishment of its business. To date ViaVideo has not recognized any revenue from the sale of any products, licenses, services or merchandise. ViaVideo has incurred losses from operations since inception. Accordingly, ViaVideo is a development stage enterprise as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises."

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    CASH EQUIVALENTS

    For the purpose of the statement of cash flows, ViaVideo's management considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for normal maintenance of property and equipment are charged against income as incurred. Expenditures which significantly extend the useful lives of the assets are capitalized. The costs of assets retired or otherwise disposed of and the related accumulated depreciation balance are removed from the accounts and any resulting gain or loss is included in income. Equipment is depreciated over three years using the straight-line method and furniture and fixtures are depreciated over five years using the straight-line method.

    RESEARCH AND DEVELOPMENT

    Research and development costs are charged to operations as incurred.

                         VIAVIDEO COMMUNICATIONS, INC.
                 (FORMERLY KNOWN AS WHAT A VIEW SOFTWARE, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INCOME TAXES

    ViaVideo accounts for its income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," under which deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the assets or liabilities from period to period.

    NEW ACCOUNTING STANDARDS

    In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128 "Earnings per Share" and No. 129 "Disclosure of Information about Capital Structure." SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share and is designed to improve earnings per share information by simplifying the existing computational guidelines and revising the previous disclosure requirements. SFAS No. 129 consolidates the existing disclosure requirements to disclose certain information about an entity's capital structure. Both statements are effective for periods ending after December 15, 1997.

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements
 . SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

    Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Restated Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997.

    Management does not believe the implementation of these recent accounting pronouncements will have a material effect on its financial statements.

3. CONCENTRATIONS OF CREDIT RISK:

    ViaVideo's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and letters of credit. ViaVideo's cash and cash equivalents are maintained in demand deposit accounts and investment accounts with financial institutions in amounts that may exceed federally insured limits and are invested in securities of the United States government. Management does not believe there is undue risk of loss inasmuch as, in management's opinion, the financial institutions in which cash is deposited are high credit quality institutions and the securities are obligations of the United States government. However, management estimates that approximately $144,000 and $4,621,000 of its cash and cash equivalent balances at December 31, 1996 and September 30, 1997, respectively, were not covered by federal insurance programs or obligations of the United States government, and therefore, were subject to potential loss.

                         VIAVIDEO COMMUNICATIONS, INC.
                 (FORMERLY KNOWN AS WHAT A VIEW SOFTWARE, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. CONCENTRATIONS OF CREDIT RISK: (CONTINUED)
    During May 1997, a bank issued a standby letter of credit to one of ViaVideo's major suppliers for $335,000. The letter of credit expires in April 1998 and is collateralized by ViaVideo's certificate of deposit for a similar amount deposited with the bank. Also, during August 1997, a bank issued a standby letter of credit to one of ViaVideo's major suppliers for $75,000. The letter of credit expires in July 1998 and is collateralized by ViaVideo's certificate of deposit for a similar amount deposited with the bank. As of September 30, 1997, the suppliers had not made any draws against the letters of credit.

4. COMMITMENTS:

    ViaVideo leases its facilities and certain other equipment for its operations. Rental expense for the period from September 10, 1996 (inception) to December 31, 1996 and the nine months ended September 30, 1997 was $12,015 and $92,284, respectively. Future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of September 30, 1997 are not significant.

5. INCOME TAXES:

    At December 31, 1996 and September 30, 1997, ViaVideo has net deferred tax assets of approximately $132,000 and $2,093,000, respectively, arising primarily from cumulative net operating loss carryforwards and investment tax credits. In accordance with the provisions of SFAS No. 109, the net deferred tax assets are fully offset by valuation allowances at December 31, 1996 and September 30, 1997 due to uncertainty of realization of the assets, which has resulted in an increase to the valuation account at September 30, 1997 of approximately $1,961,000. At December 31, 1996 and September 30, 1997, ViaVideo had net operating loss carryforwards of approximately $357,000 and $5,881,000, respectively, which expire beginning 2011 through 2012. The difference between ViaVideo's federal income tax at the statutory rate and the effective tax rate is due primarily to the change in the valuation allowance.

6. DEBT:

    ViaVideo has a bank credit agreement which provides for a revolving line of credit of up to $400,000 through May 9, 1997 and up to $750,000 through November 9, 1998. The outstanding balance on the line of credit at December 31, 1996 and September 30, 1997 was $50,000 and $400,000, respectively, with an interest rate equal to the bank's prime rate plus 1.5% and 0.75%, respectively (9.75% and 9.25% at December 31, 1996 and September 30, 1997, respectively). The line of credit is collateralized by substantially all of the assets of ViaVideo. The line of credit agreement includes a term debt provision which allows ViaVideo to convert line of credit advances to term financing for approved equipment purchases made during the period from May 9, 1997 to November 9, 1997. The unpaid principal balance of equipment advances at November 9, 1997 shall be repaid over a term of 36 months. Monthly principal and interest payments on approved equipment advances commence on December 9, 1997. At September 30, 1997, there were no term debt balances under this provision.

    In September 1996, ViaVideo issued a promissory note for $62,500, bearing interest at a rate of 6% per annum and convertible into ViaVideo's capital stock upon completion of an equity financing. The note was converted into 30,524 shares of common stock at a conversion rate of $0.10 per share and 59,448 shares of Series A preferred stock at a conversion rate of $1.00 per share in October 1996.

                         VIAVIDEO COMMUNICATIONS, INC.
                 (FORMERLY KNOWN AS WHAT A VIEW SOFTWARE, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. STOCKHOLDERS' EQUITY:

    PREFERRED STOCK

    ViaVideo's preferred stock consists of Series A and B, which were initially issued in 1996 and 1997, respectively. Of the 6,000,000 shares of preferred stock authorized at September 30, 1997, 2,574,310 shares are designated as Series A and 2,500,000 shares are designated as Series B. The Series A and B preferred stocks have no mandatory dividend requirement and have a liquidation preference to any payment on the common stock of $1 and $3, respectively, per share plus any accrued but unpaid dividends. In the event of the liquidation of ViaVideo prior to May 31, 1998, and after all other liquidation preferences have been paid to the Series A and B preferred stockholders, the Series A preferred stockholders will share ratably, on an as converted basis, in the remaining assets of ViaVideo with the common stockholders, with the Series A preferred stockholders receiving up to an aggregate amount of $3.50 per share and thereafter at a reduced rate equivalent to 50 percent of their ratable share up to an aggregate amount of $4.75 per share. In the event of the liquidation of ViaVideo after May 31, 1998, and after all other liquidation preferences have been paid to the Series A and B preferred stockholders, the Series A and B preferred stockholders will share ratably, on an as converted basis, in the remaining assets of ViaVideo with the common stockholders, with the Series A preferred stockholders receiving up to an aggregate amount of $3.50 per share and thereafter at a reduced rate equivalent to 50 percent of their ratable share up to an aggregate amount of $4.75 per share, and with the Series B preferred stockholders receiving up to an aggregate amount of $9 per share. The Series A and B preferred stocks are not redeemable but may be converted at the option of the holder into common stock at the ratio of one share of preferred stock for one share of common stock, subject to adjustment for dilutive events, with such conversion occurring automatically upon the occurrence of a public offering of ViaVideo's common stock, subject to certain requirements. In effecting such conversion, ViaVideo shall pay any accrued but unpaid dividends on the shares being converted. The Series A and B preferred stocks have voting rights equal to common stock voting rights.

    COMMON STOCK SPLIT

    On October 23, 1996, ViaVideo's Board of Directors approved a 2.16 for 1 stock split of ViaVideo's common stock. Accordingly, all share and share amounts of common stock for all periods presented have been retroactively adjusted to reflect the stock split.

    STOCK OPTION PLAN

    ViaVideo sponsors the 1996 Stock Option/Stock Issuance Plan (the "Plan"), which is a stock-based incentive compensation plan as described below. ViaVideo applies Accounting Principles Board ("APB") Opinion No. 25 and related Interpretations in accounting for the Plan. In 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock-Based Compensation" which, if fully adopted by ViaVideo, would change the method ViaVideo applies in recognizing the cost of the Plan. Adoption of the cost recognition provisions of SFAS No. 123 is optional and ViaVideo has decided not to elect these provisions of SFAS No. 123. However, pro forma disclosures as if ViaVideo adopted the cost recognition provisions of SFAS No. 123 are required, if material.

    The Plan provides for the grant of stock options to officers, key employees and consultants of ViaVideo to purchase shares of ViaVideo's common stock, to receive restricted stock, and to receive stock bonuses. As of December 31, 1996 and September 30, 1997, ViaVideo has reserved 750,000 and 1,350,000

                         VIAVIDEO COMMUNICATIONS, INC.
                 (FORMERLY KNOWN AS WHAT A VIEW SOFTWARE, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. STOCKHOLDERS' EQUITY: (CONTINUED)
shares, respectively, of common stock for grant under the Plan. Options granted may be either incentive stock options or nonqualified stock options, as defined by the Internal Revenue Code. Incentive stock options cannot be granted with an exercise price of less than 100% of the fair market value of the stock or 110% of the fair market value of the stock in the case of a 10% or more stockholder of ViaVideo. The options granted under the Plan are exercisable at anytime on or after the grant date, vest as determined by the Board of Directors of ViaVideo on the grant date and expire 10 years from the grant date. In the event the optionee ceases to provide services to ViaVideo while holding unvested shares, ViaVideo has the right to repurchase the unvested shares at the exercise price. In the event the options granted are forfeited or expire, the shares of common stock subject to those rights will again be available for issuance under the Plan.

    A summary of the status of ViaVideo's stock options as of December 31, 1996 and September 30, 1997, and the changes during the period from September 10, 1996 (inception) to December 31, 1996 and the nine months ended September 30, 1997, is presented below:

                                                                      OPTIONS OUTSTANDING
                                                                 -----------------------------
                                                                             WEIGHTED-AVERAGE
                                                                 NUMBER OF    EXERCISE PRICES
                                                                   SHARES        PER SHARE
                                                                 ----------  -----------------
  Balance, September 10, 1996 (Inception)......................      --
                                                                 ----------
  Balance, December 31, 1996...................................      --
    Granted....................................................   1,167,250      $    0.46
                                                                 ----------
  Balance, September 30, 1997..................................   1,167,250      $    0.46
                                                                 ----------          -----
                                                                 ----------          -----
  Exercisable at December 31, 1996.............................      --
  Exercisable at September 30, 1997............................   1,167,250      $    0.46

The weighted-average fair value of options granted during the nine months ended September 30, 1997 was $0.12. The fair value of each stock option granted during the nine months ended September 30, 1997 is estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield; risk-free interest rate of 6.35%; the expected lives of options are five years.

                     OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
--------------------------------------------------------------  ---------------------------------
                       NUMBER                                          NUMBER
   RANGE OF         OUTSTANDING       WTGD. AVG.   WTGD/ AVG.       EXERCISABLE       WTGD. AVG.
   EXERCISE       AT SEPTEMBER 30,     REMAINING    EXERCISE      AT SEPTEMBER 30,     EXERCISE
    PRICES              1997          CONTR. LIFE     PRICE             1997             PRICE
--------------  --------------------  -----------  -----------  --------------------  -----------
 $.10 - $1.00         1,047,750         10 years    $    0.20          1,047,750       $    0.20
$2.03 - $3.03           119,500         10 years    $    2.78            119,500       $    2.78
    Total             1,167,250         10 years    $    0.46          1,167,250       $    0.46

    During the nine months ended September 30, 1997, ViaVideo did not incur any compensation costs for the Plan under APB Opinion No. 25 and, if ViaVideo had fully adopted SFAS No. 123, the compensation costs that would have been incurred would not have been significant. This may not be

                         VIAVIDEO COMMUNICATIONS, INC.
                 (FORMERLY KNOWN AS WHAT A VIEW SOFTWARE, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. STOCKHOLDERS' EQUITY: (CONTINUED)
indicative of the effect in future periods. ViaVideo anticipates making awards in the future under its stock-based compensation plan.

8. MERGER AGREEMENT:

    On June 11, 1997, ViaVideo entered into a definitive merger agreement with Polycom, Inc. ("Polycom"), a publicly held company. Once all of the conditions for closing have been satisfied by ViaVideo, Polycom will issue 1.183684 shares of Polycom common stock or stock options (subject to adjustment if Polycom's share price exceeds $9.00 at the time of closing) in exchange for each share of ViaVideo's common stock or stock options. In addition, immediately prior to the merger, each share of ViaVideo preferred stock will be converted into one (1) share of ViaVideo common stock. Among the various conditions for closing that must be met by March 31, 1998 are: development and completion of products in compliance with agreed upon specifications, at least $75,000 in product sales, a Polycom share price of at least $3.00 per share, and the ability to account for the merger under the pooling of interests method.

9. SERVICES AGREEMENTS:

    During May 1997, ViaVideo entered into a services agreement with Polycom. At ViaVideo's request, Polycom provides consulting and administrative support services to ViaVideo that are primarily related to research and development, sales, business development and manufacturing. Polycom charges ViaVideo for its actual cost for the services rendered plus 10 percent of its costs. The services agreement will expire when mutually terminated. From May 1997 through September 30, 1997, ViaVideo incurred approximately $284,000 in expenses for services received pursuant to this agreement.

    During July 1997, Polycom entered into a services agreement with ViaVideo. At Polycom's request, ViaVideo will provide consulting and administrative support services to Polycom that are primarily related to marketing, business development, sales engineering, public relations and office space for one of Polycom's employees. ViaVideo charges Polycom for its actual costs for the services rendered plus 10 percent of its costs. The services agreement can be terminated upon 30 days notice from either party. From July 1997 through September 1997, ViaVideo billed Polycom approximately $65,000 for services provided pursuant to this agreement.

10. SUBSEQUENT EVENT:

    LITIGATION

    ViaVideo and its founders, who are former employees of VTEL, are defendants in a lawsuit filed by VTEL in September 1997 whereby VTEL is alleging that ViaVideo and its founders are wrongfully using VTEL's trade secrets and proprietary information and are engaging in other conduct in violation of employment agreements that the founders had signed with VTEL when they were employees of VTEL. The management of ViaVideo believes that these claims are without merit and intends to defend them vigorously. Also, the management of ViaVideo, after consultation with outside legal counsel, believes that the likelihood of an unfavorable outcome arising from the adjudication of this lawsuit is remote. Management has not recorded any liability in the financial statements that may arise from the adjudication of this lawsuit.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                                 POLYCOM, INC.,
                         VENICE ACQUISITION CORPORATION
                                      AND
                         VIAVIDEO COMMUNICATIONS, INC.
                                 JUNE 11, 1997

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
ARTICLE I          THE MERGER..............................................................................        A-1
      1.1          The Merger..............................................................................        A-1
      1.2          Closing; Effective Time.................................................................        A-1
      1.3          Effect of the Merger....................................................................        A-2
      1.4          Certificate of Incorporation; Bylaws....................................................        A-2
      1.5          Directors and Officers..................................................................        A-2
      1.6          Effect on Capital Stock.................................................................        A-2
      1.7          Surrender of Certificates...............................................................        A-4
      1.8          No Further Ownership Rights in Target Capital Stock.....................................        A-5
      1.9          Lost, Stolen or Destroyed Certificates..................................................        A-5
      1.10         Tax and Accounting Consequences.........................................................        A-5
      1.11         Taking of Necessary Action; Further Action..............................................        A-5

ARTICLE II         REPRESENTATIONS AND WARRANTIES OF TARGET................................................        A-6
      2.1          Organization, Standing and Power........................................................        A-6
      2.2          Capital Structure.......................................................................        A-6
      2.3          Authority...............................................................................        A-7
      2.4          Financial Statements....................................................................        A-7
      2.5          Absence of Certain Changes..............................................................        A-8
      2.6          Absence of Undisclosed Liabilities......................................................        A-8
      2.7          Litigation..............................................................................        A-8
      2.8          Restrictions on Business Activities.....................................................        A-8
      2.9          Governmental Authorization..............................................................        A-9
      2.10         Title to Property.......................................................................        A-9
      2.11         Intellectual Property...................................................................        A-9
      2.12         Environmental Matters...................................................................       A-10
      2.13         Taxes...................................................................................       A-11
      2.14         Employee Benefit Plans..................................................................       A-12
      2.15         Certain Agreements Affected by the Merger...............................................       A-13
      2.16         Employee Matters........................................................................       A-13
      2.17         Interested Party Transactions...........................................................       A-14
      2.18         Insurance...............................................................................       A-14
      2.19         Compliance With Laws....................................................................       A-14
      2.20         Minute Books............................................................................       A-14
      2.21         Complete Copies of Materials............................................................       A-14
      2.22         Pooling of Interests....................................................................       A-14
      2.23         Brokers' and Finders' Fees..............................................................       A-14
      2.24         Registration Statement; Proxy Statement/Prospectus......................................       A-14
      2.25         Affiliate's Agreement; Stockholder's Representation Agreement; Irrevocable Proxies......       A-15
      2.26         Vote Required...........................................................................       A-15
      2.27         Board Approval..........................................................................       A-15
      2.28         Inventory...............................................................................       A-15
      2.30         Preliminary Pooling Letter..............................................................       A-16
      2.31         Representations Complete................................................................  A-16

                                                                                                               PAGE
                                                                                                             ---------
ARTICLE III        REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB...............................       A-16
      3.1          Organization, Standing and Power........................................................       A-16
      3.2          Capital Structure.......................................................................       A-17
      3.3          Authority...............................................................................       A-17
      3.4          SEC Documents; Financial Statements.....................................................       A-18
      3.5          Absence of Certain Changes..............................................................       A-18
      3.6          Absence of Undisclosed Liabilities......................................................       A-19
      3.7          Litigation..............................................................................       A-19
      3.8          Restrictions on Business Activities.....................................................       A-19
      3.9          Opinion of Financial Advisor............................................................       A-19
      3.10         Intellectual Property...................................................................       A-19
      3.11         Governmental Authorization..............................................................       A-19
      3.12         Compliance With Laws....................................................................       A-20
      3.13         Pooling of Interests....................................................................       A-20
      3.14         Broker's and Finders' Fees..............................................................       A-20
      3.15         Registration Statement; Proxy Statement/Prospectus......................................       A-20
      3.16         Vote Required...........................................................................       A-20
      3.17         Board Approval..........................................................................       A-20
      3.18         Preliminary Pooling Letter..............................................................       A-20
      3.19         Representations Complete................................................................       A-20

ARTICLE IV         CONDUCT PRIOR TO THE EFFECTIVE TIME.....................................................       A-21
      4.1          Conduct of Business of Acquiror.........................................................       A-21
      4.2          Conduct of Business of Target...........................................................       A-21
      4.3          Limitations on Business of Target.......................................................       A-22
      4.4          No Solicitation.........................................................................       A-24

ARTICLE V          ADDITIONAL AGREEMENTS...................................................................       A-24
      5.1          Proxy Statement/Prospectus; Registration Statement......................................       A-24
      5.2          Meeting of Stockholders.................................................................       A-25
      5.3          Access to Information...................................................................       A-25
      5.4          Confidentiality.........................................................................       A-25
      5.5          Public Disclosure.......................................................................       A-25
      5.6          Consents; Cooperation...................................................................       A-26
      5.7          Pooling Accounting......................................................................       A-27
      5.8          Affiliate Agreements....................................................................       A-27
      5.9          Voting Agreement........................................................................       A-27
      5.10         Legal Requirements......................................................................       A-27
      5.11         Blue Sky Laws...........................................................................       A-27
      5.12         Employee Benefit Plans..................................................................       A-28
      5.13         Escrow Agreement........................................................................       A-28
      5.14         Letter of Acquiror's and Target's Accountants...........................................       A-28
      5.15         Form S-8................................................................................       A-29
      5.16         Stockholder's Representation Agreements.................................................       A-29
      5.17         Listing of Additional Shares............................................................       A-29
      5.18         Employees...............................................................................       A-29
      5.19         Pooling Letters.........................................................................       A-29
      5.20         Indemnification.........................................................................       A-29
      5.21         Reorganization..........................................................................       A-29
      5.22         Expenses................................................................................       A-29

                                                                                                               PAGE
                                                                                                             ---------
      5.23         Termination of Registration Rights......................................................       A-30
      5.24         Services Agreement......................................................................       A-30
      5.25         Employee Benefit Plans..................................................................       A-30
      5.26         Reasonable Commercial Efforts and Further Assurances....................................       A-30

ARTICLE VI         CONDITIONS TO THE MERGER................................................................       A-30
      6.1          Conditions to Obligations of Each Party to Effect the Merger............................       A-30
      6.2          Additional Conditions to Obligations of Target..........................................       A-31
      6.3          Additional Conditions to the Obligations of Acquiror and Merger Sub.....................       A-32

ARTICLE VII        TERMINATION, AMENDMENT AND WAIVER.......................................................       A-34
      7.1          Termination.............................................................................       A-34
      7.2          Effect of Termination...................................................................       A-35
      7.3          Expenses and Termination Fees...........................................................       A-35
      7.4          Amendment...............................................................................       A-36
      7.5          Extension; Waiver.......................................................................       A-37

ARTICLE VIII       ESCROW AND INDEMNIFICATION..............................................................       A-37
      8.1          Escrow Fund.............................................................................       A-37
      8.2          Indemnification.........................................................................       A-37
      8.3          Damage Threshold........................................................................       A-38
      8.4          Escrow Period...........................................................................       A-38
      8.5          Claims upon Escrow Fund.................................................................       A-38
      8.6          Objections to Claims....................................................................       A-38
      8.7          Resolution of Conflicts; Arbitration....................................................       A-39
      8.8          Stockholders' Agent.....................................................................       A-39
      8.9          Actions of the Stockholders' Agent......................................................       A-40
      8.10         Third-Party Claims......................................................................       A-40

ARTICLE IX         GENERAL PROVISIONS......................................................................       A-40
      9.1          Survival at Effective Time..............................................................       A-40
      9.2          Notice..................................................................................       A-40
      9.3          Interpretation..........................................................................       A-41
      9.4          Counterparts............................................................................       A-41
      9.5          Entire Agreement; Nonassignability; Parties in Interest.................................       A-42
      9.6          Severability............................................................................       A-42
      9.7          Remedies Cumulative.....................................................................       A-42
      9.8          Governing Law...........................................................................       A-42
      9.9          Rules of Construction...................................................................       A-42

SCHEDULES

Target Disclosure Schedule
Acquiror Disclosure Schedule

Schedule 1.6             --      Exchange Ratio
Schedule 2.10            --      Target Real Property
Schedule 2.11            --      Target Intellectual Property
Schedule 2.14            --      Target Employee Benefit Plans
Schedule 2.21            --      Material Agreements
Schedule 5.8(a)          --      Target Affiliates
Schedule 5.8(b)          --      Acquiror Affiliates
Schedule 5.9(a)          --      Target Voting Agreement Signatories
Schedule 5.9(b)          --      Acquiror Voting Agreement Signatories
Schedule 5.13            --      Outstanding Options
Schedule 5.18            --      List of Employees
Schedule 6.2(g)          --      Acquiror Third Party Consents
Schedule 6.3(c)          --      Target Third Party Consents

EXHIBITS

Exhibit A                --      Certificate of Merger
Exhibit B-1              --      Target's Affiliate Agreement
Exhibit B-2              --      Acquiror's Affiliate Agreement
Exhibit C-1              --      Target Voting Agreement
Exhibit C-2              --      Acquiror Voting Agreement
Exhibit D                --      FIRPTA Notice
Exhibit E                --      Escrow Agreement
Exhibit F                --      Stockholder's Representation Agreement
Exhibit G-1, et.
  seq.                   --      Form of Employment Agreements
Exhibit H                --      Services Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of June 11, 1997, by and among Polycom, Inc., a Delaware corporation ("Acquiror"), Venice Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Acquiror ("Merger Sub"), and ViaVideo Communications, Inc., a Delaware corporation ("Target").

                                    RECITALS

    A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and stockholders that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

    B. Pursuant to the Merger, among other things, the outstanding shares of Target Common Stock (assuming the conversion of all outstanding Target Preferred Stock into Common Stock prior to the Effective Time, as defined below) shall be converted into shares of Acquiror Common Stock, $.0005 par value ("Acquiror Common Stock"), and all outstanding options to purchase Target Common Stock shall be assumed by Acquiror and shall be exercisable into Acquiror Common Stock at the rate set forth herein. Target Common Stock (assuming the conversion of all outstanding Target Preferred Stock into Common Stock prior to the Effective
Time) and all outstanding options to purchase Target Common Stock shall hereinafter to referred to as Target Capital Stock.

    C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

    D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

    E. The parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletins Topic Two.

    F. Concurrent with the execution of this Agreement and as an inducement to Acquiror and Merger Sub to enter into this Agreement, certain of the affiliates of Target who are stockholders, officers or directors have on the date hereof entered into an agreement to vote the shares of Target's Common Stock owned by such persons to approve the Merger and against any competing proposals.

    NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as EXHIBIT A (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

    1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in

Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time").

    1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

    (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Acquiror, Inc."

    (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

    1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Merger Sub, as in effect immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub, as in effect immediately prior to the Effective Time, shall be the initial officers of the Merger Sub, until their respective successors are duly elected or appointed and qualified.

    1.6 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

        (a) SHARES TO BE ISSUED; CONVERSION OF TARGET COMMON STOCK. The number of shares of Acquiror Common Stock to be issued (including Acquiror Common Stock to be reserved for issuance upon exercise of Target options assumed by Acquiror and all ungranted options under the Target Stock Option Plan, as defined below) in exchange for the acquisition by Acquiror of all outstanding Target Capital Stock and all reserved but ungranted options to acquire Target Common Stock shall be Ten Million (10,000,000) shares of Acquiror Common Stock, reduced as a result of any Dissenting Shares. At the Effective Time, each share of Target Common Stock (assuming the conversion of all outstanding Target Preferred Stock into Common Stock prior to the Effective Time) issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Acquiror Common Stock obtained by dividing Ten Million (10,000,000) by the total amount of shares of Target Capital Stock, plus all reserved but ungranted options to purchase Target Common Stock, issued and outstanding immediately prior to the Effective Time as set forth on SCHEDULE 1.6 hereto (the "Exchange Ratio"). Notwithstanding the foregoing, if, based on the average of the closing prices of Acquiror's Common Stock as quoted on the Nasdaq National Market System for the ten (10) trading days immediately preceding (and including) the second trading day prior to the Effective Time (the "Closing Price"), the product of (x) the total number of shares of Acquiror Common Stock to be issued (including Acquiror Common Stock to be reserved for issuance upon exercise of Target options issued by Acquiror under the Target Stock Option Plan) and (y) the Closing Price (such product defined herein as the "Total Value") exceeds $87,015,303, the Exchange Ratio shall be reduced such that the Total

    Value shall be $87,015,303. The limit on the Total Value herein shall be recalculated in accordance with the preceding formula based upon the total number of shares of Acquiror Common Stock to be issued (including Acquiror Common Stock to be reserved for issuance upon exercise of Target options issued by Acquiror under the Target Stock Option Plan) as calculated immediately prior to the Effective Time; in no event shall the Total Value exceed $90,000,000. No other adjustment shall be made in the Exchange Ratio as a result of any cash proceeds received by Target from the date hereof to the Closing Date pursuant to the exercise of currently outstanding options to acquire Target Common Stock.

        (b)  CANCELLATION OF TARGET COMMON STOCK OWNED BY ACQUIROR OR
    TARGET. At the Effective Time, all shares of Target Common Stock that are owned by Target as treasury stock and each share of Target Common Stock owned by Acquiror or any direct or indirect wholly-owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (c) TARGET STOCK OPTION PLANS. At the Effective Time, Target's 1996 Stock Option/Stock Issuance Plan (the "Target Stock Option Plan") and all options to purchase Target Common Stock then outstanding under the Target Stock Option Plan shall be assumed by Acquiror in accordance with Section 5.13.

        (d) CAPITAL STOCK OF MERGER SUB. At the Effective Time, each share of Common Stock, $.0001 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $.0001 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Common Stock occurring after the date hereof and prior to the Effective Time.

        (f) FRACTIONAL SHARES. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing prices of a share of Acquiror Common Stock for the ten most recent days that Acquiror Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

        (g) DISSENTERS' RIGHTS. Any shares held by persons who have not voted in favor of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights under Delaware Law ("Dissenting Shares") shall not be converted into Acquiror Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Target agrees that, except with the prior written consent of Acquiror, which shall not be unreasonably withheld, or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Stockholder") who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such stockholder of certificate or certificates representing shares of Target Capital Stock, the number of shares of Acquiror Common Stock to which such stockholder would otherwise be entitled under this Section 1.6 and the Certificate of Merger less the number of shares allocable to such stockholder that have been deposited in the Escrow Fund (as defined below) in respect of such shares of Acquiror Common Stock pursuant to Section 2.2(c) and Article VIII hereof.

    1.7  SURRENDER OF CERTIFICATES.

    (a) EXCHANGE AGENT. The First National Bank of Boston shall act as exchange agent (the "Exchange Agent") in the Merger.

    (b) ACQUIROR TO PROVIDE COMMON STOCK AND CASH. Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, (i) the shares of Acquiror Common Stock issuable pursuant to
Section 1.6(a) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time less the number of shares of Acquiror Common Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Article VIII and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(g).

    (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to
Article VIII hereof and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VIII hereof, Acquiror shall cause to be distributed to the Escrow Agent (as defined in Article VIII hereof) a certificate or certificates representing shares of Acquiror Common Stock which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to this Section
1.7. Such shares shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Article VIII. To the extent not used for such purposes, such shares shall be released, all as provided in Article VIII hereof.

    (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

    (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

    (f) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to and in compliance with any applicable abandoned property, escheat or similar law.

    (g) DISSENTING SHARES. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 1.6 hereof.

    1.8 NO FURTHER OWNERSHIP RIGHTS IN TARGET CAPITAL STOCK. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to
Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.10 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of
Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests.

    1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of third respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF TARGET

    In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

    In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters.

    Except as disclosed in a document of even date herewith and delivered by Target to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Target Disclosure Schedule"), Target represents and warrants to Acquiror and Merger Sub as follows:

    2.1 ORGANIZATION, STANDING AND POWER. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Target has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

    2.2 CAPITAL STRUCTURE. The authorized capital stock of Target consists of 14,000,000 shares of Common Stock and 6,000,000 shares of Preferred Stock, of which there were issued and outstanding as of the close of business on June 10, 1997, 2,190,554 shares of Common Stock, 2,574,310 shares of Series A Preferred Stock (the "Series A Preferred") that are convertible into 2,574,310 shares of Common Stock, and 2,333,334 shares of Series B Preferred Stock (the "Series B Preferred") that are convertible into 2,333,334 shares of Common Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after June 10, 1997 other than pursuant to the exercise of options outstanding as of such date under the Target Stock Option Plan. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the close of business on June 10, 1997, Target has reserved (i) 1,350,000 shares of Target Common Stock for issuance to employees, officers, directors and consultants pursuant to the Target Stock Option Plan, of which no shares have been issued pursuant to option exercises or direct stock purchases, 1,069,833 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights. Since June 10, 1997, Target has not (i) issued or granted additional options under the Target Stock Option Plan or (ii) granted additional warrants or options (other than Target Options) to acquire Target Capital Stock. Except for (i) the rights created pursuant to this Agreement and the Target Stock Option Plan, (ii) Target's right to repurchase any unvested shares under the Target Stock Option Plan and (iii) options and warrants referred to in this
Section 2.2, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its stockholders and (ii) to Target's knowledge, between or among any of Target's stockholders, except for the stockholders delivering Irrevocable Proxies (as defined below). The terms of the Target Stock Option Plan permit the assumption or substitution of options or warrants, as applicable, to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Target stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plan have been made available to Acquiror and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Acquiror. All outstanding Target Capital Stock was issued in compliance with all applicable federal and state securities laws.

    2.3 AUTHORITY. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's stockholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Target or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its subsidiaries or any of their properties or assets except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not be reasonably expected to have a Material Adverse Effect on Target. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) the filing with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD") of the Proxy Statement (as defined in Section 2.24) relating to the Acquiror Stockholders Meeting (as defined in Section 2.24) and the Target Stockholders Meeting (as defined in Section 2.24), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and
(v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement or the Option Agreement.

    2.4 FINANCIAL STATEMENTS. Target has delivered to Acquiror its unaudited financial statements for the fiscal year ended December 31, 1996, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at, and for the five-month period ended May 31, 1997 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Target maintains a standard system of accounting established and administered in accordance with generally accepted accounting principles.

    2.5 ABSENCE OF CERTAIN CHANGES. Since May 31, 1997 (the "Target Balance Sheet Date"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or night reasonably be expected to result in, a Material Adverse Effect on Target;
(ii) any acquisition, sale or transfer of any material asset of Target or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (v) any material contract entered into by Target or any of its subsidiaries, other than in the ordinary course of business and as provided to Acquiror, or any material amendment or termination of, or default under, any material contract to which Target or any of its subsidiaries is a party or by which it is bound; (vi) any amendment or change to the Certificate of Incorporation or Bylaws of Target; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees or (viii) any negotiation or agreement by Target to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

    2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended May 31, 1997 (the "Target Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under generally accepted accounting principles, (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

    2.7 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target or any of its subsidiaries, threatened against Target or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target. There is no judgment, decree or order against Target or any of its subsidiaries, or, to the knowledge of Target and its subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in the Target Disclosure Schedule.

    2.8 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement, judgment, injunction, order or decree binding upon Target which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or as proposed to be conducted by Target.

    2.9 GOVERNMENTAL AUTHORIZATION. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's business or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

    2.10 TITLE TO PROPERTY. Target has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target and its subsidiaries that are used in the operations of their businesses are in all material respects in good operating condition and repair subject to reasonable wear and tear. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. SCHEDULE 2.10 identifies each parcel of real property owned or leased by Target.

    2.11  INTELLECTUAL PROPERTY.

    (a) Target owns, licenses or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or currently proposed to be used in the business of Target as currently conducted or as proposed to be conducted by Target, except to the extent that the failure to have such rights have not had and would not reasonably be expected to have a Material Adverse Effect on Target.

    (b) SCHEDULE 2.11 lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered copyrights, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which any person is authorized to use any Intellectual Property of Target, and (iii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which Target is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Target product that is material to its business.

    (c) There is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target, any trade secret material to Target, or any Intellectual Property right of any third party to the extent licensed by or through Target, by any third party, including any employee or former employee of Target. Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in sales invoices arising in the ordinary course of business.

    (d) Target is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on Target.

    (e) All patents, registered trademarks, service marks and copyrights held by Target are valid and subsisting. Target (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacturing, marketing, licensing or sale of its product does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, where such infringement would have a Material Adverse Effect on Target.

    (f) Target has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that Target does not already own by operation of law, the absence of which would have a Material Adverse Effect on Target.

    (g) All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"), owned by Target by or to a third party has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

    2.12  ENVIRONMENTAL MATTERS.

    (a) The following terms shall be defined as follows:

        (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, material, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

        (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

       (iii) "Property" shall mean all real property leased or owned by Target or its subsidiaries either currently or in the past.

        (iv) "Facilities" shall mean all buildings and improvements on the Property of Target or its subsidiaries.

    (b) Except in all cases as, in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect on Target, Target represents and warrants as follows: (i) to Target's knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) to Target's knowledge, all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; and (iii) Target and its subsidiaries have received no written notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety laws; (iv) no notices, administrative actions or suits are pending, or, to Target's knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) to Target's knowledge, neither Target nor its subsidiaries are a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date; (vi) to Target's knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vii) to Target' s knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells; (viii) Target has not deposited, stored, disposed of or located polychlorinated biphenyls (PCB) on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) to Target' s knowledge, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) to Target's knowledge the Facilities and Target's and its subsidiaries uses and activities therein have at all times complied with all Environmental and Safety Laws; and (xi) Target and its subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits.

    2.13  TAXES.

    (a) Target and any consolidated, combined or unitary group for Tax purposes of which Target is or has been a member have timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. The Financial Statements (i) fully accrue all actual and, except in the case of unaudited Financial Statements, contingent liabilities for Taxes with respect to all periods through May 31, 1997 and Target has not and will not incur any Tax liability in excess of the amount reflected on the Financial Statements with respect to such periods. No material Tax liability has accrued or been incurred or will be accrued or incurred by Target for periods after May 31, 1997, through the Effective Time, other than in the ordinary course of business. The Financial Statements and the Target Closing Disclosure Schedule properly reflects the amount of any net operating loss and tax credit carryforwards available with respect to Target and a limitation on the use of such losses or credits, subject to any limitations arising from the Merger. Target has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. No notice of deficiency or similar document of any Tax Authority has been received by Target, and there are no liabilities for Taxes with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to Target, materially and adversely affect the liability of Target for Taxes. There is (i) no material claim for Taxes that is a lien against the property of Target other than liens for Taxes not yet due and payable, (ii) Target has received no notification of any audit of any Tax Return of Target being conducted pending or threatened by a Tax authority, (iii) no extension or waiver of the statute of limitations on the assessment of any Taxes granted by Target and currently in effect, and (iv) no agreement, contract or arrangement to which Target is a party that may result in the payment of any material amount that would not be deductible by reason of Sections 162(m), 280G or 404 of the Code. Target will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Target is not a party to any tax sharing or tax allocation agreement nor does Target owe any amount under any such agreement. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation,) estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes. Target and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax-sparing agreement or order of a foreign government applicable to them and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sparing agreement or order.

    2.14  EMPLOYEE BENEFIT PLANS.

    (a) SCHEDULE 2.14 lists, with respect to Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (together, the "Target Employee Plans").

    (b) Target has furnished to Acquiror a copy of each, if any, of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Target has also furnished Acquiror with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

    (c) (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on Target; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Target, and Target and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans which have a Material Adverse Effect on any parties; (v) all material contributions required to be made by Target or any ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and (vii) no Target Employee Plan is covered by, and neither Target nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(l) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan except as would not have a Material Adverse Effect. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any Target subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

    (d) With respect to each Target Employee Plan, Target has complied with (i) the applicable health care continuation and notice provisions of COBRA and the proposed regulations thereunder and (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target.

    (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

    (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Target or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

    2.15 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target, (ii) materially increase any benefits otherwise payable by Target or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

    2.16 EMPLOYEE MATTERS. Target is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where failure to be in compliance or the engagement in such unfair labor practices would not reasonably be expected to have a Material Adverse Effect on Target. There are no pending claims against Target under any workers compensation plan or policy or for long term disability. Target has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder except for obligations that would not reasonably be expected to have a Material Adverse Effect on Target. There are no proceedings pending or, to the knowledge of Target, threatened, between Target and its employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on Target. Target is not a party to any collective bargaining agreement or other labor unions contract nor does Target know of any activities or proceedings of any labor union to organize any such employees. In addition, Target has provided all employees, with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through the date of this Agreement or that such employee was otherwise promised in their employment agreements with Target.

    2.17 INTERESTED PARTY TRANSACTIONS. Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target.

    2.18 INSURANCE. Target has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    2.19 COMPLIANCE WITH LAWS. Target has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Target.

    2.20 MINUTE BOOKS. The minute books of Target made available to Acquiror contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

    2.21 COMPLETE COPIES OF MATERIALS. Target has delivered or made available true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target. All the material contracts and agreements (as such terms are defined in Regulation S-K promulgated under the Act) to which Target is a party are listed in SCHEDULE 2.21 hereto.

    2.22 POOLING OF INTERESTS. Neither Target nor, to the knowledge of Target, any of its respective directors, officers or stockholders, has taken any action which would interfere with Acquiror's ability to account for the Merger as a pooling of interests.

    2.23 BROKERS' AND FINDERS' FEES. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    2.24 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by Target for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Acquiror Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Target for inclusion in the proxy statement/prospectus to be sent to the stockholders of Target and Acquiror in connection with the meeting of Target's stockholders to consider the Merger (the "Target Stockholders Meeting") and in connection with the meeting of Acquiror's stockholders to consider the Merger (the "Acquiror Stockholders Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Target's stockholders and Acquiror's stockholders, at the time of the Target Stockholders Meeting, at the time of the Acquiror Stockholders Meeting and at the

Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders Meeting or the Acquiror Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub which is contained in any of the foregoing documents.

    2.25 AFFILIATE'S AGREEMENT; STOCKHOLDER'S REPRESENTATION AGREEMENT; IRREVOCABLE PROXIES. All of the persons and/or entities deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act and holders of more than 51% of the sum of (i) all shares of Target Common Stock issued and outstanding and (ii) all shares of Target Preferred Stock issued and outstanding, have agreed in writing to vote for approval of the Merger pursuant to stockholder agreements attached hereto as EXHIBIT B-1 and EXHIBIT F ("Target Affiliate's Agreement" and "Stockholder's Representation Agreement", respectively), and pursuant to Irrevocable Proxies attached as EXHIBIT A ("Irrevocable Proxies") to the Voting Agreement attached hereto as EXHIBIT C-1 (the "Target Voting Agreement").

    2.26 VOTE REQUIRED. The affirmative vote of (i) the holders of a majority of the shares of Target's Common Stock and Preferred Stock voting together as a single class outstanding on the record date set for the Target Stockholders Meeting and (ii) the holders of a majority of the shares of Target's Preferred Stock voting together as a single class outstanding on the record date set for the Target Stockholder Meeting are the only votes of the holders of any of Target's Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

    2.27 BOARD APPROVAL. The Board of Directors of Target has unanimously approved this Agreement and the Merger, (ii) determined that in its opinion the Merger is in the best interests of the stockholders of Target and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Target approve this Agreement and the Merger.

    2.28 INVENTORY. The inventories shown on the Financial Statements or thereafter acquired by Target, consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since May 31, Target has, subject to any reasonable reserves contained in the Financial Statements, continued to replenish inventories in a normal and customary manner consistent with past practices. Target has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. Since May 31, 1997, due provision was, made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

    2.29 CUSTOMERS AND SUPPLIERS. As of the date hereof, no customer which individually accounted for more than 10% of Target's gross revenues during the 12 month period preceding the date hereof, and no supplier of Target, has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target, or has at any time on or after May 31, 1997 decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target's knowledge, no such supplier or customer has indicated either orally or in writing that it will cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

    2.30 PRELIMINARY POOLING LETTER. Target has caused Coopers & Lybrand L.L.P., Target's independent auditors, to deliver to Acquiror on or prior to the date hereof a draft letter setting forth the preliminary conclusion of Coopers & Lybrand L.L.P. that, assuming Acquiror is a corporation eligible to be a party to a transaction seeking pooling of interests accounting treatment and that the participation of Acquiror in the Merger will not, in and of itself, disqualify the Merger from qualifying for pooling of interests accounting treatment, the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with this Agreement.

    2.31 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Target herein or in any Schedule or Exhibit hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement or any written statement furnished to Acquiror pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that (a) for purposes of this representation, any document attached hereto and any document specifically referenced in the Target Disclosure Schedule as a "Superseding Document" (even if not attached hereto) that provides information inconsistent with or in addition to any other written statement furnished to Acquiror in connection with the transaction contemplated hereby, shall be deemed to supersede any other document or written statement furnished to Acquiror with respect to such inconsistent or additional information, and (b) it is understood that the financial projections delivered by Target represent only Target's best estimate under the circumstances of what it reasonably believes (although it is not aware of any fact or information that would lead it to believe that such projections are misleading in any material respect) and are based upon assumptions set forth in such projections that Target believes were reasonable as of the time such projections were made. Target does not make any other representation or warranty regarding such projections or Target's possible or anticipated operating performance other than as set forth in this Section 2.31.

                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

    Except as disclosed in a document of even date herewith and delivered by Acquiror to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Acquiror Disclosure Schedule"), Acquiror and Merger Sub represent and warrant to Target as follows:

    3.1 ORGANIZATION, STANDING AND POWER. Each of Acquiror and its subsidiaries, including Merger Sub, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and each of its subsidiaries, each as amended to date, to Target. Neither Acquiror nor any of its subsidiaries is in violation of any of the provisions of is Certificate of Incorporation or Bylaws or equivalent organizational documents. Acquiror is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Acquiror free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Acquiror or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the Acquiror SEC Documents (as defined in Section 3.4), Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

    3.2 CAPITAL STRUCTURE. The authorized capital stock of Acquiror consists of 50,000,000 shares of Common Stock, $0.0005 par value, and 18,095,690 shares of Preferred Stock, $0.001 par value, of which there were issued and outstanding as of the close of business on June 10, 1997, 19,111,647 shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Acquiror other than shares of Acquiror Common Stock issued after June 10, 1997 upon the exercise of options issued under the Acquiror 1996 Stock Incentive Plan (the "Acquiror Stock Option Plan"). The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.0001 par value, all of which are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of the close of business on June 10, 1997, Acquiror has reserved 5,377,393 shares of Common Stock for issuance to employees, directors and independent contractors pursuant to the Acquiror Stock Option Plan, of which 2,347,525 shares have been issued pursuant to option exercises, and 2,352,456 shares are subject to outstanding, unexercised options. In addition, as of the close of business on June 10, 1997, Acquiror had also issued a warrant to purchase 2,000,000 shares of Acquiror's Common Stock. Other than pursuant to this Agreement, the Acquiror Stock Option Plan and the Acquiror Employee Stock Purchase Plan there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror or Merger Sub is a party or by which either of them is bound obligating Acquiror or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or Merger Sub or obligating Acquiror or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable.

    3.3 AUTHORITY. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub, subject only to the approval of the Merger by the Acquiror stockholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or their properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of (ii) would not have had and would not reasonably be expected to have a Material Adverse Effect on Acquiror. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or, to the knowledge of Acquiror with respect to, Acquiror or any of its subsidiaries in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of

Merger as provided in Section 1.2, (ii) the filing with the SEC and NASD of the Registration Statement and the Proxy Statement relating to the Acquiror Stockholders Meeting, (iii) the filing of a Form 8-K with the SEC and NASD within 15 calendar days after the Closing Date, (iv) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR, (vi) the filing with the Nasdaq National Market System of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the options under the Target Stock Option Plans assumed by Acquiror, and (vii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

    3.4 SEC DOCUMENTS; FINANCIAL STATEMENTS. Acquiror has made available to Target a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Acquiror since April 29, 1996, and, prior to the Effective Time, Acquiror will have furnished Target with true and complete copies of any additional documents filed with the SEC by Acquiror prior to the Effective Time (collectively, the "Acquiror SEC Documents"). In addition, Acquiror has made available to Target all exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will promptly make available to Target all exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. All documents required to be filed as exhibits to the Target SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Acquiror nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document prior to the date hereof. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Acquiror accounting policies except as described in the notes to the Acquiror Financial Statements.

    3.5 ABSENCE OF CERTAIN CHANGES. Since March 29, 1997 (the "Acquiror Balance Sheet Date"), Acquiror has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Acquiror; (ii) any acquisition, sale or transfer of any material asset of Acquiror or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Acquiror or any revaluation by Acquiror of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Acquiror, or any direct or indirect redemption, purchase or other acquisition by Acquiror of any of its shares of capital stock; (v) any material contract entered into by Acquiror, other than in the ordinary course of business and as provided to Target, or any material amendment or termination of, or default under, any material contract to which Acquiror is a party or by which it is bound; (vi) any amendment or change to Acquiror's Certificate of Incorporation or Bylaws; or (vii) any negotiation or agreement by Acquiror or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (vi) (other than negotiations with Target and its representatives regarding the transactions contemplated by this Agreement).

    3.6 ABSENCE OF UNDISCLOSED LIABILITIES. Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Acquiror's Quarterly Report on Form 10-Q for the period ended March 29, 1997 (the "Acquiror Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Acquiror Balance Sheet under generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the Acquiror Balance Sheet Date and consistent with past practice.

    3.7 LITIGATION. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror or any of its subsidiaries, threatened against Acquiror or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror or any of its subsidiaries or, to the knowledge of Acquiror or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Acquiror.

    3.8 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon Acquiror or any of its subsidiaries which has the effect of prohibiting or materially impairing any current or future business practice of Acquiror or any of its subsidiaries, any acquisition of property by Acquiror or any of its subsidiaries or the conduct of business by Acquiror or any of its subsidiaries as currently conducted or as proposed to be conducted by Acquiror or any of its subsidiaries.

    3.9 OPINION OF FINANCIAL ADVISOR. Acquiror has been advised in writing by its financial advisor, Montgomery Securities, that in such advisor's opinion as of the date hereof, the consideration to be paid by Acquiror pursuant to the Merger is fair to Acquiror from a financial point of view.

    3.10 INTELLECTUAL PROPERTY. Acquiror and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Acquiror Intellectual Property") that are used or proposed to be used in the business of Acquiror and its subsidiaries as currently conducted or as proposed to be conducted by Acquiror and its subsidiaries, except to the extent that the failure to have such rights have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror.

    3.11 GOVERNMENTAL AUTHORIZATION. Acquiror and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity
(i) pursuant to which Acquiror or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Acquiror's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Acquiror Authorizations"), and all of such Acquiror Authorizations are in full force and effect, except where the failure to obtain or have any of such Acquiror Authorizations could not reasonably be expected to have a Material Adverse Effect on Acquiror.

    3.12 COMPLIANCE WITH LAWS. Each of Acquiror and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Acquiror.

    3.13 POOLING OF INTERESTS. Neither Acquiror nor any of its subsidiaries nor, to the knowledge of Acquiror, any of their respective directors, officers or stockholders has taken any action which would interfere with Acquiror's ability to account for the Merger as a pooling of interests.

    3.14 BROKER'S AND FINDERS' FEES. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    3.15 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by Acquiror and Merger Sub for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Target's stockholders and Acquiror's stockholders, at the time of the Target Stockholders Meeting, at the time of the Acquiror Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders Meeting or the Acquiror Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Acquiror or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Acquiror or Merger Sub will promptly inform Target. Notwithstanding the foregoing, Acquiror and Merger Sub make no representation, warranty or covenant with respect to any information supplied by Target which is contained in any of the foregoing documents.

    3.16 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Acquiror's Common Stock outstanding on the record date set for the Target Stockholders Meeting is the only vote of the holders of any of Acquiror's Common Stock necessary to approve this Agreement and the transactions contemplated hereby.

    3.17 BOARD APPROVAL. The Boards of Directors of Acquiror and Merger Sub have prior to the date hereof unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of their respective stockholders and is on terms that are fair to such stockholders and
(iii) determined to recommend that the stockholder of Merger Sub approve this Agreement and the consummation of the Merger.

    3.18 PRELIMINARY POOLING LETTER. Acquiror has on or prior to the date hereof received a draft letter from Coopers & Lybrand, L.L.P., Acquiror's independent auditors, setting forth its preliminary conclusion, based in part upon the conclusions set forth in the letter referred to in Section 2.31, that the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with this Agreement.

    3.19 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Acquiror or Merger Sub herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror or Merger Sub pursuant to this Agreement, or the Acquiror SEC Documents, or any written statement furnished to Target pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains or will contain at the

Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading; provided, however, that for purposes of this representation, any document attached hereto and any document specifically referenced in the Acquiror Disclosure Schedule as a "Superseding Document" (even if not attached hereto) that provides information inconsistent with or in addition to any other written statement furnished to Target in connection with the transaction contemplated hereby, shall be deemed to supersede any other document or written statement furnished to Target with respect to such inconsistent or additional information.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS OF ACQUIROR. Except as expressly contemplated by this Agreement, Acquiror shall neither cause, nor permit any of the following, or allow, cause or permit any of is subsidiaries to do, cause or permit any of the following, without the prior written consent of Target, which consent shall not be unreasonably withheld:

        (a) DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) with respect to any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

        (b) MATERIAL ACQUISITIONS. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization (any of the foregoing referred to herein as a "Material Acquisition") which Material Acquisition would require Acquiror to file a Form 8-K pursuant to Item 2 of Form 8-K under Section 13 or 15(d) of the Securities and Exchange Act of 1934;

        (c) STOCK OPTION PLANS, ETC. Grant in excess of 1,300,000 options under the Acquiror's Stock Option Plan after the date hereof, in the ordinary course of business.

        (d) OTHER. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (c) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

    4.2 CONDUCT OF BUSINESS OF TARGET. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror, which consent shall not be unreasonably withheld), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) to Acquiror's consent (which will not be unreasonably withheld) to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and to use all reasonable commercial efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be materially unimpaired at the Effective Time. Each of Target and Acquiror agrees to promptly notify the other of (x) any event or occurrence not in the ordinary course of its or its subsidiaries' business, and of any event which could have a Material Adverse Effect and (y) any material change in its capitalization as set forth in Section 2.2 or Section 3.3, as applicable. Without limiting the foregoing, except as expressly contemplated by this Agreement or the Target Disclosure Schedule, Target, shall not do, cause or permit any of the following, without the prior written consent of the Acquiror which consent shall not be unreasonably withheld:

        (a) CHARTER DOCUMENTS. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

        (b) DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

        (c) STOCK OPTION PLANS, ETC. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans.

        (d) POOLING. Take any action, which would interfere with Acquiror's ability to account for the Merger as a pooling of interests; or

        (e) OTHER. Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (d) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

    4.3 LIMITATIONS ON BUSINESS OF TARGET. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the Target Disclosure Schedule, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror which consent shall not be unreasonably withheld:

        (a) MATERIAL CONTRACTS. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive in any material fashion any of the terms of any of its material contracts, other than in the ordinary course of business. Among other things, the ordinary course of business shall include non-exclusive distribution agreements;

        (b) ISSUANCE OF SECURITIES. Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement, (ii) the grant of stock options to service providers in the ordinary course of business, or
    (iii) issuances and option exercises to service providers pursuant to the grants in (ii) above, in the ordinary course of business, provided that the aggregate of (ii) and (iii) above shall not exceed 77,667 shares after the date hereof;

        (c) INTELLECTUAL PROPERTY. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

        (d) EXCLUSIVE RIGHTS. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

        (e) DISPOSITIONS. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its parent's/subsidiaries' business, taken as a whole, except in the ordinary course of business;

        (f) INDEBTEDNESS. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others in excess of $1,000,000 at an interest rate of no greater than prime rate plus 1%;

        (g)  LEASES.  Enter into any operating lease in excess of $50,000;

        (h) PAYMENT OF OBLIGATIONS. Pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

        (i) CAPITAL EXPENDITURES. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business;

        (j) INSURANCE. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

        (k) TERMINATION OR WAIVER. Terminate or waive any right of substantial value, other than in the ordinary course of business;

        (l) EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY INCREASES. Adopt or amend any employee benefit plan, except if such Plan, as adopted or amended, is not materially more favorable than Acquiror's benefit plans, or adopt or amend any stock purchase or option plan, or hire any new officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides Acquiror advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director (except payments made pursuant to written agreements outstanding on the date hereof), or increase the salaries or wage rates of its employees except in the ordinary course of business in accordance with its standard past practice;

        (m) SEVERANCE ARRANGEMENTS. Except as set forth on the Target Disclosure Schedule, grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to written plans or agreements outstanding on the date hereof or
    (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

        (n) LAWSUITS. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of in its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement or otherwise in connection with interpretation or enforcement of any provision of this Agreement or any agreement or transaction contemplated hereby;

        (o) ACQUISITIONS. Acquire or agree to acquire by merging or consolidaing with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its parent's/ subsidiaries' business, taken as a whole;

        (p) TAXES. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

        (q) REVALUATION. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

        (r) OTHER. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (q) above, or any action which would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

    4.4 NO SOLICITATION. Target and its officers, directors, employees or other agents will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Target to, or afford access to the properties, books or records of Target to, any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal. Target will promptly notify Acquiror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Target for access to the properties, books or records of Target by any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal and will keep Acquiror fully informed of the status and details of any such Takeover Proposal notice or request. For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in 15% or more of the outstanding shares of capital stock of Target, a merger or other business combination involving Target or the acquisition of any significant equity interest in, or a significant portion of the assets of, Target other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, if on or after December 31, 1997 Target delivers a written notice to Acquiror (with appropriate backup documentation provided) which states that Target projects that it will run out of cash and cash equivalents on or before June 1, 1998, Target may initiate discussions with venture funds and other non-corporate investors for the purpose of raising equity funding for Target's operations. Target may not close any of such transactions prior to March 31, 1998, and must keep Acquiror fully informed of the details of such discussions, including, without limitation, the identities of all parties with whom Target has such discussions. The foregoing shall in no way limit any of Target's other obligations and covenants in this Agreement.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, Target and Acquiror shall prepare, and Acquiror shall file with the SEC, preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Acquiror and, as promptly as practicable following receipt of SEC comments thereon, Acquiror shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate) (the "S-4"), which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable; provided, however, that neither Acquiror nor Target shall be obligated to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. Subject to the provisions of Section 4.4 hereof, the Proxy Statement shall include, if requested by Acquiror, the recommendation of the Target's Board of Directors in favor of the Merger. The Proxy Statement shall include the recommendation of the Acquiror's Board of Directors in favor of the Merger; provided that such recommendation may not be included, or may be withdrawn if previously included, if Acquiror's Board of Directors believes in good faith and, upon written advice of its outside legal counsel, shall determine that to include such recommendation, or not withdraw such recommendation if previously included, would constitute a breach of Acquiror's Board of Directors' fiduciary duty under applicable law. The Acquiror will update and amend the S-4 to the extent necessary prior to the Closing.

    5.2  MEETING OF STOCKHOLDERS.

    (a) Target shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Target Stockholders Meeting within 45 days of the Registration Statement being declared effective by the SEC. Target shall consult with Acquiror and use all reasonable efforts to hold the Target Stockholders Meeting on the same day as the Acquiror Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Target Stockholders Meeting without the consent of Acquiror, which consent shall not be unreasonably withheld. Subject to Section 5.1, Target shall use its best efforts to solicit from stockholders of Target proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

    (b) Acquiror shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Acquiror Stockholders Meeting within 45 days of the Registration Statement being declared effective by the SEC. Acquiror shall consult with Target and use all reasonable efforts to hold the Acquiror Stockholders Meeting on the same day as the Target Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Acquiror Stockholders Meeting without the consent of Target, which consent shall not be unreasonably withheld. Subject to Section 5.1, Acquiror shall use its best efforts to solicit from stockholders of Acquiror proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

    5.3  ACCESS TO INFORMATION.

    (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Acquiror shall afford Target and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Acquiror's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Acquiror and its subsidiaries as Target may reasonably request. Acquiror agrees to provide to Target and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

    (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

    (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.4 CONFIDENTIALITY. The parties acknowledge that each of Acquiror and Target have previously executed a non-disclosure agreement dated March 11, 1997 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

    5.5 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law, or in exercise of the fiduciary duties of the Board of Directors, or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD. Notwithstanding the foregoing, Acquiror and Target intend to issue a mutually agreeable press release upon execution of this Agreement.

    5.6  CONSENTS; COOPERATION.

    (a) Each of Acquiror and Target shall promptly apply for or otherwise seek, and use its reasonable commercial efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR, and shall use its reasonable commercial efforts to obtain all necessary consents, waivers and approvals under any of is material contracts in connection with the Merger for the assignment thereof or otherwise, except where the failure to obtain such consents under material contracts would not have a Material Adverse Effect on Target. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

    (b) Each of Acquiror and Target shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use all reasonable commercial efforts to vigorously contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that such litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that Acquiror shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) March 31, 1998 or (ii) the date of a ruling preliminary enjoining the Merger issued by a court of competent jurisdiction (the "Injunction Date"). Each of Acquiror and Target shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods, under the HSR or other Antitrust Laws with respect to such transactions, to occur as promptly as possible after the execution of this Agreement.

    (c) Notwithstanding anything to the contrary in Section 5.6(a) or (b), (i) neither Acquiror nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Acquiror or on Acquiror combined with the Surviving Corporation after the Effective Time, and (ii) Target shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Target.

    5.7 POOLING ACCOUNTING. Acquiror and Target shall each use its reasonable commercial efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Acquiror and Target shall use its reasonable commercial efforts to cause its "Affiliates" (as defined in Section 5.8) not to take any action that would adversely affect the ability of Acquiror to account for the business combination to be effected by the Merger as a pooling of interest.

    5.8  AFFILIATE AGREEMENTS.

    (a) SCHEDULE 5.8(A) sets forth those persons who may be deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). Target shall provide Acquiror such information and documents as Acquiror shall reasonably request for purposes of reviewing such list. Target shall use its reasonable commercial efforts to deliver or cause to be delivered to Acquiror, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of Target, an executed Affiliate Agreement in the form attached hereto as EXHIBIT B-1. Acquiror and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Acquiror Common Stock to be received by such Affiliates of Target pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Acquiror Common Stock, consistent with the terms of such Affiliate Agreements.

    (b) SCHEDULE 5.8(B) sets forth those persons who may be deemed "Affiliates" of Acquiror within the meaning of Rule 145. Acquiror shall provide Target such information and documents as Target shall reasonably request for purposes of reviewing such list. Acquiror shall use its reasonable commercial efforts to deliver or cause to be delivered to Target, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates of Acquiror, an executed Affiliate Agreement in the form attached hereto as EXHIBIT B-2.

    5.9  VOTING AGREEMENT

    (a) Target shall use its reasonable commercial efforts, on behalf of Acquiror and pursuant to the request of Acquiror, to cause each Target stockholder named in SCHEDULE 5.9(A) to execute and deliver to Acquiror a Voting Agreement substantially in the form of EXHIBIT C-1 attached hereto concurrent with the execution of this Agreement.

    (b) Acquiror shall use its reasonable commercial efforts, on behalf of Target and pursuant to the request of Target, to cause each Acquiror stockholder named in SCHEDULE 5.9(B) to execute and deliver to Target a Voting Agreement substantially in the form of EXHIBIT C-2 attached hereto concurrent with the execution of this Agreement.

    5.10 LEGAL REQUIREMENTS. Each of Acquiror, Merger Sub and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

    5.11 BLUE SKY LAWS. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

    5.12  EMPLOYEE BENEFIT PLANS

    (a) At the Effective Time, the Target Stock Option Plan and each outstanding option to purchase shares of Target Common Stock under the Target Stock Option Plan, whether vested or unvested, will be assumed by Acquiror. SCHEDULE 5.13 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Target Stock Option Plan, including the number of shares of Target capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated SCHEDULE 5.13 hereto current as of such date. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plan, immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock, and
(ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Target Stock Option Plan and the documents governing the outstanding options under that Plan, the Merger will not terminate any of the outstanding options under such Plan or accelerate the exercisability or vesting of such options except as disclosed in the Target Disclosure Schedule or the shares of Acquiror Common Stock which will be subject to those options upon the Acquiror's assumption of the options in the Merger. It is the intention of the parties that the options so assumed by Acquiror qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. Within 10 business days after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Target Stock Option Plan a document in form and substance satisfactory to Target evidencing the foregoing assumption of such option by Acquiror.

    5.13 ESCROW AGREEMENT. On or before the Effective Time, the Escrow Agent and the Stockholders' Agent (as defined in Article VIII hereto) will execute the Escrow Agreement contemplated by Article VIII in the form attached hereto as EXHIBIT E ("Escrow Agreement").

    5.14  LETTER OF ACQUIROR'S AND TARGET'S ACCOUNTANTS.

    (a) Acquiror shall use all reasonable efforts to cause to be delivered to Target a Procedures Letter of Acquiror's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Target, in form reasonably satisfactory to Target and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    (b) Target shall use all reasonable efforts to cause to be delivered to Acquiror a Procedures Letter of Target's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Acquiror, in form reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    5.15 FORM S-8. Acquiror agrees to file, as soon as practicable but in no event later than thirty (30) days after the Closing, a registration statement on Form S-8 covering the shares of Acquiror Common Stock issuable pursuant to outstanding options under the Target Stock Option Plan assumed by Acquiror and use reasonable commercial efforts to cause such registration statement to be declared effective as soon as practicable thereafter. Target shall cooperate with and assist Acquiror in the preparation of such registration statement.

    5.16 STOCKHOLDER'S REPRESENTATION AGREEMENTS. Target will use reasonable commercial efforts to cause all Target stockholders who are not also Affiliates of Target to execute and deliver to Acquiror a Stockholder's Representation Agreement substantially in the form attached hereto as EXHIBIT F (the "Stockholder's Representation Agreement") which imposes certain restrictions regarding the resale of Acquiror Common Stock received in the Merger.

    5.17 LISTING OF ADDITIONAL SHARES. Prior to the Effective Time, Acquiror shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares referred to in Section 6.1(f) and use reasonable commercial efforts to ensure that all such shares are listed for trading thereof.

    5.18 EMPLOYEES. Concurrently with the execution of this Agreement, each of the individuals set forth on SCHEDULE 5.18 shall have delivered to Acquiror an executed Employment and Non-Competition Agreement in the form of EXHIBIT G-1, et. seq., as applicable. Target shall cooperate with Acquiror to assist Acquiror in employing such employees.

    5.19  POOLING LETTERS.

    (a) Target shall use all reasonable efforts to cause to be delivered to Acquiror a letter of Coopers & Lybrand L.L.P., Target's independent auditors, dated on or prior to the date of this Agreement and confirmed in writing two business days before the date of the Proxy Statement to the effect that the Merger qualifies for pooling-of-interest accounting treatment if consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to Acquiror and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

    (b) Acquiror shall use all reasonable efforts to cause to be delivered to Target a letter of Coopers & Lybrand L.L.P., Acquiror's independent auditors, dated on or prior to the date of this Agreement and confirmed in writing two business days before the date of the Proxy Statement to the effect that the Merger qualifies for pooling-of-interest accounting treatment if consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to Target and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

    5.20  INDEMNIFICATION.

    (a) After the Effective Time, Acquiror will cause the Surviving Corporation to indemnify and hold harmless the present and former officers, directors, employees and agents of Target (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under Target's then effective Certificate of Incorporation and Bylaws or any indemnification agreement with Target officers and directors to which Target is a party, in each case in effect on March 1, 1997; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

    (b) The provisions of this Section 5.21 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives.

    5.21 REORGANIZATION. Acquiror and Target shall each use its reasonable commercial efforts to cause the business combination to be effected by the Merger to be qualified as a "reorganization" described in Section 368(a) of the Code.

    5.22 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; provided, however that any out-of-pocket expenses incurred by Target (including, without limitation, fees and expenses of one legal counsel to the Company, financial Advisors and accountants) in excess of $150,000.00 (which amount shall be subject to reasonable increases in the event of unexpected and material changes in the scope of work required by such counsel, advisors or accounts, approval of which shall not be unreasonably withheld) in addition to fees and expenses of more than one legal counsel shall remain an obligation of Target's stockholders.

    5.23 TERMINATION OF REGISTRATION RIGHTS. Target shall use commercially reasonable efforts to terminate any and all rights granted by that certain Amended and Restated Investors Rights Agreement, dated May 28, 1997, by and among Target and each of the parties listed on Exhibit A thereto, from all holders of Registrable Securities thereunder.

    5.24 SERVICES AGREEMENT. Acquiror and Target shall have entered into a Services Agreement in the form attached hereto as EXHIBIT H.

    5.25 EMPLOYEE BENEFIT PLANS. As soon as practicable after Effective Time, Acquiror shall merge Target's 401(k) plan into the 401(k) plan maintained by Acquiror. Acquiror shall, and shall cause the Surviving Corporation to, permit the employees of the Surviving Corporation to participate in all employee benefit plans offered to similarly situated employees of Acquiror. Acquiror shall cause the employee benefit plans and vacation programs of Acquiror or the Surviving Corporation that are offered to the employees of the Surviving Corporation to recognize service with Target to the same extent as service with Acquiror for purposes of determining eligibility, vesting and seniority, but service with Target need not be recognized for purposes of benefit accrual under any defined-benefit pension plan maintained by Acquiror or the Surviving Corporation. Acquiror shall absorb any deferred sales charges associated with the termination of Target's 401(k) plan not to exceed $10,000.

    5.26 REASONABLE COMMERCIAL EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use reasonable commercial efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

        (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by (i) the holders of at least ninety-one percent (91%) of the stockholders of Target (as described in Section 2.26) under Delaware Law, (ii) the requisite vote of the stockholders of Acquiror (as described in Section 3.16) and (iii) Acquiror as the sole stockholder of Merger Sub.

        (b) REGISTRATION STATEMENT EFFECTIVE. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties thereto.

        (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which would have a Material Adverse Effect on such party. Nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order terminated or lifted.

        (d) GOVERNMENTAL APPROVAL. Acquiror, Target and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and under HSR other than filings and approvals relating to the Merger or affecting Acquiror's ownership of Target or any of its properties if failure to obtain such approval, waiver or consent would not have a Material Adverse Effect to either party.

        (e) ESCROW AGREEMENT. Acquiror, Target, Escrow Agent and the Stockholder's Agent (as defined in Article VIII hereto) shall have entered into an Escrow Agreement substantially in the form attached hereto as EXHIBIT E.

        (f) TAX OPINIONS. Each of Acquiror and Target shall have received substantially identical written opinions from their respective counsel, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel shall be entitled to rely upon representations of Acquiror, Merger Sub and Target and certain stockholders of Target.

        (g) LISTING OF ADDITIONAL SHARES. The filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Common Stock in the Merger and upon exercise of the options under the Target Stock Option Plan assumed by Acquiror shall have been made and shares so listed.

        (h) LETTER FROM ACCOUNTANTS. Each of Acquiror and Target shall have received a letter from Coopers & Lybrand L.L.P., independent auditors of both Acquiror and Target, confirming that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TARGET. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by
Target:

        (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) Except as set forth on a schedule to be delivered to Target prior to the Effective Time (the "Acquiror Closing Disclosure Schedule"), the representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time, except to the extent that the failure to be so true would not and would not reasonably be expected to have a Material Adverse Effect on Acquiror and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

        (b) CERTIFICATE OF ACQUIROR. Target shall have been provided with a certificate executed on behalf of Acquiror by its President and its Chief Financial Officer to the effect that, as of the Effective Time:

            (i) except as set forth on Acquiror Closing Disclosure Schedule delivered prior to the Effective Time, all representations and warranties made by Acquiror and Merger Sub under this Agreement are true and complete in all material respects; and

            (ii) all covenants, obligations and conditions of this Agreement to be performed by Acquiror and Merger Sub on or before such date have been so performed in all material respects.

        (c) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of Acquiror and its subsidiaries, taken as a whole.

        (d) LETTER FROM ACCOUNTANTS. Target shall have received the letters referred to in Section 5.20 from Coopers & Lybrand L.L.C., Acquiror's independent auditors.

        (e) AFFILIATE AGREEMENTS. Target shall have received from each of the Affiliates of Acquiror an executed Affiliate Agreement in substantially the form attached hereto as EXHIBIT B-2.

        (f) CLOSING PRICE. The Closing Price (as defined in Section 1.6(a)) shall be at least $3.00 per share, as adjusted for any stock splits, stock dividends or recapitalizations.

        (g) THIRD PARTY CONSENTS. SCHEDULE 6.2(G) hereto sets forth all consents or approvals required in connection with the Merger under the contracts of Acquiror. Target shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Acquiror set forth on SCHEDULE 6.2(G) hereto, if failure to obtain such consents or approvals would or would reasonably be expected to have a Material Adverse Effect on Acquiror.

    6.3  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ACQUIROR AND MERGER
SUB. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

        (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as set forth on a schedule to be delivered to Acquiror prior to the Effective Time (the "Target Closing Disclosure Schedule"), the representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time except to the extent that the failure to be so true would not and would not reasonably be expected to have a Material Adverse Effect on Target and
    (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

        (b) CERTIFICATE OF TARGET. Acquiror shall have been provided with a certificate executed on behalf of Target by its President and Chief Financial Officer to the effect that, as of the Effective Time:

            (i) except as set forth on the Target Closing Disclosure Schedule delivered prior to the Effective Time, all representations and warranties made by Target under this Agreement are true and complete in all material respects; and

            (ii) all covenants, obligations and conditions of this Agreement to be performed by Target on or before such date have been so performed in all material respects.

        (c) THIRD PARTY CONSENTS. SCHEDULE 6.3(C) hereto sets forth all consents or approvals required in connection with the Merger under the contracts of Target. Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Target set forth on SCHEDULE 6.3(C) hereto, if failure to obtain such consents or approvals would or would reasonably be expected to have a Material Adverse Effect on Target.

        (d) INJUNCTIONS OR RESTRAINTS ON CONDUCT OF BUSINESS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

        (e) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any material adverse change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of Target.

        (f) LETTER OF ACCOUNTANTS. Acquiror shall have received the letters referred to in Section 5.19 from Coopers & Lybrand L.L.C., Acquiror's independent auditors.

        (g) AFFILIATE'S AGREEMENTS. Acquiror shall have received from each of the Affiliates of Target an executed Affiliate's Agreement in substantially the form attached hereto as EXHIBIT B-1.

        (h) FIRPTA CERTIFICATE. Target shall, prior to the Closing Date, provide Acquiror with a properly executed FIRPTA Notification Letter, substantially in the form of EXHIBIT D attached hereto, which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of EXHIBIT D attached hereto along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

        (i) STOCKHOLDER'S REPRESENTATION AGREEMENTS. Acquiror shall have received from holders of at least ninety percent (90%) of the Target Capital Stock, outstanding immediately prior to the Effective Time, a duly executed and delivered Stockholder's Representation Agreement in substantially the form attached hereto as EXHIBIT F.

        (j) RESIGNATION OF DIRECTORS. The directors of Target in office immediately prior to the Effective Time shall have resigned as directors of the Surviving Corporation effective as of the Effective Time.

        (k) EMPLOYMENT AND NON-COMPETITION AGREEMENTS. The employees of Target set forth on Schedule 5.18 shall have accepted employment with Acquiror and shall have entered into an Employment and Non-Competition Agreement substantially in the form attached hereto as EXHIBITS G-1, et. seq.

        (l) EXPENSE STATEMENT. Acquiror shall have received from Target a statement of all out-of-pocket expenses incurred by Target which are subject to the limitation described in Section 5.23 hereto.

        (m) TERMINATION OF REGISTRATION RIGHTS. Acquiror shall have received an agreement of termination of any and all rights granted by that certain Amended and Restated Investors Rights Agreement, dated May 28, 1997, as amended, by and among Target and each of the parties listed on EXHIBIT A thereto.

        (n) CONVERSION OF PREFERRED STOCK. All holders of Target Preferred Stock shall have converted all such shares of Preferred Stock into Common Stock of Target prior to the Closing. There shall be no outstanding shares of Target Preferred Stock immediately prior to the Closing.

        (o) PRODUCT DELIVERY. Target shall have made shipments of commercially available Products, as that term is defined and pursuant to the specifications detailed in a product acceptance criteria letter provided by the Target and approved by Acquiror as of the date hereof, to bona fide customers bookable in accordance with Acquiror's revenue recognition policy of at least Seventy-Five Thousand dollars ($75,000) by March 31, 1998.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target, this Agreement may be terminated:

        (a) by mutual consent duly authorized by the Boards of Directors of Acquiror and Target;

        (b) by either Acquiror or Target, if, without fault of the terminating party, the Closing shall not have occurred on or before March 31, 1998 (provided a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this
    Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

        (c) by Acquiror, if (i) Target shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within ten (10) business days of receipt by Target of written notice of such breach and such breach would have or would reasonably be expected to have a Material Adverse Effect on Target, or Target or shall take any action that would preclude the Merger to be accounted for as a pooling of interests, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(i) shall not be available to Acquiror where Acquiror is at that time in willful breach of this Agreement, (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(ii) shall not be available to Acquiror where Acquiror is at that time in willful breach of this Agreement, (iii) for any reason Target fails to call and hold the Target Stockholders Meeting or obtain appropriate written consent of Target's stockholders by March 31, 1998 or (iv) holders of more than nine percent (9%) of Target Capital Stock have not voted in favor of the Merger by March 31, 1998.

        (d) by Target, if (i) Acquiror shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within ten (10) days following receipt by Acquiror of written notice of such breach and such breach would have or would reasonably be expected to have a Material Adverse Effect on Target, provided that the right to terminate this Agreement by Target under this Section 7.1(d) shall not be available to Target where Target is at that time in willful breach of this Agreement, (ii) the Board of Directors of Acquiror shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Target or shall have resolved to do any of the foregoing, provided that the right to terminate this Agreement by Target under this
    Section 7.1(d)(ii) shall not be available to Target where Target is at that time in willful breach of this Agreement, (iii) for any reason Acquiror fails to call and hold the Acquiror Stockholders Meeting or obtain appropriate written consent of Acquiror's stockholders by March 31, 1998 or
    (iv) Acquiror's stockholders do not approve the Merger and this Agreement by the requisite vote at the Acquiror Stockholders Meeting;

        (e) by either Acquiror or Target (i) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the stockholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof or by written consent;

        (f) by Target, in the event (i) of the acquisition, by any person or group of persons (other than persons or groups of persons who (A) acquired shares of Acquiror Common Stock pursuant to any merger of Acquiror in which Acquiror was the surviving corporation or any acquisition by Acquiror of all or substantially all of the capital stock or assets of another person or (B) disclose their beneficial ownership of shares of Acquiror Common Stock on
    Schedule 13G under the Exchange Act) of beneficial ownership of 30% or more of the outstanding shares of Acquiror Common Stock (the terms "person," "group" and "beneficial ownership" having the meanings ascribed thereto in
    Section 13(d) of the Exchange Act and the regulations promulgated thereunder), or (ii) the Board of Directors of Acquiror accepts or publicly recommends acceptance of an offer from a third party to acquire 50% or more of the outstanding shares of Acquiror Common Stock or of Acquiror's consolidated assets; or

    7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.4 (Confidentiality),
Section 7.3 (Expenses and Termination Fees) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

    7.3  EXPENSES AND TERMINATION FEES.

    (a) Subject to Sections 7.3(b), 7.3(c), 7.3(d) and 7.3(e), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

    (b) In the event that (i) either Acquiror or Target shall terminate this Agreement pursuant to Section 7.1(e)(ii) following a failure of the stockholders of Target to approve this Agreement and, prior to the time of the Target Stockholders Meeting, there shall have been (A) a Trigger Event with respect to Target or (B) a Takeover Proposal which at the time of the meeting of Target's stockholders shall not have been (x) rejected by Target and (y) withdrawn by the third party, or (ii) Acquiror shall terminate this Agreement pursuant to Section 7.1(c), due in whole or in part to any failure by Target to use its reasonable commercial efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by Target prior to or on the Closing Date or any failure by Target's Affiliates to take any actions required to be taken hereby, and prior thereto there shall have been (A) a Trigger Event or (B) a Takeover Proposal which shall not have been (x) rejected by Target and (y) withdrawn by the third party, then Target shall reimburse Acquiror for all of the reasonable out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) and, in addition, Target shall promptly pay to Acquiror the sum of $4,000,000 (the "Termination Fee").

    (c) In the event that Acquiror shall terminate this Agreement pursuant to
Section 7.1(c) or Section 7.1(e)(ii), Target shall promptly reimburse Acquiror for all of the reasonable out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel); and, in the event any Takeover Proposal or Trigger Event is consummated (as defined in Section 7.3(h) within six months of the later of (x) such termination of this Agreement and (y) the payment of the above-described expenses, Target shall promptly pay to Acquiror the additional sum of $4,000,000 (provided that no Termination Fee had been previously paid pursuant to Section 7.3(b)).

    (d) In the event that Target shall terminate this Agreement pursuant to
Section 7.1(d) or Section 7.1(f), Acquiror shall promptly reimburse Target for all of the reasonable out-of-pocket costs and expenses incurred by Target in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel).

    (e) The parties hereto agree that the Termination Fees due pursuant to
Section 7.3(b) and Section 7.3(c) shall not be deemed to be liquidated damages and that Acquiror's right to the payment of such Termination Fees shall be in addition to any other rights or remedies under contract, at law or in equity to which Acquiror may be entitled. Nothing in this Article VII shall be interpreted as limiting Acquiror's rights and remedies under any circumstance in the event of Target's breach of this Agreement.

    (f) As used herein, a "Trigger Event" shall occur if any Person (as that term is defined in Section 13(d) of the Exchange Act and the regulations promulgated thereunder) acquires securities representing 15% or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliate would beneficially own securities representing 15% or more, of the voting power of Target; PROVIDED, HOWEVER, a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing 15% or more of Target if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of Target, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such Person (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving Target, (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of Target (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of Target, directly or indirectly, relating to a merger or other business combination involving Target or the sale or transfer of a significant portion of assets (excluding the sale or disposition of assets in the ordinary course of business) of Target, (iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Target, directly or indirectly, relating to a merger or other business combination involving Target or the sale or transfer of a significant portion of assets (excluding the sale or disposition of assets in the ordinary course of business) of Target, or (iv) otherwise acting, alone or in concert with others, to seek control of Target or to seek to control or influence the management or policies of Target.

    (g) For purposes of Section 7.3(c) above, (A) "consummation" of a Takeover Proposal shall occur on the date a written agreement is entered into with respect to a merger or other business combination involving Target or the acquisition of any significant equity interest in 15% or more of the outstanding shares of capital stock of Target, or sale or transfer of any material assets (excluding the sale or disposition of assets in the ordinary course of business) of Target or any of its subsidiaries and (B) "consummation" of a Trigger Event shall occur on the date any Person or any of its affiliates or associates would beneficially own securities representing 15% or more of the voting power of Target following a tender or exchange offer. Additionally, for the purposes of this Section 7.3(g), a Takeover Proposal shall not include an equity investment by financial investors, including venture capitalists, which does not result in a change of control of Target.

    7.4 AMENDMENT. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Target Common Stock or Merger Sub Common Stock.

    7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                           ESCROW AND INDEMNIFICATION

    8.1 ESCROW FUND. As soon as practicable after the Effective Time, 10% of the shares of Acquiror Common Stock issued at the Closing (the "Escrow Shares") shall be registered in the name of, and be deposited with, State Street Bank and Trust Company of California, N.A. (or other institution selected by Acquiror with the reasonable consent of Target) as escrow agent (the "Escrow Agent"), such deposit to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto EXHIBIT E. The Escrow Fund (but only up to a maximum of ten percent (10%) of the shares of Acquiror Common Stock issued at the Closing) shall be available to compensate Acquiror pursuant to the indemnification obligations of the stockholders of Target.

    8.2  INDEMNIFICATION.

    (a) Subject to the limitations set forth in this Article VIII, the stockholders of Target will indemnify and hold harmless Acquiror and the Surviving Corporation and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, net of any recoveries under existing insurance policies, tax benefit received by Acquiror or its affiliates as a result of such damages, indemnities from third parties or in the case of third party claims, by any amount actually recovered by Acquiror or its affiliates pursuant to counterclaims made by any of them directly relating to the facts giving rise to such third party claims (collectively, "Damages") arising out of (i) breach by Target of the Confidentiality Agreement and (ii) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target in this Agreement, the Target Disclosure Schedules or any exhibit or schedule to this Agreement. Acquiror and its affiliates shall act in good faith and in a commercially reasonable manner to mitigate any Damages they may suffer. The Escrow Fund shall be the sole and exclusive remedy for any claims, demands, actions or other causes of action brought against Target or its affiliates, stockholders, officers, directors or agents.

    (b) Nothing in this Agreement shall limit the liability (i) of Target for any breach of any representation, warranty or covenant if the Merger does not close, or (ii) of any Target stockholder in connection with any breach by such stockholder of the Affiliate and Stockholder Agreement, Stockholder's Representation Agreement, Irrevocable Proxy or continuity of interest certificate(s) delivered in connection with the tax opinions to be rendered pursuant to Section 6.2(g); provided, however, that resort to the Escrow Fund shall be the exclusive remedy of Acquiror for any such breaches and misrepresentations following the Effective Time of the Merger.

    8.3  DAMAGE THRESHOLD.

    (a) Notwithstanding Section 8.2, Acquiror may not receive any shares from the Escrow Fund with respect to the indemnification obligations of the stockholders of Target set forth in Section 8.2(a)(i) unless and until an Officer's Certificate or Certificates (as defined in Section 8.5 below) satisfying the requirements of Section 8.5(a)(ii) and identifying Damages has been delivered to the Escrow Agent as provided in Section 8.5 below and such amount is determined pursuant to this Article VIII to be payable, in which case Acquiror shall receive shares equal in value to the full amount of Damages; provided, however, that in no event shall Acquiror receive more than the Escrow Shares.

    (b) Notwithstanding Section 8.2, Acquiror may not receive any shares from the Escrow Fund with respect to the indemnification obligations of the stockholders of Target set forth in Section 8.2(a)(ii) unless and until an Officer's Certificate or Certificates (as defined in Section 8.5 below) satisfying the requirements of Section 8.5(a)(i) and (ii) and identifying Damages the aggregate amount of which exceeds $100,000 (which aggregate amount cannot include any individual Damage items of $5,000 or less) has been delivered to the Escrow Agent as provided in Section 8.5 below and such amount is determined pursuant to this Article VIII to be payable, in which case Acquiror shall receive shares equal in value to the full amount of Damages in excess of $100,000; provided, however, that in no event shall Acquiror receive more than the Escrow Shares. In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Acquiror shall be disregarded.

    8.4 ESCROW PERIOD. The Escrow Period shall terminate upon the expiration the earlier to occur of (i) twelve (12) months after the Effective Time or (ii) the issuance of Acquiror's audited financial statements for the year ending December 31, 1997 or December 31, 1998, depending on the Closing Date, which include the results of Target; provided, however, that a portion of the Escrow Shares, which, in the reasonable judgment of Acquiror, subject to the objection of the Stockholders' Agent and the subsequent arbitration of the matter in the manner provided in Section 8.7 hereof, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

    8.5  CLAIMS UPON ESCROW FUND.

    (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Acquiror (an "Officer's Certificate"):

        (i) stating that, with respect to the indemnification obligations of the stockholders of Target set forth in Section 8.2(a)(ii), Damages exist in an aggregate amount greater than $100,000, (which aggregate amount cannot include any individual Damage items of $5,000 or less), and

        (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Article VIII, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, Acquiror Common Stock or other assets held in the Escrow Fund having a value equal to (x) such Damages with respect to the indemnification obligations of the stockholders of Target set forth in Section 8.2(a)(i) and (y) such Damages in excess of $100,000 with respect to the indemnification obligations of the stockholders of Target set forth in Section 8.2(a)(ii).

    (b) For the purpose of compensating Acquiror for its Damages pursuant to this Agreement, the Acquiror Common Stock in the Escrow Fund shall be valued at the Closing Price.

    8.6 OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent (defined in Section 8.8 below) and for a period of forty-five (45) days after such delivery, the Escrow Agent shall make no delivery of Acquiror Common Stock or other property pursuant to Section
8.5 hereof unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the Acquiror Common Stock or other property in the Escrow Fund in accordance with Section 8.5 hereof, provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such forty-five (45) day period.

    8.7  RESOLUTION OF CONFLICTS; ARBITRATION.

    (a) In case the Stockholders' Agent shall so object in writing to any claim or claims by Acquiror made in any Officer's Certificate, Acquiror shall have forty-five (45) days to respond in a written statement to the objection of the Stockholders' Agent. If after such forty-five (45) day period there remains a dispute as to any claims, the Stockholders' Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Acquiror Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

    (b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror and the Stockholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

    (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County or San Mateo County, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 8.7(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Acquiror shall be deemed to be the Non-Prevailing Party unless the arbitrators award Acquiror more than one-half
( 1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Target stockholders for whom shares of Target Common Stock otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

    8.8  STOCKHOLDERS' AGENT.

    (a) Craig Malloy shall be constituted and appointed as agent ("Stockholders' Agent") for and on behalf of the Target stockholders to give and receive notices and communications, to authorize delivery to Acquiror of the Acquiror Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days prior written notice to Acquiror. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Target stockholders.

    (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target stockholders shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

    (c) The Stockholders' Agent shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

    8.9 ACTIONS OF THE STOCKHOLDERS' AGENT. A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all Target stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target stockholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Target stockholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

    8.10 THIRD-PARTY CLAIMS. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the Target stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not affect the settlement of any such claim without the consent of the Stockholders' Agent, which consent shall not be unreasonably withheld. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under Section 8.6 or any other provision of this Article VIII to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    9.1 SURVIVAL AT EFFECTIVE TIME. The representations, warranties and agreements set forth in this Agreement shall survive after the Effective Time and shall terminate at the earlier of (i) twelve (12) months after the Effective Time or (ii) the issuance of Acquiror's audited financial statements for the year ending December 31, 1997 or December 31, 1988, depending on the Closing Date, which include the results of Target (the "Termination Date"), except that the agreements set forth in Article I, Section 5.4 (Confidentiality), 5.7 (Pooling Accounting), 5.8 (Affiliate Agreements), 5.13 (Employee Benefit Plans),
5.16 (Form S-8), 5.17 (Stockholder's Representation Agreement), 5.22 (Reorganization), 5.25 (Reasonable Commercial Efforts and Further Assurances),
7.3 (Expenses and Termination Fees), 7.4 (Amendment), Article VIII and this
Article IX shall survive the Termination Date.

    9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

    (a) if to Acquiror or Merger Sub, to:

        Polycom, Inc.

        2584 Junction Avenue

        San Jose, CA 95134

        Attention: President

        Fax: (408) 526-9100

        Tel: (408) 526-9000

        with a copy to:

        Brobeck, Phleger & Harrison LLP

        Two Embarcadero Place

        2200 Geng Road

        Palo Alto, CA 94303

        Attention: Jeffrey P. Higgins, Esq.

        Fax: (415) 496-2885

        Tel: (415) 424-0160

    (b) if to Target, to:

        ViaVideo Communications, Inc.

        8900 Shoal Creek

        Building 300

        Austin, TX 78757

        Attention: President

        Fax: (512) 342-7179

        Tel: (512) 923-9633

        with a copy to:

        Gunderson Dettmer Stough Villeneuve

          Franklin & Hachigian, LLP

        155 Constitution Drive

        Menlo Park, CA 94025

        Attention: Scott Dettmer, Esq.

        Fax: (415) 321-2400

        Tel: (415) 321-2800

    9.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 11, 1997. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    9.5 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(d) and (h), 1.7-1.9, and 5.13; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

    9.6 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    9.7 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

    9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of California that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

    9.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                TARGET

                                By: /s/ Craig B. Malloy
                                --------------------------------------------

                                ACQUIROR

                                By: /s/ Brian L. Hinman
                                --------------------------------------------

                                MERGER SUB

                                By: /s/ Brian L. Hinman
                                --------------------------------------------

            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                             AMENDMENT NO. 1 TO THE
                      AGREEMENT AND PLAN OF REORGANIZATION

    THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF REORGANIZATION (the "Amendment") is made and is effective as of September 29, 1997, by and among Polycom, Inc., a Delaware corporation ("Polycom"), Venice Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Polycom ("Merger Sub") and ViaVideo Communications, Inc., a Delaware corporation ("ViaVideo").

    WHEREAS, Polycom, Merger Sub and ViaVideo are parties to that certain Agreement and Plan of Reorganization dated as of June 11, 1997 (the "Reorganization Agreement"), pursuant to which Merger Sub will merge with and into ViaVideo, with ViaVideo becoming a wholly-owned subsidiary of Polycom.

    WHEREAS, the parties desire to enter into this Agreement to provide for the amendment and addition of various sections of the Reorganization Agreement pursuant to Section 7.4 of the Reorganization Agreement.

    NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties, intending to be legally bound, hereto hereby agree as follows:

    1. AMENDMENT OF SUBSECTION 1.4(A). Subsection 1.4(a) to the Reorganization Agreement is hereby amended to read in its entirety as follows:

        (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is ViaVideo, Inc."

    2. ADDITION OF SECTION 1.12. Section 1.12 shall be added to the Reorganization Agreement to read in its entirety as follows:

        1.12 EXEMPTION FROM REGISTRATION. The shares of Polycom Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) thereof.

    3. AMENDMENT OF SECTION 2.24. Section 2.24 of the Reorganization Agreement is hereby amended to read in its entirety as follows:

        2.24 PROXY STATEMENT; INFORMATION STATEMENT. The information supplied by ViaVideo for inclusion in the proxy statement to be sent to the stockholders of Polycom (the "Proxy Statement") and for inclusion in the information statement to be sent to the stockholders of ViaVideo (the "Information Statement") in connection with the meeting of Polycom's stockholders to consider the Merger (the "Polycom Stockholders Meeting") and in connection with the meeting of ViaVideo's stockholders to consider the Merger (the "ViaVideo Stockholders Meeting"), respectively, shall not, on the date the Proxy Statement is first mailed to Polycom's stockholders, on the date the Information Statement is first mailed to ViaVideo's stockholders, at the time of the Polycom Stockholders Meeting, the time of the ViaVideo Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Polycom Stockholders Meeting or the ViaVideo Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by ViaVideo which should be set forth in a supplement to the Proxy Statement or Information Statement, ViaVideo will promptly inform Polycom or Merger Sub. Notwithstanding the foregoing, ViaVideo makes no representation, warranty or covenant with respect to any information supplied by Polycom or Merger Sub which is contained in any of the foregoing documents.

    4. AMENDMENT OF SECTION 3.15. Section 3.15 to the Reorganization Agreement is hereby amended to read in its entirety as follows:

        3.15 PROXY STATEMENT; INFORMATION STATEMENT. The information supplied by Polycom or Merger Sub for inclusion in Proxy Statement and for inclusion in the Information Statement in connection with the Polycom Stockholders Meeting and in connection with the ViaVideo Stockholders Meeting, shall not, on the date the Proxy Statement is first mailed to Polycom's stockholders, on the date the Information Statement is first mailed to ViaVideo's stockholders, at the time of the Polycom Stockholders Meeting, the time of the ViaVideo Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Polycom Stockholders Meeting or the ViaVideo Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Polycom or Merger Sub which should be set forth in a supplement to the Proxy Statement or Information Statement, Polycom or Merger Sub will promptly inform ViaVideo. Notwithstanding the foregoing, Polycom and Merger Sub makes no representation, warranty or covenant with respect to any information supplied by ViaVideo which is contained in any of the foregoing documents.

    5. AMENDMENT OF SUBSECTION 4.3(B). Subsection 4.3(b) to the Reorganization Agreement is hereby amended to read in its entirety as follows:

        (b) ISSUANCE OF SECURITIES. Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement, or (ii) the grant of stock options to service providers in the ordinary course of business, provided that the aggregate of (i) and (ii) above shall not exceed 127,000 shares after the date hereof;

    6. AMENDMENT OF SECTION 5.1. Section 5.1 to the Reorganization Agreement is hereby amended to read in its entirety as follows:

        5.1 PROXY STATEMENT; INFORMATION STATEMENT. As promptly as practicable after the execution of this Agreement, Polycom and ViaVideo shall prepare, and Polycom shall file with the SEC, preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Polycom and, as promptly as practicable following receipt of SEC comments thereon, Polycom shall file with the SEC revised proxy materials which comply in form with applicable SEC requirements and shall use all reasonable efforts to cause the Proxy Materials to be approved by the SEC as soon thereafter as practicable; provided, however, that neither Polycom nor ViaVideo shall be obligated to agree to account for the Merger as a "purchase" in order to cause the Proxy Materials to be approved by the SEC. The Proxy Statement shall include the recommendation of the Polycom's Board of Directors in favor of the Merger; provided that such recommendation may not be included, or may be withdrawn if previously included, if Polycom's Board of Directors believes in good faith and, upon written advice of its outside legal counsel, shall determine that to include such recommendation, or not withdraw such recommendation if previously included, would constitute a breach of Polycom's Board of Directors' fiduciary duty under applicable law. Polycom will update and amend the Proxy Materials to the extent necessary prior to the closing.

    7. AMENDMENT OF SECTION 5.2. Section 5.2 to the Reorganization Agreement is hereby amended to read in its entirety as follows:

        5.2.  MEETING OF STOCKHOLDERS.

        (a) ViaVideo shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the ViaVideo Stockholders Meeting within 45 days of the Proxy Statement being approved by the SEC. ViaVideo shall consult with Polycom and use all reasonable efforts to hold the ViaVideo Stockholders Meeting on the same day as the Polycom Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the ViaVideo Stockholders Meeting without the consent of Polycom. Subject to
    Section 5.1, ViaVideo shall use its best efforts to solicit from stockholders of ViaVideo proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

        (b) Polycom shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Polycom Stockholders Meeting within 45 days of the Proxy Statement being approved by the SEC. Polycom shall consult with ViaVideo and use all reasonable efforts to hold the Polycom Stockholders Meeting on the same day as the ViaVideo Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Polycom Stockholders Meeting without the consent of ViaVideo. Subject to
    Section 5.1, Polycom shall use its best efforts to solicit from stockholders of Polycom proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

    8. AMENDMENT OF SECTION 5.22. Section 5.22 to the Reorganization Agreement is hereby amended to read in its entirety as follows:

        5.22 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the certificate of Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; provided, however, that any out-of-pocket expenses incurred by Target (including, without limitation, fees and expenses of one legal counsel to the Target, financial advisors and accountants) in excess of $175,000 (which amount shall be subject to reasonable increases in the event of unexpected and material changes in the scope of work required by such counsel, advisors or accountants, approval of which shall not be unreasonably withheld) in addition to fees and expenses of more than one legal counsel shall remain an obligation of Target's stockholders.

    9. ADDITION OF SECTION 5.27. Section 5.27 shall be added to the Reorganization Agreement to read in its entirety as follows:

        5.27 REGISTRATION RIGHTS. Polycom hereby agrees to grant to the holders of Polycom Common Stock issued pursuant to this Agreement, registration rights as set forth in the Declaration of Registration Rights in the form attached hereto as Exhibit I.

    10. AMENDMENT OF SUBSECTION 6.1(B). Subsection (b) to Section 6.1 to the Reorganization Agreement is hereby amended to read in its entirety as follows:

        (b) PROXY STATEMENT APPROVED. The SEC shall have approved the Proxy Statement. No stop order suspending the Proxy Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC and all request for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties thereto.

    11. AMENDMENT OF SECTION 9.1. Section 9.1 to the Reorganization Agreement is hereby amended to read in its entirety as follows:

        9.1 SURVIVAL AT EFFECTIVE TIME. The representations, warranties and agreements set forth in this Agreement shall survive after the Effective Time and shall terminate at the earlier of (i) twelve (12) months after the Effective Time or (ii) the issuance of Polycom's audited financial statements for the year ending December 31, 1997 or December 31, 1998, depending on the Closing Date, which include the results of ViaVideo (the "Termination Date"), except that the agreements set forth in Article I,
    Section 5.4 (Confidentiality), 5.7 (Pooling Accounting), 5,8 (Affiliate Agreements), 5.13 (Employee Benefit Plans), 5.16 (Form S-8), 5.17 (Stockholder's Representation Agreement), 5.22 (Reorganization), 5.25 (Reasonable Commercial Efforts and Further Assurances), 7.3 (Expenses and Termination Fees), 7.4 (Amendment), Article VIII and this Article IX shall survive the Termination Date.

    12. AMENDMENT OF SECTION 9.2. Section 9.2 to the Reorganization Agreement is hereby amended to read in its entirety as follows:

        9.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

       (a) if to Polycom or Merger Sub, to:
           Polycom, Inc.
           2584 Junction Avenue
           San Jose, CA 95134
           Attention: President
           Tel: (408) 526-9000
           Fax: (408) 526-9100

       with a copy to:
           Gunderson Dettmer Stough Villeneuve
           Franklin & Hachigian, LLP
           155 Constitution Drive
           Menlo Park, CA 94025
           Attention: Jeffrey P. Higgins
           Tel: (650) 321-2400
           Fax: (650) 321-2800

       (b) if to ViaVideo, to:
           ViaVideo Communications, Inc.
           8900 Shoal Creek
           Building 300
           Austin, TX 78757
           Attention: President
           Tel: (512) 923-9633
           Fax: (512) 342-7179
       with a copy to:

       Brobeck, Phleger & Harrison LLP
           301 Congress Avenue
           12th Floor
           Austin, TX 78701
           Attention: Carmelo M. Gordian
           Tel: (512) 477-5495
           Fax: (512) 477-5813

    13. EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

    14. GOVERNING LAW. This Amendment shall be governed and construed by and construed in accordance with the laws of the State of California.

    15. HEADINGS. Section headings in this Amendment are included herein for the convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

    16. REORGANIZATION AGREEMENT. Except as expressly amended herein, the Reorganization Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                POLYCOM, INC.

                                By:             /s/ BRIAN L. HINMAN
                                     -----------------------------------------
                                                  Brian L. Hinman
                                              CHIEF EXECUTIVE OFFICER

                                VENICE ACQUISITION CORPORATION

                                By:             /s/ BRIAN L. HINMAN
                                     -----------------------------------------
                                                  Brian L. Hinman
                                                     PRESIDENT

                                VIAVIDEO COMMUNICATIONS, INC.

                                By:             /s/ CRAIG B. MALLOY
                                     -----------------------------------------
                                                  Craig B. Malloy
                                                     PRESIDENT

                      [SIGNATURE PAGE TO AMENDMENT NO. 1]

                             CERTIFICATE OF MERGER
                                    MERGING

                                   MERGER SUB
                                 WITH AND INTO
                                     TARGET

                            ------------------------

           Pursuant to Section 251 of the General Corporation Law of
                             the State of Delaware

                            ------------------------

    Merger Sub, a Delaware corporation ("Merger Sub"), and Target, a Delaware corporation ("Target"), DO HEREBY CERTIFY AS FOLLOWS:

    FIRST: That Merger Sub was incorporated on June   , 1997 pursuant to the
Delaware General Corporation Law (the "Delaware Law"), and that Target was
incorporated on                  , pursuant to the Delaware Law.

    SECOND: That an Agreement and Plan of Reorganization (the "Reorganization
Agreement"), dated as of June   , 1997, among Acquiror, a Delaware corporation,
Merger Sub and Target, setting forth the terms and conditions of the merger of Merger Sub with and into Target (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware Law.

    THIRD: That the name of the surviving corporation (the "Surviving Corporation") shall be Target.

    FOURTH: That pursuant to the Reorganization Agreement, the Restated Certificate of Incorporation of the Surviving Corporation is amended to read in its entirety as set forth in EXHIBIT A hereto.

    FIFTH: That an executed copy of the Reorganization Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

                Target

                ___________________________

                ___________________________

    SIXTH: That a copy of the Reorganization Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

    SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

    IN WITNESS WHEREOF, each of Merger Sub and Target has caused this
Certificate of Merger to be executed in its corporate name this     day of
         , 1997.

                                MERGER SUB

                                By:
                                     -----------------------------------------
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

ATTEST:

------------------------------
SECRETARY

                                TARGET

                                By:
                                     -----------------------------------------
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

ATTEST:

------------------------------
SECRETARY

                   [SIGNATURE PAGE TO CERTIFICATE OF MERGER]

                                                                      APPENDIX B

                                   MONTGOMERY

                                 June 11, 1997

Board of Directors
Polycom, Inc.
2548 Junction Avenue
San Jose, California 95134

Gentlemen:

    We understand that Polycom, Inc., a Delaware corporation ("Buyer"), a wholly-owned subsidiary of Buyer ("Merger Sub") and ViaVideo Communications, Inc., a Delaware corporation ("Seller"), propose to enter into an Agreement and Plan of Reorganization, to be dated as of June 11, 1997, a draft of which has been provided to us by management of Buyer (the "Reorganization Agreement"), pursuant to which Merger Sub will be merged with and into Seller, with Seller as the surviving entity (the "Merger").

    Pursuant to the Merger, as more fully described in the Reorganization Agreement and as further described to us by management of Buyer, we understand that all of the outstanding common stock of Seller ("Seller Common Stock") (assuming conversion of all outstanding preferred stock of Seller into Seller Common Stock) and all options to purchase shares of Seller Common Stock (including all outstanding options and all options permitted to be granted pursuant to the Reorganization Agreement) will be convertible into and exchangeable for, respectively, the right to receive or an option to purchase, in the aggregate, up to 9,760,300 shares of the common stock, $0.0005 par value, of Buyer ("Buyer Common Stock"), subject to certain adjustments (the "Consideration"), provided, that if the average closing price per share of Buyer Common Stock as quoted on the Nasdaq National Market System for the ten trading days immediately preceding (and including) the second day prior to the effective time of the Merger (the "Closing Price") is greater than $9.00, then the number of shares of Buyer Common Stock to be issued in connection with the Merger as described above will be adjusted so that the aggregate Closing Price will be $87,842,700. The terms and conditions of the Merger are set forth in more detail in the Reorganization Agreement.

    You have asked for our opinion as investment bankers as to whether the Consideration to be paid by Buyer pursuant to the Merger is fair to Buyer from a financial point of view, as of the date hereof. As you are aware, we were not retained to nor did we advise Buyer with respect to alternatives to the Merger or Buyer's underlying decision to proceed with or effect the Merger.

    In connection with our opinion, we have, among other things: (i) reviewed publicly available financial and other data with respect to Buyer, including the consolidated financial statements of Buyer for recent years and interim periods to March 31, 1997, and certain other relevant financial and operating data relating to Seller and Buyer, including financial statements of Seller for the period January 1 through March 31, 1997, made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed the financial terms and conditions of the June 10, 1997 draft of the Reorganization Agreement, provided to us by management of Buyer; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Buyer Common Stock; (iv) compared Seller from a financial point of view with certain other companies in the teleconferencing and related telecommunications equipment industry which we deemed to be relevant; (v) considered the financial terms, to the extent

Board of Directors
Polycom, Inc.
June 11, 1997
Page 2

publicly available, of selected recent business combinations of companies in the networking and communications industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller, furnished to us by them, including financial forecasts and related assumptions of Seller furnished to us by management of Seller (the "Seller Forecasts") and adjustments to such forecasts furnished to us by management of Buyer (the "Adjusted Seller Forecasts"); (vii) reviewed and discussed with representatives of the management of Buyer certain information of a business and financial nature regarding Buyer, including financial forecasts and related assumptions of Buyer furnished to us by management of Buyer (the "Buyer Forecasts") or obtained by us from a Montgomery Securities research report (the forecasts obtained from such research report, together with the Seller Forecasts, the Adjusted Seller Forecasts and the Buyer Forecasts, the "Forecasts"); (viii) made inquiries regarding and discussed the Merger and the Reorganization Agreement and other matters related thereto with Buyer's counsel; and (ix) performed such other analyses and examinations as we have deemed appropriate.

    In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the Forecasts, upon the advice of management of Buyer and with your consent we have assumed for purposes of our opinion that the Forecasts (including assumptions in the Seller Forecasts and in the Adjusted Seller Forecasts regarding product commercialization and shipment) have been reasonably prepared and that they provide a reasonable basis upon which we can form our opinion and that, in the case of the Seller Forecasts and the Buyer Forecasts, they have been prepared on bases reflecting the best available estimates and judgments of Seller's and Buyer's respective managements at the time of preparation as to the future financial performance of Seller and Buyer, respectively, and in the case of the Adjusted Seller Forecasts, they have been prepared on bases reflecting the best available estimates and judgments of Buyer's management at the time of preparation as to the future financial performance of Seller. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accounts to Buyer as to all legal and financial reporting matters with respect to Buyer, the Merger and the Reorganization Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a pooling-of-interests under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions, including the price per share of Buyer Common Stock, as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

    We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Reorganization Agreement, without any further amendments thereto, and without waiver by Buyer of any of the conditions to its obligations thereunder.

    In the ordinary course of our business, we actively trade the equity securities of Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position

Board of Directors
Polycom, Inc.
June 11, 1997
Page 3

in such securities. We have also acted as an underwriter in connection with the initial public offering of Buyer, and have performed various investment banking services for Buyer.

    Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be paid by Buyer pursuant to the Merger is fair to Buyer from a financial point of view, as of the date hereof.

    This opinion is directed to the Board of Directors of Buyer in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to be paid by Buyer and does not address the relative merits of the Merger and any alternatives to the Merger, Buyer's underlying decision to proceed with or affect the Merger or any other aspect of the Merger. This opinion may not be used or referred to by Buyer, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                              [/S/ MONTGOMERY SECURITIES]

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 10, 1997

                                 POLYCOM, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P

                The undersigned, having received the Notice of Special Meeting
of Stockholders and the Proxy Statement, hereby             appoint(s) Brian L.
Hinman and Michael R. Kourey, and each of them, Proxies of the undersigned (with full power of
R
            substitution) to attend the Special Meeting of Stockholders of
Polycom, Inc. ("Polycom") to be held on December 10, 1997             at 10:00
a.m., local time, at the offices of Polycom, 2584 Junction Avenue, San Jose,
California 95134, and all postpone            ments and adjournments thereof
(the "Meeting"), and there to vote all shares of Common Stock of Polycom that
the             undersigned would be entitled to vote, if personally present, in regard to all matters which may come before the Meeting.
O
                The undersigned hereby confer(s) the Proxies, and each of them,
discretionary authority to consider and act upon such             business,
matters or proposals other than the business set forth below as may properly come before the Meeting. The Proxy
X
            when properly executed will be voted in the manner specified herein.
If no specification is made, the Proxies intend to vote             FOR the
proposal.
Y
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                                     SEE REVERSE
                                                                        SIDE

/X/ Please mark
votes as in
  this example.

The Board of Directors recommends a vote FOR the proposal.

1. Adoption and approval of the Agreement and Plan of Reorganization dated as of June 11, 1997, as amended, among Polycom, ViaVideo, Inc., and Venice Acquisition Corporation.

               / /  FOR           / /  AGAINST           / /  ABSTAIN

2. Approval to adjourn the meeting in the event that the Board of Directors wishes to continue to solicit votes to approve the transaction. The subsequent meeting must be held prior to March 31, 1998.

               / /  FOR           / /  AGAINST           / /  ABSTAIN

                                             MARK HERE IF YOU PLAN TO ATTEND THE
                                                                     MEETING / /

                                        MARK HERE FOR ADDRESS CHANGE AND NOTE AT
                                                                        LEFT / /

                                         (This Proxy should be dated, signed by
                                         the stockholder(s) exactly as his or
                                         her name(s) appears hereon, and
                                         returned promptly in the enclosed
                                         envelope. Persons signing in a
                                         fiduciary capacity should so indicate.)
Signature: ______ Date _______________     Signature: _____ Date _______________